UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

STEINER LEISURE LIMITED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14(a)-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies: Common Shares, $0.01 par value per share
2)

Aggregate number of securities to which transaction applies:

12,830,601 Common Shares, 54,526 Common Shares underlying outstanding share options with an exercise price of less than $65.00 per share, 274,503 shares of time-based restricted share units and 173,371 shares of performance-based restricted share units (assuming unvested performance-based restricted share units based on 2015 performance will be settled for the total number of Common Shares subject to such performance-based restricted share units at the maximum level for 2015).

3)

Per unit price or other underlying value of transaction computed under Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c), the filing fee of $87,051.88 was determined by multiplying 0.0001007 by the aggregate merger consideration of $864,467,620. The aggregate merger consideration was calculated as the sum of (a) 12,830,601 Common Shares multiplied by the merger consideration of $65.00 per share, (b) 54,526 Common Shares underlying outstanding share options with an exercise price of less than $65.00 per share multiplied by the difference between $65.00 and the weighted average exercise price of $39.93 per share of such options, (c) 274,503 shares of time-based restricted share units multiplied by the merger consideration of $65.00 per share and (d) 173,371 shares of performance-based restricted share units multiplied by the merger consideration of $65.00 per share (assuming the level of achievement of any applicable performance goals or targets with respect to performance-based restricted share units whose vesting is contingent on the achievement of performance goals or targets are deemed to have been achieved at the maximum level).

	4)	Proposed maximum aggregate value of transaction: $864,467,620
	5)	Total Fee Paid: $87,051.88

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

[●], 2015

To our Shareholders:

You are cordially invited to attend a special meeting of shareholders (the “Special Meeting”) of Steiner Leisure Limited (the “Company”), which will be held at the offices of Steiner Management Services, LLC, 770 South Dixie Highway, Coral Gables, Florida 33146 on [●], 2015, beginning at [●] a.m. (Eastern Time).

On August 20, 2015, the Company entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Nemo Parent, Inc. (“Parent”) and Nemo Merger Sub, Inc. (“Merger Sub”), each a corporation formed by investment funds managed by Catterton Management Company, L.L.C. If the transactions contemplated by the Merger Agreement are completed, you will be entitled to receive $65.00 in cash, without interest and subject to any withholding of taxes required by applicable law, for each common share, par value $0.01 per share (the “Common Shares”), of the Company you own (unless you have properly exercised your appraisal rights with respect to such shares).

Under the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) with the Company surviving as a direct subsidiary of Parent. At the special meeting you will be asked to consider and vote on the following proposals:

1. to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein;

2. to approve, on an advisory (non-binding) basis, compensation that will or may become payable to our named executive officers in connection with the Merger; and

3. to approve the adjournment of the Special Meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the Special Meeting, or any adjournment thereof, to approve the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein.

The board of the Company (the “Board”) formed a special committee (the “Special Committee”) consisting of four (4) independent and disinterested directors of the Company to consider potential strategic alternatives, including any transaction proposed by affiliates of Catterton Management Company, L.L.C. After careful consideration, and after evaluating the Merger and the Merger Agreement with the Special Committee’s legal and financial advisors, the Special Committee unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into the Merger Agreement with Parent and Merger Sub, and (ii) recommended that the Board (a) approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger and (b) recommend the authorization, adoption and approval of the Merger Agreement and the form of the articles of merger contained therein by the shareholders of the Company.

After careful consideration and acting upon the recommendation of the Special Committee, the Board unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into the Merger Agreement with Parent and Merger Sub, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend the authorization, adoption and approval of the Merger Agreement and the form of the articles of merger contained therein by the shareholders of the Company.

Accordingly, the Board unanimously recommends that shareholders vote “FOR” the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein, “FOR” the advisory (non-binding) proposal to approve compensation that will or may become payable to our named executive officers in connection with the Merger and “FOR” the proposal to adjourn the special meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the special meeting, or any adjournment thereof, to approve the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein.

The enclosed proxy statement describes the Merger, the Merger Agreement and related agreements, and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission. We urge you to, and you should, read the entire proxy statement carefully, including the annexes and the documents incorporated by reference therein, as it sets forth the details of the Merger Agreement and other important information related to the Merger.

Your vote is very important. The Merger cannot be completed unless holders of a majority of the outstanding Common Shares vote in favor of the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein. If you fail to vote in favor of the authorization, approval and adoption of the Merger Agreement and the form of the articles of merger contained therein, the effect will be the same as a vote “AGAINST” the authorization, approval and adoption of the Merger Agreement and the form of the articles of merger contained therein.

It is important that your shares be represented and voted at the special meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope to ensure your shares will be represented. If you do attend the special meeting, you may, of course, withdraw your proxy should you wish to vote in person. Also, registered and most beneficial shareholders may vote by telephone or through the internet. Instructions for using these convenient services are explained on the enclosed proxy card. Your vote is very important. I urge you to vote your proxy as soon as possible.

If you have any questions or need assistance in voting your shares, or if you need to obtain copies of the accompanying proxy statement, proxy cards, election forms or other documents incorporated by reference in the proxy statement, please contact our proxy solicitor, D.F. King & Co., Inc., toll-free at (877) 536-1564 or collect at (212) 269-5550.

Thank you for your continued support.

Very truly yours,

Leonard I. Fluxman

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The attached proxy statement is dated [●], 2015, and is first being mailed to shareholders of the Company on or about [●], 2015.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

770 South Dixie Highway

Coral Gables, Florida 33146

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Steiner Leisure Limited:

NOTICE IS HEREBY GIVEN that a special meeting of the Shareholders (the “Special Meeting”) of Steiner Leisure Limited (“we,” “our” or “us”) will be held at the offices of Steiner Management Services, LLC, 770 South Dixie Highway, Coral Gables, Florida 33146 on [●], 2015, beginning at [●], Eastern Time, to consider and vote on the following proposals:

1.	to authorize, approve and adopt the Agreement and Plan of Merger, dated as of August 20, 2015 (as it may be amended from time to time, the “Merger Agreement”), by and among Steiner Leisure Limited, Nemo Parent, Inc. and Nemo Merger Sub, Inc. and the form of the articles of merger contained therein;

2.	to approve, on an advisory (non-binding) basis, compensation that will or may become payable to our named executive officers in connection with the merger contemplated by the Merger Agreement (the “Merger”); and

3.	to approve the proposal to adjourn the Special Meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the Special Meeting, or any adjournment thereof, to approve the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein.

The holders of record of our common shares, $0.01 par value per share (the “Common Shares”), at the close of business on [●], 2015, the record date for the Special Meeting (the “Record Date”), are entitled to notice of and to vote at the Special Meeting or at any adjournment or postponement thereof. All shareholders are cordially invited to attend the Special Meeting in person.

After careful consideration and acting upon the recommendation of the Special Committee, the Board of Directors unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into the Merger Agreement with Nemo Parent, Inc. and Nemo Merger Sub, Inc., (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend authorization, adoption and approval of the Merger Agreement and the form of the articles of merger contained therein by our shareholders.

The Board of Directors unanimously recommends that shareholders vote “FOR” the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein, “FOR” the advisory (non-binding) proposal to approve compensation that will or may become payable to our named executive officers in connection with the Merger and “FOR” the proposal to adjourn the Special Meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the Special Meeting, or any adjournment thereof, to approve the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein.

Your vote is important, regardless of the number of Common Shares you own. The authorization, approval and adoption of the Merger Agreement and the form of the articles of merger contained therein and the transactions contemplated by the Merger Agreement, including the Merger, requires the affirmative vote of holders of a majority of the outstanding Common Shares and is a condition to the consummation of the Merger. The advisory (non-binding) proposal to approve compensation that will or may become payable to our named executive officers in connection with the Merger, as well as the proposal to adjourn the Special Meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the Special Meeting, or any adjournment thereof, to approve the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein and thereby approve the transactions contemplated by the Merger Agreement, including the Merger, each requires the affirmative vote of holders of a majority of the Common Shares present in person or represented by proxy and entitled to vote on such proposal at the Special Meeting. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card or vote your Common Shares by telephone or the Internet to ensure that your Common Shares will be represented at the Special Meeting if you are unable to attend. A failure to vote your Common Shares or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of (i) the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein and thereby approve the transactions contemplated by the Merger Agreement, including the Merger, (ii) the advisory (non-binding) proposal to approve compensation that will or may become payable to our named executive officers in connection with the Merger, and (iii) the proposal to adjourn the Special Meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the Special Meeting, or any adjournment thereof, to approve the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein. If you fail to attend the Special Meeting in person or submit your proxy, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the proposal to authorize, approve and adopt of the Merger Agreement and the form of the articles of merger contained therein, but this will not affect the advisory (non-binding) vote to approve compensation that will or may become payable to our named executive officers in connection with the Merger or the vote regarding the adjournment of the Special Meeting, if necessary or appropriate to, among other things, solicit additional proxies.

You may revoke your proxy at any time before the vote on the authorization, approval and adoption of the Merger Agreement and the form of the articles of merger contained therein, at the Special Meeting by following the procedures described in the accompanying proxy statement.

By order of the Board of Directors,

Robert C. Boehm

Secretary

Dated [●], 2015

i

SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement, and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents incorporated by reference herein. The items in this summary include page references directing you to a more complete description of that topic in this proxy statement.

Unless stated otherwise or the context otherwise requires, in this proxy statement all references to:

•	the “Company,” “we,” “our,” or “us” refer to Steiner Leisure Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas;

•	the “Merger Agreement” refers to the Agreement and Plan of Merger, dated as of August 20, 2015, as it may be amended from time to time, by and among the Company, Nemo Parent, Inc. and Nemo Merger Sub, Inc., a copy of which is included as Annex A to this proxy statement; and

•	the “Merger” refers to the Merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”).

The Parties to the Merger Agreement (Page 20)

Steiner Leisure Limited

We are a global provider and innovator in the fields of beauty, wellness and education. The Company was incorporated in The Bahamas as a Bahamian international business company in 1995. Additional information about us is contained in our public filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference herein. See “The Parties to the Merger Agreement—Steiner Leisure Limited” and “Where You Can Find Additional Information.”

Our Common Shares are currently traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “STNR.”

Nemo Parent, Inc. and Nemo Merger Sub, Inc.

Nemo Parent, Inc. (“Parent”) is an international business company incorporated under the laws of the Commonwealth of The Bahamas formed by investment funds managed by Catterton Management Company, L.L.C. (“Catterton”), Nemo Merger Sub, Inc. (“Merger Sub”) is an international business company incorporated under the laws of the Commonwealth of The Bahamas and a wholly-owned subsidiary of Parent. Both Parent and Merger Sub were formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Neither Parent nor Merger Sub has engaged in any business except for activities incidental to their formation and as contemplated by the Merger Agreement. See “The Parties to the Merger Agreement—Nemo Parent, Inc. and Nemo Merger Sub, Inc.”

The Special Meeting (Page 21)

The Special Meeting will be held at the offices of Steiner Management Services, LLC, 770 South Dixie Highway, Coral Gables, Florida 33146, on [●], 2015, beginning at [●], Eastern Time.

Proposals to be Voted on at the Special Meeting (Page 21)

At the Special Meeting, you will be asked to consider and vote upon the following proposals:

•	to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein;

•	to approve, on an advisory (non-binding) basis, compensation that will or may become payable to our named executive officers in connection with the Merger; and

•	to approve the proposal to adjourn the Special Meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the Special Meeting, or any adjournment thereof, to approve the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein.

The Merger (Page 26 and Annex A)

The Merger Agreement provides that at the effective time of the Merger, Merger Sub will be merged with and into the Company, with the Company as the Surviving Corporation. At the effective time of the Merger, each outstanding common share, $0.01 par value per share (“Common Shares”), other than shares owned by the Company, Parent, or Merger Sub or any of their respective subsidiaries and dissenting shares for which the shareholder has properly exercised appraisal rights will be converted into the right to receive $65.00 in cash (the “Merger Consideration”), without interest and subject to any withholding of taxes required by applicable law, and each common share of Merger Sub will be converted into one common share of the Surviving Corporation. As a result, following the Merger we will be a privately-held company, wholly owned by Parent, and our Common Shares will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The terms and conditions of the Merger are contained in the Merger Agreement, and any discussion of the Merger and the Merger Agreement are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated herein by reference. The Merger Agreement should be read in its entirety as it is the legal document that governs the Merger.

Record Date and Quorum (Page 22)

You are entitled to receive notice of, and to vote at, the Special Meeting if you owned Common Shares as of the close of business on [●], 2015 (the “Record Date” for determining those shareholders entitled to notice of and to vote at the Special Meeting). You will have one vote for each Common Share that you owned on the Record Date. As of the close of business on the Record Date, there were [●] Common Shares outstanding.

The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the Common Shares outstanding as of the close of business on the Record Date will constitute a quorum. Under our Amended and Restated Articles of Association, in the absence of a quorum at the Special Meeting, the Special Meeting will be adjourned to the next business day at the same time and place or to such other day, time and place as the Board of Directors (the “Board”) may determine.

Required Vote (Page 22)

In accordance with our Amended and Restated Articles of Association, shareholders holding at least a majority of the Common Shares outstanding at the close of business on the Record Date must vote “FOR” the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein. In addition, under the Merger Agreement, the receipt of this vote is a condition to the consummation of the Merger. A failure to vote your Common Shares or an abstention from voting your Common Shares will have the same effect as a vote “AGAINST” the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein.

The proposal to approve, on an advisory (non-binding) basis, compensation that will or may become payable to our named executive officers in connection with the Merger, as well as the proposal to approve the proposal to adjourn the Special Meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the Special Meeting, or any adjournment thereof, to approve the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein, each requires the affirmative vote of holders of a majority of the Common Shares present in person or represented by proxy and entitled to vote on such proposal at the Special Meeting.

Conditions to the Completion of the Merger (Page 81)

The obligations of us, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) of each of the following conditions:

•	the Merger Agreement shall have been duly authorized, adopted and approved by the affirmative vote or consent of the majority of the outstanding Common Shares entitled to vote thereon in accordance with the laws of the Commonwealth of The Bahamas;

•	any applicable waiting period (and any extension thereof) under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) relating to the Merger will have expired or been terminated, which was satisfied by the Federal Trade Commission’s (the “FTC”) grant of early termination of the HSR Act waiting period on September 14, 2015; and

•	no governmental entity having jurisdiction over any party to the Merger Agreement shall have enacted, issued, promulgated, enforced or entered any laws or orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by the Merger Agreement.

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the effective time of the Merger of each of the following conditions:

•	our representations and warranties in the Merger Agreement are true and correct when made and as of immediately prior to the effective time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct has not had or would not reasonably be expected to have a Company Material Adverse Effect, or in some cases, are true and correct in all material respects or all respects (other than in the case of de minimis inaccuracies with respect to equity awards and voting debt of the Company) when made and as of immediately prior to the effective time, as if made at and as of such time;

•	we will have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by us under the Merger Agreement at or prior to the effective time;

•	since August 20, 2015, there shall not have been any Company Material Adverse Effect;

•	we shall have delivered to Parent a certificate signed by our chief executive officer or chief financial officer certifying that the above conditions have been satisfied; and

•	we will have obtained from the United States Department of Education (“DOE”) a written notice with respect to each postsecondary educational institution operated by the Company or any of our subsidiaries that has been issued an Office of Postsecondary Education Identification Number by the DOE (each a “School”) following the DOE’s review of the pre-acquisition review applications filed with respect to each School, provided that the DOE has not identified in such written notice any deficiencies with a School precluding the DOE from issuing to such School a Temporary Provisional Program Participation Agreement following the closing of the Merger (the “Closing”) or a Provisional Program Participation Agreement following the DOE’s post-closing review of the change in ownership of such School.

Our obligation to consummate the Merger is also subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the effective time of the Merger of each of the following conditions:

•	all of Parent’s and Merger Sub’s representations and warranties in the Merger Agreement are true and correct when made and as of immediately prior to the effective time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by the Merger Agreement;

•	Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed by or complied with by it under the Merger Agreement on or prior to the effective time; and

•	Parent will have delivered to us a certificate signed by an executive officer of Parent certifying that the above conditions have been satisfied.

Neither we nor Parent may rely on the failure of any condition set forth above to be satisfied to excuse such party’s obligation to effect the Merger if such failure was caused primarily by such party’s failure to comply with its obligations set forth in the Merger Agreement to consummate and make effective the transactions provided for therein.

When the Merger Becomes Effective (Page 66)

We anticipate completing the Merger in the fourth quarter of 2015 or early in 2016, subject to the authorization, approval and adoption of the Merger Agreement and the form of the articles of merger contained therein by our shareholders as specified herein and the satisfaction of the other closing conditions. While not a condition to the Closing, the Closing may not occur prior to January 29, 2016, unless certain education-related consents have been obtained.

Recommendation of the Company’s Special Committee and Board of Directors (Pages 21 and 38)

After careful consideration and acting upon the recommendation of a committee of the Board composed of four independent and disinterested directors of the Company (the “Special Committee”), the Board unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into the Merger Agreement with Parent and Merger Sub, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend authorization, adoption and approval of the Merger Agreement and the form of the articles of merger contained therein by our shareholders. The Board unanimously recommends that shareholders vote “FOR” the authorization, approval and adoption of the Merger Agreement and the form of the articles of merger contained therein and the transactions contemplated by the Merger Agreement, including the Merger, “FOR” the proposal to approve, on an advisory (non-binding) basis, compensation that will or may become payable to our named executive officers in connection with the Merger and “FOR” the proposal to approve the proposal to adjourn the Special Meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the Special Meeting, or any adjournment thereof, to approve the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein.

For a description of the reasons considered by our directors in deciding to recommend authorization, approval and adoption of the Merger Agreement and the form of the articles of merger contained therein and the transactions contemplated by the Merger Agreement, including the Merger, by our shareholders, see “The Merger (Proposal 1)—Reasons for the Merger.”

Opinion of the Special Committee’s Financial Advisor (Page 43 and Annex B)

In connection with the Merger, on August 20, 2015, at meetings of the Special Committee and the Board, the Special Committee’s financial advisor, Jefferies LLC (“Jefferies”), rendered an oral opinion, confirmed by delivery of a written opinion dated August 20, 2015, to the Special Committee and the Board to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger Consideration to be received by holders of Common Shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Jefferies’ opinion, which is attached as Annex B to this proxy statement and is incorporated herein by reference, describes the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies. Jefferies’ opinion was provided for the use and benefit of the Special Committee and the Board (in their capacities as such) in their evaluation of the Merger Consideration from a financial point of view and did not address any other aspect of the Merger or any other matter. The opinion did not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the Merger. Jefferies’ opinion does not constitute a recommendation as to how any shareholder should vote or act in connection with the Merger or any other matter. The summary of Jefferies’ opinion set forth below is qualified in its entirety by reference to the full text of Jefferies’ opinion.

Treatment of Our Equity-Based Awards (Page 56)

Share Options

At the effective time of the Merger, each share option to purchase Common Shares that is outstanding immediately prior to the effective time, whether or not vested, will vest and be canceled in exchange for the right to receive an amount in cash equal to the product of (i) the total number of Common Shares subject to the share option as of the effective time of the Merger and (ii) the amount by which the Merger Consideration exceeds the exercise price per share of the Common Shares underlying the share option.

Time-Based Vesting Restricted Share Units

At the effective time of the Merger, each time-based vesting restricted share unit award that is outstanding prior to the effective time, which we refer to as a “Company RSU,” will vest and be canceled in exchange for the right to receive an amount in cash determined by multiplying (i) the Merger Consideration by (ii) the total number of Common Shares subject to such Company RSU as of the effective time of the Merger.

Performance-Based Vesting Restricted Share Units

At the effective time of the Merger, each performance-based vesting restricted share unit award that is outstanding immediately prior to the effective time, which we refer to as a “Company PSU,” will be canceled and the holder will be entitled to receive an amount in cash equal to the amount determined by multiplying (i) the Merger Consideration and (ii) the total number of Common Shares subject to any such Company PSU (assuming the level of achievement of any applicable performance goals or targets with respect to such Company PSU whose vesting is contingent on the achievement of performance goals or targets are deemed to have been achieved at the lesser of 150% of the target level and the maximum level (such amount, the “Deemed Performance Level”); provided that to the extent any award of unvested Company PSUs become vested prior to the effective time at a level that is less than the Deemed Performance Level, immediately prior to the effective time the relevant participant will be entitled to receive a number of Common Shares equal to (x) the number of Company PSUs that would have vested at the applicable Deemed Performance Level minus (y) the number of Common Shares that vested in respect of the applicable Company PSUs).

Interests of the Company’s Directors and Executive Officers in the Merger (Page 56)

In considering the recommendation of the Board with respect to the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein, you should be aware that some of our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. Interests of our executive officers and directors that may be different from or in addition to the interests of our shareholders include, among others:

•	vesting of certain equity and equity-based awards will be accelerated and such awards will be canceled and settled in exchange for cash. The aggregate value of the equity and equity-based awards held by our executive officers and directors which will become vested at the effective time of the Merger is estimated to be $23,791,170;

•	separation payments and other benefits may become payable under certain compensation agreements in the event of terminations of employment under certain conditions following the consummation of the Merger. If each such executive officer and director experiences a termination of employment under certain specified circumstances during the applicable time period following the effective time of the Merger, the aggregate value of cash severance and other benefits to be received by the executive officers and directors is estimated to be $17,654,453; and

•	executive officers and directors may be entitled to continued indemnification and insurance coverage following consummation of the Merger under our organizational documents and the Merger Agreement.

If the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein is approved and adopted by our shareholders, the Common Shares held by our directors and executive officers will be treated in the same manner as outstanding Common Shares held by all other shareholders of the Company entitled to receive the Merger Consideration.

These interests are discussed in more detail in the section entitled “The Merger (Proposal 1)—Interests of Our Directors and Executive Officers in the Merger.” The Board and Special Committee were aware of the different or additional interests set forth herein and considered such interests along with other matters in approving the Merger Agreement and the transactions contemplated thereby, including the Merger.

Financing (Page 53)

Parent estimates that the total amount of funds required to consummate the Merger and related transactions and pay related fees and expenses will be approximately $992.5 million. Parent expects this amount to be funded through a combination of the following:

•	a senior secured Term Loan Facility in an aggregate principal amount of $600 million. Parent has received a firm commitment from GSO Capital Partners LP to provide the Debt Financing;

•	a cash equity investment of up to $336 million by Catterton Partners VII, L.P., Catterton Partners VII Offshore, L.P. and Catterton Partners VII Special Purpose, L.P. (the “Catterton Funds”), and other parties to which the Catterton Funds will assign a portion of their commitments to make such investment; and

•	the Company’s available cash on hand at Closing.

The consummation of the Merger is not subject to a financing condition (although the funding of the debt and cash Equity Financing is subject to the satisfaction of the conditions set forth in the Commitment Letters under which the financing will be provided). We believe the amounts committed under the financing commitments will be sufficient to complete the Merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the financing commitments fails to fund the committed amounts in breach of such financing commitments or if the conditions to such commitments are not met. Although obtaining the proceeds of any financing, including the financing under the financing commitments, is not a condition to the completion of the Merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the Merger to be completed. In that case, Parent may be obligated to pay the Company a fee of $55 million (the “Reverse Termination Fee”), as described under “The Merger Agreement—Termination Fees; Reverse Termination Fee Payable by Parent.”

Limited Guarantee (Page 55)

Concurrently with the execution of the Merger Agreement, Catterton Partners VII, L.P. (the “Guarantor”) executed and delivered a limited guarantee in favor of the Company (the “Limited Guarantee”), pursuant to which the Guarantor has irrevocably, absolutely and unconditionally guaranteed the payment obligations of Parent and Merger Sub with respect to certain fees (each as described in more detail under “The Merger Agreement—Termination Fees; Reverse Termination Fee Payable by Parent”), if and when due pursuant to the Merger Agreement, subject to a cap equal to, in the aggregate, $60 million.

The Limited Guarantee will terminate upon the earliest to occur of:

•	the effective time;

•	the date that is 120 days following the date upon which the Merger Agreement is terminated, unless the Company shall have made a claim on or before such date for any liability guaranteed thereunder against Parent, Merger Sub or the Guarantor, in which case the Limited Guarantee will terminate on the date that such claim is finally settled or otherwise resolved either in a final non-appealable judicial determination or by agreement of the Company and the Guarantor (or its permitted assignee thereunder) and the obligations, if any, are satisfied in full;

•	the termination of the Merger Agreement under certain circumstances and the obligations, if any, are satisfied in full; and

•	the time at which obligations equal to $60 million have been paid under the Limited Guarantee.

Material U.S. Federal Income Tax Consequences of the Merger (Page 63)

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 63) in exchange for such U.S. Holder’s Common Shares in the Merger generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the cash such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the Common Shares surrendered in the Merger. Shareholders (including Non-U.S. Holders (as defined under “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 63)) should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any U.S. state or local or non-U.S. taxing jurisdiction. A more complete description of the material U.S. federal income tax consequences of the Merger is provided under “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 63.

Regulatory Approvals (Page 65)

HSR Act and U.S. Antitrust Matters.

Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and the FTC and all statutory waiting period requirements have been satisfied or early termination has been granted by the applicable agencies. On September 2, 2015, we and Parent each filed our respective Notification and Report Forms with the Antitrust Division and the FTC. The FTC granted early termination of the HSR Act waiting period on September 14, 2015.

Solicitations of Other Offers (Page 74)

Go-Shop Period

From the date of the Merger Agreement until 11:59 p.m. (Eastern Time) on October 6, 2015, which period we refer to as the “Go-Shop Period,” we (acting under the direction of the Special Committee) and our respective directors, officers, employees, advisors and investment bankers (collectively “Representatives”) had the right to:

•	solicit, initiate, facilitate and encourage Takeover Proposals, including by way of providing access to non-public information subject to an Acceptable Confidentiality Agreement (as defined in “The Merger Agreement—Takeover Proposals; Go-Shop Period”); and

•	enter into and maintain discussions or negotiations with respect to Takeover Proposals or any other proposals that could reasonably be expected to lead to a Takeover Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such requests, proposals, discussions or negotiations.

Within forty-eight (48) hours after the expiration of the Go-Shop Period, we were required to provide Parent with the identity of each “Excluded Party” (as defined in “The Merger Agreement—Takeover Proposals; Go-Shop Period”), if any, and provide Parent the material terms and conditions of each Takeover Proposal then outstanding from each such Excluded Party.

See “The Merger (Proposal 1)—Background of the Merger” beginning on page 26 for information regarding the results of the go-shop process to date.

No-Shop Period

Following the Go-Shop Period, we have agreed to, and to cause each of our subsidiaries and direct their and our respective Representatives to:

•	cease and terminate, as applicable, any and all solicitation, knowing encouragement, discussions or negotiations of, or with respect to, a Takeover Proposal or a potential Takeover Proposal with any third party; and

•	not, directly or indirectly, (i) solicit, initiate, or knowingly facilitate or encourage any inquiry, proposal or offer with respect to any Takeover Proposal except one with an Excluded Party; (ii) except for an Excluded Party, conduct or engage in, enter into, continue or otherwise participate in any discussions or negotiations with or disclose any non-public information or data relating to the Company or any of our subsidiaries to any third party that has made, or, to the actual knowledge of the Company, is seeking or considering making, any Takeover Proposal; (iii) approve, endorse or recommend any Takeover Proposal or (iv) enter into any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement or other similar agreement relating to or providing for any Takeover Proposal or an acquisition agreement, Merger Agreement or similar definitive agreement relating to or providing for any Takeover Proposal, which we refer to as “Company Acquisition Agreements.”

Notwithstanding these restrictions, if at any time after the end of the Go-Shop Period and prior to the authorization, approval and adoption of the Merger Agreement and the form of the articles of merger contained therein by our shareholders, we receive a bona fide written Takeover Proposal that did not result from any breach of our non-solicitation obligations under the Merger Agreement, we and our Representatives may, if and only to the extent that, the Board or Special Committee, if such committee still exists, determines in good faith prior taking certain actions, after consultation with outside legal counsel and their financial advisor, that such Takeover Proposal constitutes or could reasonably be expected to result in a “Superior Proposal” (as defined in “The Merger Agreement—Takeover Proposals; Go-Shop Period”):

•	contact such third party solely to clarify the terms and conditions thereof;

•	furnish non-public information to the third party making such Takeover Proposal, if, prior to furnishing such information we receive from the third party an Acceptable Confidentiality Agreement; and

•	engage in discussions or negotiations with the third party with respect to such Takeover Proposal; provided, however, that prior to, substantially concurrently or reasonably promptly after engaging in such discussions or negotiations (and in any event within two (2) business days), the Company must provide Parent with the material terms and conditions of such Takeover Proposal made to the Company or any of its subsidiaries.

Change of Recommendation; Superior Proposal

Under the Merger Agreement, generally, neither the Board nor any committee thereof (including for the avoidance of doubt, the Special Committee) may:

•	(i) withhold, withdraw, amend, modify or qualify (or publicly propose or resolve to withhold, withdraw, amend, modify or qualify), in a manner adverse to Parent or Merger Sub, the Board’s recommendation of the Merger contained in this proxy statement, (ii) adopt, approve, endorse or recommend a Takeover Proposal, (iii) fail to reaffirm publicly the Board’s recommendation of the Merger following a request in writing by Parent that the Board’s recommendation of the Merger contained in this proxy statement be reaffirmed publicly or (iv) agree to take any of the foregoing actions (we refer to any of the foregoing actions as a “Change of Recommendation”); or

•	other than an Acceptable Confidentiality Agreement, authorize, adopt, approve, recommend or otherwise declare advisable, or cause or permit us to execute or enter into any Company Acquisition Agreements.

Notwithstanding the foregoing restrictions, subject to our compliance with our obligations under the Merger Agreement, including providing Parent with advance notice and giving Parent an opportunity to make revisions to the Merger Agreement, at any time prior to the authorization, approval and adoption of the Merger Agreement and the form of the articles of merger contained therein by our shareholders, the Board may under certain circumstances:

•	make a Change of Recommendation; or

•	in the case of a Superior Proposal terminate the Merger Agreement to enter into a definitive acquisition agreement with respect to such Superior Proposal if we pay the applicable termination fee to Parent substantially concurrently with such termination, as further described in “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees—Termination Fees Payable by Us.”

Termination (Page 83)

The Merger Agreement may be terminated by mutual written consent of the Company and Parent at any time before the effective time of the Merger. In addition, at any time prior to the effective time of the Merger (regardless of whether our shareholders have previously approved and adopted the Merger Agreement) either the Company or Parent may terminate the Merger Agreement under certain circumstances, including, if:

•	the Merger shall not have been consummated on or before February 19, 2016;

•	the meeting of shareholders to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein has been held and completed, and the holders of the outstanding Common Shares failed to authorize, adopt and approve the Merger Agreement;

•	any permanent injunction or other order has been issued by any court of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction or other order has become final and non-appealable; or

•	the other party has breached any of its representations, warranties, covenants or agreements in the Merger Agreement such that the conditions to close the Merger (as set forth in “The Merger Agreement—Conditions to the Completion of the Merger”) would not be satisfied and such breach has not been cured to the extent permitted and by the date provided for in the Merger Agreement.

In addition, we may terminate the Merger Agreement if:

•	prior to the authorization, approval and adoption of the Merger Agreement and the form of the articles of merger contained therein by our shareholders, the Board or the Special Committee, if such committee still exists, authorizes the Company, in full compliance with the terms of the Merger Agreement to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal and concurrently with, and as a condition to, such termination, the Company shall have paid to Parent the termination fee required to be paid as described in “The Merger Agreement—Termination Fees—Termination Fees Payable by Us;” or

•	(i) the conditions to Parent’s obligations set forth in “The Merger Agreement—Conditions to the Completion of the Merger” have been satisfied or waived (other than those conditions that by their terms cannot be satisfied other than at the Closing), (ii) we have irrevocably confirmed by written notice to Parent that (A) the conditions set forth in “The Merger Agreement—Conditions to the Completion of the Merger” have been satisfied (other than conditions that by their nature are to be satisfied at the Closing) and/or that we are willing to waive any unsatisfied condition of Parent or Merger Sub solely for the purposes of consummating the Closing and (B) we are ready, willing and able to consummate the Merger, (iii) Parent and Merger Sub fail to consummate the Closing on the date the Closing should have occurred as set forth in “The Merger Agreement—Closing and Effective Time of the Merger” and (iv) Parent and Merger Sub fail to consummate the Merger within two (2) business days after the delivery of such notice by the Company.

And Parent may terminate the Merger Agreement if:

•	the Board makes a Change of Recommendation; or

•	the Board or Special Committee has given Parent notice of receipt of a Superior Proposal; provided, however, that Parent’s right to terminate the Merger Agreement shall expire immediately, solely with respect to a particular Superior Proposal notice so given, upon the Board or the Special Committee, if such committee still exists, determining that the Takeover Proposal that is the subject of such notice no longer continues to constitute a Superior Proposal and has provided Parent with written notice of the same.

Termination Fees (Page 84)

The Merger Agreement provides that the amount of the termination fee payable by us is (i) $13 million in the event that we terminate the Merger Agreement to accept a Superior Proposal during the Go-Shop Period (or thereafter to the extent extended to provide for any required period of good faith negotiation with Parent) (the “Go Shop Termination Fee”), or (ii) $30 million in all other circumstances in which we terminate the Merger Agreement (the “Other Termination Fee,” and the Go Shop Termination Fee and the Other Termination Fee shall be collectively referred to as the “Termination Fee”). Upon termination of the Merger Agreement by us or Parent under specified circumstances, Parent will be required to pay the Reverse Termination Fee.

See “The Merger Agreement—Termination Fees” beginning on page 84 for information regarding circumstances under which either the Company or Parent will be obligated to pay the Termination Fee or the Reverse Termination Fee, respectively.

Appraisal Rights (Page 94)

Under the International Business Companies Act, 2000, as amended, of the Commonwealth of The Bahamas (the “IBCA”), holders of ordinary shares (in this instance, the Common Shares) who oppose the Merger may exercise dissenters’ rights, but only if they submit a written objection, including a statement that they propose to demand fair payment for their ordinary shares if the proposed Merger is consummated, prior to the Special Meeting of shareholders or at the Special Meeting of shareholders but before the vote on the Merger has been taken and do not vote any of their Common Shares in favor of approval of the Merger Agreement and otherwise comply with the procedures under Section 83 of the IBCA, which is the section of the IBCA that regulates dissenters’ rights. If you validly demand appraisal of your shares in accordance with Bahamian law and do not withdraw your demand or otherwise forfeit your dissenters’ rights, you will not receive the Merger Consideration. By virtue of giving a notice of election to dissent, the Common Shares of a dissenting shareholder, will not represent any interest in the Surviving Corporation other than the right to receive cash equal to the fair value of those shares as determined by appraisers designated by the dissenting shareholder and the Company in accordance with the IBCA. This amount could be more than, the same as or less than the amount a shareholder would be entitled to receive under the terms of the Merger Agreement.

Dissenters’ rights will not apply if the proposed Merger is not consummated for any reason. A copy of Section 83 of the IBCA is included as Annex C to this proxy statement.

The foregoing disclosure does not constitute legal advice to any shareholder and is not to be construed or relied upon as such. In particular, the Company and its directors and officers assume no responsibility to any shareholder for the accuracy or completeness of the foregoing summary. Shareholders should, at their own expense, take independent legal advice as to their rights.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some commonly asked questions regarding the Special Meeting, the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference herein.

Q:	Why am I receiving this proxy statement?

A:	On August 20, 2015, the Company entered into the Merger Agreement providing for the Merger of Merger Sub, a wholly-owned subsidiary of Parent, with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent. We are sending you this proxy statement and the accompanying materials in connection with the solicitation of proxies by the Board and to help you decide how to vote your Common Shares with respect to the matters to be considered at the Special Meeting. The Merger cannot be completed unless holders of a majority of the outstanding Common Shares vote in favor of the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein.

Q:	What will I receive in the Merger?

A:	If the Merger is completed you will be entitled to receive $65.00 in cash, without interest and subject to any withholding of taxes required by applicable law, for each Common Share that you own. You will not be entitled to receive shares in the Surviving Corporation or in Parent.

Q:	What was the market price of our shares at the time we entered into the Merger Agreement as compared to the merger consideration agreed upon by the parties in the Merger Agreement?

A:	On August 20, 2015, the date on which we entered into the Merger Agreement, the closing price of our common stock was $56.53 per share, as compared to the merger consideration of $65.00 per share agreed to by the parties in the Merger Agreement.

Q:	How will our directors and executive officers vote on the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein?

A:	Our directors and executive officers have informed us that, as of the date of this proxy statement, they intend to vote in favor of the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein.

As of the close of business on [●], 2015, the Record Date for the Special Meeting, our directors and executive officers owned, in the aggregate, [●]% of our outstanding Common Shares.

Q:	Do any of our directors or executive officers have interests in the Merger that may differ from, or be in addition to, my interests as a shareholder?

A:	Yes. In considering the recommendation of the Board with respect to the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. The Board was aware of, and considered, these differing interests, among other matters, in evaluating and negotiating the Merger Agreement, and the Board unanimously recommends that the Merger Agreement be approved and adopted by our shareholders. See “The Merger (Proposal 1)—Interests of Our Directors and Executive Officers in the Merger.”

Q:	What is a quorum?

A:	A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if holders of a majority of the Common Shares outstanding as of the close of business on the Record Date are present in person or represented by proxy at the Special Meeting. In the absence of a quorum at the Special Meeting, the Special Meeting will be adjourned to the next business day at the same time and place or to such other day, time and place as the Board may determine.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Special Meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not tell the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the Special Meeting.

Q:	What happens if the Merger is not consummated?

A:	If the Merger Agreement is not authorized, approved and adopted by our shareholders, or if the Merger is not consummated for any other reason, our shareholders will not receive any payment for their shares. Instead, we will remain a public company and our Common Shares will continue to be listed and traded on NASDAQ, and we will continue to file periodic reports with the SEC.

Under specified circumstances, we may be required to pay Parent a Termination Fee, or we may be entitled to receive a Reverse Termination Fee from Parent, upon the termination of the Merger Agreement. See “The Merger Agreement—Termination Fees.”

Q:	What will happen if shareholders do not approve the advisory (non-binding) proposal on executive compensation that will or may become payable to our named executive officers in connection with the Merger?

A:	The approval of this proposal is not a condition to the completion of the Merger. SEC rules require us to seek approval on an advisory (non-binding) basis of certain payments that will or may become payable to our named executive officers in connection with the Merger. The vote on this proposal is an advisory vote and will not be binding on us or on Parent. If the Merger Agreement is authorized, approved and adopted by our shareholders and the Merger is completed, the Merger-related compensation may be paid to our named executive officers even if shareholders fail to approve this proposal.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents incorporated by reference herein, and to consider how the Merger affects you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid envelope or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the Special Meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your share certificates with your proxy card. Your vote is important. A failure to vote your Common Shares will have the same effect as a vote “AGAINST” the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein.

Q:	How do I vote my Common Shares?

A:	If you are a shareholder of record (that is, if your Common Shares are registered in your name with American Stock Transfer & Trust Company, LLC, our transfer agent), there are four ways to vote:

•	by completing, dating, signing and returning the enclosed proxy card by mail using the accompanying postage-paid envelope;

•	by calling the toll-free number (within U.S. or Canada) listed on your proxy card;

•	by submitting a proxy over the Internet, at the address provided on your proxy card; or

•	by attending the Special Meeting and voting in person.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein.

Q:	What should I do if I want to attend the Special Meeting and vote in person?

A:	All holders of Common Shares as of the close of business on the Record Date for the Special Meeting, including shareholders of record and beneficial owners of Common Shares registered in the “street name” of a bank, broker or other nominee, are invited to attend the Special Meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification.

Even if you plan to attend the Special Meeting in person, we encourage you to complete, sign, date and return the enclosed proxy card or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the Special Meeting. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you hold your shares in “street name,” because you are not the shareholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid “legal” proxy from your bank, broker or other nominee.

Q:	Can I revoke my proxy?

A:	Yes. You can revoke your proxy at any time before the vote is taken at the Special Meeting. If you are a shareholder of record, you may revoke your proxy by notifying our Secretary in writing to Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the Special Meeting and voting in person (simply attending the Special Meeting will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What happens if I do not vote?

A:	The vote required to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein is based on the total number of Common Shares outstanding as of the close of business on the Record Date, not just the shares that are voted. If you do not vote, it will have the same effect as a vote “AGAINST” the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein.

If the Merger is completed, whether or not you voted at the Special Meeting, you will be entitled to receive the Merger Consideration for your Common Shares upon completion of the Merger.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, banker or other nominee vote my shares for me?

A:	Your broker will not vote your shares on your behalf unless you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the authorization, approval and adoption of the Merger Agreement and the form of the articles of merger contained therein, but will have no effect for purposes of the advisory (non-binding) vote on Merger-related executive compensation or the proposal to approve the proposal to adjourn the Special Meeting, if necessary or appropriate to, among other things, solicit additional proxies.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Common Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Common Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	What happens if I sell my Common Shares before completion of the Merger?

A:	If you transfer your Common Shares before completion of the Merger, you will have transferred your right to receive the Merger Consideration in connection with the Merger. In order to receive the Merger Consideration, you must hold your Common Shares through completion of the Merger.

The Record Date for shareholders entitled to vote at the Special Meeting is earlier than the date on which the Merger will be consummated. Consequently, if you transfer your Common Shares after the Record Date but before the Special Meeting, you will have transferred your right to receive the Merger Consideration in the Merger, but retained the right to vote at the Special Meeting.

Q:	Should I send in my share certificates or other evidence of ownership now? How will I receive Merger Consideration for my shares?

A:	No, do not send in your certificates now. After the Merger is completed, if you hold shares represented by certificates, you will receive a letter of transmittal from the paying agent for the Merger with detailed written instructions for exchanging your Common Shares for the Merger Consideration and if you hold book-entry shares you will receive a check or wire transfer for the Merger Consideration with respect to such shares. If your Common Shares are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the Merger Consideration.

Q:	I do not know where my share certificate is—how will I get the Merger Consideration for my shares?

A:	If the Merger is completed, the transmittal materials you will receive after the completion of the Merger will include the procedures that you must follow if you cannot locate your share certificate. This will include an affidavit that you will need to sign attesting to the loss of your share certificate. You may also be required to provide a customary indemnity agreement in order to cover any potential loss.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my Common Shares?

A:	Under the IBCA, holders of ordinary shares (in this instance Common Shares) who oppose the Merger may exercise dissenters’ rights, but only if they submit a written objection, including a statement that they propose to demand fair payment for their ordinary shares if the proposed Merger is consummated, prior to the Special Meeting of shareholders or at the Special Meeting of shareholders but before the vote on the Merger has been taken and do not vote any of their Common Shares in favor of approval of the Merger Agreement and otherwise comply with the procedures under Section 83 of the IBCA, which is the section of the IBCA that regulates dissenters’ rights. If you validly demand appraisal of your shares in accordance with Bahamian law and do not withdraw your demand or otherwise forfeit your dissenters’ rights, you will not receive the Merger Consideration. By virtue of giving a notice of election to dissent, the Common Shares of a dissenting shareholder will not represent any interest in the Surviving Corporation other than the right to receive cash equal to the fair value of those shares as determined by appraisers designated by the dissenting shareholder and the Company in accordance with the IBCA. This amount could be more than, the same as or less than the amount a shareholder would be entitled to receive under the terms of the Merger Agreement.

Dissenters’ rights will not apply if the proposed Merger is not consummated for any reason. A copy of Section 83 of the IBCA is included as Annex C to this proxy statement.

The foregoing disclosure does not constitute legal advice to any shareholder and is not to be construed or relied upon as such. In particular, the Company and its directors and officers assume no responsibility to any shareholder for the accuracy or completeness of the foregoing summary. Shareholders should, at their own expense, take independent legal advice as to their rights.

Q:	What are the U.S. federal income tax consequences of exchanging my Common Shares of Steiner Leisure Limited pursuant to the Merger?

A:	If you are a U.S. Holder (as defined under “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 63), the exchange of Common Shares for cash in the Merger generally will result in the recognition of gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received in the Merger and your adjusted tax basis in the Common Shares surrendered in the Merger. Shareholders (including Non-U.S. Holders (as defined under “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 63)) should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any U.S. state or local or non-U.S. taxing jurisdiction. A more complete description of the material U.S. federal income tax consequences of the Merger is provided under “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 63.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	What is householding and how does it effect me?

A:

The SEC permits companies to send a single set of proxy materials to any household at which two (2) or more shareholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Common Shares held through brokerage firms. If your family has multiple accounts holding Common Shares, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King & Co., Inc. (“D.F. King”), which is acting as our proxy solicitation agent in connection with the Merger.

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Telephone (Collect): (212) 269-5550

Telephone (Toll-Free): (877) 536-1564

Email: stnr@dfking.com

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference herein, include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time and which could cause the actual results to differ materially from such forward-looking statements. In some cases, you can identify forward-looking statements by words such as “believe,” “expect,” “may,” “could,” “should,” “plan,” “project,” “anticipate,” “intend,” “estimate,” “will,” “contemplate,” “would” and the negative of these terms and other similar expressions that contemplate future events. Such forward-looking statements include statements about the expected completion and timing of the Merger and other information relating to the Merger. Although we believe that the expectations reflected in forward-looking statements contained in or incorporated by reference into this proxy statement are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. The forward-looking statements contained in or incorporated by reference into this proxy statement speak only as of the date on which such statements were made, and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from those indicated by any forward-looking statements contained in or incorporated by reference in this proxy statement include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the inability to consummate the proposed Merger due to the failure to obtain shareholder approval for the proposed Merger or the failure to satisfy other conditions to completion of the proposed Merger;

•	the failure to obtain the necessary financing arrangements as set forth in the debt and Equity Commitment Letters delivered pursuant to the Merger Agreement, or the failure of the proposed Merger to close for any other reason;

•	risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed transaction;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against the Company and others relating to the Merger Agreement;

•	the risk that the pendency of the proposed Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the proposed Merger;

•	the effect of the announcement of the proposed Merger on the Company’s relationships with its customers, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the proposed Merger;

•	changes in general economic conditions or the economic conditions of the industries and markets within which we operate;

•	declines in our share price which may occur if the Merger is not completed within the expected time frame or at all;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	certain of our executive officers and directors have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally, which could have influenced their decision to support or approve the Merger;

•	the Merger Agreement contains provisions that could discourage a potential acquiror of the Company from seeking to acquire the Company or could result in a competing proposal being offered at a lower price than it might otherwise be;

•	the Merger Agreement contains provisions that grant the Board the ability to terminate the Merger Agreement in certain circumstances based on the exercise of the directors’ duties;

•	the fact that receipt of the all-cash Merger Consideration would be taxable to our shareholders that are treated as U.S. persons for U.S. federal income tax purposes; and

•	other risks detailed in our filings with the SEC, including those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in our most recent filings on Forms 10-K and 10-Q.

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, you should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

Forward-looking statements should not be relied upon as predictions of actual results. Subject to any continuing obligations under applicable law, we expressly disclaim any obligation to disseminate, after the date of this proxy statement, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

THE PARTIES TO THE MERGER AGREEMENT

Steiner Leisure Limited

Steiner Leisure Limited is an international business company incorporated under the laws of the Commonwealth of The Bahamas with principal executive offices located at Suite 104A, Saffrey Square, P.O. Box N-9306, Nassau, The Bahamas. We are a global provider and innovator in the fields of beauty, wellness and education. The Company was incorporated in The Bahamas as a Bahamian international business company in 1995. A detailed description of our business is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference into this proxy statement. See “Where You Can Find Additional Information.”

Nemo Parent, Inc. and Nemo Merger Sub, Inc.

Nemo Parent, Inc. is an international business company incorporated under the laws of the Commonwealth of The Bahamas formed by investment funds managed by Catterton Management Company, L.L.C. Nemo Merger Sub, Inc. is an international business company incorporated under the laws of the Commonwealth of The Bahamas and a wholly-owned subsidiary of Parent. Both Parent and Merger Sub were formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Neither Parent nor Merger Sub has engaged in any business except for activities incidental to their formation and as contemplated by the Merger Agreement. The principal executive offices of both Parent and Merger Sub are located at Bayside Executive Park Building, 3 West Bay Street & Blake Road, Nassau, The Bahamas.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Board for use at the Special Meeting to be held at the offices of Steiner Management Services, LLC, 770 South Dixie Highway, Coral Gables, Florida 33146 on [●], 2015, beginning at [●], Eastern Time, or at any adjournment or postponement thereof.

Purpose of the Special Meeting

The purpose of the Special Meeting is for our shareholders to consider and vote upon the Merger Agreement and the form of the articles of merger contained therein. Our shareholders must authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein for the Merger to occur. If our shareholders fail to approve the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement and the material provisions of the Merger Agreement are described under “The Merger Agreement (Proposal 1).” Our shareholders are also being asked to approve the proposal to adjourn the Special Meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the Special Meeting, or any adjournment thereof, to approve the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein.

In addition, in accordance with Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that will or may become payable to our named executive officers in connection with the Merger, the value of which is disclosed in “The Merger (Proposal 1)—Interests of Our Directors and Executive Officers in the Merger.” This advisory (non-binding) vote on compensation is a vote separate and apart from the vote to approve the Merger. Accordingly, a shareholder may vote to approve the compensation that will or may become payable to our named executive officers in connection with the Merger and still vote not to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein, or vice versa. Because the vote is advisory, it will not be binding on us or Parent. Accordingly, if the Merger is authorized, approved and adopted by our shareholders, we intend to pay the disclosed compensation to our named executive officers in accordance with our existing contractual obligations regardless of the outcome of the advisory (non-binding) vote on the compensation that will or may become payable to our named executive officers in connection with the Merger.

Determinations and Recommendation of the Board of Directors

After careful consideration and acting upon the recommendation of the Special Committee, the Board unanimously:

(i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into the Merger Agreement with Parent and Merger Sub;

(ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger; and

(iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend authorization, adoption and approval of the Merger Agreement and the form of the articles of merger contained therein by our shareholders.

Certain factors considered by the Board of Directors in reaching its decision to approve the Merger and to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein can be found in the section entitled “The Merger (Proposal 1)—Reasons for the Merger.”

The Board of Directors unanimously recommends that shareholders vote “FOR” authorization, approval and adoption the Merger Agreement and the form of the articles of merger contained therein and thereby approve the transactions contemplated by the Merger Agreement, including the Merger, “FOR” the proposal to approve, on an advisory (non-binding) basis, compensation that will or may become payable to our named executive officers in connection with the Merger and “FOR” the proposal to approve the proposal to adjourn the Special Meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the Special Meeting, or any adjournment thereof, to approve the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein.

Record Date and Quorum

The holders of record of our Common Shares as of the close of business on [●], 2015, the Record Date for the Special Meeting, are entitled to receive notice of and to vote at the Special Meeting and any adjournment thereof. As of the close of business on the Record Date, [●] Common Shares were outstanding.

The presence at the Special Meeting, in person or by proxy, of the holders of a majority of Common Shares outstanding as of the close of business on the Record Date will constitute a quorum, permitting us to conduct business at the Special Meeting. Under our Amended and Restated Articles of Association, in the absence of a quorum at the Special Meeting, the Special Meeting will be adjourned to the next business day at the same time and place or to such other day, time and place as the Board may determine, and the presence of more than one third of the Common Shares outstanding as of the close of business on the Record Date will constitute a quorum, permitting us to conduct business at the Special Meeting.

Once a share is present, either in person or by proxy, at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment or postponement of the Special Meeting. However, if a new Record Date for the Special Meeting is set by the Board, then a new quorum will have to be established. Proxies received, but marked as abstentions, will be included in the calculation of the number of shares considered to be present at the Special Meeting.

Required Vote

To consummate the Merger, in accordance with our Amended and Restated Articles of Association, shareholders holding a majority of the Common Shares outstanding at the close of business on the Record Date must vote “FOR” the proposal to adopt the Merger Agreement. In addition, under the Merger Agreement, the receipt of this vote is a condition to the consummation of the Merger. The failure to vote your Common Shares or an abstention from voting your Common Shares will have the same effect as a vote “AGAINST” the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein.

The proposal to approve, on an advisory (non-binding) basis, compensation that will or may become payable to our named executive officers in connection with the Merger, as well as the proposal to approve the proposal to adjourn the Special Meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the Special Meeting, or any adjournment thereof, to approve the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein and thereby approve the transactions contemplated by the Merger Agreement, including the Merger, each require the affirmative vote of holders of a majority of the Common Shares present in person or represented by proxy and entitled to vote on such proposal at the Special Meeting. As a result, abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on this proposal.

Voting by the Company’s Directors and Executive Officers

At the close of business on the Record Date, our directors and executive officers were entitled to vote [●] Common Shares, or approximately [●]% of the Common Shares outstanding on the Record Date. We currently expect our directors and executive officers will vote their shares in favor of each of the proposals to be considered at the Special Meeting, although none of them are obligated to do so.

Voting; Proxies; Revocation

Attendance

All holders of Common Shares as of the close of business on the Record Date for voting at the Special Meeting, including shareholders of record and beneficial owners of Common Shares registered in the “street name” of a bank, broker or other nominee, are invited to attend the Special Meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

Shareholders of record will be able to vote in person at the Special Meeting. If you are not a shareholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a “legal” proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the Special Meeting.

Submitting a Proxy or Providing Voting Instructions

To ensure that your shares are voted at the Special Meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the Special Meeting in person.

Shares Held by Record Holder. If you are a shareholder of record, you may provide voting instructions by proxy using one of the methods described below.

•	Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

•	Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the Special Meeting, your shares will be voted in the manner directed by you on your proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of (i) the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein, (ii) the proposal to approve, on an advisory (non-binding) basis, compensation that will or may become payable to our named executive officers in connection with the Merger and (iii) the proposal to approve the proposal to adjourn of the Special Meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the Special Meeting, or any adjournment thereof, to approve the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein.

If you fail to return your proxy card, unless you attend the Special Meeting and vote in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein, but will not affect the vote on the proposal to approve, on an advisory basis, the compensation that will or may become payable to our named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting, if necessary or appropriate to, among other things, solicit additional proxies in favor of the authorization, approval and adoption of the Merger Agreement and the form of the articles of merger contained therein.

Shares Held in Street Name. If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

In accordance with the applicable rules, banks, brokers and other nominees who hold Common Shares in “street name” for their customers do not have discretionary authority to vote the shares with respect to any of the proposals to be acted on at the Special Meeting. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will result in a broker non-vote, and each broker non-vote will count as a vote “AGAINST” the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein, but will not affect the vote on the proposal to approve, on an advisory basis, the compensation that will or may become payable to our named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting, if necessary or appropriate to, among other things, solicit additional proxies in favor of the authorization, approval and adoption of the Merger Agreement and the form of the articles of merger contained therein.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the Special Meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail;

•	attending the Special Meeting and voting in person; or

•	delivering a written notice of revocation to Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146.

Please note, however, that only your last-dated proxy will count. Attending the Special Meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation, you should insure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by us before the Special Meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of Common Shares represented at the Special Meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein, but will not affect the vote on the proposal to approve, on an advisory basis, the compensation that will or may become payable to our named executive officers in connection with the Merger or the proposal to adjourn the Special Meeting, if necessary or appropriate to, among other things, solicit additional proxies in favor of the authorization, approval and adoption of the Merger Agreement and the form of the articles of merger contained therein.

Adjournments and Postponements

Our shareholders are being asked to approve a proposal to adjourn the Special Meeting, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the Special Meeting, or any adjournment thereof, to approve the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein. If this proposal is authorized, approved and adopted by our shareholders, the Special Meeting could be adjourned to any date for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the Special Meeting, or any adjournment thereof, to adopt the Merger Agreement and the form of the articles of merger contained therein. If there is not a quorum present at the Special Meeting, under our Amended and Restated Articles of Association, the Special Meeting will be adjourned to the next business day at the same time and place or to such other day, time and place as the Board may determine.

Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Solicitation of Proxies

The Board is soliciting your proxy, and we will bear the cost of soliciting proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Shares. D.F. King, a proxy solicitation firm, has been retained to assist us in the solicitation of proxies for the Special Meeting. We will pay D.F. King a fee of approximately $20,000, plus reimbursement of reasonable out-of-pocket expenses for the solicitation of proxies in connection with the Special Meeting. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the Internet by D.F. King or, without additional compensation, by certain of our directors, officers and employees.

Other Information

You should not return your share certificate or send documents representing Common Shares with the proxy card. If the Merger is completed, the paying agent for the Merger will send you a letter of transmittal and instructions for exchanging your Common Shares for the Merger Consideration.

THE MERGER (PROPOSAL 1)

The discussion in this proxy statement of the Merger and the terms and conditions of the Merger Agreement are subject to, and are qualified in their entirety by reference to, the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated herein by reference. We encourage you to read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Certain Effects of the Merger

If the Merger Agreement is authorized, approved and adopted by our shareholders and the other conditions to the Closing of the Merger specified in the Merger Agreement are either satisfied or waived (to the extent permitted by applicable law), Merger Sub will be merged with and into the Company with the Company continuing as the Surviving Corporation in the Merger.

Upon the consummation of the Merger, each Common Share issued and outstanding immediately prior to the effective time of the Merger (other than Common Shares we own or Common Shares owned by Parent or Merger Sub or our or their respective subsidiaries and dissenting shares for which a shareholder has properly exercised appraisal rights, collectively, the “Excluded Shares”) will be converted into the right to receive $65.00 in cash, without interest, and subject to any withholding of taxes required by applicable law.

Our Common Shares are currently registered under the Exchange Act and are quoted on NASDAQ under the symbol “STNR.” As a result of the Merger, we will cease to be a publicly traded company and will be wholly owned by Parent. Following the consummation of the Merger, the registration of our Common Shares and our reporting obligations under the Exchange Act will be terminated. In addition, upon the consummation of the Merger, our Common Shares will no longer be listed on any stock exchange or quotation system, including NASDAQ.

Background of the Merger

Periodically as part of the ongoing evaluation of our business, the Board, with assistance from members of our senior management team, reviews and assesses our business and long-term prospects and strategies. As part of this ongoing process, the Board periodically considers strategic opportunities, including acquisitions and divestitures.

In August 2013, a mutual acquaintance of Leonard Fluxman, our President and Chief Executive Officer, and certain representatives of Catterton arranged for a meeting between Mr. Fluxman, Stephen Lazarus, our Chief Financial Officer and Chief Operating Officer, and J. Michael Chu and Marc Magliacano of Catterton in New York, New York to discuss Catterton’s potential interest in acquiring the Company. Catterton subsequently requested confidential information from the Company, and, as a condition to obtaining such information, Catterton and the Company executed a confidentiality agreement on September 6, 2013. In October 2013, the Company provided Catterton with financial information and materials regarding the Company and each of the Company’s divisions (the “2013 Financial Materials”).

At a December 4, 2013 meeting of the Board, Mr. Fluxman led a discussion of the Company’s operating performance, including ongoing discussions with Celebrity Cruise Lines for renewal of the Company’s contract, as well as strategic opportunities available to the Company, including a summary of the discussions with Catterton. Although the Board made no decision to pursue a sale of the Company, the Board directed Mr. Fluxman to update the Board on any further developments with Catterton.

On December 23, 2013, the Company announced the non-renewal of its contract with Celebrity Cruise Lines and the expected resulting $0.24 per share impact on its 2014 results of operations.

On January 8 and 9, 2014, Mr. Fluxman and Mr. Lazarus met with representatives of Catterton in Coral Gables, Florida to discuss the 2013 Financial Materials and the performance and operations of the Company’s divisions. No proposals regarding an acquisition of the Company by Catterton were made.

On February 11, 2014, as a condition to additional meetings with Mr. Fluxman and other members of our senior management team requested by Catterton, Catterton entered into an amended confidentiality agreement that added a customary employee non-solicitation provision. The Company provided additional due diligence materials pursuant to this confidentiality agreement following Catterton’s request for additional confidential information.

On February 19, 2014, in light of the on-going discussions between our senior management and Catterton and the possibility that Catterton would deliver a proposal to acquire the Company, the Board appointed a special committee of the Board (the “Special Committee”) consisting only of independent, disinterested directors to consider potential strategic alternatives, including any transaction that might be proposed by Catterton following the meetings Catterton had requested with members of our senior management. Although the Board had made no decision to pursue a sale of the Company, the Board concluded that forming an independent special committee of the Board would be in the best interest of the Company in light of the potential that Catterton would make an offer and the conflicts that could arise in connection with considering a proposal from a private equity fund, such as Catterton, that typically seeks to retain members of existing management. The Special Committee was authorized to retain its own advisors. The Special Committee was composed of Denise Dickins, Cynthia Cohen, Steven Preston and David Harris. On the same date, the Special Committee appointed Mr. Harris to serve as chairman of the Special Committee.

On February 26, 2014, the Special Committee formally engaged Dechert LLP (“Dechert”) as its legal counsel. Thereafter, the Special Committee interviewed various investment banks and, in March 2014, engaged Jefferies LLC (“Jefferies”) as its financial advisor.

During February and March 2014, Mr. Fluxman, Mr. Lazarus and other members of our senior management, under the supervision of the Board, and then after February 19th under the supervision of the Special Committee, continued to participate in due diligence discussions with representatives of Catterton and its advisors.

On March 14, 2014, representatives of the Company delivered to representatives of Catterton our senior management’s financial projections for fiscal years 2014 through 2018 (the “2014 Projections”).

On April 7, 2014, Catterton delivered to the Board a written non-binding proposal for the acquisition of all of the outstanding Common Shares by affiliates of Catterton at a price per share of $56.50 in cash. The $56.50 per share proposal implied a premium of 24.3% to the $45.45 per share closing price of the Common Shares on April 4, 2014, the last trading day prior to delivery of Catterton’s proposal. Catterton’s proposal included a letter from a leading commercial and investment bank outlining such bank’s interest in financing Catterton’s proposed acquisition of the Company and the proposed terms of approximately $600 million in debt financing. Additionally, Catterton’s proposal included a request that the Company agree to negotiate exclusively with Catterton for a 30-day period.

At an April 9, 2014 telephonic meeting of the Special Committee, with representatives of Dechert and Jefferies in attendance, the Special Committee reviewed the Catterton proposal. At the Special Committee’s request, Mr. Fluxman attended the first portion of the meeting to summarize preliminary results of the Company’s first quarter of 2014. Mr. Fluxman indicated that, although financial results for March were not yet finalized, given that the financial results for January and February were below expectations, the first quarter 2014 financial results as a whole were also likely to be below expectations. After Mr. Fluxman’s departure, Dechert and Jefferies reviewed with the Special Committee the terms of Catterton’s proposal and financing letter. Jefferies also discussed with the Special Committee preliminary perspectives regarding Catterton’s financial wherewithal and proposal. After representatives of Jefferies left the meeting, Dechert discussed with the Special Committee a brief overview of the general principles of the directors’ fiduciary obligations. The members of the Special Committee discussed certain challenges facing the Company’s business, with a particular focus on the Ideal Image and Steiner Education Group businesses, and other potential strategic alternatives to a transaction involving the sale of the Company to Catterton, including recapitalizations and pursuing the Company’s existing strategy.

The Special Committee reconvened its April 9, 2014 meeting on April 10, 2014, with representatives of Dechert in attendance, and continued to discuss Catterton’s proposal and the other matters previously discussed at the Special Committee’s April 9th meeting. Following discussion of the 2014 Projections and the long-term and short-term prospects of the Company’s business, including the business challenges facing the Company referred to above, and various strategic alternatives to any transaction, the Special Committee concluded that the proposed purchase price of $56.50 per share was not compelling and Catterton would need to propose a higher purchase price for the Company to consider a sale transaction and an exclusivity arrangement with Catterton. After further discussion, the Special Committee authorized Mr. Harris to instruct Jefferies to inform Catterton that the Special Committee did not find Catterton’s proposal compelling.

On April 11, 2014, in accordance with the Special Committee’s instruction, representatives of Jefferies informed Mr. Magliacano of the Special Committee’s response. Mr. Magliacano requested that Jefferies arrange a meeting with representatives of the Company so Catterton could explain its rationale for its valuation and convey its view that the Company was facing adverse trends, particularly in its Ideal Image business.

At April 11 and April 15, 2014 telephonic meetings of the Special Committee, the Special Committee discussed Catterton’s request for a meeting. After discussion, the Special Committee concluded that it would be helpful to understand the assumptions underlying Catterton’s proposed acquisition price for the Company and directed Jefferies to meet with Catterton to discuss Catterton’s views regarding the value and prospects of the Company. The Special Committee also continued to discuss potential strategic alternatives to a transaction with Catterton or otherwise.

On April 16, 2014, in accordance with the directives of the Special Committee, representatives of Jefferies met with Mr. Chu and Mr. Magliacano in New York, New York to discuss Catterton’s proposed acquisition price for the Company. During that meeting, among other matters, Mr. Chu explained his perspective that management’s EBITDA projections in the 2014 Projections were too high given certain competitive challenges and adverse trends in the Company’s business, particularly its Ideal Image business.

Following Jefferies’ meeting with Catterton, the Special Committee convened a telephonic meeting on April 16, 2014. Representatives of Dechert and Jefferies were in attendance. Representatives of Jefferies summarized their meeting with Catterton. The Special Committee then engaged in a discussion of the 2014 Projections and the risks related to achieving those projections. Following this discussion, the Special Committee instructed Mr. Harris to arrange a meeting with our senior management and Jefferies to explore further the risks associated with achieving the 2014 Projections.

On April 22, 2014, the Special Committee met with Clive Warshaw, Chairman of the Board, Michèle Steiner Warshaw, Director and Executive Vice President of the Company, and Mr. Fluxman in Coral Gables, Florida, with representatives of Jefferies in attendance. The Special Committee and other attendees engaged in a discussion of the risks of executing and probabilities of achieving financial results consistent with the 2014 Projections, with a particular focus on the Ideal Image business.

During an April 30, 2014 telephonic meeting of the Special Committee with representatives of Dechert and Jefferies in attendance, Jefferies reviewed with the Special Committee Jefferies’ preliminary financial perspectives relating to the Company and Catterton’s proposed purchase price based on the 2014 Projections. After Jefferies left the meeting, the Special Committee continued to discuss the 2014 Projections, including the execution risks in the growth strategy underlying the 2014 Projections, and related preliminary financial information reviewed with Jefferies. After further discussion, the Special Committee determined that Jefferies should inform Catterton that the Company was not for sale but would be willing to engage in discussions regarding a potential transaction if the per share purchase price was in the “60s.” The Special Committee also discussed Catterton’s previous request for exclusivity and again determined that it was not in the best interest of the Company to agree to negotiate exclusively with Catterton at that time. After representatives of Jefferies rejoined the meeting at the Special Committee’s request, Mr. Harris instructed Jefferies to communicate the Special Committee’s conclusions to Catterton regarding the proposed purchase price and exclusivity.

On April 30, 2014, in accordance with the directives of the Special Committee, a representative of Jefferies communicated to Mr. Magliacano the Special Committee’s conclusions regarding Catterton’s proposed purchase price and exclusivity.

Following the closing of the market on April 30, 2014, the Company released its earnings for its first fiscal quarter of 2014. The Company’s revenues for the first quarter ended March 31, 2014 increased 2.2% to $216.7 million from $212.0 million during the comparable quarter in 2013. Net income for the first quarter of 2014 was $7.4 million compared with $12.7 million for the same quarter in 2013. Earnings per share for the first quarter ended March 31, 2014 were $0.50 per share, as compared with $0.86 per share for the comparable quarter in 2013.

During a May 7, 2014 meeting of the Special Committee at which Mr. Fluxman, Mr. Warshaw, Mrs. Warshaw and representatives of Dechert were in attendance, Mr. Fluxman provided a financial update, described the challenges facing the business, and indicated that the adverse trends of the Bliss and Ideal Image businesses reflected in the first fiscal quarter results were continuing. Following the departure of all other attendees, with the exception of representatives of Dechert, the Special Committee considered whether discussions with Catterton should be terminated given the Company’s declining performance. The Special Committee determined to await Catterton’s response.

On May 8, 2014, Catterton delivered to the Company an updated written non-binding proposal to acquire all of the outstanding Common Shares for $52.00 per share in cash, representing a reduction of $4.50 per share from Catterton’s original proposed price. In this non-binding proposal, Catterton indicated that, based upon its review of information related to the Company’s first quarter performance and the Company’s outlook for the remainder of 2014, it had reduced its proposed purchase price as a result of “substantial underperformance” in the Company’s Ideal Image and Bliss businesses, both of which were key components of the 2014 Projections, and Catterton’s belief that reversing such underperformance would require a substantial capital investment. The reduced $52.00 per share proposal implied a premium of approximately 27.6% to the $40.76 per share closing price of the Common Shares on May 8, 2014.

During a May 13, 2014 telephonic meeting of the Special Committee at which representatives of Dechert were in attendance, the Special Committee discussed Catterton’s revised proposal, prior conversations with Jefferies regarding preliminary financial perspectives with respect to the Company and such proposal, and possible strategic alternatives, including engaging in a third-party solicitation process for bids to acquire the Company, continuing to pursue the Company’s existing strategy or a new strategy as a stand-alone enterprise. Following such discussions, the Special Committee determined that the proposal to acquire the Company for $52.00 per share in cash was insufficient. The Special Committee further determined that, in light of the recent negative financial trends in the business, it would engage in further discussions with Catterton if Catterton increased its proposed purchase price to $56.50 as long as the terms of any definitive agreement included an adequate “go shop” period during which the Company could undertake a “market check” of the terms of any proposal. The Special Committee authorized Mr. Harris to instruct Jefferies to inform Catterton accordingly.

On May 13, 2014, in accordance with the directives of the Special Committee, a representative of Jefferies informed Mr. Magliacano of the Special Committee’s decision.

On May 16, 2014, Catterton delivered to the Company an updated written non-binding proposal to acquire all of the outstanding Common Shares for $53.00 per share in cash. Catterton’s proposal indicated that this was its final offer. The $53.00 per share proposal implied a premium of 32.7% to the $39.94 per share closing price of the Common Shares on May 16, 2014.

During a May 18, 2014 telephonic meeting of the Special Committee at which representatives of Dechert were in attendance and taking into consideration the matters discussed at its prior meeting regarding Catterton’s earlier proposal, the Special Committee concluded that Catterton’s most recent (and purported to be final) proposed price of $53.00 per share in cash was insufficient. The Special Committee determined to terminate discussions with Catterton. Mr. Harris was authorized to instruct Jefferies to inform Catterton accordingly. On May 19, 2014, in accordance with such directive, Jefferies so informed Catterton and discussions between Catterton and the Company ended. The Company’s engagement of Jefferies was formally terminated effective June 1, 2014.

Consistent with our periodic review of strategic opportunities, in late 2014 and early 2015, Mr. Fluxman engaged in discussions with a leading foreign conglomerate (“Company A”) regarding the acquisition by Company A of a substantial non-controlling block of the Common Shares in exchange for cash. These discussions continued throughout the winter of 2014 – 2015 and were eventually abandoned due in part to Company A’s insistence on acquiring shares at a discount to the market price of the Common Shares.

On October 27, 2014, at Catterton’s request, Mr. and Mrs. Warshaw met with Mr. Chu in New York, New York. At such meeting, Mr. Chu described Catterton’s continued interest in the Company but no proposals were made.

In January of 2015, Mr. Chu contacted Mr. Harris to suggest a potential meeting between representatives of Catterton and the Company.

On March 7, 2015, upon Catterton’s request, Mr. Chu, Mr. Magliacano and other representatives of Catterton met with Ms. Dickins, Mr. Harris, and Mr. Fluxman in Palm Beach, Florida. At that meeting, representatives of Catterton expressed Catterton’s continued interest in the Company. No proposals were made by Catterton and no definitive follow-up actions were proposed at such meeting.

On May 14, 2015, Mr. Magliacano and Mr. Fluxman met in Miami, Florida, during which meeting Mr. Magliacano reiterated Catterton’s interest in the Company. No proposals were made at such meeting.

During a May 19, 2015 telephonic meeting of the Board, the Board authorized senior management, subject to entering into a confidentiality agreement with Catterton, to meet with and provide limited due diligence materials to Catterton and its advisors.

On May 26, 2015, Catterton and the Company entered into a confidentiality agreement. The confidentiality agreement included an employee non-solicit and a standstill provision.

On June 1, 2015, Mr. Fluxman and Mr. Lazarus met with Mr. Chu and Mr. Magliacano at the Company’s offices in Coral Gables, Florida. During this meeting, as authorized by the Board, Mr. Fluxman and Mr. Lazarus provided Mr. Chu and Mr. Magliacano with a copy of management’s financial projections for fiscal years 2015 through 2019 (the “2015 Projections”), as previously reviewed with the Board, and an update on the Company’s recent operating performance. The 2015 Projections reflected changes to the Company’s business and management’s strategy from the 2014 Projections in light of the challenges experienced in 2014, particularly in its Ideal Image business.

On June 8, 2015, Mr. Chu called Mr. Harris to convey that Catterton expected to deliver a proposal to acquire the Company for $63.50 per share in cash.

Also on June 8, 2015, Catterton delivered a written non-binding proposal to the Board for the acquisition of all the outstanding Common Shares at a price per share of $63.50 in cash. The $63.50 per share proposal implied a premium of 15.8% per share to the closing price of the Company’s shares on June 8, 2015 of $54.82. Catterton’s proposal included a letter from a leading commercial and investment bank stating that such bank was highly confident in its ability to arrange debt financing for the proposed transaction, including a $575 million first lien credit facility. Additionally, Catterton’s proposal indicated that Catterton would require that the Company agree to negotiate exclusively with Catterton for a 30-day period and that Catterton would complete its remaining due diligence in that period.

On June 10, 2015, the Board appointed a Special Committee to consider strategic alternatives, including any transaction with Catterton, but did not make any determination that the Company was for sale. Although the Board again made no decision to pursue a sale of the Company, the Board concluded that appointing an independent special committee of the Board would be in the best interest of the Company in light of the potential conflicts that could arise in connection with considering a proposal from a private equity fund, such as Catterton, that typically seeks to retain members of existing management. The Special Committee was composed of the same independent, disinterested directors as were appointed in 2014. The Special Committee was again granted the authority to, among other things, exercise all of the power and authority of the Board in examining and evaluating the merits of any sale, merger, buyout, tender offer or similar transaction relating to the Company. This delegation included the full power and authority of the Board to examine and evaluate any other strategic alternatives available to the Company, and to reject any transaction or any offers relating thereto. The Special Committee was also granted the exclusive authority to select, retain and determine the compensation and other terms of retention of such financial advisors, legal counsel and other professionals of its own choosing to advise the Special Committee.

During a June 10, 2015 telephonic meeting of the Special Committee at which Mr. Fluxman and representatives of Dechert were in attendance, the members of the Special Committee elected Mr. Harris to serve as Chairman of the Special Committee, chose Dechert to serve as the Special Committee’s counsel and Jefferies to serve as the Special Committee’s financial advisor. The Special Committee then discussed the proposal from Catterton and the merits of pursuing a sale of the Company. The Special Committee also noted that Catterton believed it could execute on a transaction quickly and discussed the related benefits, including mitigating the risk of leaks and as well as minimizing management distraction. Following discussion, the Special Committee determined to provide Catterton with the opportunity to engage in additional due diligence. The Special Committee determined that additional discussion regarding the Company’s valuation and strategic alternatives was required before it could respond to Catterton’s request that the Company agree to negotiate exclusively with Catterton for a 30-day period.

On June 12, 2015, Mr. Harris and Mr. Chu discussed Catterton’s proposal. Mr. Harris indicated that he expected that the Special Committee would conclude that $63.50 per share would be insufficient for the Company to agree to a transaction with Catterton and, in any event, would expect a robust “go shop” period in any definitive agreement with Catterton. Additionally, Mr. Harris communicated that the Company was continuing to assess the request that the Company negotiate exclusively with Catterton. However, Mr. Harris noted that the Special Committee had authorized our senior management to provide Catterton with access to additional due diligence information. Mr. Chu indicated that, subject to the results of due diligence, Catterton may be able to increase its proposed purchase price and reiterated the importance to Catterton that the Company agree to exclusivity with Catterton through the end of July. Finally, Mr. Chu asked for the ability to contact additional potential debt financing sources and provide confidential information to them pursuant to the terms of Catterton’s confidentiality agreement with the Company.

On June 16, 2015, Catterton delivered to the Company an initial due diligence request list, and the Company began populating an electronic data room that was opened to Catterton and its advisors on July 7, 2015. Through August 20, 2015, Catterton and its advisors continued to engage with the Company and its advisors on due diligence matters.

On June 16, 2015, Mr. Harris and Mr. Chu had additional discussions regarding Catterton’s proposal and the request for the Company to agree to negotiate exclusively with Catterton for a 30-day period. Mr. Harris reiterated that the Company would not grant exclusivity to Catterton. Mr. Chu communicated the importance of exclusivity to Catterton and indicated that Catterton would not commit the resources to perform due diligence without, at a minimum, the Company agreeing that it and its advisors would not actively solicit any third-party interest in acquiring the Company or its assets. Mr. Chu also indicated that Catterton would like to conduct diligence meetings with executives and key employees of the Company in the near term and reiterated a desire to contact potential debt financing sources. Acting on behalf of the Special Committee, Mr. Harris agreed that Catterton could engage with additional potential debt financing sources and provide confidential information to them so long as such engagements were non-exclusive, and Mr. Chu agreed to this restriction. On the same day, Mr. Magliacano called a representative of Jefferies to indicate that Catterton would cease all work on the potential transaction if the Company did not agree to exclusivity.

During a June 17, 2015 telephonic meeting of the Special Committee at which representatives of Dechert and Jefferies were in attendance, Mr. Harris detailed his June 16th call with Mr. Chu, and a representative of Jefferies summarized his June 16th call with Mr. Magliacano. The Special Committee discussed Catterton’s continued request for exclusivity. Mr. Harris also informed the Special Committee that Mr. Fluxman recently had contacted Company A and asked if it would be interested in acquiring all of the Company (as opposed to the previously discussed minority investment), and that Company A had responded that it generally acquired only minority stakes in companies and would not be interested in acquiring control of the Company. Additionally, Company A reiterated that it would expect that any material investment it would make in the Company would be at a discount to the current market price of the Common Shares. The Special Committee then discussed with senior management and the Special Committee’s advisors, among other factors, Catterton’s proposal and the likelihood that Catterton would increase its proposed price and the risks involved in undertaking a market check or third-party solicitation process with respect to the Company at this time (including the risks related to a potential leak of a sale process to the market, employees and/or customers, the additional time commitment and management distraction involved in a broader sale process and the likelihood of obtaining a higher price). The Special Committee also considered that any definitive agreement for a transaction with Catterton would likely include a “go shop” provision allowing the Company an adequate period in which to solicit and consider alternative proposals and the Special Committee’s belief that refusing to provide the requested period of exclusivity would likely result in Catterton not proceeding with the process. The Special Committee then determined that entering into a limited non-solicitation agreement effective through July 20, 2015 was in the best interest of the Company and authorized Mr. Harris and Dechert to reach agreement with Catterton on the terms of an agreement that, while preventing the Company from actively initiating communications through this period, would permit the Company to respond to unsolicited inbound inquiries. The Special Committee also discussed, with the assistance of its advisors, the proposed price of $63.50 per share. Additionally, at this meeting the Special Committee determined to provide Catterton with the opportunity to conduct meetings with executives and key employees of the Company, so long as there was no discussion of any terms of post-transaction employment or equity arrangements or agreements.

On June 17, 2015, Mr. Harris and Mr. Chu discussed the terms of a non-solicitation agreement pursuant to which, through July 20, 2015, the Company would not actively initiate any outbound communication soliciting potential interest in acquiring any securities or material assets of the Company, provided that the Company was permitted to engage in discussions with any party making inbound inquiries so long as the Company informed Catterton on a “no names basis” of any such inbound inquiries. The Company executed a letter agreement providing for such terms on June 18, 2015. During this discussion, Mr. Harris also reiterated, and Mr. Chu acknowledged, the importance of a meaningful “go shop” period in any definitive agreement.

A June 22, 2015 telephonic meeting of the Special Committee, at which representatives of Dechert and Jefferies were in attendance, was held to discuss Catterton’s proposal.

On June 23 and June 24, 2015, Mr. Chu, Mr. Magliacano and other representatives of Catterton participated in meetings with certain members of our management, including Mr. Fluxman, Mr. Lazarus, Glenn Fusfield, President and Chief Operating Officer of Steiner Transocean Limited, Michael Indursky, President of Bliss World, LLC, Bruce Fabel, President of Ideal Image Development, Inc., Jarrett Erasmous, Vice President of Steiner Education Group, and Sean Harrington, President – Elemis Global, along with representatives of Jefferies. These meetings included presentations by the Company’s management regarding the operations, financial performance and outlook of each of the Company’s business segments. In the weeks following these meetings, members of management participated in telephonic meetings with Catterton and its advisors regarding due diligence.

On June 24, 2015, Mr. Chu contacted Mr. Harris requesting that the Company deliver a draft merger agreement to Catterton and engage in negotiations regarding Catterton’s proposed per share purchase price. Mr. Harris deferred on price negotiations as the Special Committee was still conducting its financial review and reiterated that he expected that $63.50 per share would be insufficient for the Company to agree to a transaction with Catterton. During this call, Mr. Chu indicated that Catterton intended to progress through its due diligence quickly and expected to be in a position to sign a definitive agreement by early August.

During a July 1, 2015 telephonic meeting of the Special Committee with representatives of Dechert and Jefferies in attendance, Mr. Harris summarized his recent calls with Mr. Chu and feedback he had received regarding Catterton’s expected timeline. Jefferies then discussed with the Special Committee preliminary financial perspectives with respect to the Company and Catterton’s then-current proposed purchase price. Jefferies noted that management’s projections of EBITDA and revenue set forth in the 2015 Projections were lower than in the 2014 Projections (due to the challenges experienced by the Company’s business in 2014, particularly in the Company’s Ideal Image business, and management’s revised strategy in light of such challenges), the 2015 Projections reflected a reduction in capital expenditures relating to Ideal Image relative to the 2014 Projections, and that, since April 2014, implied acquisition multiples in selected precedent transactions had increased.

During a July 6, 2015 telephonic meeting of the Special Committee at which representatives of Dechert were in attendance, the Special Committee discussed the principal terms of a draft Merger Agreement to be sent to Catterton, including the length of the “go shop” period, the size of termination and reverse termination fees, and the absence of specific performance in the event of the failure of Catterton’s financing. Following discussion, the Special Committee provided guidance to Dechert on the positions to take in the draft Merger Agreement to be provided to Catterton.

On July 7, 2015, Dechert delivered to Catterton’s counsel, Kirkland & Ellis LLP (“Kirkland”), an initial draft of the Merger Agreement for the proposed transaction. The draft Merger Agreement included, among other terms, (i) a 55-day “go shop” period after signing the Merger Agreement, during which the Company was permitted to actively solicit alternative acquisition proposals, followed by a customary “no shop” period during which the Company could enter into discussions with a party making an unsolicited superior proposal, (ii) a right for the Company to terminate the Merger Agreement in order to accept a superior proposal, subject to payment by the Company of a termination fee equal to 1.0% of the equity value of the transaction if the agreement were terminated at any time in respect of a proposal from a buyer that submitted a proposal during the “go shop” period (and otherwise equal to 2.0% of the equity value of the transaction), and (iii) a reverse termination fee payable by Catterton equal to 7.0% of the enterprise value implied by the transaction in the event that Catterton was unable to consummate the transaction due to a failure to obtain debt financing.

The electronic data room assembled by the Company in response to due diligence requests of Catterton and its advisors was opened to Catterton and its advisors on July 8, 2015. Between July 8 and August 20, 2015, representatives from Catterton and its advisors, including Kirkland, participated in due diligence discussions with leaders of the Company’s business divisions and advisors, including Dechert, and the Company continued to respond to due diligence requests from Catterton and its advisors and populate the Company’s electronic data room, subject to procedures to protect competitively sensitive and confidential information.

On July 16, 2015, Mr. Harris and Mr. Chu discussed Catterton’s progress on due diligence and financing. Mr. Chu stated that he thought it would be useful to engage in and finalize price negotiations. Mr. Harris said that the Special Committee was still conducting its financial review of the Company with Jefferies’ assistance, and he believed that the Special Committee would view a price in the mid “$60s” per share favorably, which would require Catterton to increase its proposed price by $2.00 to $3.00 per share.

On July 17, 2015, our senior management delivered the Company’s June 2015 financial results to Catterton.

On July 19, 2015, Mr. Chu informed Mr. Harris that Catterton would be unable to sign a definitive agreement until mid-August at the earliest as a result of ongoing due diligence, analysis regarding certain governmental and non-governmental consents that could be required relating to the Steiner Education Group business, and continuing negotiations regarding its debt financing.

During a July 22, 2015 telephonic meeting of the Special Committee at which representatives of Dechert and Jefferies were in attendance, Mr. Harris summarized his recent telephone conversations with Mr. Chu. A discussion ensued among the Special Committee regarding the progress of Catterton’s due diligence and debt financing, overall timing and related questions. The Special Committee instructed Jefferies to contact Catterton later in the week to obtain an update on its diligence efforts and debt financing, and to emphasize the need to expedite the timing of a potential transaction.

On July 24, 2015, Kirkland provided a revised draft of the Merger Agreement to Dechert, which draft included, among other things, (i) a 33-day “go shop” period, (ii) a termination fee payable by the Company equal to 2.5% of the equity value of the transaction if the agreement were terminated during the “go shop” period in respect of a proposal from a buyer that submitted a proposal during the “go shop” period (and otherwise 4.0% of the equity value of the transaction), and (iii) a reverse termination fee payable by Catterton equal to 5.5% of the equity value of the transaction. Additionally, the revised draft of the Merger Agreement included additional conditions to Catterton’s obligation to close the transaction, including obtaining the consent of governmental and non-governmental entities relating to the Steiner Education Group business.

On July 28, 2015, in accordance with the directives of the Special Committee, a representative of Jefferies and Mr. Magliacano discussed the status of Catterton’s due diligence, debt financing and negotiations with potential lenders, as well as Catterton’s expected timing to complete these items and to proceed with final negotiations.

During the Board’s July 29, 2015 meeting, the members of the Special Committee noted that Catterton’s due diligence had taken substantially more time than the initial 30-day period proposed by Catterton and expressed concern about the on-going distraction and burden to management. As a result, the members of the Special Committee recommended that the Company indicate to Catterton that discussions would be terminated if a definitive agreement were not executed on or before August 21, 2015. Upon such recommendation, the Board directed Mr. Harris to instruct Jefferies to communicate this deadline to Catterton, and, in accordance with the Board’s instructions, Jefferies so informed Catterton.

During a July 29, 2015 telephonic meeting of the Special Committee at which representatives of Dechert and Jefferies were in attendance, Dechert reviewed with the Special Committee the material open items presented in the revised Merger Agreement received from Kirkland on July 24th. The Special Committee provided guidance and instructed Dechert to negotiate the Merger Agreement with Catterton’s counsel.

Based upon this guidance, Dechert provided a revised draft of the Merger Agreement to Kirkland on July 31, 2015, that included, among other terms, (i) a 50-day “go shop” period, (ii) a termination fee payable by the Company equal to 1.0% of the equity value of the transaction if the agreement were terminated at any time in respect of a proposal from a potential buyer that submitted a proposal during the “go shop” period (and otherwise equal to 2.0% of the equity value of the transaction), and (iii) a reverse termination fee payable by Catterton equal to 7.0% of the enterprise value implied by the transaction.

On August 3, 2015, Mr. Chu outlined to Mr. Harris Catterton’s debt financing sources and indicated that Catterton expected to receive draft debt commitment documents from GSO Capital Partners (“GSO”) shortly. Mr. Chu also indicated that, based on Catterton’s due diligence review, Catterton would be prepared to increase its proposed purchase price per share to $65.00 from $63.50, but that Catterton would not be able to increase the price further.

Kirkland delivered to Dechert a revised draft of the Merger Agreement on August 8, 2015, including, among other things, (i) a “go shop” period of approximately 45 days, (ii) a termination fee of $16.5 million (approximately 1.85% of the equity value of the transaction) payable by the Company if the agreement were terminated during the “go shop” period in respect of a proposal from a buyer that submitted a proposal during the “go shop” period (or otherwise $30.0 million (approximately 3.47% of the equity value of the transaction)), and (iii) a reverse termination fee payable by Catterton of $55 million (approximately 6.36% of the equity value of the transaction) in the event that Catterton was unable to consummate the transaction due to a failure to obtain financing. This revised draft continued to include closing conditions relating to the receipt of consents to the proposed transaction from governmental and non-governmental entities relating to the Steiner Education Group business.

From August 8 until August 20, 2015, the Special Committee and Dechert engaged in negotiations with Catterton and Kirkland regarding the terms and conditions of the Merger Agreement, including negotiations regarding the terms of the “go shop” and “no shop” provisions, the Board’s ability to consider alternative acquisition proposals, the size of the termination fees (during and after the “go shop” period) and reverse termination fees, the circumstances under which such fees would be payable, covenants regarding the conduct of our business between signing and closing, and the conditions to each party’s obligation to consummate the proposed transaction, including any requirement to obtain certain consents from governmental and non-governmental education regulators. During this period, Dechert and Kirkland also negotiated the terms of the equity commitment letter from Catterton and the limited guarantee from Catterton supporting Parent’s obligation to pay any reverse termination fee payable to the Company under the Merger Agreement.

During an August 10, 2015 telephonic meeting of the Special Committee at which representatives of Dechert and Jefferies were in attendance, Dechert reviewed with the Special Committee the material points raised by the revised Merger Agreement provided by Kirkland on August 8, 2015. The Special Committee discussed the open items with input from Dechert (including with respect to the educational consents), and, following such discussion, the Special Committee provided Dechert with guidance. The Special Committee also discussed the draft sources and uses of funds that Catterton provided to Jefferies, including the proposed use by Catterton of up to $65 million of the Company’s estimated cash on hand at closing to consummate the proposed transaction. Jefferies discussed with the Special Committee its preliminary financial perspectives with respect to the Company and Catterton’s proposal. Following a discussion, the Special Committee instructed Jefferies to request that Catterton increase its proposed purchase price to $65.50 per share.

On August 11, 2015, Mr. Magliacano sent a representative of Jefferies a draft of GSO’s debt financing commitment letter and, beginning on such date, the Special Committee and its advisors reviewed and commented on the terms of the debt and equity financing commitments through August 20, 2015.

Dechert provided a revised Merger Agreement to Kirkland on August 12, 2015, that, among other things, (i) included a reduced termination fee of $8.6 million (approximately 1.0% of the equity value of the transaction) to be payable by the Company in the event the Merger Agreement were terminated by the Company during the “go shop” period (but agreed to the higher $30.0 million termination fee payable in other circumstances) and (ii) removed all conditions to closing tied to the receipt of educational consents, other than for a limited condition with respect to the filings required to be made with the DOE. Kirkland responded with a revised draft of the

Merger Agreement on August 15, 2015, that, among other things, increased the termination fee payable by the Company in the event the Merger Agreement were terminated in certain circumstances during the “go shop” period in respect of a takeover proposal to $13.0 million (approximately 1.5% of the equity value of the transaction) and accepted the Company’s proposed removal of all conditions to closing related to the receipt of educational consents other than the limited condition with respect to the filings required to be made with the DOE, but proposed that Parent would have a minimum period of time to seek certain educational consents prior to being required to close the Merger. In the following days, Dechert and Kirkland continued to negotiate the parties’ obligations relating to education regulatory matters, including the length of time Parent would have to obtain certain educational consents before being required to close the Merger.

On August 15, 2015, Mr. Harris asked Mr. Chu to increase Catterton’s purchase price to $65.50 per share. In accordance with the directives of the Special Committee, a representative of Jefferies made the same request to Mr. Magliacano on August 17, 2015. Both Mr. Chu and Mr. Magliacano indicated that they would consider the request but thought $65.00 per share in cash was the highest price that Catterton could offer. Both Mr. Harris and a representative of Jefferies discussed Catterton’s proposed sources and uses of funds with Mr. Chu and Mr. Magliacano, respectively, including the proposed use by Catterton of up to $65 million of the Company’s estimated cash on hand at closing to consummate the proposed transaction.

During an August 17, 2015 meeting of the Special Committee at which representatives of Dechert and Jefferies were in attendance, Dechert provided the Special Committee with an update on negotiations with Kirkland on the Merger Agreement, equity commitment letter and limited guarantee. The Special Committee discussed the remaining material open points in the Merger Agreement, including in particular the education-related consents. Following such discussion, the Special Committee provided Dechert with feedback and requested that Dechert arrange for the Company’s education regulatory counsel to make a presentation to the Special Committee regarding the educational consents required in connection with the transaction. The Special Committee then discussed with Jefferies the amount of Catterton’s equity commitment in relation to Catterton’s proposed sources and uses of funds and the proposed use by Catterton of up to $65 million of the Company’s estimated cash on hand at closing to consummate the proposed Merger. After taking into consideration that Catterton had, after preparing the sources and uses of funds reviewed by the Special Committee, agreed to increase its equity commitment to $336 million, the $55 million reverse termination fee payable by Catterton if Catterton was unable to close the transaction due to a failure to obtain financing, management’s projections of available cash on the Company’s balance sheet at closing, Catterton’s intention to arrange a revolving credit facility (which was not reflected in Catterton’s sources and uses), and Catterton’s intention to include equity co-investors, the Special Committee determined that Catterton’s sources and uses, as modified by its increased equity commitment, was acceptable.

On August 17, 2015, Mr. Magliacano advised a representative of Jefferies that Catterton was unwilling to increase its proposed purchase price above $65.00 per share in cash.

At an August 18, 2015 meeting of the Special Committee at which representatives of Dechert and Powers Pyles Sutter & Verville PC (“Powers”), the Company’s outside education regulatory counsel, were present, as well as Mr. Fluxman and other members of our senior management, Powers provided the Special Committee with a summary of the process of obtaining pre-acquisition review letters from the DOE and other education regulatory consents that may be required in connection with the transaction. Following the Special Committee’s discussion of such matters, the Special Committee provided guidance to Dechert with respect to negotiations relating to education regulatory matters and the amount of time Parent would have to obtain education regulatory consents before being required to close the Merger.

Throughout August 18 and August 19, 2015, Dechert and Kirkland continued to negotiate and exchange revised drafts of the Merger Agreement.

On August 20, 2015, the Special Committee held a telephonic meeting, attended by representatives of Dechert and Jefferies. Dechert reviewed with the Special Committee a detailed summary of the proposed terms of the Merger Agreement, a copy of which was provided to the Special Committee in advance of the meeting, and the transaction generally. Dechert also reviewed with the Special Committee, based on advice from the Special Committee’s Bahamian counsel, Graham Thompson, the fiduciary duties owed by the Special Committee under Bahamian law in considering the potential transaction with Catterton. Jefferies then reviewed its financial analysis of the Merger Consideration with the Special Committee and rendered to the Special Committee an oral opinion, confirmed by delivery of a written opinion dated August 20, 2015, to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger Consideration to be received by holders of the Common Shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The Special Committee unanimously (i) resolved that it is advisable, fair and in the best interests of the Company and its shareholders to enter into the Merger Agreement and the limited guarantee and to consummate the transactions contemplated by the Merger Agreement and (ii) recommended that the Board authorize, approve and declare advisable the Merger Agreement, Articles of Merger and the transactions contemplated by the Merger Agreement, submit the Merger Agreement and the Articles of Merger to the holders of the Common Shares for authorization, adoption and approval and recommend that the holders of the Common Shares vote in favor of the authorization, adoption and approval of, the Merger Agreement, Articles of Merger and the transactions contemplated by the Merger Agreement.

Immediately following the Special Committee meeting, the Board held a telephonic meeting, attended by members of our senior management, representatives of Dechert and Jefferies. Dechert reviewed with the Board a detailed summary of the proposed terms of the Merger Agreement, a copy of which was provided to the Board in advance of the meeting, and the transaction generally. Additionally, Dechert also reviewed, based on advice from the Special Committee’s Bahamian counsel, Graham Thompson, the fiduciary duties owed by the Board under Bahamian law in considering the potential transaction with Catterton. At the Special Committee’s request, Jefferies reviewed its financial analysis of the Merger Consideration with the Board and rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated August 20, 2015, to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger Consideration to be received by holders of the Common Shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The Board unanimously (i) resolved that it is advisable, fair and in the best interests of the Company and holders of the Common Shares for the Company to enter into the Merger Agreement and the limited guarantee and to consummate the transactions contemplated by the Merger Agreement, (ii) authorized, approved and declared advisable the terms of the Merger Agreement, including the Merger and the other transactions contemplated by the Merger Agreement, and the limited guarantee, (iii) resolved that the terms of the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and holders of the Common Shares, (iv) directed that the Merger Agreement and the Articles of Merger be submitted to the holders of the Common Shares for authorization, adoption and approval and (v) recommended that the holders of the Common Shares authorize, approve and adopt the Merger Agreement, the Articles of Merger and the transactions contemplated thereby, including the Merger.

On the evening of August 20, 2015, the Company, Parent and Merger Sub entered into the Merger Agreement and related ancillary documents. The proposed transaction was announced in a joint press release issued prior to the market opening on August 21, 2015.

Subsequent Events

In accordance with the provisions of the Merger Agreement, we and our representatives were permitted, until 11:59 p.m., New York, New York time, on October 6, 2015, to solicit, initiate, facilitate and encourage inquiries, proposals and offers relating to alternative transactions to the Merger, including by providing access to non-

public information (subject to entering into an acceptable confidentiality agreement and so long as we substantially concurrently provided to Parent any such non-public information that was not previously provided to Parent). The Company’s “go shop” process was commenced, at the direction of the Special Committee with the assistance of Jefferies, on August 21, 2015. During that process, 44 potential acquirors (21 strategic parties and 23 financial sponsors) were contacted regarding their interest in exploring a potential transaction with the Company. As of the end of the go-shop period, none of the parties contacted during the go-shop process had submitted a competing acquisition proposal to us or our representatives, and no such party remained engaged in discussions or negotiations with us or our representatives with respect to a potential acquisition proposal.

Reasons for the Merger

Recommendation of the Special Committee

The Special Committee was formed to, among other things, consider potential strategic alternatives, including any transaction proposed by affiliates of Catterton Management Company, L.L.C., and to exercise all of the power and authority of the Board in examining and evaluating the merits of any sale, merger, buyout, tender offer or similar transaction relating to the Company, all as described more fully in “—Background of the Merger” beginning on page 26 of this proxy statement. The Special Committee consists solely of directors who (1) are independent (as defined under the NASDAQ Marketplace Rules), (2) are not employees of the Company or otherwise affiliated with the Company (other than as directors), (3) do not have any personal or financial interests in the completion of the Merger, other than to receive the same consideration for any common shares, Company RSUs, and options held by them that will be paid to all other holders of such interests, and (4) comprise all of the independent (as defined under the NASDAQ Marketplace Rules) directors on the Board. The Special Committee retained Dechert as its legal advisor and Jefferies as its financial advisor.

On August 20, 2015, the Special Committee evaluated the Merger and the Merger Agreement in consultation with its legal and financial advisors, and unanimously (i) determined that it is advisable, fair, and in the best interests of the Company and our shareholders to enter into the Merger Agreement with Parent and Merger Sub, and (ii) recommended that the Board (a) approve the execution, delivery, and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and (b) recommended authorization, adoption and approval of the Merger Agreement and the form of the articles of merger contained therein by the shareholders of the Company.

In the course of making the determinations described above, the Special Committee considered the following factors relating to the Company, its business, and prospects, and the risks and challenges facing it, and the potential benefits of the Merger Agreement and the transactions contemplated thereby, including the Merger, which factors the Special Committee believed supported its decision, but which factors are not intended to be exhaustive and are not presented in any relative order of importance:

•	its understanding, as a result of its discussions with our management, of the Company’s business, financial condition, results of operations, competitive position, business strategy, strategic options, and projected financial results as an independent public company, as well as the risks and uncertainty involved in achieving those prospects and projections;

•	its belief, after a review of potential strategic alternatives available to the Company, including continuing to operate on a stand-alone basis in accordance with its existing business plan, that in light of the considerable risks of other alternatives, the Merger represents the Company’s best reasonably available prospect for enhancing shareholder value;

•	the recent and historical market price of the Common Shares and recent trading activity, including the fact that the Merger Consideration represents a premium of approximately 14.9% to the closing price of the common shares on August 20, 2015 (the last trading day before the Merger Agreement was publicly announced), and a premium of approximately 21.5% to the 90 day weighted-average closing share price on August 20, 2015;

•	the fact that the Merger Consideration consists of all cash, which provides certainty and immediate value to the Company’s shareholders and allows the Company’s shareholders to avoid the risks of continuing to hold Common Shares or receiving other publicly-traded securities in the Merger;

•	the financial presentation and opinion of Jefferies delivered on August 20, 2015 to the Special Committee to the effect that, as of such date and based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger Consideration to be received by holders of Common Shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below under the caption “—Opinion of the Special Committee’s Financial Advisor;”

•	the terms of the Merger Agreement, including:

•	the Special Committee’s right during the 47-day Go-Shop Period beginning on the date of the Merger Agreement to solicit alternative takeover proposals from third parties, and to provide information to and engage in, enter into, continue or otherwise participate in discussions and negotiations with third parties with respect to such takeover proposals;

•	the Special Committee’s right to consider, respond to, and negotiate an unsolicited takeover proposal received from a third party after the expiration of the Go-Shop Period and prior to the time that shareholders approve the proposal to adopt the Merger Agreement if the Board or the Special Committee determines in good faith, after consultation with outside legal counsel and its financial advisor, that such takeover proposal is superior to the Merger or could reasonably be expected to result in a proposal superior to the Merger;

•	the right of the Special Committee and the Board to withdraw or change its recommendation in favor of the Merger Agreement, and our right to terminate the Merger Agreement to accept a superior proposal, subject to compliance with the terms of the Merger Agreement;

•	the fact that, under certain circumstances, Parent is required to pay the Company a Reverse Termination Fee equal to $55 million if the Merger Agreement is terminated because Parent and Merger Sub fail to complete the Merger when required or they breach or fail to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the Merger Agreement such that conditions to the consummation of the Merger cannot be satisfied; and

•	the fact that the Company is permitted under the terms of the Merger Agreement to continue to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the effective time of the Merger, subject only to limitations and restrictions on the taking of certain prescribed actions;

•	its belief that the termination fees and other limitations applicable to alternative acquisition proposal agreed to in the Merger Agreement were reasonable and customary and would not preclude a serious and financially capable potential acquirer;

•	the fact that the termination fee payable by the Company in the event that we terminate the Merger Agreement to accept a Superior Proposal during the Go-Shop Period (or thereafter to the extent extended to provide for any required period of good faith negotiation with Parent) is $13 million;

•	the likelihood that the Merger will be consummated, which is supported by:

•	the fact that Parent has obtained debt and equity financing commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which, when taken together with the cash estimated to be on the Company’s balance sheet at Closing, will be sufficient for Parent to pay the aggregate Merger Consideration and all related fees and expenses;

•	the limited number and customary nature of the conditions to funding the transaction set forth in the debt commitment letter;

•	the absence of any financing condition;

•	the Company’s ability, under certain circumstances, to seek specific performance to cause the equity sources to fund their respective equity commitments to Parent and to cause Parent to consummate the Merger if the debt financing is available;

•	the fact that the conditions to closing the Merger are limited to customary conditions for a transaction of this type, that can be expected to be fulfilled;

•	the likelihood of obtaining the required regulatory approvals; and

•	the fact that the payment obligations of Parent under the Merger Agreement, including its obligation to pay the Reverse Termination Fee that may become payable to the Company, have been guaranteed by Catterton Partners VII, L.P., up to an amount not to exceed $60 million;

•	the ability of the Company’s shareholders to exercise appraisal rights under Section 83 of the IBCA (which amount could be more than, the same as or less than the amount a shareholder would be entitled to receive under the terms of the Merger Agreement) and to receive payment based on that valuation in lieu of receiving the Merger Consideration, as more fully described under “—Appraisal Rights” beginning on page 95 of this proxy statement; and

•	the efforts of the Special Committee, with the assistance of its legal and financial advisors acting at the direction of the Special Committee, to negotiate and execute a Merger Agreement favorable to the Company and its shareholders.

In the course of making the determinations described above, the Special Committee also considered the following procedural safeguards involved in the negotiation of the Merger Agreement (which factors the Special Committee believed supported its decision, but which factors are not intended to be exhaustive and are not presented in any relative order of importance):

•	the fact that the consideration and negotiation of the Merger Agreement was conducted through arm’s-length negotiations under the oversight of the Special Committee, which is comprised solely of independent and disinterested members of the Board who are not employees of the Company or otherwise affiliated with the Company (other than as directors), Catterton (or any of its affiliates) or Parent and who have no personal or financial interests in the completion of the Merger other than to receive the same consideration for any common shares, Company RSUs, and options held by them that will be paid to all other holders of such interests;

•	the Special Committee met regularly and retained separate legal and financial advisors, each an internationally recognized firm with extensive relevant experience, to assist the Special Committee in evaluating and negotiating the legal and financial terms of the Merger Agreement;

•	the fact that, from the Special Committee’s formation on February 19, 2014 through its recommendation of the Merger Agreement to the Board on August 20, 2015, the Special Committee held 23 formal meetings and was involved in extensive discussions and deliberations prior to the Company’s execution of the Merger Agreement; and

•	the fact that the Special Committee:

•	was granted authority by the Board to review the Company’s strategic alternatives, including to evaluate the advisability of a business combination, to solicit and negotiate business combination proposals with one or more entities selected by it, to negotiate or reject the terms of any business combination and to recommend to the Board what (if any) action should be taken in respect of any potential business combination, and no limitations were placed on the authority of the Special Committee, subject to the Board being required by the IBCA to approve a Merger Agreement;

•	was aware that it had no obligation to recommend the Merger or any other business combination or strategic transaction to the Board and could reject the Merger or any other business combination or strategic transaction; and

•	the fact that the Merger Consideration and other terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee, with the assistance of its legal and financial advisors acting at the direction of the Special Committee, and Parent, Catterton and their legal advisors.

In the course of making the determinations described above, the Special Committee considered the following potentially negative factors relating to the Merger Agreement and the transactions contemplated thereby, including the Merger (which factors are not intended to be exhaustive and are not presented in any relative order of importance):

•	the fact that, while the Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and, as a result, it is possible that the Merger might not be completed even if the Merger Agreement is approved by the Company’s shareholders;

•	the risk that certain education related regulatory consents or approvals could significantly delay the closing;

•	the risk that, while the Merger Agreement is not by its terms subject to a financing condition, if sufficient debt financing is not obtained by Parent, the Merger may not be consummated and the Company’s remedy would be limited to the Reverse Termination Fee of $55 million;

•	the risks during the pendency of the Merger related to:

•	the disruption of management’s attention to the Company’s ongoing business operations due to the transaction;

•	the effect of the announcement of the proposed Merger on the Company’s relationships with its employees and customers;

•	adverse effects on the Company’s operating results, including as a result of costs incurred in connection with the Merger; and

•	the Company’s ability to attract and retain key personnel;

•	the fact that, subsequent to completion of the Merger, the Company would no longer exist as an independent public company and its shareholders would no longer participate in its future earnings and growth, if any, or benefit from increases, if any, in the value of the common shares, and will not participate in any potential future sale of the Company to a third party;

•	the requirement that, if the Merger Agreement is terminated under specified circumstances, the Company must pay a Termination Fee of $13 million or $30 million, depending on the circumstances;

•	the receipt of the Merger Consideration by the Company’s shareholders who are U.S. persons will generally be subject to U.S. federal income tax;

•	the fact that if the Merger does not close, management will have expended significant time and effort in connection with the Merger, and there will have been a significant disruption in management’s attention to the Company’s ongoing business operations;

•	the restrictions on the conduct of the Company’s business prior to the completion of the Merger which prevent the taking of specified actions without the prior consent of Parent, which actions the Company might otherwise take in the absence of the pending Merger;

•	we have incurred and continue to incur significant legal, accounting, and other fees and expenses related to the transaction that the Company will be required to pay regardless of whether the Merger is consummated; and

•	certain directors and executive officers of the Company have interests in the Merger that are different from, or in addition to, those of the Company’s shareholders, as described under “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 56 of this proxy statement.

The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive but includes the material factors considered by the Special Committee. In view of the variety of factors considered in connection with its evaluation of the Merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual members of the Special Committee may have given different weights to different factors. While the Special Committee considered potentially positive and potentially negative factors, the Special Committee concluded that, based on the totality of the information presented, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, the Special Committee recommended to the Board the Merger Agreement and the Merger based upon the totality of the information it considered.

Determinations and Recommendation of the Board of Directors

On August 20, 2015, the Board, acting upon the recommendation of the Special Committee, unanimously (i) determined that it is advisable, fair, and in the best interests of the Company and its shareholders to enter into the Merger Agreement with Parent and Merger Sub and to consummate the transactions contemplated by the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and (iii) directed the Merger Agreement and the form of the articles of merger contained therein be submitted to the Company’s shareholders for authorization, adoption and approval and recommended that the Company’s shareholders authorize, approve, and adopt the Merger Agreement and the form of the articles of merger contained therein.

In the course of making such determinations, the Board considered the following factors (which factors are not intended to be exhaustive and are not in any relative order of importance):

•	the Special Committee’s analyses, conclusions and unanimous determination, after its review and based upon the factors discussed above under “—Recommendation of the Special Committee”, which the Board adopted, that it is advisable, fair and in the best interests of the Company and our shareholders to enter into the Merger Agreement with Parent and Merger Sub, and the Special Committee’s unanimous recommendation that the Board should approve the execution, delivery, and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and recommend the authorization, adoption, and approval of the Merger Agreement and the form of the articles of merger contained therein by the shareholders of the Company;

•	the fact that the Special Committee consists of four (4) independent and disinterested directors of the Company who are not affiliated with Catterton, any of the Catterton Funds, or Parent, are not employees of the Company or any of its affiliates, and have no financial interest in the Merger different from, or in addition to, the Company’s unaffiliated shareholders other than their interests described under “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 56; and

•	the financial presentation and opinion of Jefferies delivered on August 20, 2015 to the Board to the effect that, as of such date and based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger Consideration to be received by holders of Common Shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below under the caption “—Opinion of the Special Committee’s Financial Advisor.”

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board made its recommendation based upon the totality of the information it considered.

The Board unanimously recommends that the shareholders of the Company vote “FOR” the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein.

Recommendation of the Special Committee

After careful consideration, and after evaluating the Merger and the Merger Agreement with the Special Committee’s legal and financial advisors, the Special Committee unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into the Merger Agreement with Parent and Merger Sub, and (ii) recommended that the Board (a) approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger and (b) recommended authorization, adoption and approval of the Merger Agreement and the form of the articles of merger contained therein by the shareholders of the Company.

Determinations and Recommendation of the Board of Directors

After careful consideration and acting upon the recommendation of the Special Committee, the Board unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into the Merger Agreement with Parent and Merger Sub, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend authorization, adoption and approval of the Merger Agreement and the form of the articles of merger contained therein by the shareholders of the Company.

The Board unanimously recommends that our shareholders vote “FOR” the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein.

Opinion of the Special Committee’s Financial Advisor

The Special Committee retained Jefferies as financial advisor to the Company and the Special Committee to provide the Special Committee with financial advice and assistance in connection with considering potential strategic alternatives for the Company, including a possible sale, disposition or other business transaction, such as the merger. In connection with this engagement, the Special Committee requested that Jefferies evaluate and render an opinion to the Special Committee and the Board as to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of Common Shares pursuant to the Merger Agreement. At meetings of the Special Committee and the Board held on August 20, 2015, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated August 20, 2015, to the Special Committee and the Board to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in its opinion, the Merger Consideration to be received by holders of Common Shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Jefferies’ opinion, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, is attached as Annex B and is incorporated herein by reference. Jefferies’ opinion was provided for the use and benefit of the Special Committee and the Board (in their capacities as such) in their evaluation of the Merger Consideration from a financial point of view and did not address any other aspect of the Merger or any other matter. The opinion did not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the merger. Jefferies’ opinion does not constitute a recommendation as to how any shareholder should vote or act in connection with the Merger or any other matter. The following summary is qualified in its entirety by reference to the full text of Jefferies’ opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed an execution version of the Merger Agreement provided to Jefferies on August 20, 2015;

•	reviewed certain publicly available financial and other information about the Company;

•	reviewed certain information furnished to Jefferies by the management of the Company relating to the businesses, operations and prospects of the Company, including financial forecasts and estimates relating to the Company prepared or provided by the Company management;

•	held discussions with members of the senior management of the Company concerning the matters described in the second and third bullets immediately above;

•	reviewed the stock trading price history and implied trading multiples for the Company and compared them with those of certain publicly traded companies or businesses that Jefferies deemed relevant in evaluating the Company;

•	compared the financial terms of the Merger with publicly available financial terms of certain other transactions that Jefferies deemed relevant in evaluating the Merger; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available to Jefferies (including, without limitation, the information described above) or otherwise reviewed by Jefferies. Jefferies relied on assurances of the Company management that it was not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, off-balance sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities, of the Company or any other entity and Jefferies was not furnished with, and assumed no responsibility to obtain, any such evaluations, appraisals or physical inspections.

With respect to the financial forecasts and estimates, including estimates as to potential net operating loss carryforwards of the Company on a standalone basis, provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. Jefferies was informed, however, and assumed, that the financial forecasts and estimates relating to the Company which Jefferies was directed to utilize in its analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company management as to the future financial performance of the Company and the other matters covered thereby. Jefferies expressed no opinion as to any such financial forecasts or estimates or the assumptions on which they were based and Jefferies assumed that the financial results reflected in the financial forecasts and estimates utilized in its analyses would be realized in the amounts and at the times projected. Jefferies relied upon the assessments of the Company management as to, among other things, the potential impact on the Company of market, cyclical and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the industries in which the Company operates. At the Special Committee’s direction, Jefferies assumed that there would not be any developments with respect to any such matters that would be meaningful in any respect to Jefferies’ analyses or opinion.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of Jefferies’ opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion.

Jefferies made no independent investigation of any legal, accounting or tax matters affecting the Company or the Merger and Jefferies assumed the correctness in all respects meaningful to its analysis and opinion of all legal, accounting and tax advice given to the Company, the Board or the Special Committee, including, without limitation and at the Special Committee’s direction, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement and related documents. In addition, in preparing its opinion, Jefferies did not take into account any tax or other consequences of the Merger to any holder of Common Shares. Jefferies assumed that the Merger would be consummated in accordance with its terms and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents and releases for the Merger, including with respect to any divestiture or other requirements, no delay, limitation, restriction or condition would be imposed that would be meaningful to Jefferies’ analyses or opinion. Jefferies also assumed, at the direction of the Special Committee, that the final Merger Agreement, when signed by the parties thereto, would be substantially similar to the execution version reviewed by Jefferies. In connection with its engagement, Jefferies was not requested to, and it did not, solicit third-party indications of interest in the possible acquisition of all or a part of the Company; however, Jefferies was requested, at the direction of the Special Committee, to solicit such indications of interest in accordance with the “go shop” provision of the Merger Agreement following the public announcement of the proposed Merger.

Jefferies’ opinion was provided for the use and benefit of the Special Committee and the Board (in their capacities as such) in their evaluation of the Merger Consideration from a financial point of view. Jefferies’ opinion did not address the relative merits of the Merger or other transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, the form or structure of the Merger or any term, aspect or implication of any limited guarantee or other agreements or arrangements contemplated by or resulting from the Merger. In addition, other than with respect to the Merger Consideration (to the extent expressly specified in Jefferies’ opinion) to be received by holders of Common Shares, Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities (other than holders of Common Shares), creditors or other constituencies of the Company or any other party to the Merger. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise. The issuance of Jefferies’ opinion was authorized by Jefferies’ fairness committee.

In connection with rendering its opinion to the Special Committee and the Board, Jefferies performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies and selected precedent transactions analyses summarized below, no company or transaction used as a comparison was identical or directly comparable to the Company or the Merger. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies or transactions concerned.

Jefferies believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of the Company in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of the Company. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired. Accordingly, the estimates used in, and the range of the valuations resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of the Company or its securities.

The Merger Consideration to be received by holders of Common Shares pursuant to the Merger Agreement was determined through negotiation between the Special Committee and Catterton, and the decision by the Company to enter into the Merger Agreement was solely that of the Special Committee and the Board. Jefferies’ opinion and financial analyses were only one of many factors considered by the Special Committee and the Board in their evaluation of the Merger and should not be viewed as determinative of the views of the Board, the Special Committee or the Company’s management with respect to the Merger or the consideration payable in the Merger.

The following is a brief summary of the material financial analyses provided to the Special Committee and the Board and performed by Jefferies in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Selected Public Companies Analysis. Jefferies reviewed publicly available financial, stock market and operating information of the Company and the following selected companies that Jefferies considered generally relevant as publicly traded companies with operations in the industries in which the Company operates, consisting of the following (collectively referred to as the selected companies):

•	six (6) selected companies in the beauty products industry, referred to as the selected beauty products companies;

•	three (3) selected companies in the beauty retail industry, referred to as the selected beauty retail companies;

•	two (2) selected companies in the cosmetic health industry, referred to as the selected cosmetic health companies;

•	three (3) selected companies in the cruise lines industry, referred to as the selected cruise lines companies;

•	five (5) selected companies in the education industry, referred to as the selected education companies; and

•	eleven (11) selected companies in the leisure industry, referred to as the selected leisure companies.

Selected Beauty Products Companies

•       Avon Products, Inc.

•       Coty Inc.

•       Elizabeth Arden, Inc.

•       L’Occitane International S.A.

•       Revlon, Inc.

•       Shiseido Company, Limited

Selected Beauty Retail Companies

•       Regis Corporation

•       Sally Beauty Holdings, Inc.

•       ULTA Salon, Cosmetics & Fragrance, Inc.

Selected Cosmetic Health Companies

•       Regis Corporation

•       Weight Watchers International, Inc.

Selected Cruise Lines Companies

•       Carnival Corporation

•       Norwegian Cruise Line Holdings Ltd.

•       Royal Caribbean Cruises Ltd.

Selected Education Companies

•       Apollo Education Group, Inc.

•       DeVry Education Group Inc.

•       Grand Canyon Education, Inc.

•       ITT Educational Services, Inc.

•       Strayer Education, Inc.

Selected Leisure Companies

•       Cedar Fair, L.P.

•       Churchill Downs Incorporated

•       ClubCorp Holdings, Inc.

•       Dave & Buster’s Entertainment, Inc.

•       International Speedway Corporation

•       Interval Leisure Group, Inc.

•       SeaWorld Entertainment, Inc.

•       Six Flags Entertainment Corporation

•       Speedway Motorsports, Inc.

•       Town Sports International Holdings, Inc.

•       Vail Resorts, Inc.

Jefferies reviewed, among other information, enterprise values, calculated as fully diluted equity values based on closing stock prices on August 18, 2015 plus total debt, preferred stock and minority interests (as applicable) less cash and cash equivalents, as a multiple of calendar year 2015 and calendar year 2016 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, to the extent meaningful. Financial data of the selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of the Company was based on both financial forecasts and estimates of the Company’s management and publicly available Wall Street research analysts’ estimates.

The overall low to high calendar year 2015 and calendar year 2016 estimated EBITDA multiples observed for the selected companies were 2.0x to 23.6x (with an overall mean of 10.9x and an overall median of 10.2x) and 2.3x to 15.5x (with an overall mean of 9.2x and an overall median of 8.9x), respectively, with overall low to high calendar year 2015 and calendar year 2016 estimated EBITDA multiples observed for the selected beauty products companies, the selected beauty retail companies, the selected cosmetic health companies, the selected cruise lines companies, the selected education companies and the selected leisure companies as follows:

•	selected beauty products companies: low to high calendar year 2015 and calendar year 2016 estimated EBITDA multiples of 7.0x to 23.6x (with a mean of 15.4x and a median of 17.2x) and 6.6x to 15.5x (with a mean of 11.3x and a median of 10.7x), respectively;

•	selected beauty retail companies: low to high calendar year 2015 and calendar year 2016 estimated EBITDA multiples of 7.4x to 16.3x (with a mean of 11.0x and a median of 9.3x) and 5.9x to 14.1x (with a mean of 9.5x and a median of 8.7x), respectively;

•	selected cosmetic health companies: low to high calendar year 2015 and calendar year 2016 estimated EBITDA multiples of 7.4x to 10.0x (with a mean of 8.7x and a median of 8.7x) and 5.9x to 11.3x (with a mean of 8.6x and a median of 8.6x), respectively;

•	selected cruise lines companies: low to high calendar year 2015 and calendar year 2016 estimated EBITDA multiples of 12.3x to 16.1x (with a mean of 14.0x and a median of 13.6x) and 10.7x to 13.0x (with a mean of 11.8x and a median of 11.7x), respectively;

•	selected education companies: low to high calendar year 2015 and calendar year 2016 estimated EBITDA multiples of 2.0x to 7.6x (with a mean of 4.5x and a median of 4.6x) and 2.3x to 6.8x (with a mean of 4.7x and a median of 4.6x), respectively; and

•	selected leisure companies: low to high calendar year 2015 and calendar year 2016 estimated EBITDA multiples of 7.5x to 15.8x (with a mean of 10.7x and a median of 10.2x) and 7.2x to 12.6x (with a mean of 9.3x and a median of 8.7x), respectively.

Jefferies then applied selected ranges of calendar year 2015 and calendar year 2016 estimated EBITDA multiples of 9.0x to 10.5x and 8.5x to 10.0x, respectively, derived from the selected companies to corresponding data of the Company based on internal forecasts and estimates of the Company’s management. This analysis indicated the following approximate implied equity value per share reference ranges for the Company, as compared to the Merger Consideration:

Implied Equity Value Per Share Reference Ranges Based on:		Merger Consideration
CY2015E EBITDA	CY2016E EBITDA
$55.79 – $65.84	$54.44 – $64.85	$65.00

Selected Precedent Transactions Analysis. Using publicly available information, Jefferies reviewed, among other things, financial data relating to the following selected transactions that Jefferies considered generally relevant as transactions involving target companies with operations in the industries in which the Company operates, consisting of the following (collectively referred to as the selected transactions):

•	fourteen (14) selected transactions involving target companies with operations in the beauty products and cosmetics industries, referred to as the selected beauty products and cosmetics transactions;

•	eight (8) selected transactions involving target companies with operations in the cosmetics and beauty retail industries, referred to as the selected cosmetics and beauty retail transactions;

•	seven (7) selected transactions involving target companies with operations in the gym industry, referred to as the selected gym transactions; and

•	seven (7) selected transactions involving target companies with operations in the education industry, referred to as the selected education transactions.

Selected Beauty Products and Cosmetics Transactions

Announcement Date	Acquiror	Target
July 9, 2015	• Walgreens Boots Alliance, Inc.	• Liz Earle Beauty Co. Ltd.
July 8, 2015	• Sephora / LVMH Moët Hennessy Louis Vuitton S.A.	• Luxola Pte. Ltd.
July 2, 2015	• Unilever N.V.	• Murad, Inc.
June 16, 2015	• Coty Inc.	• The Proctor & Gamble Company (Fragrance, Cosmetics and Hair Care Operations)
June 4, 2015	• General Atlantic LLC	• Too Faced Cosmetics Holdings, LLC
October 7, 2014	• Coty Inc.	• Bourjois, Ltd.
June 2, 2014	• Henkel AG	• Kenra Limited, Alterna LLC and Sexy Hair Concepts, LLC
August 3, 2013	• Revlon, Inc.	• The Colomer Group
March 20, 2013	• Valeant Pharmaceuticals International, Inc.	• Obagi Medical Products, Inc.
November 30, 2011	• POLA Orbis Holdings Inc.	• Jurlique International Pty. Ltd.
September 27, 2010	• Unilever N.V. / Conopco, Inc.	• Alberto-Culver Company
November 23, 2010	• Coty Inc.	• philosophy, Inc.
May 17, 2010	• The Estée Lauder Companies Inc.	• Smashbox Beauty Cosmetics, Inc.
January 14, 2010	• Shiseido Company, Limited	• Bare Escentuals Inc.

Selected Cosmetics and Beauty Retail Transactions

Announcement Date	Acquiror	Target
July 15, 2015	• ONCAP III LP	• Chatters Canada Ltd.
June 24, 2015	• Unilever N.V.	• Dermalogica, Inc.
June 1, 2015	• CVC Capital Partners Limited	• Douglas Holding AG
March 28, 2015	• Dufry AG	• World Duty Free S.p.A.
February 3, 2015	• Macy’s, Inc.	• Bluemercury Inc.
October 15, 2012	• Advent International Corporation	• Douglas Holding AG
September 11, 2012	• Roark Capital Group, Inc.	• Massage Envy Franchising, LLC
October 17, 2011	• Steiner Leisure Limited	• Ideal Image Development Inc.

Selected Gym Transactions

Announcement Date	Acquiror	Target
July 6, 2015	• KSL Capital Partners, LLC	• WellBiz Brands, Inc.
April 16, 2015	• Brait S.E.	• Virgin Active Limited
March 16, 2015	• Leonard Green & Partners, L.P. / TPG Capital, L.P.	• Life Time Fitness, Inc.
May 30, 2014	• AEA Investors L.P. / The Ontario Teacher’s Pension Plan / Fitness Capital Partners L.P.	• 24 Hour Fitness USA, Inc.
December 26, 2012	• TSG Consumer Partners LLC	• Planet Fitness, Inc.
August 19, 2011	• CVC Capital Partners Limited	• Virgin Active Limited
January 21, 2010	• Trustmark Mutual Holding Company	• Health Fitness Corporation

Selected Education Transactions

Announcement Date	Acquiror	Target
July 10, 2015	• Partners Group AG	• KUE LLC (d/b/a KinderCare)
March 30, 2015	• Investcorp S.A. and Bahrain Mumtalakat Holding Company	• Nobel Learning Communities, Inc.
March 13, 2014	• Hellman & Friedman LLC	• Renaissance Learning Inc.
May 16, 2012	• CAE Inc.	• Oxford Aviation Academy UK Ltd.
October 12, 2011	• Steiner Leisure Limited	• Cortiva Group Inc.
August 4, 2011	• DeVry Education Group Inc.	• American University of the Caribbean
June 7, 2010	• JLL Partners Inc.	• Ross Education LLC

Jefferies reviewed, among other information, transaction values of the selected transactions, calculated as the purchase prices paid for the target companies involved in such transactions plus total debt, preferred stock and minority interests (as applicable) less cash and cash equivalents, as a multiple of such target companies’ latest twelve (12) months EBITDA, as available. Financial data of the selected transactions were based on press releases, public filings and other publicly available information. Financial data of the Company was based on the Company’s public filings.

The overall low to high latest twelve (12) months EBITDA multiples observed for the selected transactions were 7.4x to 13.8x (with an overall mean of 10.8x and an overall median of 10.9x), with overall low to high latest twelve (12) months EBITDA multiples observed for the selected beauty products and cosmetics transactions, the selected cosmetics and beauty retail transactions, the selected gym transactions and the selected education transactions as follows:

•	selected beauty products transactions (for which information was publicly available for four transactions): low to high latest twelve (12) months EBITDA multiples of 9.9x to 13.3x (with a mean of 12.1x and a median of 12.5x);

•	selected cosmetics and beauty retail transactions (for which information was publicly available for three transactions): low to high latest twelve (12) months EBITDA multiples of 7.4x to 13.8x (with a mean of 10.9x and a median of 11.4x);

•	selected gym transactions (for which information was publicly available for four transactions): low to high latest twelve (12) months EBITDA multiples of 8.9x to 11.8x (with a mean of 10.0x and a median of 9.7x); and

•	selected education transactions (for which information was publicly available for one transaction): low to high latest twelve (12) months EBITDA multiples of 9.0x to 9.0x (with a mean and median of 9.0x).

Jefferies then applied a selected range of latest twelve (12) months EBITDA multiples of 9.5x to 11.5x derived from the selected transactions to the Company’s latest twelve (12) months (as of June 30, 2015) EBITDA. This analysis indicated the following approximate implied equity value per share reference range for the Company, as compared to the Merger Consideration:

Implied Equity Value Per Share Reference Range	Merger Consideration
$54.53 – $66.97	$65.00

Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis of the Company by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the second half of the fiscal year ending December 31, 2015 through the full fiscal year ending December 31, 2019 based on internal forecasts and estimates of the Company management. For purposes of this analysis, the estimated net present value of the Company’s potential U.S.-based net operating loss carryforwards (discounted to present value as of June 30, 2015 utilizing the Company’s cost of equity of 11.8%) was taken into account. Terminal values of the Company were calculated by applying to the Company’s estimated standalone unlevered, after-tax free cash flows at the end of the forecast period (assuming normalized working capital and depreciation and amortization) a range of perpetuity growth rates of 2.0% to 3.0%. The standalone unlevered, after-tax free cash flows were then discounted to present value (as of June 30, 2015) using discount rates ranging from 10.0% to 11.0%. Terminal values of the Company also were calculated by applying to the Company’s fiscal year ending December 31, 2019 estimated EBITDA a selected range of EBITDA terminal value multiples of 8.5x to 9.5x. The present values (as of June 30, 2015) of the cash flows and terminal values were then calculated using the selected discount rate range described above. This analysis indicated the following approximate implied equity value per share reference ranges for the Company, as compared to the Merger Consideration:

Implied Equity Value Per Share Reference Ranges Based on:		Merger Consideration
Perpetuity Growth Rate	EBITDA Multiple
$60.55 – $77.54	$64.76 – $73.68	$65.00

Sum-of-the-Parts Analysis. Jefferies performed a sum-of-the-parts analysis of the Company to observe an approximate implied overall enterprise value for the Company based on approximate implied enterprise values for each of the Company’s maritime, Elemis, Bliss, resorts, schools and Ideal Image business units, taking into account the Company’s training costs. In this analysis, Jefferies applied selected ranges of calendar year 2015 estimated EBITDA multiples derived from the selected companies of 9.5x to 10.5x (maritime), 11.0x to 12.0x (Elemis), 11.0x to 12.0x (Bliss), 9.0x to 10.0x (resorts), 4.0x to 5.0x (schools) and 7.5x to 9.0x (Ideal Image), respectively, to corresponding data of such business units (as applicable) and an EBITDA-weighted multiple of 9.2x to such training costs. Financial data of the selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of the Company was based on financial forecasts and estimates of the Company’s management. After taking into account intercompany benefits, corporate overhead costs and net debt of the Company, this analysis indicated the following approximate implied equity value per share reference range for the Company, as compared to the Merger Consideration:

Implied Equity Value Per Share Reference Range	Merger Consideration
$54.31 – $61.11	$65.00

Additional Information.

Jefferies observed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but were noted for informational purposes, including:

•	the implied premiums paid in 214 selected mergers and acquisition transactions involving the acquisition of greater than 50% of the shares of U.S. publicly-traded target companies announced from January 1, 2011 to August 18, 2015 with transaction values of $200 million to $1 billion based on closing stock prices of the target companies involved in such transactions one-day, one-week and four-weeks prior to public announcement of the relevant transactions which, after applying the 25th percentile to 75th percentile of the premiums implied by such transactions of 17.9% to 48.7% (one-day premiums), 17.8% to 48.8% (one-week premiums) and 19.1% to 53.5% (four-week premiums) to the closing price of Common Shares on August 18, 2015 of $58.50 per share, indicated an approximate implied equity value per share reference range for the Company of $69.19 to $87.94 per share, as compared to the Merger Consideration of $65.00 per share;

•	the implied premiums paid in selected take-private transactions, including U.S. sponsor-led leveraged buyouts, with transaction values of greater than $200 million announced from January 1, 2011 to August 18, 2015, which generally indicated lower one-day, one-week and four-week premiums than the implied premiums paid in the selected transactions noted above; and

•	an illustrative leveraged buyout overview, based on internal forecasts and other estimates of the Company’s management, reflecting a theoretical range of purchase prices that could be paid by a hypothetical financial buyer in an acquisition of the Company assuming, among other things, a transaction closing date of June 30, 2015, pro forma book leverage of 7.0x to 7.5x the Company’s latest twelve (12) months (as of June 30, 2015) EBITDA, a 4 1⁄2-year investment period and a selected range of internal rates of return for a financial buyer of 15% to 25%, which indicated an approximate implied equity value per share reference range for the Company of $53.58 to $65.63 per share.

Miscellaneous

The Company has agreed to pay Jefferies for its financial advisory services in connection with the merger an aggregate fee currently estimated to be approximately $6.5 million, of which a portion was payable upon delivery of Jefferies’ opinion and approximately $5.5 million is payable contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse Jefferies for its reasonable expenses, including reasonable fees and expenses of counsel, and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

Jefferies maintains a market in the securities of the Company and, in the ordinary course of business, Jefferies and its affiliates may trade or hold securities of the Company, certain portfolio companies of Catterton and/or their respective affiliates for Jefferies’ own account and for the accounts of Jefferies’ customers and, accordingly, may at any time hold long or short positions in those securities. As the Special Committee and the Board were aware, Jefferies and its affiliates in the past have provided and in the future may provide financial advisory and financing services unrelated to the Merger to Catterton and certain entities which, based on publicly available information, are identified as portfolio companies of Catterton, for which services Jefferies and its affiliates have received and would expect to receive compensation, including, during the two-year period prior to the date of its opinion, having acted as sole or joint financial advisor for certain sale transactions, and as joint bookrunner or co-lead manager for certain initial public offerings or other equity offerings, of certain portfolio companies of Catterton, for which services during such two-year period Jefferies and its affiliates received an aggregate fee of less than approximately $12 million. Although Jefferies and its affiliates did not provide financial advisory or financing services during the two-year period prior to the date of its opinion to the Company unrelated to the Merger for which Jefferies or its affiliates received compensation, Jefferies and its affiliates may provide such services to the Company and its affiliates in the future, for which services Jefferies and its affiliates would expect to receive compensation.

Jefferies was selected to act as the Special Committee’s financial advisor in connection with the Merger because Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions and its reputation. Jefferies is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Projected Financial Information

The Company does not as a matter of course make public forecasts or projections as to its future financial performance. However, before entering into the Merger Agreement, the Company provided to representatives of the Catterton Funds certain non-public forward-looking information concerning our anticipated operating performance for the years ending December 31, 2015, 2016, 2017, 2018 and 2019 detailed in the following table. The Company also provided these projections to the Special Committee and the Board in their evaluation of the Merger and to Jefferies for its use and reliance in connection with its financial analyses and opinion. The following projections for the years ending December 31, 2015, 2016, 2017, 2018 and 2019 are management’s projections for such years.

($ in millions)	Year Ending December 31,
	2015	2016	2017	2018	2019
Sales	$893.4	$991.2	$1,062.8	$1,139.2	$1,254.4
Gross Profit	193.1	205.9	222.7	238.3	265.6
Income from Operations	50.4	48.6	56.6	65.8	86.2
EBITDA(1)	86.4	89.4	99.3	109.8	130.8

(1)	Earnings before interest, taxes, depreciation and amortization.

The Company did not prepare the projections with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Furthermore, the projections do not purport to present operations in accordance with U.S. generally accepted accounting principles, or “GAAP,” and our independent auditors have not examined, compiled or otherwise applied procedures to the projections and accordingly assume no responsibility for them. Our internal financial forecasts (upon which these projections were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments. The projections may differ from publicized analyst estimates and forecasts and do not take into account any events or circumstances after the date then were prepared, including the announcement of the Merger.

The projections also reflect numerous assumptions made by the management of the Company, including assumptions with respect to industry performance, the market for our existing and new products and services, our ability to successfully negotiate acquisitions, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond our control. These projections do not give effect to the Merger, or any alterations that our management or board of directors may make to our operations or strategy after the completion of the Merger. Accordingly, there can be no assurance that the assumptions made in preparing the projections, or that any of the projections, will be realized whether or not the Merger is consummated.

It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections due to numerous risks and uncertainties, including, but not limited to risks and uncertainties described in reports filed by the Company with the SEC under the Exchange Act, including without limitation under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014.

All projections are forward-looking statements. These and other forward-looking statements in this proxy statement or otherwise issued by the Company are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015. Any provisions of the Private Securities Litigation Reform Act of 1995 that may be referenced in our Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 are not applicable to any forward-looking statements made in connection with the Merger.

The inclusion of the projections in this proxy statement should not be regarded as an indication that any of the Catterton Funds, Parent, the Company or their respective affiliates, advisors or other Representatives considered or consider the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. None of the Catterton Funds, Parent, the Company or any of their respective affiliates, advisors or other Representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and, except as required by law, neither the Company nor its affiliates undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

For the foregoing reasons, shareholders are cautioned not to place reliance on the projections included in this proxy statement.

Financing

Parent estimates that the total amount of funds required to consummate the Merger and related transactions and pay related fees and expenses will be approximately $992.5 million. Parent expects this amount to be funded through a combination of the following:

•	a senior secured Term Loan Facility in an aggregate principal amount of $600 million. Parent has received a firm commitment from GSO Capital Partners LP to provide the Debt Financing; and

•	a cash equity investment by Catterton Partners VII, L.P., Catterton Partners VII Offshore, L.P. and Catterton Partners VII Special Purpose, L.P. (the “Catterton Funds”), or other parties to which the Catterton Funds assign all or a portion of their commitments to make such investment, in Parent of up to $336 million; and

•	the Company’s available cash on hand at Closing.

The consummation of the Merger is not subject to a financing condition (although the funding of the debt and cash Equity Financing is subject to the satisfaction of the conditions set forth in the Commitment Letters under which the financing will be provided).

Equity Financing

On August 20, 2015, the Catterton Funds entered into an equity commitment letter (which we refer to as the “Equity Commitment Letter” and, together with the Debt Commitment Letter described below, the “Commitment Letters”) with Parent pursuant to which the Catterton Funds committed to purchase (or cause to be purchased) from Parent equity securities of Parent having an aggregate purchase price in cash of up to $336 million. We refer to the financing described above as the “Equity Financing.” The Equity Financing is subject to the following conditions:

•	the satisfaction or waiver by Parent of each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement, in each case, as contemplated by the Merger Agreement;

•	Parent becoming obligated to consummate the Merger in accordance with the Merger Agreement; and

•	the Debt Financing having been funded or will be funded at the Closing if the Equity Financing is funded by the Catterton Funds immediately prior to the Closing.

The Catterton Funds’ obligation to fund the equity commitment will automatically terminate upon the earliest to occur of (subject to specified exceptions and qualifications):

•	the consummation of the Merger so long as the Catterton Funds have funded the Equity Financing;

•	the termination of the Merger Agreement in accordance with its terms; or

•	the occurrence of any event which is an event which terminates the Guarantor’s obligations under the Limited Guarantee.

We are an express third-party beneficiary of the Equity Commitment Letter and have the right of specific performance to enforce the Catterton Funds’ obligations under the Equity Commitment Letter if we have the right to seek specific performance under the Merger Agreement to require Parent to cause the equity commitment under the Equity Commitment Letter to be funded. See “The Merger Agreement—Specific Performance.”

Debt Financing

In connection with the entry into the Merger Agreement, Parent has obtained a Commitment Letter (as amended from time to time in accordance with the Merger Agreement, the “Debt Commitment Letter”) from GSO Capital Partners LP (“GSO”) pursuant to which GSO committed to provide, upon the terms and subject to the conditions set forth in the Debt Commitment Letter, a senior secured term loan facility in an aggregate principal amount of $600 million (which we refer to as the “Term Loan Facility”). We refer to the financing described above as the “Debt Financing.”

The proceeds of the Debt Financing will be used (i) to finance, in part, the payment of the amounts payable under the Merger Agreement, (ii) to repay our indebtedness outstanding as of the Closing of the Merger and the payment of related fees and expenses and (iii) to pay the fees and expenses incurred in connection with the Merger.

The Debt Financing contemplated by the Debt Commitment Letter is conditioned on the consummation of the Merger in accordance with the Merger Agreement, as well as other customary conditions, including, but not limited to:

•	the execution and delivery by the borrowers and certain Guarantors of definitive documentation, consistent with the Debt Commitment Letter;

•	the accuracy of representations and warranties in the Merger Agreement as are material to the interests of the lenders under the Term Loan Facility;

•	the consummation of the Equity Financing;

•	the consummation of the repayment and termination of our existing Amended and Restated Credit Agreement dated as of November 1, 2011, by and among Steiner U.S. Holdings, Inc. as the borrower, the lenders from time to time party thereto, SunTrust Bank as the administrative agent, Bank of America, N.A. and Wells Fargo Bank, N.A. as syndication agents and Regions Bank as documentation agent (the “Credit Agreement”);

•	the absence of a Company Material Adverse Effect since August 20, 2015;

•	payment of all applicable costs, fees and expenses;

•	delivery of certain audited, unaudited and pro forma financial statements;

•	receipt by the lead arrangers under the Debt Commitment Letter of documentation and other information about the borrowers and Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the USA PATRIOT Act); and

•	subject to certain limitations, the execution and delivery of guarantees by the Guarantors and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral.

If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, Parent is required to promptly notify us in writing and use its reasonable best efforts to obtain substitute financing (i) on economic terms and conditions not less favorable in the aggregate to Parent, Merger Sub and the Company, than the terms and conditions of the Debt Commitment Letter (including the “market flex” provision contained in the fee letter referenced in the Debt Commitment Letter) in an amount sufficient to enable Parent to consummate the Merger and the other transactions contemplated by the Merger Agreement and (ii) that does not impose any additional conditions to funding that are not contained in the Debt Commitment Letter which would reasonably be expected to adversely affect the ability or likelihood of Parent or Merger Sub to timely consummate the Merger and the other transactions contemplated by the Merger Agreement. As of the last practicable date before the printing of this proxy statement, the Debt Commitment Letter remains in effect, and Parent has not notified us of any plans to utilize substitute financing. Except as described in this proxy statement, there is no plan or arrangement regarding the refinancing or repayment of the Debt Financing. The documentation governing Debt Financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this proxy statement.

GSO may invite other banks, financial institutions and institutional lenders to participate in the Debt Financing contemplated by the Debt Commitment Letter and to undertake a portion of the commitments to provide such Debt Financing.

Limited Guarantee

Concurrently with the execution of the Merger Agreement, the Guarantor executed and delivered the Limited Guarantee, pursuant to which the Guarantor has irrevocably, absolutely and unconditionally guaranteed the payment obligations of Parent and Merger Sub with respect to certain fees (each as described in more detail under “The Merger Agreement—Termination Fees; Reverse Termination Fee Payable by Parent”), if and when due pursuant to the Merger Agreement, subject to a cap equal to, in the aggregate, $60 million.

The Limited Guarantee will terminate upon the earliest to occur of:

•	the effective time;

•	the date that is 120 days following the date upon which the Merger Agreement is terminated, unless the Company shall have made a claim on or before such date for any liability guaranteed thereunder against Parent, Merger Sub or the Guarantor, in which case the Limited Guarantee will terminate on the date that such claim is finally settled or otherwise resolved either in a final non-appealable judicial decision or by agreement of the Company and the Guarantor (or its permitted assignee thereunder) and the obligations, if any, are satisfied in full;

•	the termination of the Merger Agreement under certain circumstances and the obligations, if any, are satisfied in full; and

•	the time at which obligations equal to $60 million have been paid under the Limited Guarantee.

Interests of Our Directors and Executive Officers in the Merger

When considering the recommendation of the Board that you vote to approve the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein, you should be aware that some of our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally, as more fully described below. The Board was aware of and considered these interests, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be authorized, approved and adopted by the shareholders of the Company. For purposes of all of the Company’s agreements and plans described below, the completion of the transactions contemplated by the Merger Agreement will constitute a change in control.

Treatment of the Company’s Equity

Treatment of Share Options

As of October 1, 2015, there were 4,566 outstanding share options held by the Company’s “named executive officers” or “NEOs,” 42,185 outstanding share options held by directors, and 5,500 outstanding share options held by non-NEO executive officers of the Company, all of which were vested as of that date. As of the effective time of the Merger, each outstanding share option to purchase Common Shares will be canceled in exchange for the right to receive an amount in cash (subject to any applicable withholding) equal to the product of (i) the total number of Common Shares subject to the share option as of the effective time of the Merger and (ii) the amount by which the Merger Consideration exceeds the exercise price per share of Common Shares underlying the share option. For more information, please see the discussion under the caption “Summary of Steiner Leisure’s Equity Awards to Be Accelerated Upon Completion of the Merger” below and the discussion under the caption “The Merger Agreement—Treatment of Our Equity-Based Awards.”

Treatment of Time-Based Vesting Restricted Share Units

As of October 1, 2015, there were 192,469 outstanding Company RSUs held by NEOs, 9,515 outstanding Company RSUs held by directors, and 29,302 outstanding Company RSUs held by non-NEO executive officers of the Company. As of the effective time of the Merger, each such Company RSU will vest and be canceled in exchange for the right to receive an amount in cash equal to the amount determined by multiplying (i) the Merger Consideration by (ii) the total number of Common Shares subject to such Company RSU as of the effective time of the Merger. For more information, please see the discussion under the caption “Summary of Steiner Leisure’s Equity Awards to Be Accelerated Upon Completion of the Merger” below and the discussion under the caption “The Merger Agreement—Treatment of Our Equity-Based Awards.”

Treatment of Performance-Based Vesting Restricted Share Units

As of October 1, 2015, there were 103,037 outstanding Company PSUs held by NEOs, zero outstanding Company PSUs held by directors, and 31,695 outstanding Company PSUs held by non-NEO executive officers of the Company (assuming performance at maximum level for the Company PSUs). As of the effective time of the Merger, each outstanding Company PSU will be canceled and the holder will be entitled to receive an amount in cash equal to the amount determined by multiplying (i) the Merger Consideration and (ii) the total number of Common Shares subject to any such Company PSU (assuming the Deemed Performance Level; provided that to the extent any award of unvested Company PSUs become vested prior to the effective time at a level that is less than the Deemed Performance Level, immediately prior to the effective time the relevant participant will be entitled to receive a number of Common Shares equal to (x) the number of Company PSUs that would have vested at the applicable Deemed Performance Level minus (y) the number of Common Shares that vested in respect of the applicable Company PSUs). For more information, please see the discussion under the caption “Summary of the Company’s Equity Awards to Be Accelerated Upon Completion of the Merger” below and the discussion under the caption “The Merger Agreement—Treatment of Our Equity-Based Awards.”

Summary of the Company’s Equity Awards to Be Accelerated Upon Completion of the Merger

The following table sets forth the number and value (based on the Merger price of $65.00 per Common Share) of unvested share options, Company RSUs and Company PSUs held by each executive officer and non-employee director of the Company that would be subject to accelerated vesting and cashed out upon the consummation of the Merger, assuming that no such awards are exercised, settled, or forfeited, as applicable, prior to the effective time of the Merger (which solely for this purpose is assumed to be December 1, 2015).

Name	RSUs Held (#)	RSUs Held ($)	PSUs Held (#)(1)	PSUs Held ($)(1)	Unvested Share Options Held (#)	Unvested Share Options Held ($)
Clive E. Warshaw	1,830	$118,950	—	—	—	—
Cynthia R. Cohen	1,647	$107,055	—	—	—	—
Denise Dickins	1,647	$107,055	—	—	—	—
David S. Harris	1,647	$107,055	—	—	—	—
Steven J. Preston	1,372	$89,180	—	—	—	—
Michèle Steiner Warshaw	1,372	$89,180	—	—	—	—
Leonard I. Fluxman	41,536	$2,699,840	43,935	$2,855,775	—	—
Robert C. Boehm	15,330	$996,450	3,965	$257,725	—	—
Bruce Fabel	5,180	$336,700	8,973	$583,245	—	—
Glenn J. Fusfield	19,161	$1,245,465	14,133	$918,645	—	—
Sean C. Harrington	65,858	$4,280,770	14,643	$951,795	—	—
Michael Indursky	7,249	$471,185	8,973	$583,245	—	—
Robert H. Lazar	4,411	$286,715	5,225	$339,625	—	—
Stephen B. Lazarus	50,584	$3,287,960	26,361	$1,713,465	—	—
Jeffrey Matthews	5,267	$342,355	3,784	$245,960	—	—
Noella Gabriel	3,616	$235,040	2,013	$130,845	—	—
Robert Schaverien	3,579	$232,635	2,727	$177,255	—	—

(1)	The amounts set forth in these columns are based on the vesting terms for the outstanding Company PSUs set forth in the Merger Agreement and described under the caption “Treatment of Performance-Based Vesting Restricted Share units” above.

Compensation Arrangements with Directors

The Company previously entered into compensation arrangements with Clive E. Warshaw and Michèle Steiner Warshaw that contain substantially similar severance provisions. The arrangements provide for certain payments to be made or provided upon a termination by the Company without “cause” or if the individual terminates their position with “good reason,” in each case, in connection with a change in control (which we refer to, in each case, as a qualifying termination of employment). For purposes of these arrangements, a change in control is deemed to occur if (i) over a 12-month period, a person or group of persons acquires shares of the Company representing 35% of the voting power of the Company or a majority of the members of the Board is replaced by directors not endorsed by the members of the Board before their appointment or (ii) a person or group of persons (other than a person or group of persons controlled, directly or indirectly, by shareholders of the Company) acquires 40% or more of the gross fair market value of the assets of the Company over a 12-week period. Consummation of the Merger would be a “change in control” as defined in the compensation agreements.

Under the terms of the compensation arrangements with Mr. Warshaw and Ms. Warshaw, if Mr. Warshaw or Ms. Warshaw, as the case may be, has a qualifying termination of employment, the executive officer would be entitled to the following amounts:

•	Accrued but unpaid compensation and benefits, including:

•	base salary through the termination date; and

•	Board meeting fees.

•	An amount equal to annual base compensation.

In order to receive the foregoing severance benefits, Mr. Warshaw or Ms. Warshaw, as the case may be, must agree to release the Company from all claims.

Assuming that Mr. Warshaw and Ms. Warshaw both experience a qualifying termination of employment immediately following the consummation of the Merger (which solely for this purpose is assumed to be December 1, 2015), the total severance benefits for Mr. Warshaw and Ms. Warshaw would be approximately $110,000 and $100,000, respectively.

Employment and Severance Agreements with Executive Officers

Named Executive Officers

The Company previously entered into employment and severance agreements with each of Messrs. Fluxman, Lazarus, Harrington, Fusfield and Boehm, each a named executive officer, that contain substantially similar severance provisions. The agreements provide for certain payments and benefits and the acceleration of certain equity awards to be made or provided upon a termination of employment by the Company without “cause,” a termination due to the named executive officer’s death or disability, or if the named executive officer terminates his employment for “good reason,” in each case, within two (2) years following a change in control (which we refer to, in each case, as a qualifying termination of employment). Payments that may become payable to the named executive officers under these employment agreements can be found in the table below titled “Potential Change in Control Payments to Named Executive Officers.”

Under the employment agreements for the named executive officers, a “change in control” is deemed to occur if (i) over a 12-month period, a person or group of persons acquires shares of the Company representing 35% of the voting power of the Company or a majority of the members of the Board is replaced by directors not endorsed by the members of the Board before their appointment or (ii) a person or group of persons (other than a person or group of persons controlled, directly or indirectly, by shareholders of the Company) acquires 40% or more of the gross fair market value of the assets of the Company over a 12-week period. Consummation of the Merger would be a “change in control” as defined in the employment agreements. In the event that a named executive officer’s employment is terminated by the Company without cause, due to the named executive officer’s death or disability or by the named executive officer for good reason, in each case, within two (2) years following a change in control of the Company, the named executive officer would be entitled to certain benefits:

(1)

Mr. Fluxman would be entitled to receive, among other benefits, an amount equal to (i) three times the sum of his then base salary and the target incentive cash bonus corresponding to the year in question, (ii) an amount that Mr. Fluxman and his dependents would need to pay pursuant to COBRA to continue for twenty-four (24) months the medical and dental coverage in effect prior to the termination (such amount to be paid regardless of whether Mr. Fluxman elects continuation coverage) and (iii) if the applicable performance criteria are achieved for the year, an amount equal to the incentive cash bonus that would have been payable for the year as if Mr. Fluxman had remained employed on the last date of the relevant performance period. Mr. Fluxman’s target incentive bonus is currently 100% of his base salary.

(2)	Messrs. Lazarus, Fusfield, Harrington and Boehm would be entitled to receive, among other benefits, an amount equal to (i) two and one-half times the sum of the respective executive officer’s then base salary and the target incentive cash bonus for such executive officer corresponding to the year in question (ii) an amount that the executive officer and his dependents would need to pay pursuant to COBRA to continue for twenty-four (24) months the medical and dental coverage in effect prior to the termination (such amount to be paid regardless of whether the executive officer actually elects such continuation coverage) and (iii) if the applicable performance criteria are achieved for the year, an amount equal to the incentive cash bonus that would have been payable for the year to such executive officer as if the named executive officer had remained employed on the last date of the relevant performance period.

In the event that any payment or benefit made to any of the named executive officers other than Mr. Fluxman, under their employment agreements were to be deemed, either alone or together with any other “parachute payment,” an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) then such payments would be reduced to the largest amount such that no payments or benefits paid by the Company to the named executive officer would be subject to the excise tax imposed by Section 4999 of the Code. Mr. Fluxman alone has a Section 280G “best-net” provision in his employment agreement that provides that his payments will be similarly reduced but only if such reduction would provide him with a greater net amount than had the full payment amounts been paid and the excise tax imposed. Any of the payments and benefits described above shall only be paid or provided subject to the named executive officer (or his estate or legal guardian, as applicable) executing and not revoking a release of claims in favor of the Company and its affiliates.

Other Executive Officers

Certain of our executive officers, other than our named executive officers, have entered into employment agreements with the Company or its subsidiaries that provide for certain payments and benefits and the acceleration of certain equity awards to be made or provided upon terminations of employment under certain circumstances following a change in control. Under the agreements with these other executive officers, a change in control is deemed to occur under the same circumstances as under the agreements with our named executive officers. Payments or benefits that may be paid or provided to our other executive officers following a change in control include the following:

(1)	Mr. Matthews is party to an employment agreement with one of our subsidiaries (PT Mandara Spa (Indonesia)) that provides that if his employment is terminated by the Company without cause or by Mr. Matthews for good reason within two (2) years following a change in control of the Company, Mr. Matthews would be entitled to receive, among other benefits, an amount equal to (i) two times the sum of his then base salary and the target incentive cash bonus corresponding to the year in question, (ii) an amount that Mr. Matthews and his dependents would need to pay pursuant to COBRA to continue for twenty-four (24) months the medical and dental coverage in effect prior to the termination (such amount to be paid regardless of whether Mr. Matthews elects continuation coverage) and (iii) if the applicable performance criteria are achieved for the year, an amount equal to the incentive cash bonus that would have been payable for the year as if Mr. Matthews had remained employed on the last date of the relevant performance period. In the event that any payment or benefit made to Mr. Matthews under his employment agreement were to be deemed, either alone or together with any other “parachute payment,” an “excess parachute payment” under the Code then such payments would be reduced to the largest amount such that no payments or benefits paid by the Company to Mr. Matthews would be subject to the excise tax imposed by Section 4999 of the Code.

(2)	Messrs. Indursky and Lazar are each a party to an employment agreement with the Company or a subsidiary under which the executive may elect to terminate his employment agreement upon or following a change in control by providing notice no more than one year following the change in control, and thereby become entitled to receive payments and benefits as if the executive’s employment was terminated for good reason. If each executive were to provide such notice, then, among other payments and benefits, (i) Mr. Indursky would be entitled to receive an amount equal to the sum of his then base salary, his applicable target bonus and the total cost of providing to Mr. Indursky all of his benefits (including, without limitation, life medical and dental insurance) for a period of 12 months and (ii) Mr. Lazar would be entitled to receive an amount equal to the sum of his then base salary, his applicable target bonus, his car allowance ($7,000) and the total cost of providing to Mr. Lazar all of his benefits (including, without limitation, life medical and dental insurance) for a period of 12 months.

Any of the payments and benefits described above shall only be paid or provided subject to the executive officer executing and not revoking a release of claims in favor of the Company and its affiliates.

Assuming that Messrs. Indursky, Lazar and Matthews terminate their employment under circumstances in which they would be entitled to receive the payments and benefits described above, the total severance amounts payable to Messrs. Indursky, Lazar and Matthews would be approximately $788,405, $329,552 and $290,464, respectively.

Arrangements with Parent

As of the date of this proxy statement, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to or following the Closing of the Merger, however, some or all of our executive officers may discuss or enter into agreements with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Notwithstanding the foregoing, the Merger Agreement provides that Parent will assume and honor our and our subsidiaries’ obligations under each severance plan, retention plan, employment agreement and any other employee benefit plans following the Merger.

Merger-Related Compensation to Named Executive Officers of the Company

In accordance with Item 402(t) of Regulation S-K, the table below titled “Potential Change in Control Payments to Named Executive Officers” sets forth the compensation that is based on or otherwise relates to the transaction that will or may become payable to each of the Company’s named executive officers in connection with the Merger. Please see the previous portions of this section for further information regarding this compensation.

The amounts indicated in the table below titled “Potential Change in Control Payments to Named Executive Officers” are estimates of the amounts that would be payable, assuming, solely for purposes of this table, that the Merger is consummated on December 1, 2015, and each of the named executive officers experiences a qualifying termination of employment on that date. As described below, some of the amounts set forth in the table would be payable by virtue of the consummation of the Merger (“single-trigger” payments), while other amounts would be payable only if a qualifying termination of employment occurs in connection with the Merger (“double-trigger” payments). In addition to the assumptions regarding the consummation date of the Merger and termination of the employment of the named executive officers, these estimates are based on a number of other assumptions, including those described in the footnotes accompanying the tables below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger may materially differ from the amounts set forth below.

Potential Change in Control Payments to Named Executive Officers

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Leonard I. Fluxman	6,430,768	5,555,615	38,992	11,986,768
Stephen Lazarus	2,937,500	5,001,425	38,992	7,977,919
Sean C. Harrington	3,025,000	5,232,565	38,992	8,296,557
Glenn Fusfield	2,018,750	2,164,110	38,992	4,221,852
Robert C. Boehm	1,639,144	1,254,175	38,992	2,932,311

(1)	Cash: The amounts in this column reflect the double-trigger cash severance payment to which the named executive officers would be entitled based upon their respective employment agreement. The employment agreements provide for the severance cash payment upon a termination of employment by the Company without “cause” or by the named executive officer for “good reason” (as described above) within two (2) years after the consummation date of the Merger.

Name	Severance ($)	Termination Incentive Bonus ($)	Total ($)
Leonard I. Fluxman	4,823,076	1,607,692	6,430,768
Stephen Lazarus	2,187,500	750,000	2,937,500
Sean C. Harrington	2,200,000	825,000	3,025,000
Glenn Fusfield	1,593,750	425,000	2,018,750
Robert C. Boehm	1,446,304	192,841	1,639,144

(2)	Equity: The amounts in this column reflect the value (at the Merger price) of the accelerated vesting of the executive officers’ unvested equity awards that would occur at the effective time of the Merger, as provided by the Merger Agreement and, in each case, on a single-trigger basis. The following table breaks down these amounts by type of award.

Name	Accelerated Company RSUs ($)(a)	Accelerated Company PSUs ($)(b)	Total ($)
Leonard I. Fluxman	2,699,840	2,855,775	5,555,615
Stephen Lazarus	3,287,960	1,713,465	5,001,425
Sean C. Harrington	4,280,770	951,795	5,232,565
Glenn Fusfield	1,245,465	918,645	2,164,110
Robert C. Boehm	966,450	257,725	1,254,175

(a)	As of the effective time of the Merger, each Company RSU that is outstanding immediately prior to the effective time, will vest and be canceled in exchange for the right to receive an amount in cash (subject to any applicable withholding) determined by multiplying (i) $65.00 by (ii) the total number of Common Shares subject to such Company RSU as of the effective time of the Merger.
(b)	As of the effective time of the Merger, each Company PSU that is outstanding immediately prior to the effective time will be canceled and the holder will be entitled to receive an amount in cash (subject to any applicable withholding) equal to the amount determined by multiplying (i) $65.00 and (ii) the total number of Common Shares subject to any such Company PSU (assuming the Deemed Performance Level; provided that to the extent any award of unvested Company PSUs become vested prior to the effective time at a level that is less than the Deemed Performance Level, immediately prior to the effective time the relevant participant will be entitled to receive a number of Common Shares equal to (x) the number of Company PSUs that would have vested at the applicable Deemed Performance Level minus (y) the number of Common Shares that vested in respect of the applicable Company PSUs).

(3)	Perquisites/Benefits: The amounts in this column reflect the value of medical benefits for the named executive officers for the benefits continuation period to which each named executive officer would be entitled upon a termination of employment by the Company without “cause” or by the named executive officer for “good reason” (as described above) at any time after the consummation date of the Merger.

Indemnification and Insurance of Directors and Executive Officers

From and after the effective time, Parent and Merger Sub will, and shall cause the Surviving Corporation and its subsidiaries to, fulfill and honor, in all respects, the obligations of the Company and our subsidiaries pursuant to any indemnification agreements and any indemnification provision, expense advancement provision and any exculpation provision set forth in the Amended and Restated Memorandum of Association, Amended and Restated Articles of Association or equivalent organization documents of the Company and our subsidiaries.

The Merger Agreement also provides that prior to the effective time of the Merger, the Company, at Parent’s expense, will cause the indemnified parties to be covered for a period of six (6) years from the effective time by the directors’ and officers’ liability insurance policy maintained by the Company with respect to acts or omissions occurring prior to the effective time that were committed by such indemnified parties in their applicable capacities as such (provided, that Parent or the Surviving Corporation, as applicable, will not be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premiums paid by the Company on annualized basis). The Merger Agreement provides that in lieu of the foregoing coverage, at any time after the execution of the Merger Agreement, the Company may (at Parent’s expense), purchase a six-year prepaid “tail policy” that provides coverage no less favorable to the indemnified parties than the coverage described above.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the Merger that are relevant to certain holders of Common Shares whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” Treasury Regulations promulgated under the Code, court decisions, administrative rulings, published positions of the Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their Common Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to a holder that is subject to special tax rules, such as: financial institutions; tax-exempt organizations; S corporations; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; or certain expatriates or former long-term residents of the United States; holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction; holders that received their Common Shares in a compensatory transaction; holders who own an equity interest, actually or constructively, in Parent and Merger Sub or the Surviving Corporation following the Merger; U.S. Holders whose “functional currency” is not the U.S. dollar; or holders that are “controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax. In addition this discussion does not describe any tax consequences arising under the laws of any state, local or non-United States jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation, nor does it address any aspects of the tax on “net investment income” imposed under Section 1411 of the Code.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Common Shares, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partnerships and their partners should consult their tax advisors regarding the consequences of the Merger.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Common Shares of the Company who or that is for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	A corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	A trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for Common Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder will generally recognize gain or loss as a result of the Merger in an amount equal to the difference, if any, between the amount of cash received by the U.S. Holder in the Merger and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in such shares is longer than one (1) year at the time of the completion of the Merger. Long-term capital gains of non-corporate U.S. Holders generally are subject to U.S. federal income tax at preferential rates. There are limitations on the deductibility of capital losses. If a U.S. Holder acquired different blocks of Common Shares at different times or different prices, such holder must determine its gain or loss and holding period separately with respect to each block of Common Shares.

The Company believes, and for purposes of this discussion we assume, that the Company should not be characterized as a “controlled foreign corporation” for U.S. federal income tax purposes. If the Company were a controlled foreign corporation, the tax consequences described herein could differ in material respects. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger to them if the Company were a controlled foreign corporation.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of Common Shares who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•	The gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. Holders, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

•	Such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty).

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to the proceeds received by a holder pursuant to the Merger. Information reporting will generally not apply to the proceeds received by a Non-U.S. Holder that provides a certification of its foreign status on an applicable and properly completed IRS Form W-8 or W-8BEN-E (or successor form). Backup withholding will generally not apply to a holder that (1) furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on a properly completed IRS Form W-9 (or successor form), (2) provides a certification that such holder is not a U.S. person on an applicable and properly completed IRS Form W-8 or W-8BEN-E (or successor form), or (3) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Regulatory Approvals

HSR Act and U.S. Antitrust Matters.

Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied or early termination has been granted by the applicable agencies. On September 2, 2015, we and Parent each filed our respective Notification and Report Forms with the Antitrust Division and the FTC. The FTC granted early termination of the HSR Act waiting period on September 14, 2015.

At any time before or after the effective time of the Merger, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to enjoin the consummation of the Merger. In addition, U.S. state attorneys general could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or permitting completion subject to regulatory conditions. Although neither we nor Parent believe that the Merger violates the antitrust laws, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Telephone (Collect): (212) 269-5550

Telephone (Toll-Free): (800) 676-7437

Email: webmaster@dfking.com

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. This summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and which is incorporated by reference into this proxy statement. We encourage you to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement is intended to provide information regarding certain key terms of the Merger Agreement. The Merger Agreement contains representations and warranties by us, Parent and Merger Sub which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement and were made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts. The representations, warranties and covenants in the Merger Agreement may be subject to limitations agreed upon by the contracting parties, including being qualified by the disclosure letter delivered contemporaneously with the execution of the Merger Agreement, and being subject to contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Structure of the Merger

At the effective time of the Merger, Merger Sub will merge with and into us. We will be the Surviving Corporation in the Merger and will continue our corporate existence under the laws of the Commonwealth of The Bahamas as a wholly-owned subsidiary of Parent. The Amended and Restated Memorandum of Association of the Company in effect at the effective time of the Merger will be the memorandum of association of the Surviving Corporation. The Articles of Association of Company in effect at the effective time of the Merger will be the articles of association of the Surviving Corporation. The directors of Merger Sub at the effective time of the Merger will be the directors of the Surviving Corporation and our officers at the effective time of the Merger will be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, as the case may be.

Closing and Effective Time of the Merger

The Closing of the Merger will take place as soon as practicable (but not later than three (3) business days) following the satisfaction or, to the extent permitted in the Merger Agreement, waiver of all conditions set forth in the Merger Agreement and described below under “—Conditions to the Completion of the Merger” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted in the Merger Agreement, waiver of all such conditions); provided, however, that if the pre-closing educational consents (the “Pre-Closing Educational Consents”), as described below under “—Certain Education-Related Consents,” have not been obtained at the time of satisfaction or waiver of all the conditions to the Merger (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted in the Merger Agreement, waiver of all such conditions at the Closing), then the Closing shall not occur until the earlier of (a) January 29, 2016, and (b) three (3) business days after the date on which all of the Pre-Closing Educational Consents have been obtained.

The Merger will become effective at such time as the articles of merger are duly registered with the Registrar General’s Department of the Commonwealth of The Bahamas and specifically the Companies Department thereof or at such later time as may be specified in the articles of merger (but in any event not exceeding thirty (30) days from the date the articles of merger are so registered). As of the date of this proxy statement, we expect to consummate the Merger in the fourth quarter of 2015 or early in 2016. However, completion of the Merger is subject to the satisfaction or waiver of the conditions to the completion of the Merger, and it is possible that factors outside the control of us, Parent or Merger Sub could delay the completion of the Merger, or prevent it from being completed at all. There may be a substantial amount of time between the Special Meeting and the completion of the Merger. We expect to consummate the Merger promptly following the receipt of all required approvals.

Effect of the Merger on Our Shares

At the effective time of the Merger, each Common Share outstanding immediately prior to the effective time of the Merger (other than the Excluded Shares) will be converted into the right to receive $65.00 in cash, without interest, and subject to any withholding of taxes required by applicable law. At the effective time of the Merger, all of our Common Shares (other than the Excluded Shares) will cease to be outstanding, will automatically be canceled and retired and will cease to exist, and will thereafter represent only the right to receive the per share Merger Consideration of $65.00 in cash, without interest, and subject to any withholding of taxes required by applicable law.

At the effective time of the Merger, each Common Share held by us, Parent or Merger Sub or any of our or their respective subsidiaries will be canceled without payment of any consideration. Each common share of Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into one common share of the Surviving Corporation.

Common Shares held by a dissenting shareholder who properly exercised dissenters’ rights in accordance with the IBCA will not represent any interest in the Surviving Corporation other than the right to receive cash equal to the fair value of those shares as determined by appraisers designated by the dissenting shareholders and the Company in accordance with the IBCA. Further information related to dissenting shareholders and their rights is described in the section below “—Appraisal Rights”.

Procedures for Surrendering Common Shares for Payment

Prior to the effective time of the Merger, Parent will deposit, or cause the Surviving Corporation to deposit in trust, cash with the paying agent in the aggregate amount necessary for the paying agent to pay the Merger Consideration to our shareholders (other than holders that properly exercise dissenters’ rights and Common Shares cancelled as described above under “—Effect of the Merger on Our Shares”).

Promptly (and no later than three (3) business days) after the effective time of the Merger, Parent shall send, or shall cause the exchange agent to send, to each record holder, as of the effective time of the Merger, of an outstanding certificate that immediately prior to the effective time of the Merger represented outstanding Common Shares which have converted into the right to receive the Merger Consideration with respect thereto, a form of letter of transmittal and instructions for effecting the surrender of any certificates representing Common Shares in exchange for the Merger Consideration to which such shareholder is entitled pursuant to the Merger Agreement.

Upon surrender to the paying agent of a certificate representing our Common Shares, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the paying agent will issue and deliver to the holder of such certificate the Merger Consideration for such shares.

After the effective time of the Merger, the paying agent will deliver to each holder of uncertificated shares of our Common Shares that were issued and outstanding immediately prior to the effective time of the Merger and represented by book entry, which we refer to as book-entry shares, the Merger Consideration for such shares after receipt of an “agent’s message” by the exchange agent without such holder being required to deliver a certificate or an executed letter of transmittal.

If any certificate representing Common Shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably requested by Parent, the posting by such person of a bond in customary amount and upon such customary terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such certificate and delivery to the paying agent of a letter of transmittal, the paying agent will pay an amount equal to the consideration that would be payable in respect thereof pursuant to the Merger Agreement.

In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, it will be a condition of payment that such certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer or such book-entry share will be properly transferred and that the person requesting such payment will have paid to the exchange agent any transfer or other tax required as a result of such payment to a person other than the registered holder of such certificate or book-entry share, as applicable, or will have established to the satisfaction of the exchange agent that such tax either has been paid or is not payable.

Any portion of the funds deposited with the paying agent for payment to our shareholders that remains unclaimed by our shareholders nine (9) months after the effective time of the Merger will be returned to the Surviving Corporation. Any holder of our Common Shares may thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

Withholding

The Merger Sub and Parent are entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable to any person pursuant to the Merger Agreement such amounts as they are required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign tax law. To the extent that amounts are withheld, such amounts will be treated as having been paid to the person in respect of which such deduction and withholding was made.

Treatment of Our Equity-Based Awards

The Merger Agreement provides that the Company’s equity and equity-based awards that are outstanding immediately prior to the effective time will be subject to the following treatment at the effective time:

Share Options. Each share option to purchase Common Shares that is outstanding immediately prior to the effective time, whether or not vested or exercisable, will vest and be canceled in exchange for the right to receive an amount in cash equal to the product of (i) the total number of Common Shares subject to the share option as of the effective time of the Merger and (ii) the amount by which the Merger Consideration exceeds the exercise price per share of Common Shares underlying the share option.

Time-Based Vesting Restricted Share Units. Each time-based vesting restricted share unit award that is outstanding prior to the effective time, which we refer to as a “Company RSU,” will vest and be canceled in exchange for the right to receive an amount in cash determined by multiplying (i) the Merger Consideration by (ii) the total number of Common Shares subject to such Company RSU as of the effective time of the Merger.

Performance-Based Vesting Restricted Share Units. Each performance-based vesting restricted share unit award that is outstanding immediately prior to the effective time, which we refer to as a “Company PSU,” will be canceled and the holder will be entitled to receive an amount in cash equal to the amount determined by multiplying (i) the Merger Consideration and (ii) the total number of Common Shares subject to any such Company PSU (assuming the Deemed Performance Level; provided that to the extent any award of unvested Company PSUs become vested prior to the effective time at a level that is less than the Deemed Performance Level, immediately prior to the effective time the relevant participant shall be entitled to receive a number of shares of Common Shares equal to the difference between (i) the number of Company PSUs that would have vested at the applicable Deemed Performance Level minus (ii) the number of Common Shares that vested in respect of such award of Company PSUs).

Representations and Warranties

We have made customary representations and warranties to Parent and Merger Sub in the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement, including the exclusion of reports filed with the SEC prior to the execution of the Merger Agreement (excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “Forward Looking Statements” disclaimer or any other disclosure in such filings to the extent such disclosure is similarly cautionary, predictive or forward-looking in nature, in each case, other than any specific factual information contained therein), provided that such disclosure shall not qualify or limit certain representations and warranties as specified in the Merger Agreement. These representations and warranties relate to, among other things:

•	our and our subsidiaries’ organization, good standing and qualification to carry on our business;

•	our capital structure and the capital structure of our subsidiaries;

•	our corporate power and authority and approval to enter, execute, deliver and perform the Merger Agreement and to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	the required shareholder approval;

•	required regulatory filings, authorizations, consents or approvals;

•	the absence of certain conflicts, violations, breaches, defaults or required consents under our organizational documents, applicable law and material contracts;

•	the accuracy of the information contained in our documents filed with the SEC;

•	our financial statements;

•	our internal system of disclosure controls and procedures concerning financial reporting;

•	compliance with international trade laws;

•	the absence of certain undisclosed liabilities;

•	the absence of certain changes or events since December 31, 2014;

•	the absence of certain litigation, actions, arbitrations, mediations, suits, orders or judgments;

•	employee benefits plans and other employment-related agreements;

•	compliance with applicable laws and licenses, including educational laws and educational approvals by us and our subsidiaries;

•	the inapplicability of, and our compliance with, certain takeover statutes;

•	compliance with environmental laws, permits, and licenses by us and our subsidiaries and certain other environmental matters;

•	compliance by us and our subsidiaries, as applicable, with certain healthcare, and food and drug laws and requirements;

•	the payment of applicable taxes, compliance with applicable tax withholding requirements and compliance with certain tax matters related to us and our subsidiaries;

•	certain labor matters related to us and our subsidiaries;

•	certain data security requirements;

•	ownership, validity and enforceability of or rights with respect to the intellectual property of us and our subsidiaries;

•	real property owned or leased by us and our subsidiaries;

•	certain of our material contracts and certain material contracts of our subsidiaries;

•	receipt of the opinion of our financial advisor;

•	brokers’ and finders’ fees payable by us in connection with the transactions contemplated by the Merger Agreement;

•	affiliate transactions; and

•	the accuracy of information included in this proxy statement.

Similarly, Parent and Merger Sub have made customary representations and warranties to us in the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	the organization, good standing and qualification to carry on the business of Parent and Merger Sub;

•	corporate power and authority and approval to enter, execute, deliver and perform the Merger Agreement and to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	required regulatory filings, authorizations, consents or approvals;

•	the absence of certain litigation, actions, arbitrations, mediations, suits, orders or judgments;

•	no beneficial ownership of Common Shares during the past three (3) years by Parent or its affiliates;

•	the absence of certain conflicts, violations, breaches, defaults or consents under the organizational documents of Parent and Merger Sub, applicable law and contracts;

•	the execution, delivery, enforceability and sufficiency of the debt and Equity Commitment Letters, and the absence of any breach or default under the debt and Equity Commitment Letters;

•	brokers’ and finders’ fees payable by Parent or Merger Sub in connection with the transactions contemplated by the Merger Agreement;

•	the accuracy of information supplied by or on behalf of Parent or Merger Sub for inclusion in this proxy statement;

•	the absence of certain conditions that could impact the parties’ ability to obtain certain education-related consents and provide certain education-related notices;

•	the solvency of the Surviving Corporation and Parent after the Merger;

•	the absence of any agreements with our management or Board of Directors relating to the transactions contemplated by the Merger Agreement or our operation after the effective time of the Merger; and

•	the enforceability of, and absence of default under, the Limited Guarantee delivered by the Guarantor.

None of the representations and warranties in the Merger Agreement will survive the effective time of the Merger.

Definition of “Company Material Adverse Effect”

Many of our representations and warranties in the Merger Agreement are qualified by a “Company Material Adverse Effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any event, occurrence, fact, circumstance condition, effect or change that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse, to the business, properties, assets, results of operations, or financial condition of the Company and our subsidiaries, taken as a whole; other than any event arising out of or resulting from:

•	changes in general economic, business or geopolitical conditions;

•	political conditions (or changes in such conditions) in the United States or any other country or region in the world in which the Company or any of our subsidiaries operates or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region of the world in which the Company or any of our subsidiaries operates;

•	general changes in the financial, credit, banking, securities or commodities markets in the United States or any other country or region in the world in which the Company or any of our subsidiaries operates (including changes in interest rates, exchange rates, stock, bond and/or debt prices);

•	changes in GAAP or other applicable accounting standards (or interpretations thereof);

•	changes in any applicable laws or other applicable binding directives issued by any governmental entity or educational agency (or interpretations thereof);

•	any change in the market price or trading volume of our Common Shares (provided, however, that the underlying causes of such change may be considered in determining whether there is a Company Material Adverse Effect if not otherwise excluded in the definition of Company Material Adverse Effect);

•	the occurrence of any hurricane, earthquake, or other natural disasters;

•	any failure, in and of itself, to meet internal or published projections, forecasts, budgets or estimates of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided, however, that the underlying causes of such change may be considered in determining whether there is a Company Material Adverse Effect if not otherwise excluded in the definition of Company Material Adverse Effect);

•	the announcement, pendency or consummation of the transactions contemplated by the Merger Agreement, including (A) any loss of employees, customers or suppliers or other persons having business relationships with the Company or our subsidiaries directly relating to the foregoing (provided, however, that the underlying causes of such change may be considered in determining whether there is a Company Material Adverse Effect if not otherwise excluded in the definition of Company Material Adverse Effect) or (B) any litigation arising from allegations of a breach of a fiduciary duty arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement;

•	any acts or omissions of the Company or any of our subsidiaries taken (x) at the written request of Parent or Merger Sub or with prior written consent of Parent or Merger Sub after the date of the Merger Agreement or (y) pursuant to its covenant to halt enrollment of students at the Company’s Schools under certain circumstances; or

•	any change generally affecting any of the industries in which the Company or any of our subsidiaries operates;

except (other than with respect to the 8th, 9th, and 10th bullet) to the extent that the Company and our subsidiaries, taken as a whole, are disproportionately adversely affected relative to other businesses operating in the industries in which the Company and our subsidiaries operate.

Conduct of the Business Pending the Merger

We have agreed to certain covenants in the Merger Agreement restricting the conduct of our business between the date of the Merger Agreement and the effective time of the Merger. In general, except with Parent’s prior written consent (which may not be unreasonably withheld, conditioned or delayed), or as required by applicable law, or as expressly contemplated or permitted by the Merger Agreement or as set forth in the company disclosure letter delivered contemporaneously with the execution of the Merger Agreement, we are required, and required to cause our subsidiaries, to conduct our and their business in the ordinary course in all material respects and, to the extent consistent therewith, use our and their reasonable best efforts to keep available the services of our and our subsidiaries’ current officers and key employees and use our and their reasonable best efforts to preserve our and our subsidiaries’ present relationships with material customers, suppliers, distributors, licensors, licensees and other persons having business relationships with us or our subsidiaries.

In addition, except with Parent’s prior written consent (which may not be unreasonably withheld, conditioned or delayed), or as required by applicable law, or as expressly contemplated by the Merger Agreement or as set forth in the disclosure letter delivered contemporaneously with the execution of the Merger Agreement, we may not, and may not permit any of our subsidiaries to, take any of the following actions, among other things and with certain exceptions as set forth in the disclosure letter in addition to those described below:

•	amend the articles of association or memorandum of association (or other comparable organizational documents) of the Company or any of our subsidiaries;

•	(i) split, combine or reclassify any Common Shares or equity interests of the Company, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Common Shares or equity interests of the Company, except pursuant to a company share plan or certain other documents, or (iii) declare, set aside or pay any dividend or distribution (whether in cash, shares, property or otherwise) in respect of, or enter into any contract with respect to the voting of, any shares of our share capital or equity interests (other than among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries);

•	issue, sell, pledge, dispose of or encumber any Common Shares or equity interests of the Company or any of our subsidiaries except in certain limited circumstances set forth in the Merger Agreement;

•	except as required under certain plans and agreements in effect as of the date of the Merger Agreement, (i) increase the compensation payable by the Company or any of our subsidiaries to directors, officers or employees, other than increases in base salary made in the ordinary course of business, (ii) enter into or amend in any respect any employment, severance, retention or change in control agreement other than entering into or amending employment agreements in the ordinary course of business with non-officer employees whose annual compensation opportunity is not (either before or following the execution of such employment agreement or amendment) in excess of $250,000, (iii) establish, adopt, enter into, amend, terminate, or accelerate rights under any employee benefit plan, or make any contribution to any employee benefit plan, (iv) take any action to fund the payment of compensation or benefits under any employee benefit plan or otherwise, or (v) implement or announce any “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act (or similar foreign laws);

•	acquire, by merger, consolidation, acquisition of shares or assets, or otherwise, any business or person or division thereof or make any loans, advances or capital contributions to or investments in any person (other than such transactions among the Company and our subsidiaries or among the Company’s subsidiaries) in excess of $1 million in the aggregate and other than acquisitions of inventory, equipment, goods and services in the ordinary course of business;

•	except for transactions exclusively among the Company and our subsidiaries or among the Company’s subsidiaries, (i) transfer, license, sell, lease or otherwise dispose of any assets outside of the ordinary course of business (whether by way of merger, consolidation, sale of shares or assets, or otherwise), including the capital stock or other equity interests in any subsidiary of the Company, provided that the foregoing shall not prohibit the Company and our subsidiaries from (A) transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business, (B) the lease and subleases of owned real estate and leased real estate, in each case, in the ordinary course of business, in each case, which are not material to the Company or our subsidiaries, (C) sales of inventory in the ordinary course of business, or (D) sales or other dispositions in the ordinary course of business pursuant to existing contracts for the sale or purchase of goods or services, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of our subsidiaries (other than the Merger);

•	incur, offer, place, arrange, syndicate, assume or otherwise become liable for any indebtedness (directly, contingently or otherwise) for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of our subsidiaries or guarantee any debt securities of another person, or incur, assume or otherwise become liable for any obligations (directly, contingently or otherwise) under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof) or guarantee any such obligation of another person, in excess of $2.5 million in the aggregate, other than (i) indebtedness incurred under the Credit Agreement or incurred to replace, renew, extend, refinance or refund any such existing indebtedness in an amount not to exceed the amount of indebtedness available under the Credit Agreement, (ii) indebtedness incurred in connection with the financing of ordinary course trade payables, (iii) any indebtedness among the Company and our subsidiaries or among the Company’s subsidiaries or (iv) guarantees by the Company of indebtedness of subsidiaries of the Company, which indebtedness is incurred in compliance with the foregoing;

•	(i) amend or modify in any material respect, or consent to the termination of (other than at its stated expiration date), or waive any material provisions of, certain material contracts, other than in the ordinary course of business or (ii) enter into any new contract with a term longer than twelve (12) months which cannot be terminated without penalty upon notice of sixty (60) days or less, that would have been a material contract if it were entered into on or prior to the date of the Merger Agreement, other than in the ordinary course of business (except for any material contract relating to any partnership, joint venture or similar arrangement or restricting the Company or its subsidiaries from competing in a line of business or granting any third person “most favored nation” pricing terms” (unless such restriction is customary for such contracts));

•	make any material change in any method of financial accounting principles or practices, in each case except for any such change (i) required by a change in GAAP or applicable law, (ii) required by a governmental entity or the Financial Accounting Standards Board or any similar organization or (iii) disclosed in the Company’s public filings with the SEC;

•	make, change or rescind any material tax election, adopt or change any material tax accounting period or method of tax accounting, file any material amended tax return, enter into any material closing agreement, settle any material tax claim or assessment, surrender any right to claim a material tax refund, offset or other reduction in liability, consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to the Company or our subsidiaries, or effect any material repatriation transaction not requested by Parent;

•	except as expressly permitted by the provisions related to the go-shop, take any action to exempt any person from, or make any acquisition of securities of the Company by any person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, except for Parent, Merger Sub or any of their respective subsidiaries or affiliates, or the transactions contemplated by the Merger Agreement;

•	abandon, encumber, convey title (in whole or in part), transfer, exclusively license, sell, lease or otherwise dispose of material intellectual property, other than in the ordinary course of business;

•	make or commit to make any capital expenditures in excess of $2 million, except for the expenditures required by applicable law or in response to actual or threatened casualty loss or property damage;

•	other than certain legal proceedings related to the Merger, settle or compromise any legal action or threatened legal action by or before a governmental entity or arbitrator if such settlement or compromise (i) with respect to the payment of monetary damages, involves the payment by the Company or any of our subsidiaries of monetary damages (net of insurance proceeds) in excess of $3 million individually or $6 million in the aggregate or (ii) with respect to any non-monetary terms and conditions therein, imposes or requires actions that would or would reasonably be expected to be material to the business of the Company and our subsidiaries, taken as a whole; or

•	agree, authorize or make any commitment, in writing or otherwise, to do any of the foregoing.

Takeover Proposals; Go-Shop Period

Go-Shop Period

The Merger Agreement provides that during the period from August 20, 2015 until 11:59 p.m. (Eastern Time) on October 6, 2015, which we refer to as the “Go-Shop Period,” we (acting under the direction of the Special Committee) and our Representatives had the right to:

•	solicit, initiate, facilitate and encourage Takeover Proposals (as defined below), including by way of providing access to non-public information subject to an Acceptable Confidentiality Agreement (as defined below); provided that we substantially concurrently make available to Parent any non-public information that we provide to any person given such access or substantially concurrently with providing such information in the case of information that is written if in either case such information was not previously made available to Parent and we could make available portions of certain material contracts set forth in the disclosure letter delivered contemporaneously with the Merger Agreement in a manner no less favorable to us in all material respects than the manner in which such portions of such contracts were made available to Parent; and

•	enter into and maintain discussions or negotiations with respect to Takeover Proposals or any other proposals that could reasonably be expected to lead to a Takeover Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such requests, proposals, discussions or negotiations.

For purposes of the Merger Agreement (i) “Takeover Proposal” means any inquiry, proposal or offer from, or indication of interest in making a proposal or offer by, any third party relating to any (a) direct or indirect acquisition of assets of the Company or our subsidiaries (including any equity interests or voting equity interests of the Company or any of our subsidiaries, but excluding sales of assets in the ordinary course of business) equal to twenty percent (20%) or more of the Company’s consolidated assets on a book-value basis or to which twenty percent (20%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of twenty percent (20%) or more of the voting power of the Common Shares, (c) tender offer or exchange offer for twenty percent (20%) or more of the voting power of the Common Shares, (d) merger, consolidation, license, joint venture, partnership, recapitalization, reorganization, share exchange, other business combination or other similar transaction involving the Company or any of our subsidiaries, pursuant to which such third party would, directly or indirectly, own twenty percent (20%) or more of the consolidated assets (including capital stock of the Company’s subsidiaries), net revenues or net income of the Company, taken as a whole, or (e) liquidation or dissolution of the Company; and (ii) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable to the Company in the aggregate than those contained in the confidentiality agreement, dated May 26, 2015, between Catterton Management Company, L.L.C. and the Company and that contains standstill provisions that are no less favorable to the Company than those contained in the form confidentiality agreement attached to the Merger Agreement as Exhibit B.

Within forty-eight (48) hours after the expiration of the Go-Shop Period, we were required to provide Parent with the identity of each “Excluded Party,” if any, and provide Parent the material terms and conditions of each Takeover Proposal then outstanding from each such Excluded Party (including copies of any such written Takeover Proposal). Under the Merger Agreement, an “Excluded Party” means any person (or group of persons that includes any person) who makes a Takeover Proposal received by the Company prior to the expiration of the Go-Shop Period that the Board or the Special Committee, if such committee still exists, determines in good faith (such determination to be made no later than the expiration of the Go-Shop Period), after consultation with outside legal counsel and their financial advisor, constitutes or could reasonably be expected to result in a Superior Proposal.

For purposes of the Merger Agreement, “Superior Proposal” means a bona fide written proposal or offer that constitutes a Takeover Proposal (substituting “more than fifty percent (50%)” for “twenty percent (20%),” in the definition of Takeover Proposal) made by a third party that the Board or the Special Committee, if such committee still exists, determined in good faith, after consultation with outside legal counsel and their financial advisor, to be more favorable to the Company and our shareholders from a financial point of view than the transactions contemplated by the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Parent in writing in response to such Takeover Proposal in a form that would be a binding agreement if accepted by the Company), after taking into account (i) the financial terms of the Takeover Proposal, (ii) the identity of the third party making such Takeover Proposal, (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal and (iv) the other terms and conditions of such Takeover Proposal, including the relevant legal, regulatory and other aspects of such Takeover Proposal (including potential shareholder litigation).

No-Shop Period

Following the Go-Shop Period, we have agreed to, and to cause each of our subsidiaries and direct their and our respective Representatives to:

•	cease and terminate, as applicable, any and all solicitation, knowing encouragement, discussions or negotiations of, or with respect to, a Takeover Proposal or a potential Takeover Proposal with any third party;

•	terminate access of any such third party (other than Parent, its affiliates and their respective Representatives) to any physical or electronic data rooms related to a possible Takeover Proposal;

•	request that any such third party and its Representatives promptly comply with its obligations to return or destroy all confidential information in accordance with the applicable confidentiality agreement executed by such third party; and

•	until the effective time of the Merger, or if earlier, the termination of the Merger Agreement in accordance with its terms, not directly or indirectly (i) except with an Excluded Party, solicit, initiate, or knowingly facilitate or encourage any inquiry, proposal or offer with respect to any Takeover Proposal except one with an Excluded Party; (ii) except for an Excluded Party, conduct or engage in, enter into, continue or otherwise participate in any discussions or negotiations with or disclose any non-public information or data relating to the Company or any of our subsidiaries to any third party that has made, or, to the actual knowledge of the Company, is seeking or considering making, any Takeover Proposal; (iii) approve, endorse or recommend any Takeover Proposal or (iv) enter into any Company Acquisition Agreements (except for an Acceptable Confidentiality Agreement or a binding agreement with a party making a Superior Proposal (a “Conditional Commitment”).

We have agreed that after the end of the Go-Shop Period, except with respect to Excluded Parties, we will notify Parent as promptly as reasonably practicable (but in any event within forty-eight (48) hours) in the event that, (i) we, our subsidiaries or our Representatives receives any request for discussions or negotiations, any request for access to the properties or books and records of us or any of our subsidiaries of which we or any of our subsidiaries or any of our or their respective Representatives is or has become aware, or any request for information relating to the us or any of our subsidiaries, in each case, by any third party that would reasonably be expected to be considering making a Takeover Proposal, (ii) we receive a Takeover Proposal or any material amendment thereto or (iii) we enter into any Acceptable Confidentiality Agreement. Such notice to Parent shall indicate the identity of the person or group of persons making such Takeover Proposal or amendment thereto and provide (A) with respect to any Takeover Proposal or amendment thereto made in writing, a copy of such written Takeover Proposal or amendment thereto provided (including, in each case, financing commitments with customary redaction) to us or any of our subsidiaries and (B) with respect to any Takeover Proposal or amendment thereto not made in writing, a written summary of the material terms and conditions of each such Takeover Proposal or amendment thereto. From and after the Go-Shop Period, the Company shall keep Parent reasonably informed, on a reasonably current basis (and, in any event within forty-eight (48) hours of the

Company’s knowledge of any such event), of any material developments, discussions or negotiations regarding any Takeover Proposals, or material changes to the terms of, any such Takeover Proposal or any amendment thereto (including copies of any written proposed agreements).

Notwithstanding these restrictions, if at any time after the end of the Go-Shop Period and prior to the authorization, approval and adoption of the Merger Agreement and the form of the articles of merger contained therein by our shareholders, we receive a bona fide written Takeover Proposal that did not result from any breach of our non-solicitation obligations under the Merger Agreement, we and our Representatives may, if and only to the extent that, the Board or Special Committee, if such committee still exists, determines in good faith prior taking certain actions, after consultation with outside legal counsel and their financial advisor, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal:

•	contact such third party solely to clarify the terms and conditions thereof;

•	furnish non-public information to the third party making such Takeover Proposal, if, and only if, prior to so furnishing such information, we receive from the third party an Acceptable Confidentiality Agreement (provided that we shall substantially concurrently make available to Parent any non-public information that we provide to any person given such access or substantially concurrently with providing such information in the case of information that is written if in either case such information was not previously made available to Parent and we may make available portions of certain material contracts set forth in the disclosure letter delivered contemporaneously with the Merger Agreement in a manner no less favorable to us in all material respects than the manner in which such portions of such contracts were made available to Parent); and

•	engage in discussions or negotiations with the third party with respect to such Takeover Proposal provided, however, that the Company shall, prior to or substantially concurrently with engaging in such discussions or negotiations, or reasonably promptly thereafter (and in any event within two (2) business days), provide to Parent the material terms and conditions of such Takeover Proposal (including copies of any such written Takeover Proposal) made to the Company or any of its subsidiaries.

Except as otherwise permitted under the Merger Agreement, neither the Board nor any committee thereof (including the Special Committee) may: (i) withhold, withdraw, amend, modify or qualify (or publicly propose or resolve to withhold, withdraw, amend, modify or qualify), in a manner adverse to Parent or Merger Sub, the Board’s recommendation of the Merger contained in this proxy statement, (ii) adopt, approve, endorse or recommend a Takeover Proposal, (iii) fail to reaffirm publicly the Board’s recommendation of the Merger following a request in writing by Parent that the Board’s recommendation of the Merger contained in this proxy statement be reaffirmed publicly or (iv) agree to take any of the foregoing actions (any of the foregoing actions, a “Change of Recommendation”).

Notwithstanding anything to the contrary in the Merger Agreement, prior to the authorization, approval and adoption of the Merger Agreement and the form of the articles of merger contained therein by our shareholders, the Board may: (i) in response to an intervening event (which refers to any change, event, occurrence, state of facts or development that was not known (or if known, the material consequences of which were not known and would not reasonably be expected to have been known on the date of the Merger Agreement) to the Board as of the date of the Merger Agreement and not reasonably foreseeable, which subsequently becomes known to the Board), the Board or the Special Committee, if such committee still exists, concludes in good faith, after consultation with its outside legal counsel, that any failure to make a Change of Recommendation would be reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable laws, or (ii) if we receive a Takeover Proposal (that did not result from any material breach of our non-solicitation obligations under the Merger Agreement) that the Board or the Special Committee, if such committee still exists, determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, and the Board or any committee thereof determines in good faith, after consultation with its outside legal counsel, that any failure to make a Change of Recommendation and/or terminates the Merger Agreement to enter into such Superior Proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable laws, then the Board or any committee thereof may:

•	in the case of clause (i) or (ii), make a Change of Recommendation; or

•	in the case of clause (ii) in respect of a Superior Proposal that did not result from a breach of the Merger Agreement, terminate the Merger Agreement in order to enter into a definitive acquisition agreement with respect to such Superior Proposal if we pay the applicable Termination Fee to Parent substantially concurrently with such termination, as further described in “—Termination of the Merger Agreement” and “—Termination Fees—Termination Fees Payable by Us.”

However, we can make a Change of Recommendation or terminate the Merger Agreement as described above if and only if we have taken the following actions:

•	we have given Parent at least four (4) business days’ prior written notice of our intention to take such action which notice will, in the event of a Superior Proposal, include an unredacted copy of the relevant proposed transaction agreements, and, in the event of an intervening event, provide a detailed description of such intervening event and the reasons for the proposed Change of Recommendation;

•	if requested by Parent, we have negotiated in good faith with Parent during such four-business-day period following our delivery of the notice described above (the “Negotiation Period”), making such adjustments in the terms and conditions in the Merger Agreement and the financing documents, so that, in the case of a Superior Proposal, such Takeover Proposal no longer constitutes a Superior Proposal and, in the case of an intervening event, the failure to effect such Change of Recommendation would no longer be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law;

•	following the end of the Negotiation Period, the Board or any committee thereof has considered in good faith Parent’s revisions to the Merger Agreement, if any, and determined in good faith such Superior Proposal continues to constitute a Superior Proposal or the failure to effect a Change of Recommendation with respect to such intervening event continues to be reasonably likely to be inconsistent with fiduciary duties under applicable law or even if the revisions in Parent’s written proposal, if any, were given effect; and

•	in the event of any material change to the terms of or any change to the Merger Consideration of such Superior Proposal, we have delivered to Parent an additional notice consistent the requirements described above and extended the Negotiation Period for two (2) business days.

In making a conclusion contemplated above relating to the fiduciary obligations of directors and, accordingly, whether an action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, the Board, the Special Committee and its legal advisors may rely on and deem applicable the law applicable to corporations incorporated in the State of Delaware and the law applicable to companies incorporated in the Commonwealth of The Bahamas.

Board Obligation to Call a Shareholders’ Meeting

We have agreed under the Merger Agreement to call, give notice of, and convene a Special Meeting of our shareholders to authorize, approve and adopt the Merger Agreement and related matters as promptly as reasonably practicable following the end of the Go-Shop Period and after the date on which the SEC confirms that is has no further comments on this proxy statement (or after ten (10) calendar days have passed since the filing of the preliminary proxy statement with the SEC without notice from the SEC of its intent to review the proxy statement). Subject to certain limitations, we have the right to make one or more successive postponements or adjournments of the shareholders’ meeting (i) to allow reasonable additional time for any supplemental or amended disclosure, (ii) if there are insufficient Common Shares to constitute a quorum necessary to conduct business or insufficient affirmative votes to authorize, adopt and approve the Merger Agreement or (iii) with the prior written consent of Parent. In addition, subject to certain limitations, at Parent’s request we shall make one or more successive postponements or adjournments of the shareholders’ meeting if there are insufficient Common Shares to constitute a quorum necessary to conduct business or insufficient affirmative votes to authorize, adopt and approve the Merger Agreement.

Required Efforts to Consummate the Merger

We and Parent have agreed to cooperate and use our respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including:

•	the obtaining of all necessary material permits, waivers, consents, approvals and actions or nonactions from governmental entities and educational agencies, and the making of all necessary material registrations and filings (including filings with governmental entities and educational agencies) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entities or educational agency;

•	the obtaining of all necessary material consents or waivers from third parties; and

•	the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of the Merger Agreement.

We and Parent have agreed to file or cause to be filed any and all initial notifications with respect to the Merger and other transactions contemplated by the Merger Agreement required under the HSR Act as promptly as practical and in any event within ten (10) business days after the date of the Merger Agreement and to use our reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act. As previously noted, we and Parent each filed our respective Notification and Report Forms with the Antitrust Division and the FTC on September 2, 2015. The FTC granted early termination of the HSR Act waiting period on September 14, 2015.

We and Parent have agreed that we and Parent will have the right to review in advance, and the other party shall consider in good faith the views and comments of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity or educational agency in connection with the Merger and the other transactions contemplated by the Merger Agreement. We and Parent have agreed that neither of us shall commit to or agree (or permit their respective subsidiaries to commit to or agree) with any governmental entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable antitrust laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed). We and Parent have agreed to allow the other party, if permitted by applicable law, the opportunity to attend and participate in any meeting with any governmental entity or educational agency in respect of any filing made therewith in connection with the transactions contemplated by the Merger Agreement.

Certain Education-Related Consents

We and Parent have agreed to cooperate and use our respective reasonable best efforts to (i) obtain the Pre-Closing Educational Consents and to make certain pre-Closing educational notices, and (ii) to file all applications or notices in connection with the Pre-Closing Educational Consents and pre-Closing educational notices within thirty (30) days of the date of the Merger Agreement.

We and Parent have agreed to coordinate prior to the Closing regarding the submission to all applicable educational agencies of all letters, notices, applications or other documents required to obtain the Pre-Closing Educational Consents and to make all pre-Closing educational notices and, to the extent practical, prior to attending any meetings, telephone calls or discussions with any educational agency to discuss and agree upon strategy and issues to be pursued and responses to likely questions. We and Parent have agreed that, in the event that any educational agency provided with a pre-Closing educational notice responds by stating that a pre-closing consent is required, the parties will use their reasonable best efforts to obtain such consent prior to the Closing, but such pre-closing consent shall not constitute a Pre-Closing Educational Consent, which could delay the timing of the Closing.

It is a condition to Parent’s and Merger Sub’s obligation to consummate the Merger that the

Company has obtained from the DOE a written notice with respect to each School, following the DOE’s review of the pre-acquisition review applications filed with respect to each School, which written notices have not identified any deficiencies with a School precluding the DOE from issuing to such School a Temporary Provisional Program Participation Agreement following the Closing or a Provisional Participation Agreement following the DOE’s post-Closing review of a change in ownership of such School.

Shareholder Litigation Related to the Merger

We have agreed that if any shareholder legal action related to the Merger Agreement or the Merger is brought, or is known by us to be threatened in writing prior to the effective time of the Merger, against us, our subsidiaries, the Board, any director of the Board or the board of directors (or other similar governing body) of any of our subsidiaries we will (i) promptly notify Parent of any such litigation and keep Parent reasonably informed regarding such litigation, (ii) give Parent the opportunity to participate in, but not control, the defense of any such litigation, (iii) give due consideration to Parent’s advice with respect to such litigation and (iv) reasonably consult with Parent with respect to the defense or settlement of such litigation. We will not settle any such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). As of the date of this proxy statement, no shareholder or derivative litigation related to the Merger Agreement or the Merger has been brought against us, our subsidiaries, the Board, any director of the Board or the board of directors (or other similar governing body) of any of our subsidiaries.

Employee Benefits Matters

Until the first anniversary of the effective time, each employee of the Company or our subsidiaries who remains employed following the Merger, who we refer to as a continuing employee, will be provided with base compensation and non-equity based bonus and commission opportunities that are comparable, in the aggregate, to those provided by the Company and our subsidiaries immediately prior to the effective time and all other benefits that are, in the aggregate, at least as favorable as such benefits provided by the Company and our subsidiaries immediately prior to the effective time. Except as determined in good faith by the Chief Executive Officer of the Surviving Company, until the first anniversary of the effective time, Parent has also agreed to cause the Surviving Corporation to provide severance benefits equal to the severance benefits provided under the applicable severance benefit plans, programs, policies, agreements and arrangements of the Company and our subsidiaries as in effect on the date of the Merger Agreement.

Parent has agreed that it would give the continuing employees credit for their service with the Company prior to the Merger in connection with any employee benefit plan maintained by Parent or one of its subsidiaries (including the Surviving Corporation) for purposes of vesting and eligibility purposes (but not for benefit accrual purposes under a defined benefit plan and not for any purpose under any equity-based plan).

Parent has agreed, with respect to the continuing employees, Parent will, or will cause the Surviving Corporation to, (i) cause any waiting periods, pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability to be waived for continuing employees and their dependents and (ii) give credit for payments that count towards employees’ deductibles, co-payments and out-of-pocket maximums.

Directors’ and Officers’ Indemnification and Insurance

From and after the effective time until the sixth anniversary thereof, Parent, Merger Sub and the Surviving Corporation agree that all rights to indemnification, advancement of expenses and exculpation by us and our subsidiaries now existing in favor of each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the effective time, an officer or director of the Company or our subsidiaries and each person who served at the request of the Company or our subsidiaries as a director, officer, member, trustee or fiduciary of another company (each, an “Indemnified Party”), corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise as provided in the Amended and Restated Memorandum of Association, Amended and Restated Articles of Association or equivalent organization documents of the Company and our subsidiaries, in each case as in effect on the date of the Merger Agreement, or pursuant to any other contracts in effect on the date of the Merger Agreement and disclosed to Parent, shall survive the Merger and remain in full force and effect in accordance with their terms for a period of six (6) years from the effective time.

From and after the effective time until the sixth anniversary thereof, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless each Indemnified Party, against any and all losses, claims, damages, liabilities, fees, expenses, judgments, fines and amounts paid in settlement of any threatened or actual claim, action, suit, proceeding or investigation, in each case, arising out of or pertaining to (i) the fact that such person is or was a director, officer, member, trustee or fiduciary of the Company or our subsidiaries or any of their respective predecessors, or served at the request of the Company or our subsidiaries as a director, officer, member, trustee or fiduciary of another company, corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at or prior to the effective time, (ii) matters existing or occurring at or prior to the effective time, including the Merger Agreement and the transactions contemplated by the Merger Agreement or (iii) actions or omissions of a director, officer, member, trustee or fiduciary of the Company or our subsidiaries taken in their capacity as such occurring at or prior to the effective time (including in connection with the transactions contemplated by the Merger Agreement), and shall, subject to a customary undertaking by such Indemnified Party to repay such expenses if it is ultimately determined that such person is not entitled to indemnification under applicable law, reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred.

The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) maintain in effect for a period of six (6) years after the effective time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the effective time (provided, however, that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous, in the aggregate, to the beneficiaries of those policies when compared to the insurance maintained by the Company as of the date of the Merger Agreement) or (ii) obtain “tail” insurance policies from our current insurance carrier or an insurance carrier with the same or better credit rating as our current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with a claims period of six (6) years from the effective time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous, in the aggregate, to the beneficiaries of those policies, in each case with respect to claims arising out of or relating to events which occurred at or before the effective time (including in connection with the transactions contemplated by the Merger Agreement); provided, however, that in no event will the Company expend or the Surviving Corporation be required to expend an annual premium for such coverage in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date of the Merger Agreement.

Financing of the Merger

In the Merger Agreement, Parent and Merger Sub expressly acknowledged and agreed that their respective obligations thereunder are not conditioned upon obtaining financing. In addition, Parent provided us with a true and complete copy of the Debt Commitment Letter prior to executing the Merger Agreement and represented that such letter was in full force and effect and was a valid and binding obligation (subject to certain enforceability exceptions) on Parent and, to the knowledge of Parent, GSO. We have agreed to use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole expense, all reasonable cooperation requested by Parent that is reasonable and customary in connection with the Debt Financing.

Furthermore, after the date of the Merger Agreement until the effective time of the Merger, Parent may not amend, supplement or modify the Debt Commitment Letter unless such amendment or modification (i) does not reduce the aggregate principal amount of funds available to Parent, (ii) does not impose new or additional conditions, or expand or modify any of the existing conditions, (iii) is not reasonably expected to hinder, delay or prevent the Closing, (iv) could not reasonably be expected to make the funding of the financing (or satisfaction of the conditions to obtaining the financing) less likely to occur in any respect or (v) could not reasonably be expected to adversely impact the ability of Parent or Merger Sub to enforce or cause the enforcement of its rights under any of the Debt Commitment Letter or the definitive agreements relating thereto.

Other Covenants

The Merger Agreement contains other covenants, including (among others) those relating to access to information, stock exchange delisting, publicity, takeover statutes, matters related to the reporting requirements of Section 16(a) of the Exchange Act, notices of certain events, transfer taxes, director resignation and confidentiality.

Conditions to the Completion of the Merger

The obligations of us, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of each of the following conditions:

•	the Merger Agreement shall have been duly authorized, adopted and approved by the affirmative vote of the majority of the outstanding Common Shares entitled to vote thereon in accordance with the laws of the Commonwealth of The Bahamas;

•	any applicable waiting period (and any extension thereof) under the HSR Act relating to the Merger will have expired or been terminated, which was satisfied by the FTC’s grant of early termination of the HSR Act waiting period on September 14, 2015; and

•	no governmental entity having jurisdiction over any party to the Merger Agreement shall have enacted, issued, promulgated, enforced or entered any laws or orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by the Merger Agreement.

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the effective time of the Merger of each of the following conditions:

•	our representations and warranties relating to issued and outstanding Common Shares, certain aspects of equity awards and voting debt will be true and correct in all respects (other than in the case of de minimis inaccuracies) when made and as of immediately prior to the effective time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be so true and correct in all respects as of that date);

•	our representations and warranties relating to authority, Board approval and the absence of a Company Material Adverse Effect since December 31, 2014 shall be true and correct in all respects when made and as of immediately prior to the effective time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date);

•	our representations and warranties relating to organization and good standing, ownership of equity interest of our subsidiaries, outstanding company equity awards, anti-takeover statutes and brokers’ and finders’ fees shall be true and correct in all material respects when made and as of immediately prior to the effective time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date);

•	all our other representations and warranties set forth in the Merger Agreement will be true and correct in all respects (in each case without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) as of the date of the Merger Agreement and as of the Closing date, as though made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	we will have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by us under the Merger Agreement on or prior to the effective time of the Merger;

•	since August 20, 2015, there shall not have been any Company Material Adverse Effect;

•	we will have delivered to Parent a certificate signed by our chief executive officer or chief financial officer certifying that the above conditions regarding the representations and warranties, the performance of obligations of the Company and no Company Material Adverse Effect have been satisfied; and

•	we will have obtained from the DOE a written notice with respect to each School, following the DOE’s review of the pre-acquisition review applications filed with respect to each School, provided that the DOE has not identified in such written notice any deficiencies with a School precluding the DOE from issuing to such School a Temporary Provisional Program Participation Agreement following the Closing or a Provisional Program Participation Agreement following the DOE’s post-closing review of the change in ownership of the School.

Our obligation to consummate the Merger is also subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the effective time of the Merger of each of the following conditions:

•	all of Parent’s and Merger Sub’s representations and warranties in the Merger Agreement will be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the effective time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, prevent or materially impede, interfere with, hinder or delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by the Merger Agreement;

•	Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed by or complied with by it under the Merger Agreement on or prior to the effective time; and

•	Parent will have delivered to us a certificate signed by an executive officer of Parent certifying that the above conditions have been satisfied.

Neither we nor Parent may rely on the failure of any condition set forth above to be satisfied, to excuse such party’s obligation to effect the Merger if such failure was caused primarily by such party’s failure to comply with its obligations set forth in the Merger Agreement to consummate and make effective the transactions provided for therein.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the effective time (notwithstanding any approval of the Merger Agreement by the shareholders of the Company):

•	by mutual written agreement of us, Merger Sub and Parent;

•	by either us or Parent if:

•	the Merger shall not have been consummated on or before February 19, 2016, provided that this termination right shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement in any material respect has been the primary cause of, or resulted in, the failure of the Merger to be consummated on or before February 19, 2016;

•	the meeting of shareholders to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein has been held and completed, and the holders of the outstanding Common Shares fail to authorize, adopt and approve the Merger Agreement; or

•	any governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order that is in effect at the time of such termination and renders the Merger illegal or that permanently enjoins or otherwise permanently prohibits the consummation of the Merger, and such law or order shall have become final, binding and nonappealable; provided, however, that the party seeking to terminate the Merger Agreement shall have complied in all material respects with its obligations to use its reasonable best efforts as described in “—Required Efforts to Consummate the Merger;” provided, further, that the right to terminate the Merger Agreement shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement in any material respect has been the primary cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such law or order;

•	by us, if:

•	prior to the authorization, approval and adoption of the Merger Agreement and the form of the articles of merger contained therein by our shareholders, the Board or the Special Committee, if such committee still exists, authorizes the Company, in full compliance with the terms of the Merger Agreement to enter into any Company Acquisition Agreements (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal and concurrently with, and as a condition to, such termination, the Company shall have paid to Parent the Termination Fee required to be paid as described in “—Termination Fees; Termination Fees Payable by Us;”provided, however, that at the time of such termination we have complied with the requirements with respect to such Superior Proposal as described in “—No-Shop Period;”

•

there has been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement such that the conditions to the Closing of the Merger set forth in “—Conditions to the Completion of the Merger,” would not be satisfied and, in either such case, (i) if capable of being cured, Parent or Merger Sub shall have failed to cure such breach by the earlier of (A) February 19, 2016 and (B) thirty (30) days after Parent has received written notice of such breach or failure to perform from the Company (such earlier date, the “Parent Breach Termination Date”) or (ii) such breach is incapable of being cured by the

Parent Breach Termination Date; provided, however, that the Company is not then in breach of the Merger Agreement so as to cause certain conditions to Parent’s and Merger Sub’s obligations set forth in “—Conditions to the Completion of the Merger” not to be satisfied; or

•	(i) the conditions to Parent’s obligations set forth in “—Conditions to the Completion of the Merger” have been satisfied or waived (other than those conditions that by their terms cannot be satisfied other than at the Closing and that would reasonably be expected to have been satisfied at the Closing if there had been a closing on the date the Closing was required to occur), (ii) we have irrevocably confirmed by written notice to Parent that (A) the conditions set forth in “—Conditions to the Completion of the Merger” have been satisfied (other than conditions that by their nature are to be satisfied at the Closing and that would reasonably be expected to have been satisfied if there had been a closing on the date the Closing was required to occur as set forth in “—Closing and Effective Time of the Merger”) and/or that we are willing to waive any unsatisfied condition solely for the purposes of consummating the Closing and (B) we are ready, willing and able to consummate the Merger, (iii) Parent and Merger Sub shall have failed to consummate the Closing on the date the Closing should have occurred as set forth in “—Closing and Effective Time of the Merger” and (iv) Parent and Merger Sub fail to consummate the Merger within two (2) business days after the delivery of such notice by the Company;

•	by Parent, if:

•	(i) the Board makes a Change of Recommendation or (ii) the Board or Special Committee has given Parent notice of a Superior Proposal; provided, however, that Parent’s right to terminate the Merger Agreement shall expire immediately, solely with respect to a particular Superior Proposal notice so given, upon the Board or the Special Committee, if such committee still exists, determining, after considering in good faith any revisions to the Merger Agreement and the financing proposed by Parent in writing in a form that would be a binding agreement if accepted by us, that the Takeover Proposal that is the subject of such notice no longer continues to constitute a Superior Proposal and has provided Parent with written notice of the same; or

•	there has been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement such that the conditions to the Closing of the Merger set forth in “—Conditions to the Completion of the Merger” would not be satisfied and, in either such case, (i) if capable of being cured, the Company shall have failed to cure such breach by the earlier of (A) February 19, 2016 and (B) thirty (30) days after the Company has received written notice of such breach or failure to perform from Parent (such earlier date, the “Company Breach Termination Date”) or (ii) such breach is incapable of being cured by the Company Breach Termination Date; provided, however, that Parent or Merger Sub is not then in breach of the Merger Agreement so as to cause a condition to closing set forth in “—Conditions to the Completion of the Merger” to not be satisfied.

Termination Fees

Termination Fees Payable by Us

We have agreed to pay to Parent a termination fee in the following circumstances:

•

if (x) the Merger Agreement is terminated by Parent because we have breached a representation, warranty, covenant or agreement such that the conditions set forth in “—Conditions to the Completion of the Merger” cannot be satisfied or (y) the Merger Agreement is terminated by us or Parent because the Merger has not been consummated on or before February 19, 2016 (provided that at the time of the termination (A) the shareholders meeting to authorize, adopt and approve the Merger has not occurred, (B) the Company has not obtained the shareholder vote to authorize, adopt and approve the Merger as described in “—Conditions to the Completion of the Merger” or (C) such party would have been entitled to terminate the agreement because the meeting of shareholders to authorize, adopt and approve the Merger Agreement has been held and completed, and the holders of outstanding Common Shares have failed to authorize, adopt and approve the Merger Agreement or (z) if the Merger Agreement is terminated by us or Parent if the meeting of shareholders to authorize, adopt and approve the Merger has been held and completed, and the holders of outstanding Common Shares have failed to authorize, adopt and approve the Merger, and, in each case, (i) after August 20, 2015, a Takeover Proposal shall have been publicly disclosed or otherwise made or communicated to the Company, the Board or the Special Committee, if such committee still exists, or directly to the Company’s shareholders and not withdrawn, and (ii) within nine (9) months after such termination of the Merger Agreement the Company has entered into a definitive agreement with respect to such Takeover Proposal or shall have consummated such Takeover Proposal (it being understood for all purposes of this provision, all references in the definition of Takeover Proposal to 20% shall be deemed to be references to “more than 50%” instead);

•	if we have terminated the Merger Agreement in order to enter into a definitive agreement for a Superior Proposal; or

•	if Parent has terminated the Merger Agreement as a result of a Change of Recommendation by the Board or after receipt of a notice of a Superior Proposal.

The amount of the termination fee payable by us to Parent will be $13 million (the “Go-Shop Termination Fee”) if (i) we terminate the Merger Agreement in order for the Company to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal prior to the end of the Go-Shop Period or, if longer, during any period of good faith negotiation with Parent resulting from such Superior Proposal as set forth in “—Takeover Proposals; Go-Shop Period” or (ii) Parent terminates the Merger Agreement as a result of a Change of Recommendation in respect of a Superior Proposal or a notice from the Company that it intends to effect a Change of Recommendation or terminate the Merger Agreement in response to a Superior Proposal, in each case, that was determined to be a Superior Proposal prior to the end of the Go-Shop Period. In all other circumstances where a termination fee is payable by us to Parent, the amount of the termination fee will be $30 million (the “Other Termination Fee”, and the Go Shop Termination Fee and the Other Termination Fee shall be collectively referred to as the “Termination Fee”).

Reverse Termination Fee Payable by Parent

Parent has agreed to pay us a termination fee of $55 million (the “Reverse Termination Fee”) in the event that the Merger Agreement is terminated:

•	by us if there has been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement such that the conditions to the Closing of the Merger set forth in “—Conditions to the Completion of the Merger,” would not be satisfied and, in either such case, (i) if capable of being cured, Parent or Merger Sub shall have failed to cure such breach by the Parent Breach Termination Date or (ii) such breach is incapable of being cured by the Parent Breach Termination Date; provided, however, that the Company is not then in breach of the Merger Agreement so as to cause certain conditions to Parent’s and Merger Sub’s obligations set forth in “—Conditions to the Completion of the Merger” not to be satisfied;

•

by us if (i) the conditions to Parent’s obligations set forth in “—Conditions to the Completion of the Merger” have been satisfied or waived (other than those conditions that by their terms cannot be satisfied other than at the Closing and that would reasonably be expected to have been satisfied at the Closing if there had been a closing on the date the Closing was required to occur), (ii) we have irrevocably confirmed by written notice to Parent that (A) the conditions set forth in “—Conditions to the Completion of the Merger” have been satisfied (other than conditions that by their nature are to be satisfied at the Closing and that would reasonably be expected to have been satisfied if there had been a closing on the date the Closing was required to occur as set forth in “—Closing and Effective Time of the Merger”) and/or that we are willing to waive any unsatisfied condition solely for the purposes of consummating the Closing and (B) we are ready, willing and able to consummate the Merger, (iii) Parent and Merger Sub shall have failed to consummate the Closing on the date the Closing should have occurred as set forth in “—Closing and Effective Time of the Merger” and (iv) Parent and Merger Sub fail to consummate the Merger within two (2) business days after the delivery of such notice by the Company; or

•	(i) by us or Parent if the Merger shall not have been consummated on or before February 19, 2016, provided that this termination right shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement in any material respect has been the primary cause of, or resulted in, the failure of the Merger to be consummated on or before February 19, 2016; and (ii) at the time of the termination pursuant to clause (i), (A) (w) the conditions to Parent’s obligations set forth in “—Conditions to the Completion of the Merger” have been satisfied or waived (other than those conditions that by their terms cannot be satisfied other than at the Closing and that would reasonably be expected to have been satisfied at the Closing if there had been a closing on the date the Closing was required to occur), (x) we have irrevocably confirmed by written notice to Parent that (I) the conditions set forth in “—Conditions to the Completion of the Merger” have been satisfied (other than conditions that by their nature are to be satisfied at the Closing and that would reasonably be expected to have been satisfied if there had been a closing on the date the Closing was required to occur as set forth in “—Closing and Effective Time of the Merger”) and/or that we are willing to waive any unsatisfied condition solely for the purposes of consummating the Closing and (II) we are ready, willing and able to consummate the Merger, (y) Parent and Merger Sub shall have failed to consummate the Closing on the date the Closing should have occurred as set forth in “—Closing and Effective Time of the Merger” and (z) Parent and Merger Sub fail to consummate the Merger within two (2) business days after the delivery of such notice by the Company, or (B) there has been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement such that the conditions to the Closing of the Merger set forth in “—Conditions to the Completion of the Merger,” would not be satisfied and, in either such case, (x) if capable of being cured, Parent or Merger Sub shall have failed to cure such breach by the Parent Breach Termination Date or (y) such breach is incapable of being cured by the Parent Breach Termination Date; provided, however, that the Company is not then in breach of the Merger Agreement so as to cause certain conditions to Parent’s and Merger Sub’s obligations set forth in “—Conditions to the Completion of the Merger” not to be satisfied.

In the event that (i) the Company fails to pay the Termination Fee when due or (ii) Parent fails to pay the Reverse Termination Fee when due, and if Parent or Merger Sub in the case of clause (i) or the Company in the case of clause (ii), as applicable, commences a lawsuit to obtain such payment that results in the judgment against the Company in the case of clause (i) or Parent in the case of clause (ii), then Parent or the Company, as applicable, shall pay the other party, together with the Reverse Termination Fee or Termination Fee, as applicable, (A) interest on the Reverse Termination Fee or Termination Fee, as applicable, based on the prime rate in effect on the date that such payment was required to be made and (B) all out-of-pocket costs and expenses (including reasonable legal fees) in connection with such lawsuit.

Remedies

The Merger Agreement provides that if Parent receives a Termination Fee pursuant to the Merger Agreement, it will be the sole and exclusive remedy of Parent and its affiliates against us, our subsidiaries, and their respective former, current or future officers, directors, partners, shareholders, managers, members, affiliates and Representatives (the “Company Obligors”), and Parent and its affiliates may not seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against us or any of the Company Obligors. In no event will we be required to pay the Termination Fee on more than one occasion.

The Merger Agreement further provides that if Parent or Merger Sub fail to effect the Closing for any reason or no reason or breaches the Merger Agreement (whether willfully, intentionally, unintentionally or otherwise) then, other than for our right to seek specific performance or other equitable relief (to the extent permitted by the Merger Agreement, described in the section entitled “—Specific Performance”), our right to receive the Reverse Termination Fee together with the rights and remedies available to us pursuant to the reimbursement obligations of Parent described in the section entitled “—Financing of the Merger,” and any amounts in respect of a breach of the terms of the Confidentiality Agreement, and any amounts guaranteed pursuant to the Limited Guarantee (subject to certain limitations), shall be the sole and exclusive remedies of us and our subsidiaries against Parent and its subsidiaries; the former, current or future holders of any direct or indirect equity, partnership or limited liability company interest of Parent or Merger Sub; any lender, prospective lender, arranger or agent of or under the Debt Financing or any of their respective former, current or future equity holders; any holders or future holders of any capital stock or other equity interest of Parent or Merger Sub; and controlling persons, affiliates and Representatives of any of the foregoing (the “Buyer Party Obligors”), and we may not seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against any of the Buyer Party Obligors. In no event will Parent be required to pay the Reverse Termination Fee on more than one occasion.

Specific Performance

The Merger Agreement provides that the parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions of the Merger Agreement. However, our ability to obtain an injunction or other appropriate form of specific performance or equitable relief to cause Parent and Merger Sub to fund the Equity Financing or to consummate the Closing is subject to the requirement that (i) all conditions to Parent’s obligations to consummate the Merger as described in “—Conditions to the Completion of the Merger” have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and that would reasonably be expected to have been satisfied at the Closing if there had been a closing on the date the Closing was required to occur) (ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) we have irrevocably confirmed in writing that if specific performance or other equitable relief is granted and the equity and Debt Financings are funded, that the Company will cause the Closing to occur and (iv) Parent and the Merger Sub have failed to consummate the Closing on the date the Closing should have occurred as described in “—Closing and Effective Time of the Merger.”

Fees and Expenses

Except as set forth in the section entitled “—Termination Fees” and the section entitled “—Financing of the Merger,” all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs or expenses.

Amendments, Waivers

At any time prior to the effective time of the Merger, the parties may amend or waive any provision of the Merger Agreement. Any such amendment must be in writing and signed by each party to the Merger Agreement and any such waiver must be in writing and signed by each party against whom the waiver is to be effective. After our shareholders have authorized, approved and adopted the Merger Agreement, there will be no amendment or waiver that would require the further approval of our shareholders by law or in accordance with the rules of any relevant self-regulatory organization without such approval having first been obtained. Certain specified provisions of the Merger Agreement affecting GSO under the Debt Financing may not be amended or waived in a manner adversely affecting GSO under the Debt Financing without their prior written consent.

Governing Law and Venue, Waiver of Jury Trial

The Merger Agreement is governed by and will be construed in accordance with Delaware law, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware (except that the IBCA shall apply to the Merger and, the laws of the State of Delaware and the Laws of the Commonwealth of The Bahamas shall apply to the fiduciary duties and responsibilities of the Board and the Special Committee in connection with the Merger and the other transactions contemplated by the Merger Agreement). Each party agreed to irrevocably consent to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction, any federal court located in the State of Delaware or other Delaware state courts (and in each case, any appellate court therefrom) for purposes of any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Merger Agreement or the transactions contemplated by the Merger Agreement. Each party further irrevocably waived any and all right to trial by jury in any legal proceeding arising out of or related to the Merger Agreement or the transactions contemplated by the Merger Agreement.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER

MERGER-RELATED COMPENSATION

(PROPOSAL 2)

We are submitting to our shareholders a proposal to approve on an advisory (non-binding) basis compensation that will or may become payable to our named executive officers in connection with the Merger. This compensation is summarized under the heading “Potential Change in Control Payments to Named Executive Officers” in “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger.”

The Board of Directors encourages you to review carefully the Merger-related compensation information disclosed in this proxy statement. The Board of Directors unanimously recommends that our shareholders approve the following resolution:

“RESOLVED, that the shareholders of Steiner Leisure Limited hereby approve, on an advisory (non-binding) basis, the compensation that will or may become payable by Steiner Leisure Limited to its named executive officers that is based on or otherwise relates to the Merger as disclosed in the proxy statement.”

The vote to approve the Merger-related compensation that will or may become payable to our named executive officers is a vote separate and apart from the vote on the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein. Accordingly, you may vote “FOR” the approval of the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein, and “AGAINST” the proposal to approve Merger-related compensation, or vice versa. Because the vote to approve the Merger-related compensation to be paid or become payable to our named executive officers is advisory only, it will not be binding on us or Parent. Accordingly, if the Merger Agreement is authorized, approved and adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of this advisory (non-binding) vote.

The above resolution approving the Merger-related compensation of our named executive officers on an advisory basis will require the affirmative vote of holders of a majority of the Common Shares present in person or represented by proxy and entitled to vote on such proposal at the Special Meeting.

The Board of Directors unanimously recommends a vote “FOR” the approval of compensation that will or may become payable to our named executive officers in connection with the Merger.

VOTE ON ADJOURNMENT (PROPOSAL 3)

Our shareholders are being asked to approve a proposal that will give us authority to adjourn the Special Meeting from time to time to, if necessary or appropriate, among other things, solicit additional proxies if there are insufficient votes at the time of the Special Meeting, or any adjournment thereof, to approve the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein. If this proposal is authorized, approved and adopted, the Special Meeting could be adjourned by the Board of Directors to any date for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the Special Meeting, or any adjournment thereof, to approve the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein. If there is not a quorum present at the Special Meeting, under our Amended and Restated Articles of Association the Special Meeting will be adjourned to the next business day at the same time and place or to such other day, time and place as the Board may determine. In addition, the Board of Directors could postpone the Special Meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the Special Meeting is adjourned, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. We do not intend to call a vote on this proposal if the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein has been approved and adopted by our shareholders at the Special Meeting.

Approval of this proposal requires the affirmative vote of holders of a majority of the Common Shares present in person or represented by proxy and entitled to vote on such proposal at the Special Meeting.

The Board of Directors unanimously recommends a vote “FOR” the proposal to approve the proposal to adjourn the Special Meeting from time to time, if necessary or appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the Special Meeting to approve the proposal to authorize, approve and adopt the Merger Agreement and the form of the articles of merger contained therein.

MARKET PRICE OF COMMON SHARES

The Common Shares are traded on NASDAQ under the symbol “STNR.” The following table sets forth during each fiscal quarter indicated the high and low sales prices of Common Shares:

	Market Price
	High		Low
2015
First Quarter		$49.92		$42.46
Second Quarter		$56.29		$46.05
Third Quarter		$65.00		$53.16
Fourth Quarter (through [●], 2015)	$	[●]	$	[●]
2014
First Quarter		$52.61		$42.66
Second Quarter		$47.11		$38.01
Third Quarter		$44.18		$37.58
Fourth Quarter		$46.29		$35.94
2013
First Quarter		$49.80		$43.95
Second Quarter		$53.48		$43.93
Third Quarter		$60.12		$53.23
Fourth Quarter		$61.74		$44.23
2012
First Quarter		$53.49		$44.85
Second Quarter		$50.35		$43.34
Third Quarter		$50.05		$40.00
Fourth Quarter		$48.84		$42.74

The Closing sale price of our Common Shares on NASDAQ on August 20, 2015, which was the last trading day before the Merger was publicly announced, was $56.53 per share. On [●], 2015 the most recent practicable date before this proxy statement was mailed to our shareholders, the Closing price for our Common Shares on NASDAQ was $[●] per share. You are encouraged to obtain current market quotations for our Common Shares in connection with voting your shares of our Common Shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of October 1, 2015, regarding the beneficial ownership of the Common Shares of (i) each director and each named executive officer of the Company, (ii) all directors and all executive officers of the Company as a group and (iii) each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Shares (based on a review of filings with the SEC). All of the individuals listed are executive officers and/or, as the case may be, directors of the Company. The address for the directors and the identified executive officers is the address of the Company’s administrative affiliate, Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, FL 33146. Unless otherwise indicated, the beneficial owner had sole voting and dispositive power with respect to the Common Shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(#)		Percent of Class(%)
Clive E. Warshaw	796,023	(1)	6.18%
Leonard Fluxman	182,716	(2)	*
Stephen Lazarus	78,531	(3)	*
Sean C. Harrington	80,501	(4)	*
Glenn Fusfield	35,302	(5)	*
Robert C. Boehm	31,081	(6)	*
Michèle Steiner Warshaw	14,464	(7)	*
Cynthia R. Cohen	11,217	(8)	*
Denise Dickins	12,581	(9)	*
David S. Harris	23,357	(10)	*
Steven J. Preston	4,144	(11)	*
Directors and executive officers as a group (17 persons)	1,390,248	(12)	10.49%
BlackRock, Inc.	1,044,989	(13)	8.14%
Diamond Hill Capital Management, Inc.	682,441	(14)	5.32%
Fidelity Management and Research Company	2,095,506	(15)	16.33%
Franklin Resources, Inc. and Reporting Group	1,679,541	(16)	13.09%
The Vanguard Group	750,379	(17)	5.85%

*	Less than one percent
(1)	Includes 41,667 shares issuable upon exercise of currently exercisable options and 1,830 RSUs subject to accelerated vesting upon consummation of the Merger (hereinafter, “Accelerating RSUs”). Does not include shares owned by Michèle Steiner Warshaw, Mr. Warshaw’s wife and a director of the Company, as to which Mr. Warshaw disclaims beneficial ownership.
(2)	Includes 41,536 Accelerating RSUs and 43,935 PSUs subject to accelerated vesting upon the consummation of the Merger (hereinafter, “Accelerating PSUs”).
(3)	Includes 50,584 Accelerating RSUs and 26,361 Accelerating PSUs.
(4)	Includes 65,858 Accelerating RSUs and 14,643 Accelerating PSUs.
(5)	Includes 19,161 Accelerating RSUs and 14,133 Accelerating PSUs.
(6)	Includes 4,566 shares issuable upon exercise of currently exercisable options, 15,330 Accelerating RSUs and 3,965 Accelerating PSUs.
(7)	Includes 1,372 Accelerating RSUs. Does not include shares owned by Clive E. Warshaw, Ms. Warshaw’s husband and the Chairman of the Board of the Company, as to which Ms. Warshaw disclaims beneficial ownership.
(8)	Includes 518 shares issuable upon exercise of currently exercisable options and 1,647 Accelerating RSUs.
(9)	Includes 1,647 Accelerating RSUs.
(10)	Includes 1,647 Accelerating RSUs.
(11)	Includes 1,372 Accelerating RSUs.

(12)	Includes 52,251 shares issuable upon exercise of currently exercisable options, 231,286 Accelerating RSUs and 134,732 Accelerating PSUs.
(13)	According to a Schedule 13G dated January 12, 2015, filed by BlackRock, Inc. (“BlackRock”), BlackRock has sole voting power with respect to 953,544 shares and sole dispositive power with respect to all of the shares. The address for BlackRock is 40 East 52nd Street, New York, NY 10022.
(14)	According to a Schedule 13G dated February 6, 2015, filed by Diamond Hill Capital Management, Inc. (“Diamond”), Diamond had sole voting power with respect to 597,476 shares and sole dispositive power with respect to all of the shares. The address for Diamond is 325 John H. McConnell Boulevard, Suite 200, Columbus, OH 43215.
(15)	According to a Schedule 13G dated February 13, 2015, filed by FMR LLC (“FMR”), FMR has sole voting power with respect to 388,383 of the shares and sole dispositive power with respect to all of the shares. The address of FMR is 245 Summer Street, Boston, MA 02110.
(16)	According to a Schedule 13G dated January 27, 2015, filed by Franklin Resources, Inc. (“Franklin”), Templeton Investments Counsel, LLC (“TIC”), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Templeton Investments Corp. (“FTIC”), (i) FTIC had sole voting power and sole dispositive power with respect to 718,577 shares and (ii) TIC has sole voting and sole dispositive power with respect to 960,964 shares. The address of Franklin, Charles B. Johnson and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, CA 94403-1906. The address of FTIC is 200 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 3T4. The address of TIC is 500 E. Broward Boulevard, Suite 2100, Ft. Lauderdale, FL 33394-3091.
(17)	According to a Schedule 13G dated February 9, 2015, filed by The Vanguard Group (“Vanguard”), Vanguard had sole voting power with respect to 20,257 of the shares, sole dispositive power with respect to 731,922 of the shares and shared dispositive power with respect to 18,457 of the shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

APPRAISAL RIGHTS

Under the IBCA, holders of Common Shares who oppose the Merger may exercise dissenters’ rights, but only if they submit a written objection, including a statement that they propose to demand fair payment for their ordinary shares if the proposed Merger is consummated, prior to the Special Meeting of shareholders or at the Special Meeting of shareholders but before the vote on the Merger has been taken, and do not vote any of their Common Shares in favor of approval of the Merger Agreement and otherwise comply with the procedures under Section 83 of the IBCA, which is the section of the IBCA that regulates dissenters’ rights. If you validly demand appraisal of your shares in accordance with Bahamian law and do not withdraw your demand or otherwise forfeit your dissenters’ rights, you will not receive the Merger Consideration. By virtue of giving a notice of election to dissent, the Common Shares of a dissenting shareholder will not represent any interest in the Surviving Corporation other than the right to receive cash equal to the fair value of those shares as determined by appraisers designated by the dissenting shareholder and the Company in accordance with the IBCA. This amount could be more than, the same as or less than the amount a shareholder would be entitled to receive under the terms of the Merger Agreement. Shareholders considering appraisal should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Merger, is not an opinion as to, and does not otherwise address, fair value under Section 83 of the IBCA.

Dissenters’ rights will not apply if the proposed Merger is not consummated for any reason. A copy of Section 83 of the IBCA is included as Annex C to this proxy statement.

The foregoing disclosure does not constitute legal advice to any shareholder and is not to be construed or relied upon as such. In particular, the Company and its directors and officers assume no responsibility to any shareholder for the accuracy or completeness of the foregoing summary. Shareholders should, at their own expense, take independent legal advice as to their rights.

SUBMISSION OF SHAREHOLDER PROPOSALS

We will hold a 2016 annual meeting of shareholders only if the Merger is not completed. In the event the 2016 annual meeting of shareholders is held, shareholders who wish to include a proposal in our proxy statement and proxy card relating to the 2016 annual meeting must, pursuant to Rule 14a-8 of the Exchange Act, deliver a written copy of their proposal to our principal executive offices within a reasonable time before we begin to print and mail our proxy materials. Proposals should be directed to Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146.

In order for a shareholder proposal to be submitted outside the processes of Rule 14a-8, the Company’s Articles of Association provide that for business to be properly brought before future annual meetings by a shareholder, in addition to other applicable requirements, the shareholder must be present at the meeting and written notice thereof must be received by the Company’s Secretary not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the “Anniversary Date”), or between February 11, 2016 and March 27, 2016. If the annual meeting is to be held more than thirty (30) days before or more than sixty (60) days after the Anniversary Date, such notice must be received not later than the later of the 75th day prior to the annual meeting or the tenth day following the day on which the public announcement of the annual meeting date is first made by the Company. The shareholder’s notice to the Company must include (i) a brief description of the business to be brought before the meeting and the reasons therefor, (ii) the shareholder’s name and address, as they appear in the Company’s books, (iii) the number of Common Shares beneficially owned by the shareholder and the names of any other beneficial owners of such Common Shares, (iv) any material interest of the shareholder in such business, and (v) the names and addresses of other shareholders known by the shareholder to support such proposal and the numbers of shares beneficially owned by such other shareholders.

HOUSEHOLDING

The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for notices and proxy materials with respect to two or more security holders sharing the same address by delivering only one notice or set of proxy materials to that address. This process, which is commonly referred to as “householding,” can effectively reduce the Company’s printing and postage costs.

Certain shareholders (beneficial owners) whose shares are held in “street name” (i.e., in the name of a brokerage firm or other intermediary) and who have consented to householding will receive only one notice or set of proxy materials per household. If a shareholder’s household received a single notice and set of proxy materials this year and would like to receive additional copies, or if a shareholder’s household received multiple copies of the same items and would like to receive only a single copy in the future, that shareholder should contact the shareholder’s brokerage firm, bank or other nominee.

Registered shareholders (i.e., shareholders who hold shares in their own name through the Company’s transfer agent) should contact American Stock Transfer & Trust Company, LLC by mail at 6201 15th Avenue, Brooklyn, NY 11219, or by telephone at 1-800-937-5449 and indicate your name, the name of each of your brokerage firms or banks where your shares are held and your account numbers.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document that we file with the SEC at its public reference room located at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available at the offices of NASDAQ. For further information on obtaining copies of our public filings at NASDAQ, you should call 212-656-5060.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting (in each case other than any information deemed, under SEC rules, not to be filed with the SEC):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 2, 2015;

•	Quarterly Reports on Form 10-Q, filed with the SEC on May 8, 2015 and August 7, 2015;

•	Current Reports on Form 8-K filed with the SEC on January 5, 2015, February 24, 2015, June 10, 2015, June 30, 2015, August 19, 2015 and August 21, 2015; and

•	Definitive Proxy Statement for our 2015 Annual Meeting of Shareholders, filed with the SEC on April 30, 2015.

You may request a copy of these filings or any other document we file with the SEC (in each case, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling Robert C. Boehm, Secretary, c/o Steiner Management Services, LLC, 770 South Dixie Highway, Suite 200, Coral Gables, Florida 33146, telephone (305) 358-9002. Each such request must set forth a good faith representation that, as of the Record Date, the person making the request was a beneficial owner of Common Shares entitled to vote at the Special Meeting. In order to ensure timely delivery of such documents prior to the Special Meeting, any such request should be made promptly and in no event later than ten (10) business days prior to the date of the Special Meeting, or no later than [●], 2015.

We have not authorized anyone to give you any information or to make any representations other than those contained in or incorporated by reference into this proxy statement. We take no responsibility for, and cannot provide you any assurance of, the reliability of any information that others may give you. This proxy statement is dated [●], 2015. You should not assume that the information contained in this proxy statement, or the information contained in any document incorporated by reference into this proxy statement, is accurate as of any date other than the date of this proxy statement or the date of such document incorporated by reference, as applicable, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

STEINER LEISURE LIMITED

and

NEMO PARENT, INC.

and

NEMO MERGER SUB, INC.

dated as of

August 20, 2015

A-ii

(continued)

A-iii

(continued)

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of August 20, 2015, by and among Steiner Leisure Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (the “Company”), Nemo Parent, Inc., an international business company incorporated under the laws of the Commonwealth of The Bahamas (“Parent”), and Nemo Merger Sub, Inc., an international business company incorporated under the laws of the Commonwealth of The Bahamas and a wholly-owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each common share, par value $0.01 per share, of the Company (the “Company Common Shares”) will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the recommendation of the Special Committee, has unanimously (a) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend authorization, adoption and approval of this Agreement by the shareholders of the Company;

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth in this Agreement, unanimously approved this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Catterton Partners VII, L.P., a Delaware limited partnership (the “Guarantor”), is entering into a limited guarantee with the Company (the “Limited Guarantee”) pursuant to which the Guarantor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement as specified therein; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the International Business Companies Act, 2000, as amended, of the Commonwealth of The Bahamas (the “IBCA”), at the Effective Time, (a) Merger Sub will merge with and into the Company (the “Merger”), and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the IBCA as the surviving company in the Merger (sometimes referred to herein as the “Surviving Company”).

Section 1.02 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place as soon as practicable (but not later than the third (3rd) Business Day) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless another time or date is agreed to in writing by the parties hereto; provided, however, that if the Pre-Closing Educational Consents have not been obtained at the time of such satisfaction or waiver of all of the conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions at the Closing), then the Closing shall not occur until the earlier of (a) January 29, 2016, and (b) the third (3rd) Business Day after the date on which all of the Pre-Closing Educational Consents have been obtained (subject, in each case, to the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI as of the Closing Date determined pursuant to this proviso). The actual date of the Closing is hereinafter referred to as the “Closing Date”. The Closing shall be held at 9:00 a.m. New York, New York time at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104, unless another place is agreed to in writing by the parties hereto; provided, however, that any party may participate remotely by electronic delivery of documents and/or funds.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub will cause articles of merger (“Articles of Merger”), in substantially the form attached hereto as Exhibit A, to be executed, acknowledged and filed with the Registrar General in accordance with the relevant provisions of the IBCA and shall make all other filings or recordings and deliver all other documents or instruments or fees required under the IBCA to give effect to the Merger. The Merger will become effective at such time as the Articles of Merger have been duly registered by the Registrar General or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Articles of Merger in accordance with the IBCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the IBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

Section 1.05 Articles of Association; Memorandum of Association. At the Effective Time, (a) the articles of association of the Company shall be the articles of association of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the memorandum of association of the Company shall be the memorandum of association of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law.

Section 1.06 Directors and Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of association and memorandum of association of the Surviving Company.

(b) The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been appointed or until their earlier death, resignation or removal in accordance with the articles of association and memorandum of association of the Surviving Company.

ARTICLE II

EFFECT OF THE MERGER ON SHARE CAPITAL

Section 2.01 Effect of the Merger on Share Capital. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any share capital of Parent, Merger Sub or the Company:

(a) Cancellation of Certain Company Common Shares. Each Company Common Share that is owned by Parent, Merger Sub or the Company (as treasury shares or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Company Common Shares. Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with Section 2.01(a), and (ii) Dissenting Shares) will be converted into the right to receive $65.00 in cash, without interest (the “Merger Consideration”).

(c) Cancellation of Shares. All Company Common Shares will no longer be outstanding and all Company Common Shares will be cancelled and retired and will cease to exist, and, subject to Section 2.03, each holder of a certificate formerly representing any such shares (each, a “Certificate”) or of Book-Entry Shares will cease to have any rights with respect thereto, except (subject to Section 2.01(a)) the right to receive the Merger Consideration in accordance with Section 2.02.

(d) Conversion of Merger Sub Share Capital. Each common share, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable common share, par value $0.01 per share, of the Surviving Company.

Section 2.02 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for payment of the Merger Consideration for: (i) the Certificates, or (ii) book-entry shares which immediately prior to the Effective Time represented the Company Common Shares (the “Book-Entry Shares”). Parent will enter into a paying agent agreement with the Exchange Agent in form and substance reasonably acceptable to the Company at least two (2) Business Days prior to the Closing Date. At or prior to the Effective Time, Parent shall deposit, or cause the Surviving Company to deposit in trust, with the Exchange Agent, sufficient cash in U.S. dollars to pay the aggregate Merger Consideration that is payable in respect of all of the issued and outstanding Company Common Shares represented by the Certificates and the Book-Entry Shares, other than Dissenting Shares and shares to be cancelled and retired pursuant to Section 2.01(a) (such aggregate amount as deposited with the Exchange Agent, the “Payment Fund”). If for any reason (including losses) the Payment Fund is at any time inadequate to pay the amounts to which holders of Company Common Shares shall be entitled under Section 2.02(b), Parent shall take all steps necessary to enable or cause the Surviving Company promptly to deposit in trust additional cash in U.S. dollars with the Exchange Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Company shall in any event be liable for the payment thereof. The Exchange Agent shall cause the Payment Fund to be (i) held for the benefit of the holders of record of Company Common Stock (other than the Dissenting Shares and any shares to be cancelled and retired pursuant to Section 2.01(a)) and (ii) applied promptly to making the payments pursuant to Section 2.02(b). The Payment Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.02(b), except as expressly provided for in this Agreement. Parent shall, or shall cause the Surviving Company to, pay all fees and expenses of the Exchange Agent, including those in connection with the exchange of Company Common Shares for the Merger Consideration. As promptly as reasonably practicable after the Effective Time and in any event no later than the third (3rd) Business Day following the Closing, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of

Company Common Shares at the Effective Time (other than any shares to be cancelled and retired pursuant to Section 2.01(a)), a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in such exchange (the “Letter of Transmittal”); provided, however, that, with respect to any holder of Company Common Shares whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(b) and who appears at the Closing in person or by authorized representative, Parent and Surviving Company shall, or shall cause the Exchange Agent to, provide the Letter of Transmittal to such holder at the Closing.

(b) Each holder of Company Common Shares that have been converted into the right to receive the Merger Consideration (other than the Dissenting Shares and any shares cancelled and retired pursuant to Section 2.01(a)) shall be entitled to receive the Merger Consideration in respect of the Company Common Shares represented by a Certificate or Book-Entry Share as promptly as reasonably practicable following (i) surrender to the Exchange Agent of a Certificate (or effective affidavits of loss in lieu thereof in accordance with Section 2.05), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares, together with such other documents as may be reasonably requested by the Exchange Agent. No interest shall be paid or accrued on the cash payable hereunder upon the surrender or transfer of any Certificate or Book-Entry Share, and until surrendered as contemplated by this Section 2.02, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the Company Common Shares theretofore represented by such Certificate or Book-Entry Shares. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates (or effective affidavits of loss in lieu thereof) or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Shares formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of Company Common Shares on the share transfer books of the Surviving Company. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of Company Common Shares nine (9) months after the Effective Time shall be returned to the Surviving Company, and any such holder who has not exchanged Company Common Shares (other than Dissenting Shares and shares cancelled and retired pursuant to Section 2.01(a)) for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to the Surviving Company for payment of the Merger Consideration. Notwithstanding the foregoing, none of the Company, Parent, Merger Sub, the Surviving Company, the Exchange Agent, or any other Person shall be liable to any holder of Company Common Shares for any amounts paid to a Governmental Entity pursuant to applicable abandoned property, escheat or other similar Laws. Any amounts remaining unclaimed by such holders by the earlier of the fifth (5th) anniversary of the Closing Date and such time at which such amounts would otherwise escheat to or become the property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) The Exchange Agent shall invest all cash included in the Payment Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to Parent pursuant to Section 2.02(e). Nothing contained herein and no investment losses resulting from investment of the Payment Fund shall diminish the rights of any holder of Certificates or Book-Entry Shares to receive the Merger Consideration as provided herein.

Section 2.03 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, Company Common Shares issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.01(a)) and held by a holder who (i) has made written objection to the Merger in advance of the Shareholders’ Meeting called in accordance with Section 5.04 and (ii) has properly exercised dissenters’ rights with respect to such shares in accordance with Section 83 of the IBCA (such Company Common Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s right to dissent and payment under the IBCA with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 83 of the IBCA; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to dissent and payment pursuant to Section 83 of the IBCA or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 83 of the IBCA, such Company Common Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.02(b), without interest thereon, upon surrender of such Certificate (or effective affidavits of loss in lieu thereof) formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any written objections or elections to dissent received by the Company, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.04 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of share capital of the Company shall occur (other than the issuance of additional shares of share capital of the Company not in violation of this Agreement), including by reason of any reclassification, recapitalization, share split (including reverse share split) or combination, exchange or readjustment of shares, or any share dividend or distribution paid in shares, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.05 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person (in a form reasonably satisfactory to Parent) claiming such Certificate to be lost, stolen or destroyed and, if reasonably requested by Parent, the posting by such Person of a bond in customary amount and upon such customary terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Common Shares formerly represented by such Certificate as contemplated under this Article II.

Section 2.06 Treatment of Share Options, Restricted Shares and Other Share-based Compensation.

(a) The Company shall take all requisite action so that, at the Effective Time, each option to acquire Company Common Shares (each, a “Company Share Option”) that is outstanding immediately prior to the

Effective Time, whether or not then vested or exercisable, shall be, by virtue of the consummation of the Merger, without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Share Option or any other Person and without regard to the level of achievement of any applicable performance goals or targets, cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the aggregate number of Company Common Shares subject to such Company Share Option, multiplied by (y) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Share Option. Parent shall cause the Surviving Company to pay the holders of Company Share Options the amounts due under this Section 2.06(a) in accordance with Section 2.06(c).

(b) The Company shall take all requisite action so that, at the Effective Time, each restricted share unit award, performance share unit award and other right, contingent or accrued, to acquire or receive Company Common Shares or benefits measured by the value of such shares, and each other award of any kind consisting of Company Common Shares, other than Company Share Options (each, a “Company Share Award”), that may be held, awarded, outstanding, payable or reserved for issuance under any Company Share Plan (as defined below) immediately prior to the Effective Time, whether or not then vested, exercisable or free of restriction, shall be, by virtue of the consummation of the Merger, without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Share Award or any other Person (and with the level of achievement of any applicable performance goals or targets with respect to Company Share Awards whose vesting is contingent on the achievement of performance goals or targets (such Company Share Awards, “Company Performance Share Awards”) deemed to have been achieved at the lesser of (i) 150% of the target level and (ii) the maximum level (the lesser of (i) and (ii), the “Deemed Performance Level”)), vested, free of restriction and cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the aggregate number of Company Common Shares in respect of such Company Share Award multiplied by (y) the Merger Consideration. Parent shall cause the Surviving Company to pay the holders of Company Share Awards the amounts due under this Section 2.06(b) in accordance with Section 2.06(c). If any outstanding Company Performance Share Award that is unvested as of the date hereof becomes vested pursuant to the terms of the applicable award agreement prior to the Effective Time and vests at a level lower than the Deemed Performance Level then, immediately prior to the Effective Time, the holder of such Company Performance Share Award shall be issued such number of Company Common Shares, if any, equal to the excess of (1) the number of Company Common Shares that would have vested in respect of such Company Performance Share Award if the performance goals or targets applicable to such Company Performance Share Award had been achieved at the Deemed Performance Level, over (2) the actual number of Company Common Shares that vested in respect of such Company Performance Share Award from the date hereof to the time immediately prior to the Effective Time (such additional Company Common Shares, the “True-Up Shares”), it being understood that in no event shall the holder of any Company Performance Share Award be entitled to a greater number of aggregate Company Common Shares in respect thereof than such number as would have vested based on the Deemed Performance Level. Notwithstanding anything to the contrary set forth in this Agreement, this Section 2.06(b) shall not apply to any equity award granted pursuant to the Contracts set forth under the heading “Obligations” on Section 3.02(b)(i) of the Company Disclosure Letter and no such equity award shall be considered a Company Share Award for purposes of this Agreement.

(c) When any payment pursuant to Section 2.06(a) (in respect of Company Share Options) or Section 2.06(b) (in respect of Company Share Awards) becomes payable at the Closing, any such payment shall first be made to the regular payroll account of the Company, and the Company or the Surviving Company, as applicable, shall pay to the applicable recipient of such payment such amount, reduced by any required withholding Taxes in full payment thereon, no later than five (5) days after the Effective Time. The amount of any such withholding Taxes shall be treated as having been received by such recipient for all purposes of this Agreement.

(d) At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraphs (a), (b) and (c) of this Section 2.06.

Section 2.07 Withholding. Parent and Merger Sub acknowledge that, except as required pursuant to Section 2.06(c), they are not aware of any requirement to withhold or deduct any amounts for Taxes from any payment pursuant to this Agreement. Notwithstanding the foregoing, if Parent and Merger Sub become aware that any Taxes are required to be withheld from any amount payable pursuant to this Agreement under applicable Tax Law, Parent shall promptly (but in any event no later than five (5) Business Days prior to the time of such withholding, except to the extent resulting from a change in Law that occurs within five (5) Business Days of the time of such withholding) notify the Company, and Parent and the Company shall discuss the requirement for such withholding in good faith; provided, however, that such notice shall not apply with respect to any withholding Taxes required pursuant to Section 2.06(c). If Parent or Merger Sub, as applicable, is required to withhold Taxes from any such amount payable, then Parent or Merger Sub, as applicable, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such withholding Taxes and shall pay such amount to the appropriate Taxing Authority. Amounts withheld pursuant to this Section 2.07 and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (a) in the Company SEC Documents filed with the SEC prior to the date of this Agreement (excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “Forward Looking Statements” disclaimer or any other disclosure in such filings to the extent such disclosure is similarly cautionary, predictive or forward-looking in nature, in each case, other than any specific factual information contained therein (other than any matters required to be disclosed for purposes of Section 3.02, Section 3.03(a) or Section 3.10) or (b) subject to Section 8.02(b), in the disclosure letter, dated the date of this Agreement and delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Organization; Standing and Power; Charter Documents; Minutes; Subsidiaries.

(a) Organization; Standing and Power. The Company is a company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Company has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted except where the failure to have such power and authority would not reasonably be expected to be material to the Company. The Company is duly qualified or licensed to do business as a foreign company and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Charter Documents. The Company has made available to Parent complete and correct copies of the Charter Documents of the Company, each of which is in full force and effect. Neither the Company nor any of its Subsidiaries is in material violation of any of the provisions of its respective Charter Documents, except, solely in the case of any of the Subsidiaries of the Company, as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Subsidiaries. Each of the Company’s Subsidiaries is a company, corporation, limited liability company or other legal entity duly organized or incorporated (as applicable), validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, except where the failure to be so organized or incorporated, validly existing and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted, except where the failure to have such power and authority, has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries is duly qualified or licensed to do business as a foreign company, corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed, to be in good standing or to have such power and authority, has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.01(c)(i) of the Company Disclosure Letter lists each of the Subsidiaries of the Company and its place of organization, formation or incorporation (as applicable) and sets forth the name, owner, jurisdiction of formation or organization (as applicable) of such owner and percentages of outstanding Equity Interests owned, directly or indirectly, by any of the Company or any of its Subsidiaries. Except as set forth on Section 3.01(c)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, directly or indirectly owns any Equity Interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any Equity Interest in, any Person. All of the outstanding shares of capital stock of, or other Equity Interests in, each Subsidiary of the Company have been validly issued, were issued in compliance with applicable Law (including the Securities Act and state “blue-sky” laws), were issued free of pre-emptive and other similar contractual rights and are fully paid and non-assessable (to the extent such concepts are applicable), and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other Equity Interests, except for any Liens (x) pursuant to the Credit Agreement, (y) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of the Company or (z) imposed by applicable securities Laws. Except as set forth on Section 3.01(c)(iii) of the Company Disclosure Letter, there are no outstanding (A) securities of any Subsidiary of the Company convertible into or exchangeable for, at any time, Equity Interests of any Subsidiary of the Company or (B) options, warrants, convertible securities, subscription rights, conversion rights, exchange rights, phantom units, restricted equity, equity appreciation rights, puts, calls or other rights or agreements to acquire from any Subsidiary of the Company, and no obligation of any Subsidiary of the Company to issue, any Equity Interests or securities convertible into or exchangeable for Equity Interests of any Subsidiary of the Company.

(d) Except as set forth on Section 3.01(d) of the Company Disclosure Letter, the Company or one or more wholly-owned Subsidiaries of the Company owns all of the outstanding Equity Interests of all of the Subsidiaries of the Company.

Section 3.02 Capital Structure.

(a) Authorized Share Capital.

(i) The authorized share capital of the Company consists of: (i) 100,000,000 Company Common Shares and (ii) 10,000,000 preferred shares. All of the outstanding shares of share capital of the Company are, and all shares of share capital of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive or other similar contractual rights. No Subsidiary of the Company owns any shares of share capital of the Company.

(ii) As of the close of business on August 14, 2015 (the “Capitalization Date”), 12,830,601 Company Common Shares were issued and outstanding. As of the date hereof, none of the Company’s preferred shares are issued and outstanding.

(b) Share Awards.

(i) As of the Capitalization Date, an aggregate of 502,400 Company Common Shares are subject to issuance pursuant to Company Share Options or Company Share Awards granted under the plans listed on Section 3.02(b)(i) of the Company Disclosure Letter under the heading “Company Share Plans” and the award or other applicable agreements entered into thereunder (collectively referred to herein as the “Company Share Plans”). Section 3.02(b)(i) of the Company Disclosure Letter sets forth under the heading “Outstanding Company Equity Awards”, as of the close of business on the Capitalization Date, a list of each outstanding Company Equity Award granted under the Company Share Plans and (A) the number of Company Common Shares subject to such outstanding Company Equity Award (based on achievement of both target and maximum performance, if applicable), (B) the exercise price (if applicable), purchase price or similar pricing of such Company Equity Award, (C) the aggregate number of Company Common Shares subject to all such outstanding Company Equity Awards (based on achievement of both target and maximum performance, if applicable) and (D) the aggregate exercise price (if applicable), purchase price or similar pricing of all of such Company Equity Awards. As of the date of this Agreement, except as set forth on Section 3.02(b)(i) of the Company Disclosure Letter under the heading “Obligations” and for the Company Common Shares issued and outstanding as of the Capitalization Date, the Company Equity Awards outstanding as of the Capitalization Date and Company Common Shares issued upon the exercise and/or vesting of any Company Equity Award outstanding as of the Capitalization Date, (w) no other Equity Interests of the Company are outstanding, (x) no securities of the Company that are convertible into or exchangeable for, at any time, Equity Interests of the Company are outstanding, (y) no options, warrants, convertible securities, subscription rights, conversion rights, exchange rights, phantom stock or units, restricted equity, equity appreciation rights, puts, calls, redemptions, repurchase or other rights or agreements, arrangements or commitments of any kind that obligate the Company or any of its Subsidiaries to issue, transfer, dispose of, acquire or sell, or make payments based on the value of, any Company Common Shares or other Equity Interests of the Company or any of its Subsidiaries are outstanding, and (z) no obligations of the Company or any of its Subsidiaries to issue, any Equity Interests or securities convertible into or exchangeable for Equity Interests of the Company or any of its Subsidiaries are outstanding.

(ii) All Company Common Shares subject to issuance under the Company Share Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(iii) There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Common Shares or other Equity Interests of the Company or any of its Subsidiaries, except in connection with the vesting or exercise of a Company Equity Award. Neither the Company nor any of its Subsidiaries is a party to any voting or other similar agreement with respect to any Company Common Shares or other Equity Interests of the Company or any of its Subsidiaries.

(c) Except as set forth on Section 3.02(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness obligations which by their terms grant their holders the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(d) Section 3.02(d) of the Company Disclosure Letter sets forth the outstanding principal amount of indebtedness of the Company and its Subsidiaries under the Credit Agreement as of August 18, 2015.

Section 3.03 Authority; Non-contravention; Governmental Consents.

(a) Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, authorization, adoption and approval of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of the Company Common Shares (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, to consummate the Merger and the other transactions contemplated hereby or the performance of the Company of its obligations hereunder, except for, in the case of the consummation of the Merger, the receipt of the Requisite Company Vote and the filing of the Articles of Merger with, and the delivery any other documents or instruments or fees required under the IBCA to, the Registrar General. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s Equity Interests necessary to authorize, adopt and approve this Agreement and authorize and approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-contravention. Except as set forth on Section 3.03(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and compliance with the provisions hereof by the Company, and the consummation by the Company of the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any of its Subsidiaries; (ii) subject to compliance with the requirements set forth in Section 3.03(c) and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; (iii) other than any Company Material Contract set forth on Section 3.14(a)(x) of the Company Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation with respect to, any Company Material Contract; (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries or (v) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially alter any rights or obligations of any third party under, or give to others any rights of material amendment, material acceleration or cancellation or termination with respect to, any Company Material Contract set forth on Section 3.14(a)(x) of the Company Disclosure Letter, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any such Consents, has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Governmental Consents. No consent, approval, order, waiver or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”) any Governmental Entity or Educational Agency is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with, and the delivery of any other documents or instruments or fees required under the IBCA to, the Registrar General; (ii) such filings and reports as may be required pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Industry Act, 2011 of The Bahamas (the “SIA”) or the IBCA in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and/or (B) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Other Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws of the

United States and the securities Laws of any country other than the United States or the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”); (v) the other Consents of Governmental Entities and Educational Agencies listed in Section 3.03(c) of the Company Disclosure Letter; and (vi) such other Consents which, if not obtained or made have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Board Approval. The Company Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly and unanimously adopted by vote at a meeting of the directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company’s shareholders, (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, (iii) directed that this Agreement and the Articles of Merger be submitted to Company’s shareholders for authorization, adoption and approval and (iv) recommended that Company’s shareholders vote in favor of the authorization, adoption and approval of this Agreement and the transactions contemplated hereby (collectively, the “Company Board Recommendation”).

(e) Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.07, no “fair price,” “moratorium,” “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation enacted under any Laws applicable to the Company or any of its Subsidiaries is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Company has no “rights plan”, “poison pill” or similar agreement or plan in effect.

Section 3.04 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a) SEC Filings. Except as set forth on Section 3.04(a) of the Company Disclosure Letter, the Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2013 (the “Company SEC Documents”). The Company has made available (including via the SEC’s EDGAR filing system) to Parent all such Company SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes Oxley Act and the respective rules and regulations promulgated thereunder applicable to such Company SEC Documents. As of the date filed with the SEC, none of the Company SEC Documents (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or an outstanding SEC investigation. As of the date of this Agreement, none of the Company’s Subsidiaries is required to file or furnish as an issuer any forms, reports or other documents with the SEC pursuant to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents: (i) complied in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations, cash flows and changes in shareholders’ equity for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c) Disclosure Controls and Procedures. The Company maintains a system of “disclosure controls and procedures” (as such term is defined in paragraph (e) of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The Company has disclosed, based on the most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board, (A) any significant deficiencies and material weaknesses in the design or operation of its “internal controls over financial reporting” (as defined in paragraph (f) of Rule 13a-15 under the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, to the Knowledge of the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since the Compliance Date, neither the Company nor any of its Subsidiaries or any of their respective directors or officers has received from its auditors any written complaint, allegation, assertion or claim that the Company has engaged in improper accounting practices that are material to the consolidated financial statements of the Company and its Subsidiaries.

(d) Undisclosed Liabilities. The balance sheet of the Company dated as of June 30, 2015 contained in the Company SEC Documents is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on the Company Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement or any other transaction or agreement contemplated by this Agreement, (iv) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (v) have been discharged or paid in full prior to the date of this Agreement, or (vi) are of a nature not required to be reflected on the consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP (or in the notes thereto). Except as disclosed in the Company Balance Sheet, none of the Company or any of its Subsidiaries maintains any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act.

(e) Sarbanes-Oxley Compliance. As of the date hereof, the Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of NASDAQ.

Section 3.05 Absence of Certain Changes or Events. Except in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (a) since December 31, 2014 through the date of this Agreement, the business of the Company and each of its Subsidiaries has been conducted, in all material respects, in the ordinary course of business, (b) since December 31, 2014 through the date of this Agreement, there has not been or occurred a Company Material Adverse Effect and (c) since June 30, 2015 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that if taken after the date of this Agreement would constitute a violation of clauses (b)(ii), (b)(iii), (e), (f), (g) (ignoring, for purposes of this Section 3.05(c), the $2,500,000 threshold in Section 5.01(g)), (i), (l) or (n) of Section 5.01.

Section 3.06 Taxes.

(a) Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have filed or caused to be filed all Tax Returns required to be filed by them for Tax periods beginning on or after January 1, 2000, and such Tax Returns are true, complete and correct, in each case, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Taxes shown to be due and owing on any Tax Return filed by the Company or any of its Subsidiaries have been or will be timely paid and all other Taxes required to be paid have been timely paid, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except for Taxes being contested in good faith by appropriate proceedings.

(b) Withholding. The Company and each of its Subsidiaries have withheld each Tax required to have been withheld in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law, except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Liens. There are no Liens for unpaid Taxes upon the assets of the Company or any of its Subsidiaries, other than Permitted Liens and such Liens that have not had and would not reasonably be expected to have, individually or in aggregate, a Company Material Adverse Effect.

(d) Tax Deficiencies and Tax Audits. There are no Tax audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or, pending with respect to any material Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice indicating an intention to begin a Tax audit or other review with respect to material Taxes of the Company or any of its Subsidiaries.

(e) Certain Transactions. Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof.

(f) Controlled Foreign Corporations. As of the date hereof, neither the Company nor any of its Subsidiaries is a “controlled foreign corporation” as defined in Section 957 of the Code, other than Mandara Spa de Mexico, S. De R.L. de C.V. (Mexico).

(g) Liability for Taxes of Others. Except as set forth on Section 3.06(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (i) is a party to any Tax sharing or Tax indemnity agreement, other than any such agreement (x) solely between or among any of the Company and its Subsidiaries or (y) not relating primarily to Taxes and entered into in the ordinary course of business or (ii) has any liability for any Tax of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

Section 3.07 Intellectual Property.

(a) Company-Owned IP. Section 3.07(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all Company-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Entity or domain name registrar, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing.

(b) Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to Company-Owned IP, free and clear of all Liens other than Permitted Liens, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company

Material Adverse Effect. The Company and its Subsidiaries owns or has a valid and enforceable right to use all of the Intellectual Property used in the business of the Company and its Subsidiaries as currently conducted, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the avoidance of doubt, the foregoing is not intended to constitute a representation or warranty regarding the infringement, misappropriation or other violation of third party Intellectual Property, which matters are addressed solely in Section 3.07(d). Except as set forth on Section 3.07(b) of the Company Disclosure Letter, or pursuant to franchise or like agreements entered in the ordinary course of business, to the Knowledge of the Company, no Person possesses any rights that would restrict or conflict in any material respect with the use by the Company or any of its Subsidiaries of the Elemis, Bliss or Ideal Image Trademarks in connection with their current use for beauty, health and spa-related products and services in the United States or in any other country in which the Company or any of its Subsidiaries currently operates.

(c) Validity and Enforceability. To the Knowledge of the Company, (i) the Company and its Subsidiaries’ rights in their registrations for the Elemis, Bliss or Ideal Image Trademarks are valid and enforceable and (ii) the Company’s and its Subsidiaries’ rights in all other Company-Owned IP are valid and enforceable except, in each case, as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries has taken commercially reasonable steps to maintain the material Company-Owned IP (including by paying all required maintenance and renewal fees and filing statements of use, affidavits of continued use and the like) and to protect and preserve the confidentiality of all material Trade Secrets included in the Company-Owned IP. The transactions contemplated by this Agreement shall not impair the right, title or interest of the Company or any Subsidiary in or to the Company-Owned IP and the Company Systems, and all of the Company-Owned IP and the Company Systems shall be owned or available for use by the Company or such Subsidiary immediately after the Closing on terms and conditions identical to those under which the Company or such Subsidiary owned or used the Company-Owned IP and the Company Systems immediately prior to the Closing, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Non-Infringement. To the Knowledge of the Company, in the past six (6) years, (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) no third party is infringing upon, violating or misappropriating any Company-Owned IP, except, in each case of clauses (i) and (ii) above, as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) IP Legal Actions and Orders. There are no material Legal Actions that have been brought in the past three (3) years, are currently pending or, to the Knowledge of the Company, have been threatened in the past two (2) years: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries or (ii) challenging the validity, enforceability, use, registrability or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any material Company-Owned IP. The Company and its Subsidiaries are not subject to any outstanding Order or settlement that restricts or impairs the use of any Company-Owned IP in any material respect.

(f) Computer Systems. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Software, communications devices, networks and other technology owned, leased or licensed by the Company and its Subsidiaries (collectively, the “Company Systems”) are sufficient for the current conduct of their business, and (ii) during the past twelve (12) months, no error, virus, bug, worm, time bomb, or drop dead device has caused a material disruption or failure of the operation of the Company or any of its Subsidiaries’ business, and there have been no breakdowns, continued substandard performance or other adverse events affecting any such Company Systems that have caused or could reasonably be expected to result in a material disruption or failure of the operation of the Company or any of its Subsidiaries’ business. Except where the failure to take such action has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries maintain commercially reasonable standards with respect to security, disaster recovery and business continuity plans, procedures and facilities, and act in compliance therewith.

(g) Data Security. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all Data Security Requirements, and the Companies and its Subsidiaries, and the operation of their respective businesses (including with respect to any websites and any personal information or other data processed, collected, stored, used, disseminated or disposed of by or on behalf of any Company or any of its Subsidiaries in connection therewith), have not violated any applicable Data Security Requirements. In the past two (2) years, no material written notices have been received by any Company or any of its Subsidiaries, no material Legal Action has been asserted, and, to the Knowledge of the Company, no material audit or investigation has been conducted with regard to any actual or alleged material violation of any Data Security Requirements by the Company or any of its Subsidiaries. In the past two (2) years, (i) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has experienced any material breach of the security of the Computer Systems or any personal, confidential or other sensitive information in its possession or under its control, and (ii) neither the Company nor any Subsidiary has been required under any applicable Data Security Requirements to notify any Persons of the foregoing.

Section 3.08 Compliance; Anti-corruption; Permits.

(a) Compliance. The business of the Company and each of its Subsidiaries is and, since the Compliance Date, has been conducted, in compliance with all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Compliance Date, no Governmental Entity has issued any written notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) HIPAA. The Company and its Subsidiaries are in compliance with HIPAA as it governs the privacy and security of Protected Health Information (as defined by HIPAA) (“Protected Information”), except for non-compliance, unauthorized disclosure or Breach that has not had or would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the extent applicable, the Company and its Subsidiaries have (i) adopted privacy and security policies and procedures in accordance with HIPAA, (ii) executed a Business Associate Agreement with each Business Associate (as defined in HIPAA) with which it does business, (iii) established and currently maintains appropriate administrative, physical and technical safeguards to protect the confidentiality, integrity and availability of Protected Information, (iv) afforded its patients all individual rights, including access to records, required by HIPAA and (v) performed its obligations under HIPAA, including completion of a HIPAA security risk assessment, in each case, as are necessary to comply with HIPAA and except where the failure to do so has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not received any written communication from any Person or Governmental Entity alleging any material non-compliance or unauthorized disclosure in violation of HIPAA or Breach (as defined by HIPAA), except for non-compliance, unauthorized disclosure or Breach that has not had or would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof and to the Knowledge of the Company, the Company is not currently subject to any audit, inquiry, proceeding, investigation or enforcement action by any Governmental Entity related to Protected Information.

(c) Health Care Compliance.

(i) From the Compliance Date until the date hereof, neither the Company nor any of its Subsidiaries have participated in or received reimbursement for services provided by the Company or any of its

Subsidiaries from any federal or state health care program, including without limitation, Title XVIII of the Social Security Act (Medicare) or Title XIX of the Social Security Act (Medicaid).

(ii) The Company and its Subsidiaries are in compliance with all laws, regulations and pronouncements of state agencies or licensing boards relating to the regulation of the corporate practice of medicine and the employment of physicians and other health care professionals, except where such non-compliance has not resulted and would not reasonably be expected to result, individually or in the aggregate, in material Liability to the Company and its Subsidiaries, taken as a whole. The Company has not received any written notice or communication from any Person or Governmental Entity alleging non-compliance with state laws governing the manner in which the Company provides health care services to its customers or the employment by Company of physicians and other health care professionals, except where such non-compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) The Company and its Subsidiaries are in compliance with the Federal Food, Drug, and Cosmetic Act of 1938, 21 U.S.C. § 301 et seq. (the “FDCA”) and the regulations issued thereunder that regulate the Company, its Subsidiaries and their respective products, except where the failure to be in such compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not received any written communication from any Person or Governmental Entity alleging non-compliance with the FDCA or similar state laws, except where such non-compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Anti-Corruption. To the Company’s Knowledge, in the past five years, none of the Company, its Subsidiaries, or any agent acting at its or their direction has provided, offered, gifted or promised, directly or knowingly through another person, anything of value to any Person employed by or that is deemed an official or an agent of any Governmental Entity or Educational Agency or any political party or that is a candidate for Governmental Entity or Educational Agency office in violation of any requirement under the Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption laws that, in any such case, has resulted in or would reasonably be expected to result in liability that is material to the Company or its Subsidiaries.

(e) Permits. The Company and its Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof (including as applicable in respect of the delivery by the Company and its Subsidiaries of medical or other health care services to customers, the use of medical devices, the use and distribution of pharmaceutical products and the disposal of medical waste), all permits, licenses, clearances, authorizations and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with the terms of all Permits, except where the failure to be in such compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09 Litigation. As of the date hereof, there is no claim, complaint, charge, action, hearing, suit, arbitration, proceeding or, to the Knowledge of the Company, investigation, or audit (each, a “Legal Action”), pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets, in each case, by or before any Governmental Entity or an arbitrator, other than any such Legal Action (a) disclosed on Section 3.09 of the Company Disclosure Letter or (b) that has not had or would not reasonably be expected to have, individually or in the aggregate with all other Legal Actions not disclosed on Section 3.09 of the Company Disclosure Letter, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is subject to any order, writ, assessment, decision, injunction, award, decree, ruling or judgment of a Governmental Entity (“Order”), whether temporary, preliminary or permanent, except as has not had or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Brokers’ and Finders’ Fees. The Company has not engaged any broker or finder or other similar Person for which it shall be liable for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has engaged Jefferies LLC as financial advisor to the Special Committee (the “Financial Advisor”). The Company has disclosed to Parent the calculation of the approximate amount of the fee payable to the Financial Advisor as a result of the Merger proposed by this Agreement.

Section 3.11 Employee Matters.

(a) Schedule. Section 3.11(a) of the Company Disclosure Letter contains an accurate and complete list of (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), and (ii) each other material employment, separation, change of control, retention, severance, deferred compensation, bonus, incentive, performance, share, share-based, equity, equity-based, retirement, fringe benefit, consulting, and other benefit or compensation plan, program, Contract, agreement or arrangement in each case of (i) or (ii) whether funded or unfunded, which is sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any current or former employee, independent contractor, consultant or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any of its Subsidiaries or any of their respective ERISA Affiliates has any material Liability, in each case, other than a Multiemployer Plan (as defined in Section 3.11(c)) or a Foreign Company Employee Plan (as defined in Section 3.11(i) below) (collectively, the “Company Employee Plans”).

(b) Documents. The Company has made available to Parent correct and complete copies of all material Company Employee Plans and amendments thereto (or, in the case of any material Company Employee Plan that is unwritten, descriptions of all material terms thereof) and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts in effect, (ii) the most recent determination letter, opinion letter, or advisory letter received regarding the tax-qualified status of each Company Employee Plan, (iii) the most recent financial statements for each Company Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recently filed plan year for each Company Employee Plan, (v) the current summary plan description for each Company Employee Plan and (vi) the most recent actuarial valuation report related to each Company Employee Plan.

(c) Employee Plan Compliance. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Employee Plan (other than any multiemployer plans within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered, funded and maintained in material compliance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified, have received timely determination or opinion letters from the IRS to the effect that such Company Employee Plans are so qualified and no such determination or opinion letter has been revoked nor has any such revocation been threatened, and, to the Knowledge of the Company no circumstance exists that is likely to result in the loss of or adversely affect such qualified status under Section 401(a) of the Code; (iii) there are no audits, inquiries or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Entity with respect to any Company Employee Plan; (iv) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective ERISA Affiliates has engaged in a transaction that would subject the Company, any of its Subsidiaries or any ERISA Affiliate of any of them to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; and (v) there has been no breach of fiduciary duty (as determined under ERISA) by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any third-party fiduciary with respect to any Company Employee Plan.

(d) Certain Company Employee Plans. (i) No Company Employee Plan is a defined benefit plan (as defined in Section 3(35) of ERISA) or a “multiple employer plan” within the meaning of Section 413(c) of the Code, (ii) none of the Company or any of its Subsidiaries or ERISA Affiliates has at any time within the six years immediately preceding the date hereof contributed to , and neither the Company nor any of its Subsidiaries has any Liability under or with respect to, any such defined benefit plan or multiple employer plan, (iii) no Company Employee Plan is subject to the minimum funding standards of Sections 302 or 303 of ERISA or Sections 412 or 430 of the Code and (iv) no Company Employee Plan is a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(e) Multiemployer Plan. Except as set forth on Section 3.11(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries contributes to, has any obligation to contribute to, or has any Liability under or with respect to, any Multiemployer Plan. Neither the Company nor any of its Subsidiaries is bound by any Contract or has any Liability described in Section 4204 of ERISA and no unsatisfied withdrawal liability within the meaning of Title IV of ERISA (whether or not asserted by a Multiemployer Plan) has been incurred by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received notice that any Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination, and all contributions (including installments) required to be made by the Company or any of its Subsidiaries to any Multiemployer Plan have been timely made.

(f) No Post-Employment Obligations. Except as set forth on Section 3.11(f) of the Company Disclosure Letter, and except as would not reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole: (i) no Company Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except pursuant to COBRA or other applicable Law and (ii) none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except pursuant to COBRA or other applicable Law.

(g) Effect of Transaction. Except as set forth in Section 3.11(g) of the Company Disclosure Letter, neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation or benefits due to any such individual, (iii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Employee Plan or Foreign Company Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan or Foreign Company Employee Plan or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(h) Indemnity for Taxes. Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code.

(i) Foreign Company Employee Plans. Section 3.11(i) of the Company Disclosure Letter contains an accurate and complete list of each material plan, program, Contract, policy or arrangement that would have been a Company Employee Plan but for the fact that it is maintained outside or on behalf of workers located outside of the United States, other than any plan, program or arrangement required to be maintained or contributed to by the applicable Laws of any non-U.S. jurisdiction (collectively, the “Foreign Company Employee Plans”), and the Company has made available to Parent correct and complete copies of each Foreign Company Employee Plan and each amendment thereto in each case that are in effect as of the date hereof. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Foreign Company Employee Plan has been established, administered, funded and maintained in accordance with its terms and in compliance with applicable Laws; (ii) each Foreign Company Employee Plan that is intended to qualify for favorable tax treatment is so-qualified or is entitled to rely on a determination or opinion letter to that effect from the relevant authorities in the applicable jurisdiction and, no such determination or opinion letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened and, to the Knowledge of the Company, no circumstance exists that is likely to result in the loss of or adversely affect such qualified status; and (iii) there are no audits, inquiries or Legal Actions pending or, to the Knowledge of the Company, threatened by any Governmental Entity or other Person (other than routine claims for benefits) with respect to any Foreign Company Employee Plan. With respect to any compensation or benefit plan, program or Contract required to be maintained or contributed to by the Company or any of its Subsidiaries pursuant to the applicable Laws of any non-U.S. jurisdiction, except as would not reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole, all payments, premiums, contributions, reimbursements or accruals or other Liabilities for all periods ending prior to or as of the Closing Date have been timely made. Neither the Company nor any of its Subsidiaries have ever participated in, or received a contribution notice or financial support direction in respect of, a UK DB Plan. No Company Employee has had his employment transferred to any UK Subsidiary from another employer in circumstances where the UK Employment Regulations applied to the transfer of his employment contract so as to give rise to any liability to provide enhanced pension benefits payable before normal retirement date including on invalidity, redundancy or termination of employment.

(j) Labor. Except as set forth on Section 3.11(j) of the Company Disclosure Letter, neither Company nor any of its Subsidiaries is or at any time since January 1, 2014, has been, party to any collective bargaining or similar agreement with any labor union or labor organization. No work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries has occurred in the last two (2) years, is pending or is, to the Knowledge of the Company, threatened, except any such stoppage, slowdown or strike that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In the past two (2) years, to the Knowledge of the Company, there has been no material union organizing activity by any labor union or labor organization directed at the Company or any of its Subsidiaries. Except as has not resulted in and would not reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has or, based on its classification practices, would have, any Liability under any applicable Law arising out of the classification of any Person who provides services to the Company as a consultant, independent contractor or temporary employee, as applicable.

(k) WARN Act. The Company and its Subsidiaries are in compliance in all material respects with the federal Worker Adjustment and Retraining Notification Act, and any similar applicable state, local or other Law (collectively, the “WARN Act”).

(l) Each Company Equity Award (i) was granted with an exercise price equal to or greater than the fair market value of the underlying shares of capital stock or other equity securities on the date of grant in compliance with Section 409A of the Code, (ii) has not had its exercise date or grant date delayed or “back-dated” and (iii) has been issued in compliance in all material respects with the terms of the applicable Company Share Plan.

Section 3.12 Real Property and Personal Property Matters.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list of the Owned Real Estate. The Company and its Subsidiaries have good, valid and marketable fee simple title to all of the Owned Real Estate, free and clear of all Liens, except for Permitted Liens. Except as disclosed on Section 3.12(a) of the Company Disclosure Letter, there are no leases, subleases, or other similar agreements affecting the Owned Real Estate, nor any outstanding options to purchase the Owned Real Estate. Except as set forth in Section 3.12(a) of the Company Disclosure Letter and except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Owned Real Estate (the “Improvements”) are (i) in good working condition and repair in all material respects, ordinary wear and tear excepted and (ii) sufficient for the operation of the Company’s business.

(b) Section 3.12(b) of the Company Disclosure Letter sets forth a true and complete list of all Leases under which the Company or any of its Subsidiaries leases, occupies or subleases any Leased Real Estate. True, correct and complete copies of the Leases have been made available to Parent. This Section 3.12 does not relate to Intellectual Property matters.

(c) Except as set forth in Section 3.12(c) of the Company Disclosure Letter and except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have valid leasehold or subleasehold interests in all Leased Real Estate, in each case free and clear of all Liens, except for Permitted Liens; (ii) the Company and each of its Subsidiaries, and to the Knowledge of the Company, each other party to a Lease, has complied with the terms of all Leases, and all Leases are valid and in full force and effect, enforceable in accordance with their terms against the Company or Subsidiary party thereto and, to the Knowledge of the Company as of the date hereof, the counterparties thereto; (iii) neither the Company nor any of its Subsidiaries has received or provided any written notice that it has breached or violated any Lease or of any event or occurrence that has resulted or could reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any Lease; (iv) the other party to such Lease is not an Affiliate of the Company or any Subsidiary; and (v) the Company or its Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Estate or any portion thereof. There is no condemnation proceeding pending or, to the Knowledge of the Company, threatened against any of the Real Estate, except which has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Environmental Matters. Except as set forth on Section 3.13 of the Company Disclosure Letter and except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are, and since the Compliance Date, have been, in compliance with all Environmental Laws, which compliance has included and includes the possession, maintenance of, compliance with, and application for, all Permits required under Environmental Laws for the occupation of the Real Estate and operation of the business of the Company and its Subsidiaries as currently conducted.

(b) Neither the Company nor any of its Subsidiaries has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, marketed, distributed or released any Hazardous Materials, including in violation of Environmental Laws, at any Real Estate or any other location or (ii) to the Knowledge of the Company, exposed any employee or any other Person to any Hazardous Materials, in each case under circumstances or conditions so as to give rise to any material Liability of the Company or any of its Subsidiaries under any Environmental Law.

(c) There is no pending, and to the Knowledge of the Company there is no threatened, Legal Action against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice in each case alleging any material Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal or any other remediation or compliance action under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation on the Company or any of its Subsidiaries pursuant to Environmental Laws or with respect to Hazardous Materials. Neither the Company nor any of its Subsidiaries has assumed, provided an indemnity with respect to or otherwise become subject to any material Liability of any other Person pursuant to Environmental Laws or with respect to Hazardous Materials (other than pursuant to Leases in effect as of the Closing Date or other customer contracts or other agreements entered into in the ordinary course of business).

Section 3.14 Material Contracts.

(a) Except as set forth on Section 3.14(a) of the Company Disclosure Letter, as of the date of this Agreement, none of the Company or any of its Subsidiaries is party to or bound by any Contract:

(i) required to be filed by the Company with the SEC pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act;

(ii) relating to any partnership, joint venture or similar arrangement (other than with respect to any partnership that is wholly owned by the Company and/or any wholly owned Subsidiary of the Company) in which the Company or any of its Subsidiaries has an interest and that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) (A) containing covenants purporting to restrict in any material respect the Company or its Subsidiaries (or would so limit the freedom of the Surviving Company or any of its Affiliates after the Closing Date) from engaging in any line of business or geographical area, or the ability of the Company or its Subsidiaries to sell any products to any material potential or actual customer, to compete with any Person (or would so limit the freedom of the Surviving Company or any of its Affiliates after the Closing Date), or (B) granting any third Person “most favored nation” pricing terms;

(iv) pursuant to which the Company or any of its Subsidiaries has any Indebtedness in an amount in excess of $10,000,000 outstanding under such Contract (other than intercompany Indebtedness);

(v) that is material to the business of the Company and its Subsidiaries and grants or obtains rights to use material Intellectual Property (other than inter-company licenses, licenses of generally commercially available Software and non-exclusive licenses contained in franchise, distribution, supply, services or manufacturing agreements entered into in the ordinary course of business);

(vi) which (x) relates to the acquisition or disposition of assets (other than in the ordinary course of business) or capital stock or other Equity Interests (by merger, capital contribution or otherwise) of any Person for aggregate consideration in excess of $10,000,000 pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other contingent payment obligations after the date of this Agreement in excess of $2,000,000 or (y) gives any Person the right to acquire any assets of the Company or its Subsidiaries (excluding ordinary course commitments to purchase goods, products and off-the-shelf Intellectual Property) after the date of this Agreement with a total consideration of more than $5,000,000;

(vii) which requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount in excess of $1,000,000 individually or $5,000,000 in the aggregate during the twelve (12) months following the date hereof, except for commitments or expenditures contemplated by the capital budgets set forth on Section 5.01 of the Company Disclosure Letter;

(viii) which restricts payment of dividends or distributions in respect of the capital stock or equity interests of the Company or any of its Subsidiaries; or

(ix) not disclosed pursuant to the other subsections of this Section 3.14(a) (other than this Agreement or agreements between the Company and any of its wholly owned Subsidiaries or between any of the Company’s wholly owned Subsidiaries) under which the Company or any of its Subsidiaries are obligated to make or receive payments in excess of $10,000,000 during the twelve (12) months from the date of this Agreement.

(b) The Contracts required to be set forth on Section 3.14(a) of the Company Disclosure Letter in response to clauses (i)-(ix) above, together with the Contracts set forth on Section 3.14(a)(x) of the Company Disclosure Letter, are referred to herein as the “Company Material Contracts”. True and complete copies of each Company Material Contract have been made available to Parent as of the date hereof. Each Company Material Contract is a valid and binding obligation of the Company and/or one of its Subsidiaries, as applicable, and, to the Knowledge of the Company, is in full force and effect and enforceable against the other party or parties thereto in accordance with its terms (except to the extent that any Company Material Contract expires or has expired in accordance with its terms), except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Neither the Company nor any Subsidiary of the Company is in material breach of or default under the terms or conditions of any Company Material Contract, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in material breach of or default with respect to any material terms or conditions of any Company Material Contract. Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has received written notice of termination or cancellation of any Company Material Contract (except for termination, cancellation or expiration in accordance with the terms thereof) that has not been withdrawn.

Section 3.15 Certain Information. The Proxy Statement will not, when filed with the SEC and at the time it is mailed to the Company’s shareholders and as of the date of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference therein. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

Section 3.16 Opinion of Financial Advisor. The Company Board and the Special Committee have received the opinion of the Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Shares. A copy of such opinion will be provided to Parent after receipt thereof by the Company solely for informational purposes, it being understood and agreed that such opinion is solely for the benefit of the Special Committee and the Company Board and may not be relied upon Parent or Merger Sub.

Section 3.17 International Trade Matters.

(a) The Company and its Subsidiaries are and at all times within the past three (3) years have been in compliance with all applicable International Trade Laws, except as such non-compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity during the past three (3) years that alleges that the Company or any of its Subsidiaries is not, or may not be, in compliance with, or has, or may have, any Liability under, any International Trade Laws, except as such non-compliance or Liability has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) There is no civil or criminal investigation, litigation, audit, compliance assessment, focused assessment, penalty proceeding or assessment, liquidated damages proceeding or claim or any other action by a Governmental Entity involving or otherwise relating to any alleged or actual violation of any International Trade Laws except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.18 Educational Laws and Educational Approvals. Except as set forth on Section 3.18 of the Company Disclosure Letter:

(a) The Company, its Subsidiaries, and each School has been, since the Compliance Date, in compliance with all applicable Educational Laws, except where the failure to be in such compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Compliance Date, the Company, its Subsidiaries and each School has held and presently holds all material Educational Approvals, including approvals for individual educational programs, necessary to conduct the SEG Business. The SEG Business and each School has been, since the Compliance Date, in compliance with the terms and conditions of all such Educational Approvals, except where such non-compliance has not or would not reasonably be expected to, individually or in the aggregate, result in material Liability to the SEG Business. Each such Educational Approval is in full force and effect in all material respects, and, to the Knowledge of the Company, no proceeding for the suspension, limitation, revocation, termination or cancellation of any such Educational Approval is pending (except, for the avoidance of doubt, audits and investigations by Educational Agencies occurring in the ordinary course of business and periodic recertification processes). Since the Compliance Date, no application made by the SEG Business or any School to any Educational Agency has been denied, except where such denial has not resulted or would not reasonably be expected to result, individually or in the aggregate, in material Liability to the SEG Business.

(b) Since the Compliance Date, none of the Company, any of its Subsidiaries or any School has received written notice of any violation of any Educational Law related to maintaining and retaining in full force and effect any Educational Approvals necessary for any School, except where such violation has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since the Compliance Date, each School has complied in all material respects with Title IV Program requirements, as set forth at 20 U.S.C. § 1094(a)(20) and implemented at 34 C.F.R. § 668.14(b)(22), regarding the payment of a commission, bonus, or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any person or entity engaged in any student recruiting or admission activities or in making decisions regarding the awarding of Title IV Program funds.

(d) Since the Compliance Date, the Company, its Subsidiaries and each School have complied in all material respects with Applicable Laws and Educational Laws related to the extension of credit or that are otherwise applicable to any educational financing program offered to students by the Schools, including, but not limited to, the Truth in Lending Act, Equal Credit Opportunity Act, and Fair Credit Reporting Act, except where such violation has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Each School has complied in all material respects with all Educational Agency requirements concerning the proper calculation and timely reporting of student outcomes, including but not limited to retention, completion or graduation, and placement or employment rates, as applicable, and the methodology for calculating such rates, except where such violation has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) To the Knowledge of the Company, none of the Company or its Subsidiaries or any Person that exercises Substantial Control over any of the Company its Subsidiaries, or any School, or member of such Person’s family (as the term “family” is defined in 34 C.F.R. § 668.174(c)(4)), alone or together (i) exercises or, since the Compliance Date, has exercised Substantial Control over another institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a liability for a violation of a Title IV Program requirement or (ii) owes a liability for a Title IV Program violation.

(g) To the Knowledge of the Company, none of the Company, its Subsidiaries, or any School has employed in a capacity involving administration of Title IV Program funds, any individual who has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

(h) To the Knowledge of the Company, none of the Company, its Subsidiaries, or any School has, since the Compliance Date contracted with an institution or third-party servicer that has been terminated under Section 432 or 487 of the HEA for a reason involving the acquisition, use, or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

(i) None of the Company, its Subsidiaries, any School, or any Affiliate of any School or other Person that has the power, by contract or ownership interest, to direct or cause the direction of management or policies of any School has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(j) None of the Company, its Subsidiaries, any School or any chief executive officer thereof has pled guilty to, pled nolo contendere, or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

(k) Since the Compliance Date, to the Knowledge of the Company, none of the Company, its Subsidiaries or any School has contracted with or employed any Person that has been, or whose officers or employees have been, convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of any Governmental Entity or Educational Agency, or administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

Section 3.19 Affiliate Transactions. There have not been during the preceding two (2) years any agreements, Contracts, arrangements or understandings or series of related agreements, Contracts, arrangements or understandings that were required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization. Each of Parent and Merger Sub is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

Section 4.02 Authority; Non-contravention; Governmental Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, except for the filing of the Articles of Merger with, and the delivery any other documents or instruments or fees required under the IBCA to, the Registrar General. This

Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub, compliance with the provisions hereof by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the memorandum of association or articles of association of Parent or Merger Sub, as applicable; (ii) subject to compliance with the requirements set forth in clauses (i)-(iv) of Section 4.02(c), conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which Parent or its Subsidiaries, including Merger Sub, are a party or otherwise bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Parent or Merger Sub, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, will not have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c) Governmental Consents. No Consent of any Governmental Entity or Educational Agency is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with, and the delivery any other documents or instruments or fees required under the IBCA to, the Registrar General; (ii) such filings and reports as may be required pursuant to the Securities Act, the Exchange Act, the SIA or the IBCA in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” laws and the securities Laws of any foreign country or the rules and regulations of the NASDAQ; and (v) such other Consents which if not obtained or made will not, individually or in the aggregate, have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.03 Certain Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, when filed with the SEC and at the time it is mailed to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement, based on information supplied by or on behalf of Company or any other Person (except for Parent, Merger Sub or their Affiliates) in writing expressly for inclusion or incorporation by reference therein.

Section 4.04 Financial Capability.

(a) Parent has delivered to the Company true and complete copies of (i) the executed commitment letter from the lenders listed therein, including any related fee letter in redacted form, dated as of the date hereof (as amended or otherwise modified, in each case but only to the extent permitted under Section 5.14(a), the “Debt

Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein to Merger Sub for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”) and (ii) the executed equity commitment letter, dated as of the date hereof (as amended or otherwise modified, in each case but only to the extent permitted under Section 5.14(a), the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Financing Commitments”) from the investors listed therein pursuant to which, and subject to the terms and conditions thereof, the investors parties thereto have committed to invest the amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereto.

(b) As of the date hereof, all of the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and Merger Sub and, in the case of the Debt Commitment Letter only, to Parent’s Knowledge, the other parties thereto. Except for a fee letter relating to fees with respect to the Debt Financing (a complete copy of which has been provided to the Company, with only fee amounts, market flex provisions and certain other economic terms (none of which would adversely affect the amount, conditionality, enforceability, termination or availability of the Debt Financing) redacted), as of the date hereof there are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the Financing that could adversely affect the availability, conditionality, timeliness or sufficiency of the Financing other than as expressly set forth in the Financing Commitments and delivered to the Company prior to the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would (i) constitute a default or breach on the part of Parent or Merger Sub under any term, or a failure of any condition, of the Financing Commitments or (ii) to Parent’s Knowledge, result in any portion of the Financing contemplated thereby to be unavailable. Neither Parent nor Merger Sub has reason to believe that Parent would be unable to satisfy on a timely basis any term or condition of the Financing Commitments required to be satisfied by it. Parent and/or Merger Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. Assuming the satisfaction of the conditions to Parent’s obligation to consummate the Merger (as applicable), the aggregate proceeds of the Financing, if funded in accordance with the Financing Commitments, together with any cash on hand, will be sufficient to fund all of Parent’s and Merger Sub’s obligations under Article II of this Agreement, including the treatment of Company Share Options and Company Share Awards pursuant to Section 2.06 and payment of the Merger Consideration pursuant to Section 2.02(b), and all payments, fees and expenses payable by the Company, Parent or Merger Sub related to or arising out of the consummation of the transactions contemplated by this Agreement (collectively, the “Closing Amounts”), including the funding, refinancing or prepayment of any indebtedness or other obligations of the Company or its Subsidiaries set forth in the Company’s balance sheet that become due or payable by the Company or its Subsidiaries in connection with or as a result of the transactions contemplated by this Agreement and the payment of all related fees and expenses (collectively, the “Refinancing Amounts”). There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing (including any “flex provisions”), other than as expressly set forth in the Financing Commitments.

Section 4.05 Limited Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Limited Guarantee duly executed by the Guarantor. The Limited Guarantee is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity) and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Limited Guarantee.

Section 4.06 Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any Order, whether temporary, preliminary or permanent, imposed upon Parent, any of its Subsidiaries, including Merger

Sub, or any of their respective Affiliates, in each case, by or before any Governmental Entity, that will, individually or in the aggregate, have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.07 Ownership of Company Common Shares. Neither Parent nor any of its Affiliates, individually or in the aggregate, beneficially owns (as defined in Rule 13d-3 of the Exchange Act), or at any time during the past three (3) years has owned, directly or indirectly (including pursuant to derivative contracts) Company Common Shares or any other voting Equity Interests of the Company in an amount greater than 15% of the outstanding Company Common Shares or other voting Equity Interests of the Company, and none of Parent, its Subsidiaries, including Merger Sub, or Affiliates has any rights to acquire, directly or indirectly, Company Common Shares or any other voting Equity Interests that would result in any such Persons, individually or in the aggregate, owning more than 15% of the outstanding Company Common Shares or any other voting Equity Interests of the Company except pursuant to this Agreement.

Section 4.08 Operations of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.09 Interest in Competitors. None of Parent, Merger Sub or any of their respective Affiliates has any reason to believe that the identity of or any activities or relationships of Parent, Merger Sub or any of their respective Affiliates would reasonably be expected to materially interfere with, delay or reduce the likelihood of receipt of the consents, approvals and/or waivers to be obtained pursuant to Section 5.08(a).

Section 4.10 Investment Intention. Parent is acquiring through the Merger the shares of share capital of the Surviving Company for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of share capital of the Surviving Company have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

Section 4.11 Brokers’ and Finders’ Fees. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability prior to the Effective Time.

Section 4.12 Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming the satisfaction of the conditions to Parent’s obligation to consummate the Merger and the accuracy in all material respects of the representations and warranties set forth in Article III (without giving effect to any “materiality” qualification or other similar qualifiers), each of Parent and the Surviving Company will, after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Closing Amounts and all associated costs and expenses of the Merger (including any the Refinancing Amounts) and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, be Solvent at and after the Effective Time. As used in this Section 4.12, the term “Solvent” means, with respect to a particular date, that at such time, (a) the sum of the assets, at a fair valuation, of Parent and Merger Sub (and, after the Merger, the Surviving Company) (on a consolidated basis) and of each of them (on a standalone basis) exceed their debts, (b) each of Parent and Merger Sub (and, after the Merger, the Surviving Company) (on a consolidated basis) and each of them (on a standalone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature and (c) each of Parent and Merger Sub (and, after the Merger, the Surviving Company) (on a consolidated basis) and each of them (on a stand-alone basis) has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.12, “debt” means any liability on a claim, and “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (y) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.13 WARN Act. Parent and Merger Sub are neither planning nor contemplating, and Parent and Merger Sub have neither made nor taken, any decisions or actions concerning the employees of the Company after the Closing that would require, prior to the Effective Time, the service of notice under the WARN Act or other Laws.

Section 4.14 Agreements with Management. There are no contracts, undertakings, commitments, agreements, arrangements, obligations or understandings between any of Parent or Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company’s management or the Board of Directors or any of the Company’s Affiliates, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 4.15 Parent Education Matters.

(a) To the Knowledge of Parent (which, with respect to any of the controlled Affiliates of Guarantor, shall be without any duty of inquiry or investigation), no facts or circumstances exist that are attributable to Parent or any of the controlled Affiliates of the Guarantor (but, with respect to any of the controlled Affiliates of the Guarantor, only to the extent that any such facts or circumstances arise from the period in which such Person was a controlled Affiliate of the Guarantor) or any Person that exercises Substantial Control with respect to Parent or any of the controlled Affiliates of the Guarantor (but, with respect to any of the controlled Affiliates of the Guarantor, only to the extent that any such facts or circumstances arise from the period in which such Person was a controlled Affiliate of the Guarantor), that would reasonably be expected, individually or in the aggregate, to adversely affect the ability of the parties to obtain any of the Pre-Closing Educational Consents or ED Pre-Acquisition Review Notices or to make any of the Pre-Closing Educational Notices or Pre-Closing Educational Courtesy Notices.

(b) Neither Parent, nor, to the Knowledge of Parent (which shall be without any duty of inquiry or investigation), any of the controlled Affiliates of the Guarantor (but, with respect to any of the controlled Affiliates of the Guarantor, only during the period in which such Person was a controlled Affiliate of the Guarantor), nor any Person that exercises Substantial Control with respect to Parent or, to the Knowledge of Parent (which shall be without any duty of inquiry or investigation), any of the controlled Affiliates of the Guarantor (but, with respect to any of the controlled Affiliates of the Guarantor, only during the period in which such Person was a controlled Affiliate of the Guarantor) has owned, operated, or exercised Substantial Control, either directly or indirectly, over any postsecondary institution.

(c) To the Knowledge of Parent, none of Parent, its Subsidiaries or any Person that exercises Substantial Control over Parent or any of its Subsidiaries, or member of such Person’s family (as the term “family” is defined in 34 C.F.R. § 668.174(c)(4)), alone or together exercises or, since the Compliance Date, has exercised Substantial Control over another institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a liability for a violation of a Title IV Program requirement or owes a liability for a Title IV Program violation.

(d) Since the Compliance Date, to Parent’s Knowledge, neither Parent nor any of its Subsidiaries has employed in a capacity involving administration of Title IV Program funds, any individual who has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

(e) To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has, since the Compliance Date, contracted with an institution or third-party servicer that has been terminated under Section 432 or 487 of the HEA for a reason involving the acquisition, use, or expenditure of funds of a Governmental Entity or Educational Agency, or has been administratively or judicially determined to have committed fraud or any other violation of Law involving funds of any Governmental Entity or Educational Agency.

(f) None of Parent, its Subsidiaries or any Person that has the power, by contract or ownership interest, to direct or cause the direction of management or policies of Parent or any of its Subsidiaries has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(g) None of Parent, its Subsidiaries or any chief executive officer thereof, have pled guilty to, pled nolo contendere, or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

(h) None of Parent, its Subsidiaries or any chief executive officer thereof, have pled guilty to, pled nolo contendere, or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

Section 4.16 Acknowledgement of Disclaimer of Other Representations and Warranties. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in the certificate delivered by the Company pursuant to Section 6.02(d), (a) neither the Company nor any of its Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and Parent and Merger Sub are not relying on any representation or warranty of any Person except for those expressly set forth in this Agreement, (b) no person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity and (c) any financial estimate, projection, prediction, forecasts or plans or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and then only to the extent any such materials or information is the subject of any express representation or warranty set forth in Article III. Each of Parent and Merger Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied on the results of its own independent investigation.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business of the Company. The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement or as required by applicable Law or with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), conduct its business, in all material respects, in the ordinary course of business, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, use its reasonable best efforts to keep available the services of its and its Subsidiaries’ current officers and key employees and use its reasonable best efforts to preserve its and its Subsidiaries’ present relationships with material customers, suppliers, distributors, licensors, licensees and other

Persons having business relationships with it; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of this Section 5.01 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, except as otherwise expressly contemplated or permitted by this Agreement or as set forth on Section 5.01 of the Company Disclosure Letter or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend the articles of association or memorandum of association (or other comparable organizational documents) of the Company or any of its Subsidiaries;

(b) (i) split, combine or reclassify any Company Common Shares or Equity Interests of the Company, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Common Shares or Equity Interests of the Company, except pursuant to the Company Share Plans or other documents set forth on the Company Disclosure Letter, or (iii) declare, set aside or pay any dividend or distribution (whether in cash, shares, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its share capital or Equity Interests (other than among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries);

(c) issue, sell, pledge, dispose of or encumber any Company Common Shares or Equity Interests of the Company or any of its Subsidiaries, other than (i) the issuance of Company Common Shares upon the exercise and/or vesting of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms, (ii) the issuance of Company Equity Awards pursuant to any written commitment to issue Company Equity Awards disclosed and described on Section 5.01(c) of the Company Disclosure Letter and the issuance of Company Common Shares upon the exercise or vesting of any such Company Equity Awards, (iii) the issuance of the True-Up Shares, if any, in accordance with Section 2.06(b) or (iv) transactions solely among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(d) except as required by applicable Law or by any Company Employee Plan, Foreign Company Employee Plan or Contract in effect as of the date of this Agreement, (i) increase the compensation payable by the Company or any of its Subsidiaries to directors, officers or employees, other than increases in base salary made in the ordinary course of business, (ii) enter into or amend in any respect any employment, severance, retention or change in control agreement other than entering into or amending employment agreements in the ordinary course of business with non-officer employees whose annual compensation opportunity is not (either before or following the execution of such employment agreement or amendment) in excess of $250,000, (iii) establish, adopt, enter into, amend, terminate, or accelerate rights under any Company Employee Plans or Foreign Company Employee Plans, or make any contribution to any Company Employee Plan or Foreign Company Employee Plan, (iv) take any action to fund the payment of compensation or benefits under any Company Employee Plan or otherwise, or (v) implement or announce any “mass layoff” or “plant closing” within the meaning of the WARN Act (or similar foreign Laws);

(e) acquire, by merger, consolidation, acquisition of shares or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person (other such transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries) in excess of $1,000,000 in the aggregate and other than acquisitions of inventory, equipment, goods and services in the ordinary course of business;

(f) except for transactions exclusively among the Company and its Subsidiaries or among the Company’s Subsidiaries, (i) transfer, license, sell, lease or otherwise dispose of any assets outside of the ordinary course of business (whether by way of merger, consolidation, sale of shares or assets, or otherwise), including the capital stock or other Equity Interests in any Subsidiary of the Company, provided that the foregoing shall not prohibit the Company and its Subsidiaries from (A) transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary course of business, (B) the lease and subleases of Owned Real Estate and Leased Real Estate, in each case, in the ordinary course of business, in each case, which are not material to the Company or its Subsidiaries, (C) sales of inventory in the ordinary course of business or (D) sales or other dispositions in the ordinary course of business pursuant to existing Contracts for the sale or purchase of goods or services, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(g) incur, offer, place, arrange, syndicate, assume or otherwise become liable for any indebtedness (directly, contingently or otherwise) for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person, or incur, assume or other become liable for any obligations (directly, contingently or otherwise) under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof) or guarantee any such obligation of another Person, in excess of $2,500,000 in the aggregate, other than (i) indebtedness incurred under the Credit Agreement or incurred to replace, renew, extend, refinance or refund any such existing indebtedness in an amount not to exceed the amount of indebtedness available under the Credit Agreement, (ii) indebtedness incurred in connection with the financing of ordinary course trade payables, (iii) any indebtedness among the Company and its Subsidiaries or among the Company’s Subsidiaries or (iv) guarantees by the Company of indebtedness of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.01(g);

(h) (i) amend or modify in any material respect, or consent to the termination of (other than at its stated expiration date), or waive any material provisions of, any Company Material Contract, other than in the ordinary course of business or (ii) enter into any new Contract with a term longer than twelve (12) months which cannot be terminated without penalty upon notice of sixty (60) days or less, that would have been a Company Material Contract if it were entered into on or prior to the date of this Agreement, other than in the ordinary course of business (except for any Company Material Contract that would have been required to be disclosed pursuant to Section 3.14(a)(ii) or Section 3.14(a)(iii) (unless such restriction is customary for such Contracts));

(i) make any material change in any method of financial accounting principles or practices, in each case except for any such change (i) required by a change in GAAP or applicable Law, (ii) required by a Governmental Entity or the Financial Accounting Standards Board or any similar organization or (iii) disclosed in the Company SEC Documents;

(j) make, change or rescind any material Tax election, adopt or change any material Tax accounting period or method of Tax accounting, file any material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material Tax refund, offset or other reduction in liability, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries, or effect any material repatriation transaction not requested by Parent;

(k) except as expressly permitted by Section 5.03, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(l) abandon, encumber, convey title (in whole or in part), transfer, exclusively license, sell, lease or otherwise dispose of material Company-Owned IP, other than in the ordinary course of business;

(m) make or commit to make any capital expenditures in excess of $2,000,000, except for the expenditures contemplated by the capital budgets set forth in Section 5.01 of the Company Disclosure Letter or for expenditures required by applicable Law or in response to actual or threatened casualty loss or property damage;

(n) other than shareholder Legal Action, which is addressed in Section 5.17, settle or compromise any Legal Action or threatened Legal Action by or before a Governmental Entity or arbitrator if such settlement or compromise (i) with respect to the payment of monetary damages, involves the payment by the Company or any of its Subsidiaries of monetary damages (net of insurance proceeds) in excess of $3,000,000 individually or $6,000,000 in the aggregate or (ii) with respect to any non-monetary terms and conditions therein, imposes or requires actions that would or would reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole; or

(o) agree, authorize or make any commitment, in writing or otherwise, to do any of the foregoing.

Section 5.02 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company shall, and shall cause its Subsidiaries to, afford to Parent, its Financing Sources and their respective Representatives reasonable access, during normal business hours, on reasonable prior notice and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the properties, offices and other facilities and to all books, records and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish as promptly as reasonably practicable to Parent and its Financing Sources such other information concerning the business and properties of the Company and its Subsidiaries as Parent or its Financing Sources may reasonably request from time to time, other than any such information that relates to the negotiation and execution of this Agreement or (except as required under Section 5.03) to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other parties relating to any competing or alternative transactions, provided, however, that neither Parent nor Parent’s Representatives shall be permitted to conduct any environmental or otherwise intrusive sampling. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would (i) jeopardize the protection of attorney-client privilege, competitively sensitive information or trade-secrets or contravene any Law or (ii) violate any of the Company’s or its Subsidiaries’ Contracts containing confidentiality obligations prohibiting such disclosure, except that, in the case of clause (i) or (ii), the Company and its Subsidiaries shall use reasonable best efforts to minimize the effects of such restriction or to provide a reasonable alternative to such access. No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b) Prior to the Effective Time, Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated May 26, 2015, between Catterton Management Company LLC and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.03 Solicitation.

(a) Any other provision of this Agreement to the contrary notwithstanding, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. New York, New York time on October 6, 2015 (the “Solicitation Period End-Date”), the Company (acting under the direction of the Special Committee) and its Representatives shall have the right to: (i) solicit, initiate, facilitate and encourage Takeover Proposals, including by way of providing access to non-public information (subject to entering into an Acceptable Confidentiality

Agreement with each recipient); provided, however, that (A) any non-public information concerning the Company or its Subsidiaries that is provided or made available by the Company to any Third Party given such access which was not previously provided or made available to Parent shall be provided or made available to Parent substantially concurrently if such information is written, or, otherwise, reasonably promptly thereafter (and in any event within two (2) Business Days), and (B) the Company shall make available such portions of the Company Material Contracts set forth on Section 3.14(a)(x) of the Company Disclosure Letter to the extent relating to any commercially sensitive information or relating to pricing or other matters that are commercially sensitive or competitive in nature, the exchange of which would reasonably be expected to be harmful to the operations of the Company, in a manner no less favorable in all material respects to the Company than the manner in which such portions of such Contracts were made available to Parent, and (ii) enter into and maintain discussions or negotiations with respect to Takeover Proposals or any other proposals that could reasonably be expected to lead to a Takeover Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such requests, proposals, discussions or negotiations.

(b) Except with an Excluded Party or as expressly permitted by Section 5.03(d), following the Solicitation Period End-Date, the Company shall, and shall cause each of its Subsidiaries and direct its and their respective Representatives to, immediately (i) cease and terminate, as applicable, any and all solicitation, knowing encouragement, discussions or negotiations of, or with respect to, a Takeover Proposal or a potential Takeover Proposal with any Third Party, (ii) terminate access of any such Third Party (other than Parent, its Affiliates and their respective Representatives) to any physical or electronic data rooms related to a possible Takeover Proposal and (iii) request that any such Third Party and its Representatives promptly comply with its obligations to return or destroy all confidential information in accordance with the applicable confidentiality agreement executed by such Third Party. Except as expressly permitted by this Section 5.03, following the Solicitation Period End-Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause its Subsidiaries and direct its and their respective Representatives not to, directly or indirectly, (A) except with an Excluded Party, solicit, initiate, or knowingly facilitate or encourage any inquiry, proposal or offer with respect to, or the making, submission or announcement of, any Takeover Proposal (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 5.03 (such as answering unsolicited phone calls to advise parties of the existence of this Section 5.03) shall not be deemed to “facilitate” or “encourage” for purposes of this Section 5.03(b)(A)), (B) except with an Excluded Party, conduct or engage in, enter into, continue or otherwise participate in any discussions or negotiations with or disclose any non-public information or data relating to the Company or any of its Subsidiaries to any Third Party that has made, or, to the actual Knowledge of the Company, is seeking or considering making, any Takeover Proposal, (C) approve, endorse or recommend any Takeover Proposal or (D) except for an Acceptable Confidentiality Agreement or Conditional Commitment permitted under this Section 5.03, enter into any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement or other similar agreement relating to or providing for any Takeover Proposal or an acquisition agreement, merger agreement or similar definitive agreement relating to or providing for any Takeover Proposal (each, a “Company Acquisition Agreement”). Except as expressly permitted by this Section 5.03, neither the Company Board nor any committee thereof (including, for the avoidance of doubt, the Special Committee) shall (1) withhold, withdraw, amend, modify or qualify (or publicly propose or resolve to withhold, withdraw, amend, modify or qualify), in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (2) adopt, approve, endorse or recommend a Takeover Proposal, (3) following a request in writing by Parent that the Company Board Recommendation be reaffirmed publicly (it being agreed that Parent may only make two (2) requests pursuant to this clause (3)), fail to reaffirm publicly the Company Board Recommendation within ten (10) Business Days after Parent made such request (provided, if a public Takeover Proposal is made after such written request that requires a response from the Company pursuant to Rule 14d-9, the deadline to reaffirm the Company Board Recommendation shall be extended to the date the Company is required to file Schedule 14d-9 in respect of such public Takeover Proposal) or (4) agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”).

(c) Within forty-eight (48) hours after the Solicitation Period End-Date, the Company shall notify Parent of the identity of each Excluded Party, if any, and provide Parent the material terms and conditions of each Takeover Proposal then outstanding from each such Excluded Party (including copies of any such written Takeover Proposal). From and after the Solicitation Period End-Date, the Company shall notify Parent as promptly as reasonably practicable (but in any event within forty-eight (48) hours) in the event that (i) the Company, its Subsidiaries or Representatives receives any request for discussions or negotiations, any request for access to the properties or books and records of the Company or any of its Subsidiaries of which the Company or any of its Subsidiaries or any of their respective Representatives is or has become aware, or any request for information relating to the Company or any of its Subsidiaries, in each case, by any Third Party that would reasonably be expected to be considering making a Takeover Proposal, (ii) the receipt of a Takeover Proposal or any material amendment thereto or (iii) the Company enters into any Acceptable Confidentiality Agreement. Such notice to Parent shall indicate the identity of the Person or group of Persons making such Takeover Proposal or amendment thereto and provide (A) with respect to any Takeover Proposal or amendment thereto made in writing, a copy of such written Takeover Proposal or amendment thereto provided (including, in each case, financing commitments with customary redaction) to the Company or any of its Subsidiaries and (B) with respect to any Takeover Proposal or amendment thereto not made in writing, a written summary of the material terms and conditions of each such Takeover Proposal or amendment thereto. From and after the Solicitation Period End-Date, the Company shall keep Parent reasonably informed, on a reasonably current basis (and, in any event within forty-eight (48) hours of the Company’s Knowledge of any such event), of any material developments, discussions or negotiations regarding any Takeover Proposals, or material changes to the terms of, any such Takeover Proposal or any amendment thereto (including copies of any written proposed agreements). The Company hereby agrees that it shall not, and shall not permit its Subsidiaries to, enter into any Contract that prohibits or restricts it from providing to Parent the information contemplated by this Section 5.03(c).

(d) Notwithstanding anything to the contrary in this Section 5.03, at any time following the date of the Solicitation Period End-Date and prior to obtaining the Requisite Company Vote at a meeting called to consider the Merger (the “Shareholder Approval Date”), if the Company receives a bona fide written Takeover Proposal that did not result from a breach of Section 5.03(b) or Section 5.03(c), the Company may take the following actions, if and only to the extent that, the Company Board or the Special Committee, if such committee still exists, determines in good faith prior to taking any such action described in clauses (A), (B) or (C), after consultation with outside legal counsel and financial advisor, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal: (A) contact such Third Party to clarify the terms and conditions thereof, (B) furnish nonpublic information to the Third Party making such Takeover Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an Acceptable Confidentiality Agreement; provided, however, that (1) any non-public information concerning the Company or its Subsidiaries that is provided or made available by the Company to any Third Party given such access which was not previously provided or made available to Parent shall be provided or made available to Parent substantially concurrently, if such information is written, or otherwise promptly thereafter (and in any event within two (2) Business Days), and (2) the Company shall make available such portions of the Company Material Contracts set forth on Section 3.14(a)(x) of the Company Disclosure Letter to the extent relating to any commercially sensitive information or relating to pricing or other matters that are commercially sensitive or competitive in nature, the exchange of which would reasonably be expected to be harmful to the operations of the Company, in a manner no less favorable to the Company in all material respects than the manner in which such portions of such Contracts were made available to Parent; and (C) engage in discussions or negotiations with the third party with respect to such Takeover Proposal; provided, however, that, without limiting Section 5.03(c), the Company shall, prior to or substantially concurrently with engaging in such discussions or negotiations, or reasonably promptly thereafter (and in any event within two (2) Business Days), provide to Parent the material terms and conditions of such Takeover Proposal (including copies of any such written Takeover Proposal) made to the Company or any of its Subsidiaries.

(e) Notwithstanding anything to the contrary in this Section 5.03, at any time following the date of this Agreement and prior to obtaining the Requisite Company Vote, the Company Board may: (A) effect a Company Adverse Recommendation Change of the type contemplated by clause (1) of the definition thereof (or agree to take such action) in response to an Intervening Event; or (B) effect a Company Adverse Recommendation Change in response to a Superior Proposal and/or terminate this Agreement pursuant to Section 7.04(a) to enter into a definitive Company Acquisition Agreement with respect to such Superior Proposal so long as (x) in the case of clause (A) or (B), the Company Board or the Special Committee, if such committee still exists, concludes in good faith, after consultation with outside legal counsel, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable Laws, and (y) in the case of clause (B), such Superior Proposal did not result from a breach of this Section 5.03; provided, however, that, in each case, prior to taking any of the actions set forth in clause (A) or (B) of this Section 5.03(e):

(i) in the case of clause (A), (1) the Company Board or the Special Committee, if such committee still exists, has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action which notice will contain a reasonably detailed description of such Intervening Event and the reasons for the proposed Company Adverse Recommendation Change, (2) after providing such notice, the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) during such four (4) Business Day period to make such adjustments in the terms and conditions in this Agreement and the Financing so that failure to effect a Company Adverse Recommendation Change in response to such Intervening Event would not be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law and (3) following the end of such notice period, the Company Board or the Special Committee, if such committee still exists, shall have considered in good faith any revisions to this Agreement proposed by Parent in writing in a form that would be a binding agreement if accepted by the Company, and shall have determined in good faith, after consultation with outside legal counsel, that failure to effect such Company Adverse Recommendation Change would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law even if such revisions were to be given effect; and

(ii) in the case of clause (B), (1) the Company Board or the Special Committee, if such committee still exists, has given Parent at least four (4) Business Days’ prior written notice of its intention to take such action (which notice shall include an unredacted copy of the relevant proposed transaction agreements (including the proposed definitive agreement for such Superior Proposal and a copy of any financing commitments relating thereto or, to the extent not made in writing, a written summary of the material terms of any Superior Proposal, including, in each case, any financing commitments relating thereto) (a “Superior Proposal Notice”), (2) after providing such notice, the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) during such four (4) Business Day period to make such adjustments in the terms and conditions in this Agreement and the Financing so that such Takeover Proposal no longer constitutes a Superior Proposal, (3) following the end of such notice period, the Company Board or the Special Committee, if such committee still exists, shall have considered in good faith any revisions to this Agreement and the Financing proposed by Parent in writing in a form that would be a binding agreement if accepted by the Company, and shall have determined (taking into account such proposed revisions), after consultation with outside legal counsel and financial advisor, that such Takeover Proposal continues to constitute a Superior Proposal and, after consultation with outside legal counsel, that failure to take such actions in response to such Superior Proposal would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law and (4) in the event of any material change to the terms of or any change to the consideration payable to the holders of Equity Interests in connection with such Superior Proposal (or amendment thereof), the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above and the notice period in clause (1) shall have recommenced and the condition in clauses (2) and (3) shall have occurred again, except that the notice period shall be at least two (2) Business Days (rather than the four (4) Business Days otherwise contemplated by clause (1) above).

(f) Only in connection with the Company Board or the Special Committee, if such committee still exists, providing a Superior Proposal Notice (to the extent otherwise permitted hereunder), the parties hereby agree that in order to enable the Special Committee (or the Company Board) to be sufficiently comfortable that the Superior Proposal that is the subject of the Superior Proposal Notice will remain available to the Company when and if this Agreement is terminated pursuant to Section 7.03(a) or Section 7.04(a), the Company may enter into a binding agreement (the “Conditional Commitment”) with the party making such Superior Proposal (the “Committed Bidder”), which Conditional Commitment (i) may provide that such Committed Bidder is obligated, on behalf of the Company, to pay the Termination Fee, (ii) may attach as an exhibit thereto a fully negotiated and signed agreement and the plan of merger relating to such Superior Proposal, which agreement, by its express terms, is effective only upon the payment of the Termination Fee and the termination of this Agreement in accordance with the terms hereof and (iii) may provide that the Company shall enter into such agreement and/or that such agreement shall automatically become binding on the Company only on and after (and in no event before) the occurrence of all of the following events: (A) the termination of this Agreement in accordance with its terms, (B) the payment by the Company (or by the Committed Bidder on behalf of the Company) of the Termination Fee and (C) without limiting Parent’s or Merger Sub’s obligations under this Agreement, shall not provide for the imposition of any liability or obligation on Parent or any of its Affiliates following the termination of this Agreement. Notwithstanding the foregoing, until the termination of this Agreement in accordance with its terms, except as expressly permitted by this Section 5.03(f), the Company shall otherwise remain subject to all of its obligations under this Agreement.

(g) Nothing contained herein shall prevent the Company Board or the Special Committee, if such committee still exists, from (i) complying with its disclosure obligations under applicable Law with regard to a Takeover Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders of the Company); provided, however, that any such disclosure (other than a “stop, look and listen” communication or other similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, or an express rejection of the Takeover Proposal or a reaffirmation of the Company Board Recommendation) shall be deemed to be a Company Adverse Recommendation Change if the Company Board fails to expressly and publicly reaffirm the Company Board Recommendation within five (5) Business Days following any request by Parent (it being agreed that Parent may only make one (1) request with respect to any single such disclosure), or (ii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company, it being understood that none of the foregoing shall constitute a “Company Adverse Recommendation Change”).

(h) It is understood and agreed that the Company, the Company Board, the Special Committee and its outside legal counsel shall be entitled to rely on and deem applicable to the Company, the Company Board and the Special Committee the Law applicable to corporations incorporated in the State of Delaware and the Law applicable to companies incorporated in the Commonwealth of The Bahamas for purposes of making the conclusions contemplated by this Section 5.03 (and providing advice with respect thereto) relating to the fiduciary obligations of directors, and accordingly, an action that would be reasonably likely to be inconsistent with either the directors’ fiduciary duties under the law of the Commonwealth of The Bahamas or the fiduciary duties that would be applicable to the directors if the Company were incorporated in the State of Delaware, shall be deemed reasonably likely to be inconsistent with the directors’ fiduciary duties for purposes of this Section 5.03. The immediately preceding sentence is intended only to govern the contractual rights of the parties to this Agreement; it being understood and agreed that nothing in this Agreement is intended to modify any fiduciary duties of the Company Board or any committee thereof (including the Special Committee) under applicable Law.

(i) Notwithstanding anything in this Section 5.03 to the contrary, the Company shall not, and shall not permit its Subsidiaries or Affiliates to, reimburse or agree to reimburse the Expenses of any Third Party in connection with a Takeover Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Takeover Proposal (including, for the avoidance of doubt, in any Acceptable Confidentiality Agreement entered into with such Third Party).

Section 5.04 Proxy Statement; Shareholders’ Meeting.

(a) The Company shall (i) prepare and file with the SEC, as promptly as practicable after the date of this Agreement (and in no event later than the third (3rd) Business Day after the Solicitation Period End-Date), a proxy statement in preliminary form relating to the Shareholders’ Meeting (such proxy statement, including the letter to shareholders, notice of meeting and form of proxy, including any amendment or supplement thereto, the “Proxy Statement”), (ii) use reasonable best efforts to respond as promptly as practicable to resolve all comments from the SEC concerning the Proxy Statement and (iii) as promptly as practicable after receiving confirmation from the SEC that it has no further comments to the Proxy Statement, mail the Proxy Statement to the shareholders of the Company; provided, however, that the Company shall be under no obligation to mail the Proxy Statement to its shareholders or call, give notice of or convene the Shareholders’ Meeting on or prior to the Solicitation Period End-Date. The Company agrees that at the date of mailing to shareholders of the Company and at the time of the Shareholders’ Meeting (A) the Proxy Statement will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and (B) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply with respect to information contained or incorporated by reference in the Proxy Statement and supplied by or on behalf of Parent or Merger Sub for inclusion (or incorporation by reference) in the Proxy Statement.

(b) The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company, its Subsidiaries and/or any of their respective Representatives and the SEC with respect to the Proxy Statement. The Company shall use its reasonable best efforts (with the assistance of Parent, who shall use its reasonable best efforts to provide such assistance) to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC. Prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and the Company shall give good faith consideration to including any such reasonable comments in the Proxy Statement (or any amendment or supplement thereto) or response letter. The Company will provide Parent a reasonable opportunity to participate in any discussions or meetings with the SEC.

(c) The Company shall, as promptly as reasonably practicable after the date on which the SEC confirms that it has no further comments on the Proxy Statement (or after 10 calendar days have passed since the filing of the preliminary Proxy Statement with the SEC without notice from the SEC of its intent to review the Proxy Statement) but under no circumstances prior to the Solicitation Period End-Date, take all action necessary in accordance with applicable Law, the rules of NASDAQ and the Company’s Charter Documents to duly call, give notice of, convene and hold a meeting of the shareholders of the Company (including any adjournment or postponement thereof, the “Shareholders’ Meeting”) for the purpose of obtaining the Requisite Company Vote. Unless the Company Board shall have effected a Company Adverse Recommendation Change in accordance with Section 5.03, the Company shall include the Company Board Recommendation in the Proxy Statement and shall use its reasonable best efforts to solicit proxies in favor of the Requisite Company Vote and otherwise comply in all material respects with legal requirements applicable to the Shareholders’ Meeting. Notwithstanding anything to the contrary set forth in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Shareholders’ Meeting (i) to allow reasonable additional time for any supplemental or amended disclosure (including any supplement or amendment to the Proxy Statement) which the Company has determined in good faith (after consultation with outside legal counsel) is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders within a reasonable amount of time in advance of the Shareholders’ Meeting, (ii) if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are either (A) insufficient Company Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholders’ Meeting or (B) insufficient affirmative votes to authorize, adopt and approve this Agreement or (iii) with the prior written consent of Parent; provided, however, that any such postponements and adjournments pursuant to clause (ii) of the preceding provision shall not be, in the aggregate, for a period exceeding thirty (30) Business Days without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, that any such postponement or adjournment shall not result in the Shareholders’ Meeting occurring fewer than five (5) Business Days prior to the End Date without Parent’s prior written consent. Notwithstanding the foregoing, the Company shall, at the request of Parent, postpone or adjourn the Shareholders’ Meeting to a date specified by Parent if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are either (1) insufficient Company Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholders’ Meeting or (2) insufficient affirmative votes to authorize, adopt and approve this Agreement; provided, however, that Parent may not postpone or adjourn the Shareholders’ Meeting more than a total of two times, and no such postponements or adjournments shall be for a period exceeding ten (10) Business Days. Notwithstanding anything to the contrary in this Agreement, in the event that subsequent to the date hereof, the Company terminates this Agreement pursuant to Section 7.04, the Company shall not be required to convene or hold the Shareholders’ Meeting or submit this Agreement to its shareholders for approval.

Section 5.05 Notices of Certain Events. The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) subject to, and not in limitation of Section 5.17, any Legal Actions commenced, or to such party’s Knowledge, threatened, against the Company or any of its Subsidiaries or Parent or its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement and (iv) any breach, inaccuracy or misrepresentation of a representation or warranty set forth in this Agreement or any breach or non-performance of a covenant that would or would be reasonably expected to, individually or in the aggregate with all such breaches, inaccuracies, misrepresentations and non-performance, as applicable, cause a condition to Closing set forth in Article VI to not be satisfied. In no event shall (x) the delivery of any notice by a party pursuant to this Section 5.05 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement or (y) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty. This Section 5.05 shall not constitute a covenant or agreement for purposes of Section 6.02(b) or Section 6.03(b).

Section 5.06 Employees; Benefit Plans.

(a) Except as determined in good faith by the Chief Executive Officer of the Surviving Company, during the period commencing at the Effective Time and ending on the date which is twelve (12) months following the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), Parent shall cause the Surviving Company and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with base compensation and non-equity based bonus and commission opportunities that are comparable, in the aggregate, to those provided by the Company and its Subsidiaries immediately prior to the Effective Time and all other benefits that are, in the aggregate, at least as favorable as such benefits provided by the Company and its Subsidiaries immediately prior to the Effective Time.

(b) Except as determined in good faith by the Chief Executive Officer of the Surviving Company, Parent shall, or shall cause the Surviving Company and each of its Subsidiaries to, provide to each Company Continuing Employee who is terminated without cause during the period commencing at the Effective Time and ending no earlier than twelve (12) months following the Effective Time, severance benefits equal to the severance benefits provided under the applicable severance benefit plans, programs, policies, agreements and arrangements of the Company and its Subsidiaries as in effect on the date hereof and set forth on Section 5.06(b) of the Company Disclosure Letter.

(c) With respect to any employee benefit plan maintained by Parent or any of its Subsidiaries, excluding any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Company to, recognize all service of the Company Continuing Employees with the Company or any of its ERISA Affiliates prior to the Effective Time, as the case may be as if such service were with Parent or its Subsidiaries, as applicable, for vesting and eligibility purposes (but not for benefit accrual purposes under a defined benefit plan and not for any purpose under any equity-based plan) in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or compensation or (y) such service was not recognized under the corresponding Company Employee Plan or Foreign Company Employee Plan. In addition, and without limiting the generality of the foregoing, (i) each Company Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Plans to the extent such Parent Benefit Plan is comparable to a Company Employee Plan or Foreign Company Employee Plan in which such Company Continuing Employee participated or was eligible to participate immediately before the Effective Time and replaces such Company Employee Plan or Foreign Company Employee Plan in the plan year in which the Effective Time occurs and (ii) for purposes of each Parent Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Continuing Employee in the plan year in which the Effective Time occurs, Parent shall cause (A) all pre-existing condition exclusions and actively-at-work requirements of such Parent Benefit Plan to be waived for such Company Continuing Employee and his or her covered dependents to the extent waived or satisfied under the comparable Company Employee Plan as of the Effective Time and (B) the amount of eligible expenses incurred by such Company Continuing Employee and his or her covered dependents which was credited to deductible and maximum out-of-pocket co-insurance requirements under the applicable Company Employee Plan for the plan year in which the Effective Time occurs will be credited for purposes of satisfying the deductible and maximum out-of-pocket co-insurance requirements under the applicable Parent Benefit Plan for the plan year in which the Effective Time occurs.

(d) Nothing contained in this Section 5.06, express or implied (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement, Contract, policy or arrangement or (ii) shall alter or limit the ability of the Surviving Company, Parent or any of their respective Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, Contract, policy, or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 5.06 shall not create any right in any Company Employee or any other Person to any continued employment or continued service or to any particular term or condition of employment or service with the Surviving Company, Parent or any of their respective Subsidiaries or Affiliates and that the terms set forth in this Section 5.06 are not intended to, and shall not be construed to, confer upon any Person (including any employee of the Company or any of its Subsidiaries or any beneficiary or dependent thereof), other than the parties to this Agreement, any rights or remedies (including any third-party beneficiary rights) hereunder.

Section 5.07 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree (i) that all rights to indemnification, advancement of expenses and exculpation by the Company and its Subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or its Subsidiaries or any of their respective predecessors and each Person who served at the request of the Company or its Subsidiaries as a director, officer, member, trustee or fiduciary of another company, corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, “Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.07 of the Company Disclosure Letter, shall survive the Merger (with the obligations of the Company being assumed by the Surviving Company) and shall remain in full force and effect in accordance with their terms for a period of six (6) years following the Effective Time, and, in the event that any proceeding with respect to which such indemnification or advancement of expenses may be available is pending or asserted or any claim with respect to which such indemnification or advancement of expenses may be available is made during such period, until the final disposition of such proceeding or claim and (ii) to cause the Surviving Company and its Subsidiaries to fulfill, honor and respect all such rights of the Indemnified Parties for a period of six (6) years following the Effective Time, in each case, with respect to any acts or omission occurring at or prior to the Effective Time, and, in the event that any proceeding with respect to which such indemnification or advancement of expenses may be available is pending or asserted or any claim with respect to which such indemnification or advancement of expenses may be available is made during such period, until the final disposition of such proceeding or claim; provided, however, that the Surviving Company shall only be required to advance expenses to any Indemnified Party upon receipt by Surviving Company of an undertaking (in customary form and substance) by such Indemnified Party to repay any expenses advanced by the Surviving Company if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law.

(b) From and after the Effective Time until the sixth (6th) anniversary thereof, to the fullest extent permitted under applicable Law, the Surviving Company shall, and Parent shall cause the Surviving Company to, indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments, fines and amounts paid in settlement of any threatened or actual claim, action, suit, proceeding or investigation, in each case, arising out of or pertaining to (i) the fact that such Indemnified Party is or was a director, officer, member, trustee or fiduciary of Company or its Subsidiaries or any of their respective predecessors, or served at the request of the Company or its Subsidiaries as a director, officer, member, trustee or fiduciary of another company, corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at or prior to the Effective Time, (ii) matters existing or occurring at or prior to the Effective Time, including this Agreement and the transactions contemplated by this Agreement or (iii) actions or omissions of an Indemnified Party taken in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Company’s receipt of an undertaking (in customary form and substance) by such Indemnified Party to repay such legal and other fees and expenses reasonably incurred by such Indemnified Party and paid in advance by the Surviving Company if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law.

(c) The Surviving Company shall, and Parent shall cause the Surviving Company to, (i) maintain in effect for a period of six (6) years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided, however, that the Surviving Company may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous, in the aggregate, to the directors and officers of the Company and its Subsidiaries and other Indemnified Parties when compared to the insurance maintained by the Company as of the date hereof) or (ii) obtain “tail” insurance policies from the Company’s current insurance carrier or an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous, in the aggregate, to the directors and officers of the Company and its Subsidiaries and other Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred at or before the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Company expend or the Surviving Company be required to expend an annual premium for such coverage in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Company or Surviving Company, as applicable will obtain, and Parent will cause the Surviving Company to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium. The Company may, prior to the Effective Time, acquire a six year tail policy that is consistent with the first sentence of this Section 5.07(c), such policy shall be prepaid at the Effective Time and shall be non-cancelable. If the Company acquires such a tail policy, the obligations of Parent and the Surviving Company pursuant to the first sentence of this Section 5.07(c) shall be deemed satisfied.

(d) The obligations of Parent and the Surviving Company under this Section 5.07 shall survive the consummation of the Merger, and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.07 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.07 applies shall be third party beneficiaries of this Section 5.07, each of whom may enforce the provisions of this Section 5.07), until the later of (i) the sixth (6th) anniversary of the Effective Time and (ii) in the event that any proceeding with respect to which such indemnification or advancement of expenses may be available is pending or asserted or any claim with respect to which such indemnification or advancement of expenses may be available is made, in each case, prior the sixth (6th) anniversary of the Effective Time, until the final disposition of such proceeding or claim.

(e) In the event Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 5.07. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.08 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.08), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary material permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and Educational Agencies, and the making of all necessary material registrations and filings (including filings with Governmental Entities and Educational Agencies) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities or Educational Agency, (ii) the obtaining of all necessary material consents or waivers from Third Parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Company and Parent shall, subject to applicable Law, promptly (x) reasonably cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions; provided, however, that Parent shall not be required to make any payments to Third Parties to secure any of the foregoing Consents contemplated by clause (ii) above and shall not be required to modify any such Contract to which the consent or waiver may relate in any material respect, and the Company shall not take any of the foregoing actions without Parent’s prior written consent; provided, further, that, for the avoidance of doubt, none of the parties hereto shall be obligated or required to waive a condition to Closing set forth in Article VI. If the Company or Parent receives a request for additional information or documentary material from any Governmental Entity or Educational Agency with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity or Educational Agency, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity or Educational Agency in respect of any filing made thereto in connection with the transactions contemplated by this Agreement; provided, however, that Parent and the Company shall have the right to review in advance, and the other party shall consider in good faith the views and comments of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity or Educational Agency in connection with the Merger and the other transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

(b) Without limiting the generality of the undertakings pursuant to Section 5.08(a) hereof, the parties hereto shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any Other Antitrust Laws as promptly as practicable following the date of this Agreement (provided, however, that in the case of the filing under the HSR Act, such filing shall be made within ten (10) Business Days of the date of this Agreement) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws and (ii) subject to the terms set forth in Section 5.08(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c) In the event that any Legal Action by a Governmental Entity, Educational Agency, or Third Party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to contest, defend and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement, each of Parent and Merger Sub shall use their respective reasonable best efforts to obtain any necessary approval from any Governmental Antitrust Authority or to prevent the initiation of any lawsuit by any Governmental Entity under any Antitrust Law or to prevent the entry of any Order that would otherwise make the Merger unlawful, which reasonable best efforts shall include: (i) disposing or transferring any asset, including those of Parent, Merger Sub or (after the Effective Time) the Surviving Company; (ii) licensing or otherwise making available to any Person, any technology or other Intellectual Property of Parent, Merger Sub or (after the Effective Time) the Surviving Company; (iii) holding separate any assets or operations (either before or after the Closing Date) of Parent, Merger Sub or (after the Effective Time) the Surviving Company; or (iv) changing or modifying any course of conduct or otherwise making any commitment (to any Governmental Entity or otherwise) regarding future operations of the business of Parent, Merger Sub or (after the Effective Time) the Surviving Company (any of the actions set forth in clause (i) through (iv) of this Section 5.08(d), a “Remedial Action”); provided, however, that Parent and Merger Sub may condition the taking of any such Remedial Action upon the consummation of the Merger and, if so conditioned, will not be required to take any such Remedial Actions unless and until the Effective Time occurs. If any action or proceeding is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement or the Merger as violative of any Antitrust Law, or if any Order is entered, enforced or attempted to be entered or enforced by a court or other Governmental Entity, which Order would make the transactions contemplated by this Agreement or the Merger illegal or would otherwise prohibit, prevent, restrict, impair or delay consummation of the transactions contemplated hereby, each of the Company, Parent and Merger Sub shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any such Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Merger and to have such Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement or the Merger.

Section 5.09 Educational Consents.

(a) The Company, Parent and Merger Sub shall cooperate and use their respective reasonable best efforts to obtain the Pre-Closing Educational Consents and to make the Pre-Closing Educational Notices and Pre-Closing Educational Courtesy Notices.

(b) Prior to the Closing Parent, Merger Sub and the Company will coordinate regarding the submission to all applicable Educational Agencies of all letters, notices, applications or other documents required to obtain the Pre-Closing Educational Consents, including the pre-acquisition review applications with the ED in order to obtain the ED Pre-Acquisition Review Notices, and to make all Pre-Closing Educational Notices and Pre-Closing Educational Courtesy Notices. The Company, Parent and Merger Sub shall provide the other with (i) reasonable advance review and consultation regarding any notices or applications to be filed with any Educational Agency with respect to any Pre-Closing Educational Consent, Pre-Closing Educational Notice, or Pre-Closing Educational Courtesy Notice and (ii) a copy of any notice or application as filed with, or any notice received from, any Educational Agency with respect to any Pre-Closing Educational Consent, Pre-Closing Educational Notice, or Pre-Closing Educational Courtesy Notice. To the extent practical, prior to attending any meetings, telephone calls or discussions with any Educational Agency concerning any Pre-Closing Educational Consent, Pre-Closing Educational Notice, or Pre-Closing Educational Courtesy Notice the parties shall discuss and agree upon strategy and issues to be pursued and responses to likely questions. The Company, Parent and Merger Sub will use their respective reasonable best efforts to ensure that their appropriate officers and employees shall be available to attend, as any Educational Agency may reasonably request, any scheduled meetings or telephone calls in connection with obtaining any Pre-Closing Educational Consent or making any Pre-Closing Educational Notice or Pre-Closing Educational Courtesy Notice. At the reasonable request of any party, the other parties hereto shall promptly provide telephonic or written updates and information on the status of any Pre-Closing Educational Consent, Pre-Closing Educational Notice, or Pre-Closing Educational Courtesy Notice. In the event that any Educational Agency provided with a Pre-Closing Educational Notice or Pre-Closing Educational Courtesy Notice responds by stating that a pre-closing consent is required, the parties shall then use their reasonable best efforts to obtain such consent prior to the Closing; provided, however, that the parties acknowledge and agree that under no circumstances shall such pre-closing consent constitute a Pre-Closing Educational Consent.

(c) The Company, Parent and Merger Sub shall use their respective reasonable best efforts to file all applications or notices in connection with the Pre-Closing Educational Consents, Pre-Closing Educational Notice, and Pre-Closing Educational Courtesy Notice within thirty (30) days following the date hereof.

(d) In the event that any Educational Agency denies in writing, or definitively indicates that it will not issue by the Closing Date, a required Pre-Closing Educational Consent for any School and does not indicate that such Pre-Closing Educational Consent can be issued after the Closing (a “Rejected Education Consent”), then, unless and until the Educational Agency changes its decision to deny or not issue such Pre-Closing Educational Consent, the Company shall cease enrollment of new students at such School (but no earlier than the date that is 90 days after the date hereof, unless earlier required by the applicable Educational Agency). With respect to a Rejected Education Consent, in the event that such Educational Agency does not change its decision to deny or not issue such Pre-Closing Educational Consent after a reasonable opportunity (not to exceed ten Business Days) for the Educational Agency to consider a request by the Company (in consultation with Parent and Merger Sub) for reconsideration of the Rejected Educational Consent, then the Company shall (x) use its reasonable best efforts to consult with such Educational Agency regarding an orderly teach out of such School and use its reasonable best efforts to develop a teach-out plan therefor, in all cases, with implementation of the teach-out conditioned on the occurrence of the Closing to the extent required or permitted by such Educational Agency (or any earlier time established by such Educational Agency subject to the third-to-last sentence of this paragraph) and (y) use its reasonable best efforts to obtain any required approvals of such teach out from the applicable Educational Agencies, including obtaining any required approval of a teach-out plan for such School. The Company, Parent and Merger Sub shall use their respective reasonable best efforts to obtain approval from the applicable Educational Agencies to implement the teach-out of such School following the Closing Date notwithstanding the denial or failure to issue a required Pre-Closing Educational Consent. If the Educational Agency requires or directs the Company to initiate a teach-out of such School prior to the Closing Date and does not change its decision to require the initiation of a teach-out prior to the Closing Date after a reasonable opportunity for the Educational Agency to consider a request by the Company (in consultation with Parent and Merger Sub) for reconsideration of such Educational Agency’s decision, then the Company shall use reasonable best efforts to initiate the teach-out of such School prior to the Closing Date, provided that the Company need not necessarily begin transferring students to another school as part of the teach-out until after the Closing Date. Notwithstanding clause (x) of Section 5.05, the obligations of the Company under this Section 5.09(d) shall cease to be of any force or effect (and the Company shall have no obligations under this Section 5.09(d)) from and after the time Parent or Merger Sub delivers a notice to the Company pursuant to clause (iv) of Section 5.05. In addition, the obligations of the Company under this Section 5.09(d) shall cease to be of any force or effect (and the Company shall have no obligations under this Section 5.09(d)) from and after the time Parent or Merger Sub delivers a notice to the Company pursuant to Section 5.14(c) until such time, if any, that the Company receives written notice from Parent certifying that the basis for such notice delivered pursuant to Section 5.14(c) has ceased to exist. For purposes of this Section 5.09(d) the term “Pre-Closing Educational Consent” does not include any consent or approval from the ED (including the ED Pre-Acquisition Review Notices).

Section 5.10 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except for any such release or announcement that is expressly permitted by Section 5.03 or required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall, to the extent legally permitted, consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance and shall reasonably consider any such comments in good faith; provided that (i) each party may issue such press releases or make any such public statements in connection with any dispute between the parties hereto regarding this Agreement without obtaining the other parties’ prior written consent, (ii) the restrictions in this Section 5.10 shall not apply to the receipt and existence of a Takeover Proposal or a Company communication in connection with or following a Company Adverse Recommendation Change affected in accordance with Section 5.03 and (iii) for the avoidance of doubt, Parent, Merger Sub and their respective Affiliates may disclose this Agreement and the transactions contemplated hereby to any direct or indirect investor or in connection with normal fund raising and related marketing or informational or reporting activities.

Section 5.11 Takeover Statutes. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.12 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement complete control and supervision over its operations.

Section 5.13 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Shares (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 5.14 Financing.

(a) Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using its reasonable best efforts to (i) maintain in effect, and comply with, the Financing Commitments in accordance with their terms without amendment, alteration or waiver other than as permitted in this Section 5.14(a), (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing, (iii) enter into definitive agreements with respect thereto on terms and conditions contained in the Debt Commitment Letter (including any “flex” provisions) (or other terms that would not adversely impact the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby) and (iv) consummate the Financing at or prior to the Closing. Parent shall not, and shall not permit Merger Sub to, agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing Commitment or any definitive agreements related to the Financing, in each case, without the Company’s prior written consent (which consent may be withheld in its sole and absolute discretion); provided, however, that Parent and Merger Sub may (without obtaining the Company’s consent) amend, supplement or modify the Debt Commitment Letter if such amendment, supplement or modification (I) does not reduce the aggregate principal amount of the Financing, (II) does not impose new or additional conditions, or expand or modify any of the existing conditions, to the consummation of the Financing, (III) is not reasonably expected to hinder, delay or prevent the Closing, (IV) could not reasonably be expected to make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur in any respect or (V) could not reasonably be expected to adversely impact the ability of Parent or Merger Sub to enforce or cause the enforcement of its rights under any of the Debt Commitment Letter or the definitive agreements relating thereto (and, for the avoidance of doubt, Parent and Merger Sub shall be permitted to amend, supplement or modify the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof, if the addition of such parties, individually or in the aggregate would not prevent, delay or impair the availability of the Debt Financing under the Debt Commitment Letter or the consummation of the transactions contemplated by this Agreement). Upon any such amendment, supplement or modification of the Debt Commitment Letter in accordance with this Section 5.14(a), Parent shall provide a copy thereof to the Company and references to “Financing Commitments” and “Debt Commitment Letter” shall include such documents as permitted to be amended, supplemented or modified under this Section 5.14(a) and references to “Financing” and “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, supplemented or modified under this Section 5.14(a).

(b) In the event all or any portion of the Financing becomes unavailable on the terms and conditions or from the sources contemplated by the Financing Commitments for any reason, (i) Parent shall promptly notify the Company and (ii) Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the Closing and satisfy the Closing Amounts, including the Refinancing Amounts; provided that any such Alternative Financing shall not (A) be on economic terms that are less favorable in the aggregate to Parent, Merger Sub and the Company than the Financing contemplated by the Debt Commitment Letters (including the “market flex” provision set forth in the fee letter provided with the Debt Commitment Letters) or (B) impose any additional conditions to funding that are not contained in the Financing Commitments which would reasonably be expected to adversely affect the ability or likelihood of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement. In the event any Alternative Financing is contemplated in accordance with this Section 5.14(b), references to “Debt Financing,” “Equity Financing,” “Financing,” “Debt Commitment Letter,” “Equity Commitment Letter” and “Financing Commitments” shall include such Alternative Financing, as applicable. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, Parent or Merger Sub to (x) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter or (y) pay any fees in excess of those contemplated by the Debt Commitment Letter.

(c) Upon request from the Company, Parent shall keep the Company reasonably informed of the status of its efforts to consummate the Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt written notice (i) of any actual, threatened or alleged breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment of which Parent becomes aware, (ii) of the receipt of any notice or other communication from any person with respect to any actual or potential breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or (iii) of any material adverse change with respect to the Debt Financing or Equity Financing which Parent or Merger Sub is actually aware and believes in good faith would reasonably be expected to materially delay or prevent the Closing or materially and adversely affect the availability of the Financing on the Closing Date.

(d) Prior to the Closing, the Company shall use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole expense, all reasonable cooperation requested by Parent that is reasonable and customary in connection with the Financing, including the following: (i) furnishing Parent and Merger Sub and their Financing Sources with the financial or other reasonably pertinent information regarding the Company and its subsidiaries as expressly required by paragraph 7 of Exhibit C of the Debt Commitment Letter and or the definitive agreements with respect to the Debt Financing or as may otherwise be reasonably requested by Parent to consummate the Debt Financing, including customary financial information of the Company and its Subsidiaries sufficient to permit Parent to prepare and provided financial statements, pro forma financial information, financial data, audit reports and other financial information and any other financial statements and financial data expressly required as conditions to funding under the Debt Commitment Letter reasonably promptly upon such information becoming available and Parent’s request therefor, (ii) upon reasonable notice, participation in a reasonable number of meetings, presentations and due diligence sessions, (iii) assisting with the preparation of definitive financing documents required in connection with the Financing, as may be reasonably requested by Parent, (iv) obtaining legal opinions, surveys and title insurance reasonably requested by Parent and customary for financings similar to the Financing, (v) executing and delivering, and causing its subsidiaries to execute and deliver customary certificates (including a solvency certificate in the form attached to the Debt Commitment Letter delivered by the chief financial officer of the Company) and (vi) facilitating the entrance into other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Debt Financing as may be reasonably requested by Parent in connection with the Debt Financing and otherwise reasonably facilitating the pledge of collateral and providing of guarantees contemplated by the Debt

Commitment Letter (provided that the Company and its Subsidiaries shall not be required to enter into any such document or instrument that will be effective prior to the Effective Time); provided, however, that, notwithstanding the above, (A) nothing in this Section 5.14 shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or any of its Subsidiaries, (B) no obligation of the Company or any of its subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and none of the Company or any of its subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, (C) the Company Board nor any board or other governing body of the Company’s Subsidiaries shall be required prior to the Effective Time to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, (D) no officer who is not remaining in such position following the Closing shall be obligated to execute or deliver any documents in connection with the Financing, (E) none of the Company or any of its Subsidiaries shall be required to bear any cost or expense for which it will not be reimbursed pursuant to this Section 5.14 or to pay any commitment or other similar fee or make any other payment in connection with the Financing or any of the foregoing prior to the Effective Time, (F) none of the Company or any of its subsidiaries shall be required to take any action that would subject it to actual or potential liability under any agreement and related documents unless and until the Closing occurs, (G) none of the Company or any of its subsidiaries shall be required to take any action that will (1) conflict with or violate the Company’s organizational documents or any Laws, (2) cause any condition to the Closing set forth in Article VI to not be satisfied or otherwise cause a breach of this Agreement, (3) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or any of its Subsidiaries is a party (other than the Credit Agreement or any Contracts entered into in connection therewith) or (4) result in any officer or director of the Company or any of its Subsidiaries incurring any material personal liability with respect to any matters relating to the Debt Financing and (H) none of the Company or any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its subsidiaries or contravene any Law or any material contract to which the Company or any of its Subsidiaries is a party; provided that the Company and its Subsidiaries will use reasonable best efforts to provide such information in a manner that does not violate such agreement or law or waive such privilege. Notwithstanding anything to the contrary herein, the execution and delivery of any documents in connection with the Debt Financing shall be deemed to become effective only if and when the Effective Time occurs and shall be derived exclusively from the authority of Parent as controlling shareholder and of the Board of Directors of the Surviving Company as constituted after giving effect to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with this Section 5.14(d). Parent shall indemnify and hold harmless the Company, its affiliates and its and their respective Representatives from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Company or its subsidiaries expressly for use in connection therewith).

(e) Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Financing is not a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing.

Section 5.15 Stock Exchange De-listing. The Surviving Company shall cause the Company’s securities to be delisted from NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 5.16 Acquisition of Company Common Shares. Parent and Merger Sub shall not, and shall cause their respective Affiliates not to, acquire, directly or indirectly (including pursuant to derivative contracts), any Company Common Shares or other securities convertible into, exchangeable for or exercisable for Company Common Shares or any securities of any Subsidiary of the Company or any rights to acquire, directly or indirectly, any Company Common Shares except pursuant to this Agreement.

Section 5.17 Shareholder Litigation. In the event of any shareholder Legal Action related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought or, to the Company’s Knowledge, threatened in writing against the Company, its Subsidiaries and/or the members of the Company Board or the board of directors (or other similar governing body) of any of the Company’s Subsidiaries prior to the Effective Time, the Company shall promptly notify Parent of any such shareholder Legal Action brought or, to the Company’s Knowledge, threatened against the Company, its Subsidiaries and/or members of the Company Board or the board of directors (or other similar governing body) of any of the Company’s Subsidiaries and shall (a) keep Parent reasonably informed with respect to the status thereof, (b) give Parent the opportunity to participate in, but not control, the defense of any such Legal Action, (c) give due consideration to Parent’s advise with respect to such Legal Action and (d) reasonably consult with Parent with respect to the defense or settlement of such Legal Action. The Company shall not settle any pending or threatened shareholder Legal Action related to this Agreement, the Merger or the other transactions contemplated by this Agreement without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.18 Credit Agreement. The Company shall use its reasonable best efforts to deliver to Parent no later than two (2) Business Days prior to the Effective Time a copy of an executed payoff letter (subject to delivery of funds as arranged by Parent) in customary form with respect to the Credit Agreement; provided, however, that in no event shall this Section 5.18 require the Company or any of its Subsidiaries to cause the Credit Agreement to be terminated unless the Closing shall occur substantially concurrently and the Company has received funds from or as arranged by Parent that, together with any cash on hand, will be available and sufficient to pay in full the payoff amounts thereunder.

Section 5.19 Certain Contracts. The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time use reasonable best efforts to not enter into any Contract, which would have been a Company Material Contract if it were entered into on or prior to the date of this Agreement, that contains a change in control provision in favor of the other party or parties thereto that would require a material payment or give rise to any rights of such other party or parties that are adverse to the Company in any material respect, in each case, solely as a result of the consummation of the Merger (each, a “Change of Control Contract”), other than in connection with the renewal of a Contract that contained a substantially similar change of control restriction.

Section 5.20 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

ARTICLE VI

CONDITIONS

Section 6.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following conditions:

(a) Requisite Company Vote. This Agreement shall have been duly authorized, adopted and approved by the Requisite Company Vote.

(b) Regulatory Approvals. All applicable waiting periods (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that the party seeking to assert this condition shall have complied in all material respects with its obligations under Section 5.08.

Section 6.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (to the extent permitted by applicable Law) by Parent and Merger Sub on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company (other than the representations and warranties set forth in the first sentence of Section 3.01(a), Section 3.01(d), Section 3.02(a)(ii), Section 3.02(b)(i), Section 3.02(c), Section 3.03(a), Section 3.03(d), Section 3.03(e), Section 3.05(b) and Section 3.10) set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Section 3.02(a)(ii), the first sentence, clauses (C) and (D) of the second sentence and the third sentence of Section 3.02(b)(i) and Section 3.02(c) shall be true and correct in all respects (other than in the case of de minimis inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be so true and correct in all respects as of that date), (iii) the representations and warranties set forth in the first sentence of Section 3.01(a), Section 3.01(d), the second sentence (other than clauses (C) and (D)) of Section 3.02(b)(i), Section 3.03(e) and Section 3.10 shall be true and correct in all material respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date), and (iv) the representations and warranties set forth in the Section 3.03(a), Section 3.03(d) and Section 3.05(b) shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b) Performance of Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed by or complied with by it hereunder on or prior to the Effective Time.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

(d) Officers Certificate. Parent shall have received a certificate of the Company, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c).

(e) ED Pre-Acquisition Review. The Company shall have obtained the ED Pre-Acquisition Review Notices.

Section 6.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (to the extent permitted by applicable Law) by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, prevent or materially impede, interfere with, hinder or delay Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b) Performance of covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed by or complied with by it hereunder on or prior to the Effective Time.

(c) Officers Certificate. The Company shall have received a certificate of Parent, signed by an executive officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

Section 6.04 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition precedent set forth in this Article VI to be satisfied if such failure was caused primarily by such party’s failure to comply with its obligations set forth in this Agreement to consummate and make effective the transactions provided for herein.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company) by mutual written consent of Parent, Merger Sub and the Company.

Section 7.02 Termination By Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) if the Merger has not been consummated on or before February 19, 2016 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement in any material respect has been the primary cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(b) if the Shareholders’ Meeting at which this Agreement has been voted upon shall have been held and completed, and the holders of the outstanding Company Common Shares fail to authorize, adopt and approve this Agreement by the Requisite Company Vote; or

(c) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order that is in effect at the time of such termination and renders the Merger illegal or that permanently enjoins or otherwise permanently prohibits the consummation of the Merger, and such Law or Order shall have become final, binding and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.02(c) shall have complied in all material respects with its obligations under Section 5.08; provided, further, that the right to terminate this Agreement pursuant to this Section 7.02(c) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement in any material respect has been the primary cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order.

Section 7.03 Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a) if (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Company Board or Special Committee has given Parent a Superior Proposal Notice; provided, however, that Parent’s right to terminate this Agreement pursuant to this Section 7.03(a)(ii) shall expire immediately, solely with respect to a particular Superior Proposal Notice so given, upon the Company Board or the Special Committee, if such committee still exists, determining, after considering in good faith any revisions to this Agreement and the Financing proposed by Parent in writing in a form that would be a binding agreement if accepted by the Company, that the Takeover Proposal that is the subject of such Superior Proposal Notice no longer continues to constitute a Superior Proposal and has provided Parent with written notice of the same; or

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, (i) if capable of being cured, the Company shall have failed to cure such breach by the earlier of (A) the End Date and (B) thirty (30) days after the Company has received written notice of such breach or failure to perform from Parent (such earlier date, the “Company Breach Termination Date”) or (ii) such breach is incapable of being cured by the Company Breach Termination Date; provided, however, that Parent or Merger Sub is not then in breach of this Agreement so as to cause a condition to Closing set forth in Section 6.03(a) or Section 6.03(b) to not be satisfied.

Section 7.04 Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time (notwithstanding, in the case of Section 7.04(b) or Section 7.04(c), any approval of this Agreement by the shareholders of the Company):

(a) if prior to the Shareholder Approval Date, the Company Board or the Special Committee, if such committee still exists, authorizes the Company, in full compliance with the terms of this Agreement, including Section 5.03, to enter into a definitive Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal and concurrently with, and as a condition to, such termination, the Company shall have paid to Parent the Termination Fee required to be paid pursuant to Section 7.06(b); provided, however, for the avoidance of doubt, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.04(a) unless the Company has complied with the requirements of Section 5.03(e) with respect to such Superior Proposal that the Company is required to satisfy before taking action pursuant to this Section 7.04(a);

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, (i) if capable of being cured, Parent or Merger Sub shall have failed to cure such breach by the earlier of (A) the End Date and (B) thirty (30) days after Parent has received written notice of such breach or failure to perform from the Company (such earlier date, the “Parent Breach Termination Date”) or (ii) such breach is incapable of being cured by the Parent Breach Termination Date; provided, however, that the Company is not then in breach of this Agreement so as to cause a condition to Closing set forth in Section 6.02(a) or Section 6.02(b) to not be satisfied; or

(c) if (i) the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing and that would reasonably be expected to have been satisfied at the Closing if there had been a Closing on the date the Closing was required to occur pursuant to Section 1.02), (ii) the Company has irrevocably confirmed by written notice to Parent that (A) the conditions set forth in Section 6.01 and Section 6.03 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing and that would reasonably be expected to have been satisfied if there had been a Closing on the date the Closing was required to occur pursuant to Section 1.02) and/or that it is willing to waive any unsatisfied condition in Section 6.03 solely for the purposes of consummating the Closing and (B) it is ready, willing and able to consummate the Merger, (iii) Parent and Merger Sub shall have failed to consummate the Closing on the date the Closing should have occurred pursuant to Section 1.02 and (iv) the Merger shall not have been consummated within two (2) Business Days after the delivery of such notice by the Company.

Section 7.05 Notice of Termination; Effect of Termination. The party terminating this Agreement pursuant to this Article VII (other than pursuant to Section 7.01) shall deliver prompt written notice of such termination to each other party hereto specifying with particularity the reason for such termination and the provision of this Article VII pursuant to which this Agreement is being terminated, and any such termination shall be effective immediately upon delivery of such written notice to the other party (except to the extent such other party has the right under this Article VII to cure the basis for such termination). If this Agreement is terminated pursuant to this Article VII, it will become void and of no further force and effect, with no liability pursuant to this Agreement on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except that (i) Section 5.02(b), this Section 7.05, Section 7.06, and Article VIII (other than Section 8.13) and the indemnification and reimbursement obligations of Parent pursuant to the last two sentences of Section 5.14(d) (and any related definitions contained in any such Sections or Articles) shall remain in full force and effect and (ii) subject to Section 7.06(g), nothing herein shall relieve the Company from any liabilities or damages incurred or suffered by Parent or Merger Sub to the extent such liabilities or damages were the result of the willful and material breach of any of the Company’s representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Agreement, “willful and material breach” means a material breach or failure to perform that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of, or failure to take, such an act will cause a material breach of this Agreement.

Section 7.06 Fees and Expenses Following Termination.

(a) If this Agreement is terminated by Parent pursuant to Section 7.03(b) or by the Company or Parent pursuant to Section 7.02(a) (provided that at the time of such termination (x) the Shareholders’ Meeting shall have not occurred, (y) the Requisite Company Vote shall not have been obtained or (z) such party would have been entitled to terminate this Agreement pursuant to Section 7.02(b)) or Section 7.02(b), and (i) after the date hereof, a Takeover Proposal shall have been publicly disclosed or otherwise made or communicated to the Company, the Company Board or the Special Committee, if such committee still exists, or directly to the Company’s shareholders and not withdrawn, and (ii) within nine (9) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to such Takeover Proposal or shall have consummated such Takeover Proposal, then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), within three (3) Business Days after entering into such definitive agreement or consummating such Takeover Proposal, the Termination Fee (it being understood for all purposes of this Section 7.06(a), all references in the definition of Takeover Proposal to 20% shall be deemed to be references to “more than 50%” instead).

(b) If this Agreement is terminated by the Company pursuant to Section 7.04(a), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to or concurrently with (and as a condition to) such termination, the Termination Fee.

(c) If this Agreement is terminated by Parent pursuant to Section 7.03(a), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds) within three (3) Business Days after such termination of this Agreement, the Termination Fee.

(d) If this Agreement is terminated by the Company pursuant to Section 7.04(b) or Section 7.04(c) or by the Company or Parent pursuant to Section 7.02(a) (if, with respect a termination pursuant to Section 7.02(a), at the time of such termination the Company was entitled to terminate the Agreement pursuant to, and subject to compliance with all of the requirements of (including all notices and cure periods, as applicable, required thereunder), Section 7.04(b) or Section 7.04(c)) then in any such event Parent shall pay to the Company (by wire transfer of immediately available funds), concurrent with any such termination by Parent or within three (3) Business Days after any such termination by the Company, the Reverse Termination Fee.

(e) [Reserved].

(f) Notwithstanding anything to the contrary in this Section 7.06, (i) in the event that the Company fails to promptly pay the Termination Fee when due or (ii) in the event that Parent fails promptly to pay the Reverse Termination Fee when due, and if Parent or Merger Sub, in the case of clause (i), or the Company, in the case of clause (ii), commences a Legal Action in order to obtain such payment that results in a judgment against the Company in the case of clause (i) or Parent in the case of clause (ii), then Parent or the Company, as applicable, shall pay to the other party, together with the Reverse Termination Fee or Termination Fee, as applicable, (A) interest on the Reverse Termination Fee or Termination Fee, as applicable, from the date the Reverse Termination Fee or Termination Fee was required to be paid through the date of payment at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date the Reverse Termination Fee or Termination Fee was required to be paid and (B) any out-of-pocket fees, costs and expenses (including reasonable legal fees) incurred by or on behalf of Parent in the case of clause (i) and the Company in the case of clause (ii) in connection with any such Legal Action.

(g) The parties agree and understand that (i) in no event shall the Company or Parent be required to pay the Termination Fee or the Reverse Termination Fee, as applicable, on more than one occasion, and (ii) in no event shall Parent be entitled in the event that the Termination Fee is payable pursuant to this Section 7.06 and actually paid by the Company, to receive an amount greater than the Termination Fee and any additional amounts contemplated by Section 7.06(f), and (iii) in no event shall the Company be entitled in the event that the Reverse Termination Fee is payable pursuant to this Section 7.06 and actually paid by Parent, to receive an amount greater than the sum of the Reverse Termination Fee and any additional amounts contemplated by Section 7.06(f), and any amounts in respect of a breach of Section 5.02(b) (or the terms of the Confidentiality Agreement), and the indemnification and reimbursement obligations of Parent pursuant to the last two sentences of Section 5.14(d). Notwithstanding anything set forth in this Agreement, if Parent receives the Termination Fee from the Company pursuant to this Section 7.06 and any additional amounts owed pursuant to Section 7.06(f), such payment shall be the sole and exclusive remedy of Parent and its Affiliates against the Company and its Subsidiaries and their respective former, current or future officers, directors, partners, shareholders, managers, members, Affiliates and Representatives (the “Company Related Parties”) and none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. Notwithstanding anything set forth in this Agreement, the Equity Commitment Letter or the Debt Commitment Letter, in the event that Parent or Merger Sub fail to effect the Closing for any reason or no reason or any of them otherwise breaches this Agreement (or any representation, warranty or covenant hereof) (whether willfully, intentionally, unintentionally or otherwise) or otherwise fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) then, except for the right of the Company to seek an injunction or injunctions, specific performance or other equitable relief pursuant to, and only to the extent expressly permitted by, Section 8.13, the Company’s right to receive the Reverse Termination Fee from Parent pursuant to Section 7.06(d), together with the reimbursement and indemnification obligations of Parent under Section 5.14(d), any amounts in respect of a breach of the terms of the Confidentiality Agreement, any amounts payable under Section 7.06(f), and any amounts guaranteed pursuant to the Limited Guarantee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company Related Parties against (A) Parent and its Subsidiaries (including Merger Sub), (B) the former, current or future holders of any direct or indirect equity, partnership or limited liability company interest of Parent or Merger Sub, (C) any lender, prospective lender, arranger or agent of or under the Debt Financing or any of their respective former, current or future equityholders, (D) any holders or future holders of any capital stock or other equity interest (including any options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units with respect to such interest or stock) of Parent or Merger Sub, and (E) controlling persons, Affiliates and Representatives of any of the foregoing (such Persons referred to in clauses (B), (C), (D) and, other than Parent and Merger Sub, (E), the “Parent Related Parties”) and none of the Parent Related Parties, or Parent or Merger Sub, shall have any further liability or obligation relating to or arising out of this Agreement, the Equity Commitment Letter, the Debt Commitment Letter or any other Transaction Document or legal or equitable theory or the transactions contemplated hereby. For the avoidance of doubt, while the Company may pursue both a grant of specific performance in accordance with, and subject to the limitations set forth in, Section 8.13 and the payment of the Reverse Termination Fee under Section 7.06(d), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 8.13 that results in a consummation of the Closing and payment of the Reverse Termination Fee.

(h) The parties acknowledge and hereby agree that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the parties would not have entered into this Agreement.

(i) Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

Section 7.07 Amendment. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment, modification or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Company Common Shares without such approval having first been obtained. Notwithstanding anything to the contrary contained herein, Section 7.06(g), the last sentence of this Section 7.07, Section 8.06, the last sentence of Section 8.09, clause (b) of Section 8.11 and Section 8.15 may not be modified or amended in a manner that is adverse in any material respect to the Financing Sources without the prior written consent of such source of the Debt Financing.

Section 7.08 Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance by the other party(ies) with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement and that contains standstill provisions that are no less favorable to the Company than those contained in the form confidentiality agreement attached hereto as Exhibit B (it being understood and agreed that such confidentiality agreement need not restrict the making of private Takeover Proposals (and related communications) to the Company, the Company Board or any committee thereof); provided, however, that such confidentiality agreement shall not prohibit the Company from providing to Parent any of the information required to be provided by the Company to Parent pursuant to Section 5.03; provided further that the form confidentiality agreement attached hereto as Exhibit B is deemed an Acceptable Confidentiality Agreement.

“Accrediting Body” means any Person, whether private or quasi-private, whether foreign or domestic, that engages in the granting or withholding of accreditation of postsecondary institutions or programs in accordance with standards and requirements relating to the performance, operations, financial condition and/or academic standards of such institutions and programs, including, without limitation, the Accrediting Commission of Career Schools and Colleges (ACCSC), the Commission on Massage Therapy Accreditation (COMTA) and the Accrediting Council for Continuing Education & Training (ACCET).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 5.14(b).

“Antitrust Laws” has the meaning set forth in Section 3.03(c).

“Articles of Merger” has the meaning set forth in Section 1.03.

“Book-Entry Shares” has the meaning set forth in Section 2.02(a).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in New York, New York and Nassau, Bahamas are authorized or required by Law or other governmental action to close.

“Capitalization Date” has the meaning set forth in Section 3.02(a)(ii).

“Certificate” has the meaning set forth in Section 2.01(c).

“Charter Documents” means, respectively, the articles of association, memorandum of association, certificate of incorporation, articles of incorporation, bylaws, certificate of formation, limited liability company agreement, operating agreement or other organizational documents, each as amended to date, of such Person.

“Closing” has the meaning set forth in Section 1.02.

“Closing Amounts” has the meaning set forth in Section 4.04(b).

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et seq of ERISA.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committed Bidder” has the meaning set forth in Section 5.03(f).

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.03(b).

“Company Adverse Recommendation Change” has the meaning set forth in Section 5.03(b).

“Company Balance Sheet” has the meaning set forth in Section 3.04(d).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Breach Termination Date” has the meaning set forth in Section 7.03(b).

“Company Common Shares” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 5.06(a).

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article III.

“Company Employee” has the meaning set forth in Section 3.11(a).

“Company Employee Plans” has the meaning set forth in Section 3.11(a).

“Company Equity Award” means a Company Share Option or a Company Share Award, as the case may be.

“Company Material Adverse Effect” means any event, occurrence, fact, circumstance condition, effect or change that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse, to the business, properties, assets, results of operations, or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any events, occurrences, facts, conditions, changes, circumstances or effects arising out of, relating to or resulting from any of the following, alone or in combination, be deemed to constitute or be taken into account in determining whether there has been or may be a Company Material Adverse Effect: (i) changes in general economic, business or geopolitical conditions; (ii) political conditions (or changes in such conditions) in the United States or any other country or region in the world in which the Company or any of its Subsidiaries operates or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region of the world in which the Company or any of its Subsidiaries operates; (iii) general changes in the financial, credit, banking, securities or commodities markets in the United States or any other country or region in the world in which the Company or any of its Subsidiaries operates (including changes in interest rates, exchange rates, stock, bond and/or debt prices); (iv) changes in GAAP or other applicable accounting standards (or interpretations thereof); (v) changes in any applicable Laws or other applicable binding directives issued by any Governmental Entity or Educational Agency (or interpretations thereof); (vi) any change in the market price or trading volume of the Company Common Shares (provided, however, that the underlying causes of such change may be considered in determining whether there is a Company Material Adverse Effect if not otherwise excluded hereunder); (vii) the occurrence of any hurricane, earthquake, or other natural disasters; (viii) any failure, in and of itself, to meet internal or published projections, forecasts, budgets or estimates of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying causes of such failure may be considered in determining whether there is a Company Material Adverse Effect on the Company if not otherwise excluded hereunder); (ix) the announcement, pendency or consummation of the transactions contemplated by this Agreement, including (A) any loss of employees, customers or suppliers or other Persons having business relationships with the Company or its Subsidiaries directly relating to the foregoing (provided, however, that the exception in this clause (ix) shall not apply to the representation and warranty contained in Section 3.03(b) to the extent that it purports to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated under this Agreement) or (B) any litigation arising from allegations of a breach of a fiduciary duty arising out of or relating to this Agreement or the transactions contemplated by this Agreement; (ix) any acts or omissions of the Company or any of its Subsidiaries taken (x) at the written request of Parent or Merger Sub or with prior written consent of Parent or Merger Sub after the date of this Agreement or (y) pursuant to Section 5.09(d); or (x) any change generally affecting any of the industries in which the Company or any of its Subsidiaries operates; provided, however, that the exclusions provided for in the foregoing clauses (i) through (vii) and (x) shall not apply to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected by any such event, occurrence, fact, circumstance, condition, effect or change relative to other businesses operating in the industries in which the Company and its Subsidiaries operate.

“Company Material Contract” has the meaning set forth in Section 3.14(b).

“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Performance Share Awards” has the meaning set forth in Section 2.06(b).

“Company Related Parties” has the meaning set forth in Section 7.06(g).

“Company SEC Documents” has the meaning set forth in Section 3.04(a).

“Company Share Award” has the meaning set forth in Section 2.06(b).

“Company Share Option” has the meaning set forth in Section 2.06(a).

“Company Share Plans” has the meaning set forth in Section 3.02(b).

“Compliance Date” means January 1, 2012.

“Conditional Commitment” has the meaning set forth in Section 5.03(f).

“Confidentiality Agreement” has the meaning set forth in Section 5.02(b).

“Consent” has the meaning set forth in Section 3.03(c).

“Contract” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, instruments, commitments or other arrangements (including, in each case, any amendments or modifications thereto), in each case, whether written or oral, but excluding any Educational Approvals.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated November 1, 2011 and as amended from time to time, by and among the Company, as the Borrower, the Lenders from time to time party thereto, SunTrust Bank as the Administrative Agent, Bank of America, N.A. and Wells Fargo Bank, N.A. as Syndication Agents and Regions Bank as Documentation Agent.

“Data Security Requirements” means, collectively, all of the following to the extent relating to any personal, sensitive or confidential information or data or otherwise relating to privacy, security, or security breach notification requirements: (i) any final rules, policies, and procedures of any Company or any of its Subsidiaries, (ii) all applicable Laws and (iii) the Payment Card Industry (PCI) Data Security Standards and any other industry standards applicable to the industry in which any Company or any of its Subsidiaries operates.

“Debt Commitment Letter” has the meaning set forth in Section 4.04(a).

“Debt Financing” has the meaning set forth in Section 4.04(a).

“Deemed Performance Level” has the meaning set forth in Section 2.06(b)

“Dissenting Shares” has the meaning set forth in Section 2.03.

“ED” means the United States Department of Education and any successor agency administering Title IV Programs.

“ED Pre-Acquisition Review Notices” means a written notice from the ED with respect to each School (other than a School for which there has been a Rejected Education Consent) following the ED’s review of the pre-acquisition review applications filed with respect to each School, provided that the ED has not identified in such written notice any deficiencies with a School precluding the ED from issuing to such School a Temporary Provisional Program Participation Agreement following the Closing or a Provisional Program Participation Agreement following the ED’s post-Closing review of the change in ownership of the School. The Parties agree that a notice from the ED following the ED’s review of the pre-acquisition review applications filed with respect to a School that contains any requirement to submit a letter of credit, growth restrictions or any other limitations, restrictions, conditions, or requirements on a School, the Company, Parent, Merger Sub or any other Person who exercises Substantial Control over the School, the Company, Parent or Merger Sub shall not constitute such a deficiency and the presence in the notice of any such requirement to submit a letter of credit, growth restrictions or any other limitations, restrictions, conditions or requirements shall not cause such notice to fail to be an ED Pre-Acquisition Review Notice.

“Educational Agency” means any Person, entity or organization, whether governmental, government-chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for, administers Student Financial Assistance to or for students of, or otherwise regulates private postsecondary schools in accordance with standards relating to the performance, operation, financial condition or academic standards of such schools, including, without limitation, the ED and any Accrediting Body or State Educational Agency.

“Educational Approval” means any license, permit, authorization, program participation agreement, certification, accreditation, or similar approval issued or required to be issued by an Educational Agency to or in respect of the SEG Business or any School subject to the oversight of such Educational Agency, including any such approval (a) for the SEG Business or any School to operate and offer its educational programs in all jurisdictions in which it operates, including all jurisdictions where it offers educational programs online or through other distance education delivery methods, (b) for the SEG Business or any School to participate in any program of Student Financial Assistance and (c) for graduates of the SEG Business or any of the Schools to be eligible to obtain certification or licensure, or take any examinations to obtain such certification or licensure, for any program for which the SEG Business or any School has represented to students or prospective students that such program will enable students to obtain such certification or licensure, but excluding any license, permit, authorization, certification or similar approval issued to any employee of a School on an individual basis.

“Educational Consent” means any approval, authorization or consent by any Educational Agency, or any notification to be made by the parties to an Educational Agency, with regard to the Transactions, whether pre-Closing or post-Closing, which is necessary under applicable laws or regulations in order to maintain or continue any Educational Approval presently held by the SEG Business or any School.

“Educational Law” means any applicable federal, state, municipal, foreign or other Law, regulation, order or Accrediting Body standard, including without limitation the provisions of Title IV and any regulations implementing or relating thereto, issued or administered by, or related to, any Educational Agency.

“Effective Time” has the meaning set forth in Section 1.03.

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any applicable Law, and any applicable Order or other binding agreement with any Governmental Entity relating to (a) pollution, (b) the protection of the environment (including air, water, land strata or subsurface strata), (c) the use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, marketing, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Material, and (d) public or worker health or safety (regarding the management of or exposure to Hazardous Materials). The term “Environmental Law” shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., (to the extent related to worker exposure to Hazardous Materials), the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq., and any state, county, or local regulations similar thereto.

“Equity Commitment Letter” has the meaning set forth in Section 4.04(a).

“Equity Financing” has the meaning set forth in Section 4.04(a).

“Equity Interest” means any share, share capital, capital stock, partnership, limited liability company, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with the first such Person, at any relevant time is treated as a single employer under Section 414 of the Code.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Exchange Agent” has the meaning set forth in Section 2.02(a).

“Excluded Party” means any Person (or group of Persons that includes any Person) who makes a Takeover Proposal received by the Company prior to the Solicitation Period End-Date that the Company Board or the Special Committee, if such committee still exists, determines in good faith (such determination to be made no later than the Solicitation Period End-Date), after consultation with outside legal counsel and financial advisor, constitutes or could reasonably be expected to result in a Superior Proposal.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, the preparation, printing, filing and mailing of the Proxy Statement, the filing of any required notices under the HSR Act or Other Antitrust Laws, and all other matters related to the Merger other transactions contemplated hereby.

“Financial Advisor” has the meaning set forth in Section 3.10.

“Financing” has the meaning set forth in Section 4.04(a).

“Financing Commitments” has the meaning set forth in Section 4.04(a).

“Financing Sources” means the persons that have committed to provide committed financing facilities in connection with the transactions contemplated hereby (including pursuant to the Debt Commitment Letter or any other Alternative Financing), any arrangers thereof, and together with all of their Affiliates, successors, permitted assigns pursuant to the Debt Commitment Letter and any other financial institutions that become a party to the Debt Commitment Letter in accordance with the terms thereof (including the directors, officers, employees, agents, attorneys, affiliates members, managers, general and limited partners, stockholders and representatives of the foregoing).

“Foreign Company Employee Plans” has the meaning set forth in Section 3.11(i).

“GAAP” has the meaning set forth in Section 3.04(b).

“Governmental Antitrust Authority” has the meaning set forth in Section 5.08(b).

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any department, instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority, but excludes any Educational Agency.

“Guarantor” has the meaning set forth in the Recitals.

“Hazardous Material” means any (a) toxic or hazardous materials, wastes or substances; (b) asbestos, polychlorinated biphenyls, mercury and flammable or explosive materials; (c) radioactive materials; (d) petroleum wastes and petroleum products; and (e) any other chemical, pollutant, contaminant, substance or waste that is regulated as toxic or hazardous by any Governmental Entity under, or which may give rise to Liability pursuant to, any Environmental Law.

“HEA” means the Higher Education Act of 1965, 20 U.S.C. § 1001 et seq., as amended, or any successor statute thereto.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5 and the regulations promulgated thereunder, in each case as in effect on the date hereof.

“HSR Act” has the meaning set forth in Section 3.03(c).

“IBCA” has the meaning set forth in Section 1.01.

“Improvements” has the meaning set forth in Section 3.12(a).

“Indebtedness” means all obligations of a Person (a) for borrowed money, (b) evidenced by bonds, debentures, notes or similar instruments for the payment of which a Person is responsible or liable, (c) in respect of letters of credit and bankers’ acceptances or similar credit transactions (in each case, only to the extent drawn) or in respect of capital leases (in accordance with GAAP), (d) under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof) and (e) guaranteeing any obligations of any other Person (other than the Company or any of its Subsidiaries) of the type described in the foregoing.

“Indemnified Party” has the meaning set forth in Section 5.07(a).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including all such rights in and to: (a) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights (“Patents”); (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights (“Copyrights”); (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks, identifying symbols, emblems, signs, insignia, and other indicia of commercial source or origin, together with all translations, adaptations, derivations, and combinations thereof, together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing (“Trademarks”); (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein (“Trade Secrets”); (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation “Software); (f) Internet domain name registrations; (g) rights associated with the registration, ownership, or use of an account with a proprietor of an Internet-based application or web site that facilitates the creation and exchange of marketing and user-generated content, such as Facebook, Twitter, Pinterest, Google+ or Instagram (“Social Media Accounts”); and (h) rights of publicity and privacy, including the right to use the name, likeness, voice or biographical information of any natural Person.

“International Trade Laws” means any of the following (a) any laws concerning the importation of merchandise, including but not limited to those administered by U.S. Customs and Border Protection or the U.S. Department of Commerce, (b) any laws concerning the exportation or re-exportation of items (including technology, services, and software), including but not limited to those administered by the U.S. Department of Commerce or the U.S. Department of State, (c) any laws concerning economic sanctions, including but not limited to those administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC), (d) any laws concerning anti-corruption or anti-bribery, including but not limited to the Foreign Corrupt Practices Act, or (e) any law regulating a similar subject matter.

“Intervening Event” means, with respect to the Company, a material event or circumstance that was not known (or if known, the material consequences of which were not known and would not reasonably be expected to have been known on the date of this Agreement) and not reasonably foreseeable to the Company Board on the date of this Agreement, which event or circumstance, or any material consequences thereof, becomes known to the Company Board and the Special Committee, if such committee still exists, prior to the time at which the Company receives the Requisite Company Vote that affects or would reasonably be likely to affect (a) the business, financial condition or continuing results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the shareholders of the Company, in either case that is material, individually or in the aggregate with any other such events, changes, effects, developments, conditions or occurrences; provided, however, that in no event shall the receipt, existence or terms of a Takeover Proposal constitute an Intervening Event.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) with respect to Parent, the actual knowledge, after reasonable inquiry of his or her direct reports, of James Michael Chu, Marc Magliacano or Adam Hasiba and (b) with respect to the Company, the actual knowledge, after reasonable inquiry of his or her direct reports, of Leonard Fluxman, Stephen Lazarus, Robert Boehm, Glenn Fusfield, Michael Indursky, Sean Harrington, Bruce Fabel or Jarrett Erasmous.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or other legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity, including any Laws relating to Taxes and HIPAA.

“Lease” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral) under which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” shall mean all real property that the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Action” has the meaning set forth in Section 3.09.

“Letter of Transmittal” has the meaning set forth in Section 2.02(a).

“Liability” or “Liabilities” shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, known, unknown or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Limited Guarantee” has the meaning set forth in the Recitals.

“Maximum Premium” has the meaning set forth in Section 5.07(c).

“Merger” has the meaning set forth in Section 1.01.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Multiemployer Plan” has the meaning set forth in Section 3.11(c).

“NASDAQ” has the meaning set forth in Section 3.03(c).

“Order” has the meaning set forth in Section 3.09.

“Other Antitrust Laws” has the meaning set forth in Section 3.03(c).

“Owned Real Estate” shall mean any real estate owned in fee by the Company or any of its Subsidiaries, together with all buildings, structures, fixtures and improvements thereon and all of the Company’s and its Subsidiaries’ rights thereto, including without limitation, all easements, rights of way and appurtenances relating thereto.

“Parent” has the meaning set forth in the Preamble.

“Parent Breach Termination Date” has the meaning set forth in Section 7.04(b).

“Parent Related Parties” has the meaning set forth in Section 7.06(g).

“Payment Fund” has the meaning set forth in Section 2.02(a).

“Permits” has the meaning set forth in Section 3.08(e), excluding any Educational Approvals.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith by the Company or any of its Subsidiaries by appropriate proceedings, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not or would not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) Liens disclosed on existing title reports or existing surveys made available to Parent and (g) non-exclusive licenses to Intellectual Property entered in the ordinary course of business.

“Person” means any individual, company, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Pre-Closing Educational Consents” means those Educational Consents identified as Pre-Closing Educational Consents on Section 5.09(a) of the Company Disclosure Letter. A particular Pre-Closing Educational Consent shall be deemed obtained for purposes of this Agreement at such time as any of the circumstances described next to such Pre-Closing Educational Consent on Section 5.09(a) of the Company Disclosure Letter are met. For avoidance of doubt, the Pre-Closing Educational Consents shall not include the Pre-Closing Educational Notices or the Pre-Closing Educational Courtesy Notices on Section 5.09(a) of the Company Disclosure Letter. If at any time an Educational Agency indicates in writing that a Pre-Closing Educational Consent is not in fact required to be obtained prior to the Closing, such Educational Consent shall from such time no longer be considered a Pre-Closing Educational Consent for purposes of this Agreement.

“Pre-Closing Educational Notices” means those Educational Consents identified as Pre-Closing Educational Notices on Section 5.09(a) of the Company Disclosure Letter.

“Pre-Closing Educational Courtesy Notices” means those notices identified as Pre-Closing Educational Courtesy Notices on Section 5.09(a) of the Company Disclosure Letter.

“Proxy Statement” has the meaning set forth in Section 5.04(a).

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Refinancing Amounts” has the meaning set forth in Section 4.04(b).

“Registrar General” means the Registrar General’s Department of the Commonwealth of The Bahamas and specifically the Companies Department thereof.

“Rejected Education Consent” has the meaning set forth in Section 5.09(d).

“Remedial Action” has the meaning set forth in Section 5.08(d).

“Representatives” means, with respect to any Person, its directors, officers, employees, advisors and investment bankers.

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Reverse Termination Fee” means $55,000,000.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder).

“School” means each postsecondary educational institution operated by the Company, any of its Subsidiaries, or the SEG Business that has been issued an Office of Postsecondary Education Identification Number by the ED (including any main campus and additional locations).

“SEC” means the Securities and Exchange Commission.

“SEG Business” means the operation of the Schools by Steiner Education Group.

“Securities Act” has the meaning set forth in Section 3.03(c).

“Shareholder Approval Date” has the meaning set forth in Section 5.03(d).

“Shareholders’ Meeting” has the meaning set forth in Section 5.04(c).

“SIA” has the meaning set forth in Section 3.03(c).

“Solicitation Period End-Date” has the meaning set forth in Section 5.03(a).

“Solicitation Period Negotiation End-Date” means the later of (i) the date that is the Solicitation Period End-Date, and (ii) the date that is two (2) Business Days after the later of (x) the expiration of any required initial period of good faith negotiation and (y) the expiration of the last additional period for good faith negotiation due to changes to or amendments of such Superior Proposal submitted to the Company in response to Parent’s proposed revisions (submitted in writing to the Company in a form that would be a binding agreement if accepted by the Company) to the terms of this Agreement in response to such Superior Proposal, in each case, with Parent pursuant to Section 5.03(e) in respect of a Superior Proposal that is received prior to and is determined to be a Superior Proposal in accordance with Section 5.03(e) prior to the Solicitation Period End-Date.

“Social Media Accounts” has the meaning set forth in the definition of “Intellectual Property”.

“Special Committee” means a committee of the Company Board, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management, formed for the purpose of, among other things, evaluating and making a recommendation to the Company Board with respect to this Agreement and the Merger.

“State Educational Agency” means any state educational licensing authority, agency, department, board or commission that provides a license, certification, exemption or other authorization necessary for a postsecondary institution (whether its main campus, branch campus, additional location, satellite or other facility thereof) to provide postsecondary education in that state, including any approval required under applicable state law to offer an educational program in any particular occupational field, or that is needed to participate in any Student Financial Assistance Program in that state.

“Student Financial Assistance” means any form of financial assistance, grants or loans provided to any student pursuant to (i) the Title IV Programs and any other program authorized by the HEA and administered by the ED, (ii) any educational assistance program for military service members and families administered by the U.S. Department of Defense and the military service branches thereof, (iii) any educational assistance program for veterans administered by the U.S. Department of Veterans Affairs and the designated state approving agencies for the supervision of such programs, and (iv) any state-sponsored postsecondary grant or loan program.

“Subsidiary” means, when used with respect to any party, any company, corporation or other organization, whether incorporated or unincorporated, a majority of the securities, share capital or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such company, corporation or other organization is directly or indirectly owned by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Substantial Control” has the meaning set forth at 34 C.F.R. §668.174(c)(3).

“Superior Proposal” means a bona fide written proposal or offer that constitutes a Takeover Proposal (substituting “more than fifty percent (50%)” for “twenty percent (20%),” in the definition of Takeover Proposal) made by a Third Party that the Company Board or the Special Committee, if such committee still exists, determined in good faith, after consultation with outside legal counsel and financial advisor, to be more favorable to the Company and its shareholders from a financial point of view than the transactions contemplated by this Agreement (including any changes to the terms of this Agreement proposed by Parent in writing in response to such Takeover Proposal in a form that would be a binding agreement if accepted by the Company), after taking into account (i) the financial terms of the Takeover Proposal, (ii) the identity of the Third Party making such Takeover Proposal, (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal and (iv) the other terms and conditions of such Takeover Proposal, including the relevant legal, regulatory and other aspects of such Takeover Proposal (including potential shareholder litigation).

“Superior Proposal Notice” has the meaning set forth in Section 5.03(e)(ii).

“Surviving Company” has the meaning set forth in Section 1.01.

“Takeover Proposal” means any inquiry, proposal or offer from, or indication of interest in making a proposal or offer by, any Third Party relating to any (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any Equity Interests or voting equity interests of the Company or any of its Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to twenty percent (20%) or more of the Company’s consolidated assets on a book-value basis or to which twenty percent (20%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of twenty percent (20%) or more of the voting power of the Company Common Shares, (c) tender offer or exchange offer for twenty percent (20%) or more of the voting power of the Company Common Shares, (d) merger, consolidation, license, joint venture, partnership, recapitalization, reorganization, share exchange, other business combination or other similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Third Party would, directly or indirectly, own twenty percent (20%) or more of the consolidated assets (including capital stock of the Company’s Subsidiaries), net revenues or net income of the Company, taken as a whole, or (e) liquidation or dissolution of the Company.

“Tax” or “Taxes” means any and all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, occupation, capital stock, social security, disability, value added, alternative or add-on minimum, estimated, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any Taxing Authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity with the authority to impose and collect Taxes.

“Termination Fee” means an amount equal to (a) if payable in connection with a termination of this Agreement (i) by the Company pursuant to Section 7.04(a) prior to the Solicitation Period Negotiation End-Date in respect of a Superior Proposal (including any amendments thereto made prior to the Solicitation Period Negotiation End-Date so long as such Superior Proposal was the Superior Proposal that resulted in the Solicitation Period Negotiation End-Date being extended pursuant to clause (ii) of the definition of “Solicitation Period Negotiation End-Date”), which initial Superior Proposal is determined to be a Superior Proposal in accordance with Section 5.03(e) prior to the Solicitation Period End-Date, or (ii) by Parent pursuant to

Section 7.03(a) if the event giving rise to such termination right is a Superior Proposal (including any amendments thereto made prior to the Solicitation Period Negotiation End-Date so long as such Superior Proposal was the Superior Proposal that resulted in the Solicitation Period Negotiation End-Date being extended pursuant to clause (ii) of the definition of “Solicitation Period Negotiation End-Date”), which initial Superior Proposal is determined to be a Superior Proposal in accordance with Section 5.03(e) prior to the Solicitation Period End-Date, $13,000,000, and (b) if payable in any other circumstances, $30,000,000.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent, Guarantor or any of their respective Affiliates.

“Title IV” means Title IV of the HEA.

“Title IV Programs” means the programs of federal student financial assistance administered pursuant to Title IV.

“Transaction Documents” means any agreement, document, instrument, or certificate entered into in connection with this Agreement or the transactions contemplated hereby, including the Articles of Merger, the Confidentiality Agreement and the Limited Guarantee.

“Treasury Regulations” means the Treasury regulations promulgated under the Code (whether in proposed, final or temporary form), as amended.

“True-Up Shares” has the meaning set forth in Section 2.06(b).

“UK DB Plan” means an occupational pension plan constituted under the laws of any jurisdiction within the United Kingdom which is defined benefit in nature.

“UK Employment Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006.

“WARN Act” has the meaning set forth in Section 3.11(k).

Section 8.02 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. The word “day” means calendar day unless Business Day is expressly specified. Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented from time to time (provided, however, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law as of such date). References from or through a date mean, unless otherwise specified, from and including or through and including, respectively. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine and the feminine and neutral genders of such term. Whenever the words “in the ordinary course of business” or words of similar import are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice”.

(b) All exhibits hereto, the Company Disclosure Letter, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. For the purposes of this Agreement, any matter that is disclosed in a section of the Company Disclosure Letter (other than any of the matters required to be disclosed for purposes of Section 3.02(a)(ii), Section 3.02(b)(i), Section 3.02(b)(iii), Section 3.02(c) and Section 3.10) shall be deemed to have been included in the other sections of the Company Disclosure Letter where its relevance is reasonably apparent on its face, notwithstanding the omission of a cross reference thereto. Disclosure of any fact or item in any section of the Company Disclosure Letter shall not necessarily mean that such fact or item is material to the Company or its Subsidiaries, individually or taken as a whole. Certain facts and items disclosed in the Company Disclosure Letter are not believed to be material and are not required to be disclosed pursuant to the terms of the representations and warranties in the Agreement. Such facts and items are being disclosed for informational purposes only. No disclosure on any section of the Company Disclosure Letter relating to a possible breach or violation of any contract or law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.04 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware (except that the IBCA shall apply to the Merger and, subject to Section 5.03(h), the Laws of the Commonwealth of The Bahamas shall apply to the fiduciary duties and responsibilities of the Company Board and the Special Committee in connection with the Merger and the other transactions contemplated by this Agreement).

Section 8.05 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the Superior Court of the State of Delaware or, to the extent they have subject matter jurisdiction, Federal courts of the United States of America located in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts

(whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

Section 8.07 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), or (c) on the date sent by facsimile or e-mail of a “portable document format” (.pdf) document (with confirmation of transmission) if sent before 5:00 p.m. local time of the recipient on a Business Day, and on the next Business Day if sent after 5:00 p.m. local time of the recipient on a Business Day or on a day that is not a Business Day. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:	Nemo Parent, Inc.
Nemo Merger Sub, Inc.
c/o Catterton Partners
599 West Putnam Avenue
Greenwich, CT 06839
	Facsimile:	(203) 629-4903
	E-mail:	michaelc@catterton.com
marcm@catterton.com
	Attention:	J. Michael Chu and Marc Magliacano

with a copy (which will not	Kirkland & Ellis LLP
constitute notice to Parent or	601 Lexington Avenue
Merger Sub) to:	New York, NY 10016
	Facsimile:	(212) 446-6460
	E-mail:	eunu.chun@kirkland.com
william.sorabella@kirkland.com
joshua.kogan@kirkland.com
	Attention:	Eunu Chun
William Sorabella
Joshua Kogan

If to the Company, to:	Steiner Leisure Limited
c/o Steiner Management Services, LLC
770 South Dixie Highway
Coral Gables, FL 33146
	Facsimile:	(305) 358-7704
(305) 661-3248
	E-mail:	LFluxman@steinerleisure.com
BobB@steinerleisure.com
	Attention:	Leonard Fluxman
Robert C. Boehm

with a copy (which will not	Dechert LLP
constitute notice to the	Cira Centre
Company) to:	2929 Arch Street
Philadelphia, PA 19104
	Facsimile:	(215) 655-2971
	E-mail:	carmen.romano@dechert.com
derek.winokur@dechert.com
	Attention:	Carmen J. Romano
Derek M. Winokur

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 8.08 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Articles of Merger, the Company Disclosure Letter, the Confidentiality Agreement, the Equity Commitment Letter and the Limited Guarantee constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

Section 8.09 No Third Party Beneficiaries. Except for (a) solely after the Effective Time, the right of the holders of the Company Common Shares, Company Share Options and Company Share Awards to receive the Merger Consideration in accordance with Article II and (b) as provided in Section 5.07 hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.08 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding the foregoing, the provisions of Section 7.06(g) in respect of Financing Sources, the last sentence of Section 7.07, Section 8.06, the last sentence of this Section 8.09, clause (b) of Section 8.11 and Section 8.15 (and the definitions related thereto) shall be enforceable by each Financing Source (and each is an intended third party beneficiary thereof).

Section 8.10 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that (a) prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly-owned Subsidiaries, and (b) Parent and Merger Sub may collaterally assign their rights hereunder to any financing sources. No assignment shall relieve the assigning party of any of its obligations hereunder. Any purported assignment not permitted under this Section 8.11 shall be null and void.

Section 8.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or such provision was otherwise breached. The parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity, and, subject to the last sentence of Section 7.06(g), the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company or Parent, as applicable, from, in the alternative, seeking to terminate this Agreement and collect the Reverse Termination Fee or Termination Fee, respectively.

(b) Notwithstanding Section 8.13(a), it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent’s and Merger Sub’s obligation hereunder to consummate the Merger and/or cause the Equity Financing to be funded to fund the Merger, if and only if (i) all conditions in Section 6.01 and Section 6.02 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and that would reasonably be expected to have been satisfied at the Closing if there had been a Closing on the date the Closing was required to occur pursuant to Section 1.02), (ii) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) the Company has irrevocably confirmed in writing to Parent that if the Equity Financing and Debt Financing are funded and specific performance is granted, then the Company will cause the Closing to occur pursuant to Article I and (iv) Parent and the Merger Sub have failed to consummate the Closing on the date the Closing should have occurred pursuant to Section 1.02.

(c) Each party further agrees that (i) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

Section 8.15 Financing Sources.

(a) Notwithstanding anything to the contrary in this Agreement, subject to the rights of parties to the Debt Commitment Letter in accordance with the terms thereof, none of the Financing Sources (solely in their capacity as Financing Sources under the Debt Commitment Letter) shall have any liability for any obligations or liabilities of any party hereto (solely in their capacities as such) under this Agreement or for any claim (whether at law or equity, in contract, tort or otherwise) based on, in respect of, or by reason of (or in any way relating to), the transactions contemplated hereby, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter, the transactions contemplated thereby or the performance thereof and the parties hereto agree not to assert any such claim or bring any action, suit or proceeding in connection with any such claim against any Financing Source. Notwithstanding anything herein to the contrary, subject to the rights of the parties to the Debt Commitment Letter under the terms thereof, none of the parties hereto, nor any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any Financing Sources or any Affiliate thereof, solely in their respective capacities as lenders or arrangers or agent in connection with the Debt Financing.

(b) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto agrees (i) that all claims or causes of action, whether at law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction and (ii) it will not bring or support any action (whether at law, in equity, in contract, in tort or otherwise) against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, whether at law or in equity, whether in contract or in tort or otherwise, directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby. The Financing Sources and their respective successors and permitted assigns are intended third-party beneficiaries of this Section 8.15.

Section 8.16 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto (as well as against the Guarantor to the extent set forth in the Limited Guarantee, the sources of Equity Financing to the extent set forth in the Equity Commitment Letter and pursuant to Section 8.13(b), and/or Catterton Management Company LLC pursuant to the Confidentiality Agreement), and none of the Parent Related Parties (other than the Guarantor to the extent set forth in the Limited Guarantee, the sources of Equity Financing to the extent set forth in the Equity Commitment Letter and pursuant to Section 8.13(b), and Catterton Management Company LLC pursuant to the Confidentiality Agreement) shall have any Liability for any obligations or liabilities of Parent or Merger Sub pursuant to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any of its Subsidiaries, and the Company agrees not to and to cause its Subsidiaries not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related

Party (other than against the Guarantor to the extent set forth in the Limited Guarantee, the sources of Equity Financing to the extent set forth in the Equity Commitment Letter and pursuant to Section 8.13(b) or Catterton Management Company LLC pursuant to the Confidentiality Agreement).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STEINER LEISURE LIMITED

By	/s/ Leonard I. Fluxman
Name:	Leonard I. Fluxman
Title:	President and Chief Executive Officer

NEMO PARENT, INC.

By	/s/ James Michael Chu
Name:	James Michael Chu
Title:	President

NEMO MERGER SUB, INC.

By	/s/ James Michael Chu
Name:	James Michael Chu
Title:	President

[Signature Page to Agreement and Plan of Merger]

Annex B

[LETTERHEAD OF JEFFERIES LLC]

August 20, 2015

The Board of Directors

The Special Committee of the Board of Directors

Steiner Leisure Limited

Saffrey Square, Suite 104A

P.O. Box N-9306

Nassau, The Bahamas

The Board of Directors and the Special Committee of the Board of Directors:

We understand that Steiner Leisure Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (“Steiner”), Nemo Parent, Inc., an international business company incorporated under the laws of the Commonwealth of The Bahamas (“Parent”) and an affiliate of Catterton Partners, and Nemo Merger Sub, Inc., an international business company incorporated under the laws of the Commonwealth of The Bahamas (“Merger Sub”) and a wholly owned subsidiary of Parent, propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Merger Sub will be merged with and into Steiner (the “Merger”) and each outstanding common share, par value $0.01 per share, of Steiner (“Steiner Common Shares”) will be converted into the right to receive $65.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by holders of Steiner Common Shares pursuant to the Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion, we have, among other things:

(i)	reviewed an execution version of the Agreement provided to us on August 20, 2015;

(ii)	reviewed certain publicly available financial and other information about Steiner;

(iii)	reviewed certain information furnished to us by the management of Steiner relating to the businesses, operations and prospects of Steiner, including financial forecasts and estimates relating to Steiner prepared or provided by the management of Steiner;

(iv)	held discussions with members of the senior management of Steiner concerning the matters described in clauses (ii) and (iii) above;

(v)	reviewed the stock trading price history and implied trading multiples for Steiner and compared them with those of certain publicly traded companies that we deemed relevant in evaluating Steiner;

(vi)	compared the financial terms of the Merger with publicly available financial terms of certain other transactions that we deemed relevant in evaluating the Merger; and

(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by Steiner or that was publicly available to us (including, without limitation, the information described above) or otherwise reviewed by us. We have relied on assurances of the management of Steiner that it is not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, off-balance sheet or otherwise), nor did we

The Board of Directors

The Special Committee of the Board of Directors

Steiner Leisure Limited

August 20, 2015

conduct a physical inspection of any of the properties or facilities, of Steiner or any other entity, and we have not been furnished with, and assume no responsibility to obtain, any such evaluations, appraisals or physical inspections.

With respect to the financial forecasts and estimates (including estimates as to potential net operating loss carryforwards of Steiner on a standalone basis) provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been informed, and we have assumed, that such financial forecasts and estimates relating to Steiner which we have been directed to utilize in our analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Steiner as to the future financial performance of Steiner and the other matters covered thereby. We express no opinion as to any such financial forecasts or estimates or the assumptions on which they are based and we have assumed that the financial results reflected in the financial forecasts and estimates utilized in our analyses will be realized in the amounts and at the times projected. We have relied upon the assessments of the management of Steiner as to, among other things, the potential impact on Steiner of market, cyclical and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the industries in which Steiner operates. At your direction, we have assumed that there will not be any developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal, accounting or tax matters affecting Steiner or the Merger and we have assumed the correctness in all respects meaningful to our analyses and opinion of all legal, accounting and tax advice given to Steiner, the Board of Directors of Steiner (the “Board”) or the Special Committee of the Board of Directors of Steiner (the “Special Committee”), including, without limitation and at the Special Committee’s direction, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Agreement and related documents. In addition, in preparing this opinion, we have not taken into account any tax or other consequences of the Merger to any holder of Steiner Common Shares. We have assumed that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents and releases for the Merger, including with respect to any divestiture or other requirements, no delay, limitation, restriction or condition will be imposed that would be meaningful to our analyses or opinion. We also have assumed, at the direction of the Special Committee, that the final Agreement, when signed by the parties thereto, will be substantially similar to the execution version reviewed by us. In connection with our engagement, we were not requested to, and we did not, solicit third-party indications of interest in the possible acquisition of all or a part of Steiner; however, we have been requested, at the direction of the Special Committee, to solicit such indications of interest in accordance with the go-shop provision of the Agreement following public announcement of the Merger.

It is understood that our opinion is for the use and benefit of the Board and the Special Committee (in their capacities as such) in their evaluation of the Merger. Our opinion does not address the relative merits of the Merger or other transactions contemplated by the Agreement as compared to any alternative transaction or opportunity that might be available to Steiner, nor does it address the underlying business decision by Steiner to engage in the Merger or the terms of the Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any limited guarantee or other agreements or

The Board of Directors

The Special Committee of the Board of Directors

Steiner Leisure Limited

August 20, 2015

arrangements contemplated by or resulting from the Merger. Our opinion does not constitute a recommendation as to how any shareholder should vote or act in connection with the Merger or any other matter. In addition, other than with respect to the Merger Consideration (to the extent expressly specified herein) to be received by holders of Steiner Common Shares, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Steiner or any other party to the Merger. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration or otherwise. The issuance of our opinion has been authorized by the Fairness Committee of Jefferies LLC.

We have been engaged by Steiner to act as financial advisor to the Special Committee in connection with the Merger and in accordance with our engagement will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Merger. We also are entitled to be reimbursed for expenses incurred. In addition, Steiner has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement.

As you are aware, we and our affiliates in the past have provided and in the future may provide financial advisory and financing services unrelated to the Merger to Catterton Partners and certain entities which, based on publicly available information, are identified as portfolio companies of Catterton Partners, for which services we and our affiliates have received and would expect to receive compensation, including, during the past two years, having acted as sole or joint financial advisor for certain sale transactions, and as joint bookrunner or co-lead manager for certain initial public offerings or other equity offerings, of certain portfolio companies of Catterton Partners. Although we and our affiliates have not provided financial advisory or financing services in the past two years to Steiner unrelated to the Merger for which we or our affiliates have received compensation, we and our affiliates may provide such services to Steiner and its affiliates in the future, for which services we and our affiliates would expect to receive compensation. In addition, we maintain a market in the securities of Steiner and, in the ordinary course of business, we and our affiliates may trade or hold securities of Steiner, certain portfolio companies of Catterton Partners and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by holders of Steiner Common Shares pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC

Annex C

Rights of dissenters.

83. (1) A member of a company shall be entitled to payment of the fair value of his shares upon dissenting from-

(a)	a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares;

(b)	a consolidation, if the company is a constituent company;

(c)	any sale, transfer, lease, exchange or other disposition of more than 50 per cent of the assets or business of the company, if not made in the usual or regular course of the business carried on by the company, but not including-

(i)	a disposition pursuant to an order of the court, having jurisdiction in the matter;

(ii)	a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one year after the date of disposition; or

(iii)	a transfer pursuant to the power described in section 10;

(d)	a redemption of his shares by the company pursuant to section 81; and

(e)	an arrangement, if permitted by the court.

(2) A member who desires to exercise his entitlement under subsection (1) shall give to the company, before the meeting of members at which the action is submitted to a vote, or at the meeting but before the vote, written objection to the action; but an objection is not required from a member to whom the company did not give notice of the meeting in accordance with this Act or where the proposed action is authorized by written consent of members without a meeting.

(3) An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the action is taken.

(4) Within 20 days immediately following the date on which the vote of members authorising the action is taken, or the date on which written consent of members without a meeting is obtained, the company shall give written notice of the authorisation or consent to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented to in writing, the proposed action.

(5) A member to whom the company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the notice referred to in subsection (4) is given, give to the company a written notice of his decision to elect to dissent, stating-

(a)	his name and address;

(b)	the number and classes or series of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares,

and a member who elects to dissent from a merger under this section shall give to the company a written notice of his decision to elect to dissent within 20 days immediately following the date on which the copy of the plan of merger or an outline thereof is given to him in accordance with this section.

(6) A member who dissents shall do so in respect of all shares that he holds in the company.

(7) Upon the giving of a notice of election to dissent, the member to whom the notice relates ceases to have any of the rights of a member except the right to be paid the fair value of his shares.

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(8) Within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the proposed action is put into effect, whichever is later, the company or, in the case of a merger or consolidation, the surviving company or the consolidated company, shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within 30 days immediately following the date on which the offer is made the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money upon the surrender of the certificates representing his shares.

(9) If the company and a dissenting member fail within the period of 30 days referred to in subsection (8) to agree on the price to be paid for the shares owned by the member, within 20 days immediately following the date on which the period of 30 days expires, the following shall apply-

(a)	the company and the dissenting member shall each designate an appraiser;

(b)	the 2 designated appraisers together shall designate a third appraiser;

(c)	the 3 appraisers shall fix the fair value of the shares owned by the dissenting member as of the close of business on the day prior to the date on which the vote of members authorising the action was taken or the date on which written consent of members without a meeting was obtained, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the company and the dissenting member for all purposes; and

(d)	the company shall pay to the member the amount in money upon the surrender by him of the certificates representing his shares.

(10) Shares acquired by the company pursuant to subsection (8) or (9) shall be cancelled but if the shares are shares of a surviving company, they shall be available for re-issue.

(11) The enforcement by a member of his entitlement under this section excludes the enforcement by the member of a right to which he might otherwise be entitled by virtue of his holding shares, except that this section does not exclude the right of the member to institute proceedings to obtain relief on the ground that the action is illegal.

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Annex D

STEINER LEISURE LIMITED C/O STEINER MANAGEMENT SERVICES, LLC 770 SOUTH DIXIE HWY., SUITE 200 CORAL GABLES, FL 33146

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M97086-TBD                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STEINER LEISURE LIMITED

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

1.   To authorize, approve and adopt the Agreement and Plan of Merger, dated as of August 20, 2015 (as it may be amended from time to time, the “merger agreement”), by and among Steiner Leisure Limited, Nemo Parent, Inc. and Nemo Merger Sub, Inc., and the form of the articles of merger contained therein.

						☐	☐	☐

2. To approve, on an advisory (non-binding) basis, compensation that will or may become payable to our named executive officers in connection with the merger.						☐	☐	☐

3.   To approve a proposal to adjourn the special meeting from time to time, if necessary or appropriate to, among other things, solicit additional proxies if there are insufficient votes at the time of the special meeting, or any adjournment thereof, to approve the proposal to approve and adopt the merger agreement and the form of the articles of merger contained therein.

						☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof. The signer hereby acknowledges the receipt of the Notice of Special Meeting and Preliminary Proxy Statement.

To change the address on your account, please check the box at right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

NOTE: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation or other entity, please sign, giving full entity name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

D-1

SPECIAL MEETING OF SHAREHOLDERS OF

STEINER LEISURE LIMITED

[TBD], 2015

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice, this Preliminary Proxy Statement and proxy card are available at www.proxyvote.com.

Please have the 16-digit control number on the Notice available to access these documents.

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AUTHORIZATION, APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE FORM OF ARTICLES OF MERGER CONTAINED THEREIN, “FOR” THE ADVISORY (NON-BINDING) APPROVAL OF THE COMPENSATION THAT WILL OR MAY BECOME PAYABLE TO THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER, AND “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING FROM TIME TO TIME, IF NECESSARY OR APPROPRIATE TO, AMONG OTHER THINGS, SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING, OR ANY ADJOURNMENT THEREOF, TO APPROVE THE PROPOSAL TO AUTHORIZE, APPROVE AND ADOPT THE MERGER AGREEMENT AND THE FORM OF THE ARTICLES OF MERGER CONTAINED THEREIN.

M97087-TBD

[FORM OF PROXY CARD]

STEINER LEISURE LIMITED

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE

SPECIAL MEETING OF SHAREHOLDERS TO BE HELD [TBD], 2015

The undersigned hereby appoints Stephen Lazarus and Robert C. Boehm, and each of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the common shares of Steiner Leisure Limited held of record by the undersigned on [TBD], 2015 at the Special Meeting of Shareholders to be held on [TBD], 2015, and at any adjournments or postponements thereof, for the purposes identified on the reverse side of this proxy and with discretionary authority as to any other matters that may properly come before the Special Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS RETURNED WITHOUT DIRECTION BEING GIVEN, THIS PROXY WILL BE VOTED “FOR” THE AUTHORIZATION, APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER DATED AS OF AUGUST 20, 2015 (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “MERGER AGREEMENT”) BY AND AMONG STEINER LEISURE LIMITED, NEMO PARENT, INC. AND NEMO MERGER SUB, INC., AND THE FORM OF THE ARTICLES OF MERGER CONTAINED THEREIN, “FOR” THE ADVISORY (NON-BINDING) APPROVAL OF THE COMPENSATION THAT WILL OR MAY BECOME PAYABLE TO THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER, AND “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING FROM TIME TO TIME, IF NECESSARY OR APPROPRIATE TO, AMONG OTHER THINGS, SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING, OR ANY ADJOURNMENT THEREOF, TO APPROVE THE PROPOSAL TO AUTHORIZE, APPROVE AND ADOPT THE MERGER AGREEMENT AND THE FORM OF THE ARTICLES OF MERGER CONTAINED THEREIN.

(IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE)

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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